As filed with the Securities and Exchange Commission on August 31, 2010
Registration No. 333-166964

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APACHE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1311	41-0747868
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
(713) 296-6000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

P. Anthony Lannie
Executive Vice President and General Counsel
Apache Corporation
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
(713) 296-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:

John B. Clutterbuck Tim C. Langenkamp Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200	Teresa G. Bushman Senior Vice President, General Counsel, and Secretary Mariner Energy, Inc. One BriarLake Plaza 2000 West Sam Houston Parkway South, Suite 2000 Houston, Texas 77042 (713) 954-5505	Kelly B. Rose M. Breen Haire Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002-4995 (713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY — SUBJECT TO COMPLETION, DATED AUGUST 31, 2010

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Mariner Energy, Inc.:

     On April 14, 2010, Mariner Energy, Inc. and Apache Corporation entered into a merger agreement that provides for Mariner to merge with and into a wholly owned subsidiary of Apache. The Mariner board of directors has determined that the merger and the merger agreement are advisable and in the best interests of Mariner and its stockholders and has approved the merger agreement and the merger.

     Under the merger agreement, Mariner stockholders may elect to receive consideration consisting of cash, shares of Apache common stock or a combination of both in exchange for their shares of Mariner common stock, subject to a proration feature. Mariner stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive $7.80 in cash and 0.17043 shares of Apache common stock in exchange for each share of Mariner common stock. Subject to proration, Mariner stockholders electing to receive all cash will receive $26.00 in cash per Mariner share and Mariner stockholders electing to receive only Apache common stock will receive 0.24347 shares of Apache common stock in exchange for each share of Mariner common stock.

     The total amount of cash and shares of Apache common stock that will be paid and issued, respectively, pursuant to the merger agreement is fixed, and an election to receive stock consideration or cash consideration is subject to a proration feature. As a result, if Mariner stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, then those holders electing to receive all cash consideration will be prorated down (in accordance with their respective shares for which the cash consideration was elected) and will receive Apache stock as a portion of the overall consideration they receive for their shares. On the other hand, if Mariner stockholders elect, in the aggregate, to receive stock in an amount greater than the aggregate number of shares issuable under the merger agreement, then those holders electing to receive all stock consideration will be prorated down (in accordance with their respective shares for which the stock consideration was elected) and will receive cash as a portion of the overall consideration they receive for their shares.

     Immediately following completion of the merger, it is expected that Mariner stockholders will own approximately 5% of the outstanding shares of Apache common stock, based on the number of shares of Mariner and Apache common stock outstanding as of July 28, 2010.

     Apache’s common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the NASDAQ National Market under the symbol “APA.”

     Mariner’s common stock is listed on the New York Stock Exchange under the symbol “ME.”

     Mariner is holding a special meeting of stockholders on [•], 2010 to consider and vote to approve and adopt the merger agreement, as it may be amended from time to time. Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Mariner common stock vote for the approval and adoption of the merger agreement at the special meeting. Please note that a failure to vote your shares is the equivalent of a vote “AGAINST” the approval and adoption of the merger agreement.

     The Mariner board of directors unanimously recommends that Mariner stockholders vote “FOR” the approval and adoption of the merger agreement.

     Your vote is important. Whether or not you expect to attend the Mariner special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

     In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into the accompanying proxy statement/prospectus), which includes important information about the merger agreement, the proposed merger, Mariner, Apache and the special meeting. The obligations of Apache and Mariner to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. Please pay particular attention to the section titled “Risk Factors” in the accompanying proxy statement/prospectus.

     On behalf of the Mariner board of directors, thank you for your continued support.

Sincerely,

Scott D. Josey
Chairman of the Board, Chief Executive Officer and President

     Neither the Securities and Exchange Commission, which is referred to as the SEC, nor any state securities commission has approved or disapproved of the merger or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

     This proxy statement/prospectus is dated [•], 2010, and is first being mailed to Mariner stockholders on or about [•], 2010.

One BriarLake Plaza
2000 West Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
(713) 954-5500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Mariner Energy, Inc.:

Notice is hereby given that a special meeting of stockholders of Mariner Energy, Inc., a Delaware corporation, which is referred to as Mariner, will be held on [•], 2010 at [•], local time, at Mariner’s principal executive offices located at One BriarLake Plaza, 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042, for the following purposes:

1.	to consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated April 14, 2010, as amended by Amendment No. 1 dated August 2, 2010 (as amended, referred to as the merger agreement), by and among Apache Corporation, which is referred to as Apache, ZMZ Acquisitions LLC, a Delaware limited liability company and a wholly owned subsidiary of Apache, and Mariner, as it may be amended from time to time (a copy of the merger agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice);

2.	to consider and vote on any proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and

3.	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

These items of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement/prospectus. The Mariner board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Mariner and its stockholders and unanimously recommends that Mariner stockholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” any proposal to adjourn the special meeting if necessary to solicit additional proxies in favor of approval and adoption. In considering the recommendation of Mariner’s board of directors, stockholders of Mariner should be aware that members of Mariner’s board of directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of Mariner stockholders. See “The Merger — Interests of the Mariner Directors and Executive Officers in the Merger.”

Only stockholders of record as of the close of business on [•], 2010 are entitled to notice of the Mariner special meeting and to vote at the Mariner special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available in our principal executive offices located at One BriarLake Plaza, 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042, during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

Approval and adoption of the merger agreement by the Mariner stockholders is a condition to the merger and requires the affirmative vote of holders of a majority of the shares of Mariner common stock outstanding and entitled to vote thereon. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

By Order of the Board of Directors of
Mariner Energy, Inc.

Teresa G. Bushman,
Senior Vice President, General Counsel, and Secretary
Houston, Texas
[•], 2010

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE MARINER SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Mariner special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder. Brokers cannot vote on the proposal to approve and adopt the merger agreement without your instructions.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of Mariner common stock, please contact Mariner’s information agent/proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Stockholders, call toll-free: (800) 278-2141
Banks and brokers, call collect: (203) 658-9400

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Apache and Mariner from other documents filed with the SEC that are not included or delivered with this proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Documents incorporated by reference are available to you without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

Apache Corporation Attention: Corporate Secretary One Post Oak Central 2000 Post Oak Boulevard, Suite 100 Houston, Texas 77056-4400 (713) 296-6157 www.apachecorp.com	Mariner Energy, Inc. Attention: Corporate Secretary One BriarLake Plaza 2000 West Sam Houston Parkway South, Suite 2000 Houston, Texas 77042 (713) 954-5505 www.mariner-energy.com

To receive timely delivery of the requested documents in advance of the special meeting, you should make your request no later than [•], 2010.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Apache (File No. 333-166964), constitutes a prospectus of Apache under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Apache common stock to be issued pursuant to the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with respect to the special meeting of Mariner stockholders, at which Mariner stockholders will be asked to consider and vote on, among other matters, a proposal to approve and adopt the merger agreement.

You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [•], 2010. The information contained in this document is accurate only as of that date or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither our mailing of this document to Mariner stockholders nor the issuance by Apache of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

i

ii

Annexes

Annex A	Agreement and Plan of Merger, and Amendment No. 1 thereto
Annex B	Opinion of Mariner’s Financial Advisor
Annex C	Section 262 of the General Corporation Law of the State of Delaware
EX-23.4
EX-23.5
EX-23.6
EX-23.7
EX-23.8
EX-23.9
EX-99.2

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that Mariner stockholders may have regarding the merger and the special meeting, and brief answers to those questions. You are encouraged to read carefully this entire proxy statement/prospectus, including the Annexes, and the other documents to which this proxy statement/prospectus refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this proxy statement/prospectus to Apache are to Apache Corporation, a Delaware corporation; all references to Mariner are to Mariner Energy, Inc., a Delaware corporation; all references to Merger Sub or the surviving entity are to ZMZ Acquisitions LLC, a Delaware limited liability company and a wholly owned subsidiary of Apache; and all references to the merger agreement are to the Agreement and Plan of Merger, dated April 14, 2010, as amended by Amendment No. 1 dated August 2, 2010, by and among Apache, Merger Sub and Mariner, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference.

Q:	Why am I receiving this document?

A:	Apache and Mariner have agreed to a merger, pursuant to which Mariner will merge with and into a wholly owned subsidiary of Apache and will cease to be a publicly held corporation. In order to complete the merger, Mariner stockholders must vote to approve and adopt the merger agreement, and Mariner is holding a special meeting of stockholders to obtain such stockholder approval. In the merger, Mariner stockholders may elect to receive consideration consisting of cash, shares of Apache common stock, or a combination of both in exchange for their shares of Mariner common stock, subject to a proration feature.

This document is being delivered to you as both a proxy statement of Mariner and a prospectus of Apache in connection with the merger. It is the proxy statement by which the Mariner board of directors is soliciting proxies from you to vote on the approval and adoption of the merger agreement, as it may be amended from time to time, at the special meeting or at any adjournment or postponement of the special meeting. It is also the prospectus by which Apache may issue Apache common stock to you in the merger.

Q:	What will happen in the merger?

A:	In the merger, Mariner will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Apache. As a result of the merger, Mariner will cease to exist, Merger Sub will continue to be owned by Apache and Apache will continue as a public company.

Q:	What will I receive in the merger?

A:	If the merger is completed, each of your shares of Mariner common stock will be converted into the right to receive, at your election and subject to proration, one of the following: (i) 0.24347 shares of Apache common stock, par value $0.625 per share, which is sometimes referred to as the stock consideration, (ii) $26.00 in cash, which is sometimes referred to as the cash consideration or (iii) a combination of $7.80 in cash and 0.17043 shares of Apache common stock, which is sometimes referred to as the mixed consideration, as described under “The Merger Agreement — Conversion of Securities.”

The total amount of cash and shares of Apache common stock that will be paid and issued, respectively, pursuant to the merger agreement is fixed, and an election to receive stock consideration or cash consideration is subject to a proration feature. As a result, if Mariner stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, then those holders electing to receive all cash consideration will be prorated down (in accordance with their respective shares for which the cash consideration was elected) and will receive Apache stock as a portion of the overall consideration they receive for their shares. On the other hand, if Mariner stockholders elect, in the aggregate, to receive stock in an amount greater than the aggregate number of shares issuable under the merger agreement, then those holders electing to receive all stock consideration will be prorated down (in accordance with their respective shares for which the stock consideration was elected) and will receive cash as a portion of the overall consideration they receive for their shares.

Based on the closing price of $108.06 for Apache common stock on the New York Stock Exchange, or NYSE, on April 14, 2010, the last trading day before the public announcement of the merger agreement, the mixed consideration represented approximately $26.22 in value for each share of Mariner common stock. Based on the closing price of $[•] for Apache common stock on the NYSE on [•], 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the mixed consideration represented approximately $[•] in value for each share of Mariner common stock. The market price of Apache common stock will fluctuate prior to the merger, and the market price of Apache common stock received by Mariner stockholders upon completion of the merger could be greater or less than the current market price of Apache common stock. See “Risk Factors.”

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved and adopted by Mariner stockholders or if the merger is not completed for any other reason, you will not receive any consideration for your shares of Mariner common stock in connection with the merger. Instead, Mariner will remain an independent public company and its common stock will continue to be listed and traded on the NYSE. If the merger agreement is terminated under certain circumstances, Mariner may be required to pay Apache a termination fee of $67 million as described under “The Merger Agreement — Termination, Amendment and Waiver.” See “Risk Factors — Risks Relating to the Merger — Failure to complete the merger could negatively impact the stock price and the future business and financial results of Mariner.”

Q:	What will happen to Mariner’s stock options and restricted stock in the merger?

A:	Upon completion of the merger, each outstanding option to purchase Mariner common stock will be converted into a fully exercisable option to purchase the number of shares of Apache common stock obtained by multiplying the number of Mariner shares subject to the option by the 0.24347 exchange ratio, with a per share exercise price equal to the existing per-Mariner-share exercise price divided by the 0.24347 exchange ratio.

In addition, upon completion of the merger, each outstanding unvested share of Mariner restricted stock (other than shares of restricted stock granted pursuant to Mariner’s 2008 Long-Term Performance-Based Restricted Stock Program, which are referred to as the Performance-Based Restricted Stock) will vest and will entitle the holder to the merger consideration in respect of each such vested share. See “The Merger Agreement — Employee Stock Options; Restricted Shares.”

Also, upon completion of the merger, 40% of each outstanding award of Performance-Based Restricted Stock held by Mariner employees will vest and will entitle the holder to the merger consideration in respect of each such vested share, and the remaining portion of each award of Performance-Based Restricted Stock will be cancelled. Partial vesting of outstanding Performance-Based Restricted Stock awards occurs solely as a result of the terms of the merger agreement; otherwise, under the terms of Mariner’s 2008 Long-Term Performance-Based Restricted Stock Program, 100% of the Performance-Based Restricted Stock would be forfeited. On the date the merger agreement was executed, the value of merger consideration associated with such partial vesting was approximately $12.4 million based on a price of $26 per share for Mariner common stock. See “The Merger Agreement — Employee Stock Options; Restricted Shares” and “The Merger — Interests of the Mariner Directors and Executive Officers in the Merger — Treatment of Equity Awards.”

Q:	When must I elect the type of merger consideration that I prefer to receive?

A:	Holders of Mariner common stock who wish to elect the type of merger consideration they prefer to receive pursuant to the merger should review and follow carefully the instructions set forth in the election form provided to Mariner stockholders together with this proxy statement/prospectus or in a separate mailing. These instructions require that a properly completed and signed election form be received by the exchange agent by the election deadline, which is 5:00 p.m., New York time, on [•], 2010. If the merger is consummated, each Mariner stockholder who did not submit a properly completed and signed election form to the exchange agent by the election deadline will receive a mix of cash and stock consideration consisting of $7.80 in cash and 0.17043 shares of Apache common stock in exchange for each Mariner share.

Q:	What am I being asked to vote on?

A:	Mariner stockholders are being asked to vote on the following proposals:

•	to approve and adopt the merger agreement, as it may be amended from time to time; and

•	to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

The approval by Mariner stockholders of the proposal to approve and adopt the merger agreement is a condition to the obligations of Mariner and Apache to complete the merger.

Q:	Does Mariner’s board of directors recommend that stockholders approve and adopt the merger agreement?

A:	Yes. The Mariner board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that these transactions are advisable and in the best interests of Mariner and its stockholders. Therefore, the Mariner board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement at the special meeting. See “The Merger — Recommendation of the Mariner Board of Directors and its Reasons for the Merger.”

In considering the recommendation of Mariner’s board of directors, stockholders of Mariner should be aware that members of Mariner’s board of directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of Mariner stockholders. See “The Merger — Interests of the Mariner Directors and Executive Officers in the Merger.”

Q:	What stockholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

•	Approval and Adoption of the Merger Agreement. The affirmative vote of holders of a majority of the outstanding shares of Mariner common stock entitled to vote on the proposal, either in person or represented by proxy. Accordingly, abstentions and unvoted shares will have the same effect as votes “AGAINST” approval and adoption.

•	Adjournment. The affirmative vote of holders of a majority of the shares of Mariner common stock present in person or represented by proxy at the special meeting and entitled to vote thereat. Abstentions and broker “non-votes” will have the same effect as a vote “AGAINST” the proposal.

Your vote is very important. You are encouraged to submit a proxy as soon as possible.

Q:	What constitutes a quorum for the special meeting?

A:	The presence in person or by proxy of the holders of a majority of the outstanding shares of Mariner common stock is necessary to constitute a quorum at the special meeting. If a stockholder is not present in person or represented by proxy at the special meeting, such stockholder’s shares will not be counted for purposes of calculating a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum.

Q:	If my shares are held in “street name” by my bank, broker or other nominee will they automatically vote my shares for me?

A:	No. If you hold shares of Mariner common stock in an account at a bank, broker or other nominee and do not chose to attend the special meeting in person, you must provide your bank, broker or other nominee with instructions as to how to vote your shares of Mariner common stock. You may also vote in person at the special meeting; however, if you wish to do so, you must bring a proxy from the bank, broker or other nominee identifying you as the beneficial owner of such shares of Mariner common stock and authorizing you to vote. Brokers will NOT vote shares of Mariner common stock held in “street name” unless you have instructed your broker how to vote. A failure to vote will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger that are discussed in this proxy statement/prospectus and in other documents incorporated by reference. You should read carefully the detailed description of the risks associated with the merger and the operations of Apache after the merger described in “Risk Factors.”

Q:	If my Mariner stock is certificated, should I send in my stock certificates with my proxy card?

A:	No. Please do not send your Mariner stock certificates with your proxy card. Rather, prior to the election deadline, send your completed, signed election form, together with your Mariner common stock certificates (or a properly completed notice of guaranteed delivery) to the exchange agent. Please note that most of Mariner’s shares are held in book-entry form and are uncertificated, which means that they are not represented by stock certificates. The election form for your Mariner shares and your instructions will be delivered to you together with this proxy statement/prospectus or in a separate mailing. If your shares of Mariner common stock are held in “street name” by your broker or other nominee, you should follow their instructions for making an election.

Q:	What are the tax consequences of the merger?

A:	Apache and Mariner each expect the merger to qualify as a reorganization that is tax free pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, to the extent Mariner stockholders receive stock pursuant to the merger.

Please review carefully the information under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a description of material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. You are encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	When do Apache and Mariner expect to complete the merger?

A:	Apache and Mariner are working to complete the merger as quickly as practicable. Apache and Mariner currently expect the merger to be completed during the third quarter of 2010, subject to the approval and adoption of the merger agreement by Mariner stockholders, governmental and regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur. See “The Merger Agreement — Conditions to the Merger.”

Q:	Will I receive dividends on any Apache common stock I receive in the merger?

A:	Mariner historically has retained its earnings for the development of its business and, accordingly, has not paid dividends since it commenced regular way trading on March 3, 2006 on the NYSE. Mariner’s existing bank credit facility and indentures governing its senior unsecured notes contain certain covenants that restrict Mariner’s ability to pay dividends. However, after the merger is completed, you will be entitled to receive any dividends declared by Apache’s board of directors with a record date after the effective time of the merger on any shares of Apache common stock you receive pursuant to the merger. Apache has paid cash dividends on its common stock for 45 consecutive years through December 31, 2009. However, when, and if, declared by Apache’s board of directors, future dividend payments will depend upon Apache’s level of earnings, financial requirements and other relevant factors.

Q:	Where will my shares be traded after the merger?

A:	Apache common stock will continue to be traded on the NYSE, the Chicago Stock Exchange and the NASDAQ National Market under the symbol “APA.” Mariner common stock will no longer be traded.

Q:	What will Apache stockholders receive in the merger?

A:	Apache common stockholders will simply retain the Apache common stock they currently own. They will not receive any additional Apache common stock in the merger.

Q:	Am I entitled to appraisal rights?

A:	If the merger is approved and adopted by Mariner stockholders, Mariner stockholders who do not vote in favor of the approval and adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. For more information regarding appraisal rights, see “Appraisal Rights.” In addition, a copy of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [•], 2010 at [•], local time, at Mariner’s principal executive offices located at One BriarLake Plaza, 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042.

Q:	Who can vote at the special meeting?

A:	All holders of Mariner common stock who held shares at the close of business on the record date for the special meeting ([•], 2010) are entitled to receive notice of and to vote at the special meeting, provided that such shares remain outstanding on the date of the special meeting or any adjournment or postponement thereof. As of the close of business on the record date, there were [•] shares of Mariner common stock outstanding and entitled to vote at the special meeting, held by approximately [•] holders of record. Each share of Mariner common stock is entitled to one vote.

Q:	Is my vote important?

A:	Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for Mariner to obtain the necessary quorum to hold the special meeting. In addition, if you fail to vote, or if you abstain, that will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. If you hold your shares through a bank, broker or other nominee, your bank, broker or other nominee will not be able to cast a vote on the approval and adoption of the merger agreement without instructions from you. The Mariner board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your Mariner shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by Mariner’s stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy by telephone or through the Internet as soon as possible so that your shares of Mariner common stock will be represented and voted at the special meeting.

Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which voting options are available to you.

The Internet and telephone proxy submission procedures are designed to verify your stock holdings and to allow you to confirm that your instructions have been properly recorded.

The method by which you submit a proxy will in no way limit your right to vote at the special meeting if you later decide to attend the meeting in person. If your shares of Mariner common stock are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the special meeting.

Q:	How will my proxy be voted?

A:	All shares of Mariner common stock entitled to vote and represented by properly completed proxies received prior to the special meeting, and not revoked, will be voted at the special meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of Mariner common stock should be voted, the shares of Mariner common stock represented by your proxy will be voted as the Mariner board of directors recommends and therefore “FOR” the approval and adoption of the merger agreement and “FOR” any proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke or change your proxy at any time before your proxy is voted. You can change your proxy by delivering a later dated proxy using any of the methods listed above. You can revoke your proxy by delivering written notice of revocation to The Continental Stock Transfer & Trust Company at the address set forth in “The Mariner Special Meeting — Manner of Voting.” You also can attend the meeting, withdraw your proxy and vote your shares personally. Your attendance at the meeting will not constitute automatic revocation of your proxy. If your shares are held in the name of a broker, bank or other nominee and you have directed the record holder to vote your shares, you should instruct the record holder to change your vote or obtain a proxy from the broker, bank or other nominee to do so yourself.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Mariner common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Mariner common stock. If you are a holder of record and your shares of Mariner common stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can answer my questions?

A:	Mariner stockholders should call Morrow & Co., LLC, Mariner’s information agent/proxy solicitor, toll-free at (800) 278-2141 (banks and brokers call collect at (203) 658-9400) with any questions about the merger or the special meeting, or to obtain additional copies of this proxy statement/prospectus or proxy cards.

SUMMARY

The following is a summary that highlights information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, you are encouraged to read carefully this entire proxy statement/prospectus, including the attached Annexes. In addition, you are encouraged to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Apache and Mariner that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.”

The Companies (See page [•])

Apache Corporation

Apache, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids. In North America, Apache’s exploration and production interests are focused in the Gulf of Mexico, the Gulf Coast, East Texas, the Permian Basin, the Anadarko Basin and the Western Sedimentary Basin of Canada. Outside of North America, Apache has exploration and production interests onshore Egypt, offshore Western Australia, offshore the United Kingdom in the North Sea (North Sea), and onshore Argentina. Apache also has exploration interests on the Chilean side of the island of Tierra del Fuego.

Apache’s common stock is listed on the NYSE, the Chicago Stock Exchange, and the NASDAQ National Market and trades under the symbol “APA.”

Apache’s principal executive offices are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056, its telephone number is (713) 296-6000 and its website is www.apachecorp.com.

Mariner Energy, Inc.

Mariner, a Delaware corporation formed in 1983, is an independent oil and gas exploration, development, and production company headquartered in Houston, Texas, with principal operations in the Permian Basin, Gulf Coast and the Gulf of Mexico.

Mariner’s common stock is listed on the NYSE and trades under the symbol “ME.”

Mariner’s principal executive offices are located at One BriarLake Plaza, 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042, its telephone number is (713) 954-5500 and its website is www.mariner-energy.com.

ZMZ Acquisitions LLC

ZMZ Acquisitions LLC, which is sometimes referred to as Merger Sub, is a Delaware limited liability company and a wholly owned subsidiary of Apache. Merger Sub was formed solely for the purpose of entering into the merger agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Merger Sub’s principal executive offices are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056 and its telephone number is (713) 296-6000.

The Merger (See page [•])

Apache, Merger Sub and Mariner have entered into the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Mariner will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity. Upon completion of the merger, Mariner will cease to exist and Mariner common stock will no longer be outstanding or publicly traded.

Under the merger agreement, Mariner stockholders may elect to receive consideration consisting of cash, shares of Apache common stock or a combination of both in exchange for their shares of Mariner common stock, subject to a proration feature. Mariner stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive $7.80 in cash and 0.17043 shares of Apache common stock in exchange for each share of Mariner common stock. Subject to proration, Mariner stockholders electing to receive all cash will receive $26.00 in cash per Mariner share and Mariner stockholders electing to receive only Apache common stock will receive 0.24347 shares of Apache common stock in exchange for each share of Mariner common stock.

The aggregate cash consideration to be received by Mariner stockholders pursuant to the merger will be fixed at an amount equal to the product of $7.80 and the number of shares of Mariner common stock outstanding immediately prior to the closing of the merger less 714,887 shares of outstanding unvested restricted stock that will be cancelled upon the merger. Such cash amount is expected to be approximately $800 million. Similarly, the aggregate number of shares of Apache common stock to be received by Mariner stockholders pursuant to the merger will be fixed at a number equal to the product of 0.17043 and the number of shares of Mariner common stock outstanding immediately prior to the closing of the merger less 714,887 shares of outstanding unvested restricted stock that will be cancelled upon the merger. Such number is expected to be approximately 17.5 million shares of Apache common stock. Accordingly, if Mariner stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, then those holders electing to receive all cash consideration will be prorated down and will receive Apache stock as a portion of the overall consideration they receive for their shares. On the other hand, if Mariner stockholders elect, in the aggregate, to receive stock in an amount greater than the aggregate number of shares issuable under the merger agreement, then those holders electing to receive all stock consideration will be prorated down and will receive cash as a portion of the overall consideration they receive for their shares. As a result, Mariner stockholders that make a valid election to receive all cash or all stock consideration may not receive merger consideration entirely in the form elected.

The share exchange ratios in the merger agreement are fixed and will not change between now and the completion of the merger, regardless of whether the market price of either Apache or Mariner common stock changes. The market price of Apache common stock will fluctuate prior to the merger, and the market price of Apache common stock received by Mariner stockholders after completion of the merger could be greater or less than the current market price of Apache common stock and the price of Apache common stock at the election deadline. In addition, at the time of the completion of the merger, the values of the three forms of merger consideration that Mariner stockholders will have the right to receive (which are (i) 0.24347 shares of Apache common stock per Mariner share, subject to proration, (ii) $26.00 in cash per Mariner share, subject to proration, or (iii) a combination of $7.80 in cash and 0.17043 shares of Apache common stock per Mariner share) may not be equal due to fluctuations in the market price of Apache common stock. See “Risk Factors — Risks Relating to the Merger — As a result of the consideration election and proration provisions of the merger agreement, and because the market price of Apache common stock will fluctuate, Mariner stockholders cannot be sure of the aggregate value of the merger consideration that they will receive.”

Apache will not issue any fractional shares of its common stock in connection with the merger. For each fractional share that would otherwise be issued, Apache will pay cash (without interest) in an amount equal to the product of the fractional share and the average of the closing price of Apache common stock on the NYSE, as reported in The Wall Street Journal, for the five consecutive trading days ending on the calendar day immediately prior to the closing date of the merger.

The merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety because it is the legal document that governs the merger.

Election Procedures (See page [•])

Mariner stockholders of record as of the close of business on the record date for the special meeting will receive (together with this proxy statement/prospectus or in a separate mailing) an election form that will allow each Mariner stockholder to specify the number of Mariner shares with respect to which such holder elects to receive: (i) the stock consideration, (ii) the cash consideration or (iii) the mixed consideration. You must complete properly and deliver to the exchange agent your election form along with your stock certificates, if any, (or a properly completed notice of guaranteed delivery). Do not send your stock certificates or election form with your proxy card.

Election forms and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline, which is 5:00 p.m., New York time, on [•], 2010. Once you tender your stock certificates, if any, to the exchange agent, you may not transfer your shares of Mariner common stock until the merger is completed, unless you revoke your election by a written notice to the exchange agent that is received prior to the election deadline.

If you fail to submit a properly completed election form prior to the election deadline, you will be deemed not to have made an election. As a holder making no election, you will receive the mixed consideration in the merger.

If you own shares of Mariner common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make your election.

Treatment of Equity Awards (See page [•])

Upon completion of the merger, each outstanding option to purchase Mariner common stock will be converted into a fully exercisable option to purchase the number of shares of Apache common stock obtained by multiplying the number of Mariner shares subject to the option by the 0.24347 exchange ratio, with a per share exercise price equal to the existing per-Mariner-share exercise price divided by the 0.24347 exchange ratio. All outstanding options to acquire Mariner common stock were fully vested and exercisable by December 31, 2008.

In addition, upon completion of the merger, each outstanding share of Mariner restricted stock (other than Performance-Based Restricted Stock) will vest and will entitle the holder to the merger consideration in respect of each such vested share. In the merger agreement, Apache agreed that 40% of each outstanding award of Performance-Based Restricted Stock held by Mariner’s employees will vest and will entitle the holder to the merger consideration in respect of each such vested share and the remaining portion will be cancelled. Partial vesting of outstanding Performance-Based Restricted Stock awards occurs solely as a result of the terms of the merger agreement; otherwise, under the terms of Mariner’s 2008 Long-Term Performance-Based Restricted Stock Program, 100% of outstanding Performance-Based Restricted Stock would be forfeited. Apache agreed to the partial vesting in order to provide additional incentive to senior Mariner employees to remain employed through the closing of the merger, to foster a positive working relationship with Apache’s future employees, and in recognition of the fact that the shares would otherwise be forfeited in only the third year of the ten-year program. On the date the merger agreement was executed, the value of merger consideration associated with such partial vesting was approximately $12.4 million based on a price of $26 per share for Mariner common stock.

Recommendation of the Mariner Board of Directors and its Reasons for the Merger (See page [•])

The Mariner board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Mariner and its stockholders, and approved and adopted the merger agreement and the transactions contemplated thereby. The Mariner board unanimously recommends that Mariner stockholders vote “FOR” the proposals to approve and adopt the merger agreement and to approve any adjournment of the special meeting if necessary or appropriate to solicit additional proxies.

As described under the heading “The Merger — Interests of the Mariner Directors and Executive Officers in the Merger,” Mariner’s directors and executive officers will receive financial benefits that may be different from, or in addition to, those of Mariner stockholders in the merger.

Opinion of Mariner’s Financial Advisor (See page [•])

On April 14, 2010, Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse, rendered its oral opinion to Mariner’s board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of April 14, 2010, the merger consideration to be received by the holders of Mariner common stock in the merger was fair, from a financial point of view, to such holders.

Credit Suisse’s opinion was directed to Mariner’s board of directors and only addressed the fairness to the holders of Mariner common stock, from a financial point of view, of the merger consideration to be received by such holders in the merger, and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute advice or a recommendation to any holder of Mariner common stock as to how such stockholder should act or vote with respect to any matter relating to the merger. See “The Merger — Opinion of Mariner’s Financial Advisor.”

Directors and Executive Officers of Apache After the Merger (See page [•])

The directors and executive officers of Apache prior to the merger will continue as the directors and executive officers of Apache after the merger.

Mariner Stockholder Meeting; Stockholders Entitled to Vote; Vote Required (See page [•])

The special meeting of the stockholders of Mariner will be for the following purposes:

•	to consider and vote on the proposal to approve and adopt the merger agreement, as it may be amended from time to time;

•	to consider and vote on any proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and

•	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

All holders of Mariner common stock who held shares at the close of business on the record date for the special meeting ([•], 2010) are entitled to receive notice of and to vote at the special meeting, or any postponement or adjournment thereof, provided that such shares remain outstanding on the date of the special meeting. As of the close of business on the record date, there were [•] shares of Mariner common stock outstanding and entitled to vote at the special meeting. Each share of Mariner common stock is entitled to one vote at the Mariner special meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Mariner common stock is necessary to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Mariner common stock entitled to vote on the proposal as of the Mariner record date, either in person or represented by proxy, is necessary for the approval and adoption of the merger agreement. Approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Mariner common stock present in person or represented by proxy at the special meeting and entitled to vote thereat.

If a Mariner stockholder fails to vote, or if a Mariner stockholder abstains, that will have the same effect as votes cast “AGAINST” the approval and adoption of the merger agreement. Abstentions and broker “non-votes” will have the same effect as votes cast “AGAINST” approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies.

Apache Stockholder Approval is Not Required (See page [•])

Apache stockholders are not required to adopt the merger agreement or approve the merger or the issuance of shares of Apache common stock in connection with the merger.

Ownership of Apache After the Merger (See page [•])

Apache will issue approximately 17.5 million shares of Apache common stock to former Mariner stockholders pursuant to the merger. Immediately following the completion of the merger, Apache expects to have approximately 381.7 million shares of common stock outstanding. Mariner stockholders are therefore expected to hold approximately 5% of the combined company’s common stock outstanding immediately after the merger. Consequently, Mariner stockholders, as a general matter, will have less influence over the management and policies of Apache than they currently exercise over the management and policies of Mariner.

Share Ownership of Directors and Executive Officers of Mariner (See page [•])

At the close of business on the record date for the special meeting ([•], 2010), the directors and executive officers of Mariner and their affiliates beneficially owned and were entitled to vote [•] shares of Mariner common stock, collectively representing approximately [•]% of the shares of Mariner common stock outstanding and entitled to vote on the record date. It is expected that Mariner’s directors and executive officers will vote their shares “FOR” the approval and adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

Interests of the Mariner Directors and Executive Officers in the Merger (See page [•])

In considering the recommendation of Mariner’s board of directors with respect to the merger, Mariner stockholders should be aware that the executive officers and directors of Mariner have certain interests in the merger that may be different from, or in addition to, the interests of Mariner stockholders. Mariner’s board of directors was aware of these interests and considered them, among other matters, when adopting a resolution to approve the merger agreement and recommending that Mariner stockholders vote to approve and adopt the merger agreement. Upon consummation of the merger, and assuming each executive officer experiences a termination immediately thereafter that entitles him or her to the highest amount of severance payable, Mariner’s six non-employee directors and 14 executive officers will receive accelerated equity awards and severance benefits with an aggregate estimated value of approximately $85.3 million.

Risks Relating to the Merger (See page [•])

You should be aware of and carefully consider the risks relating to the merger described under “Risk Factors.” These risks include possible difficulties in combining the two companies, which have previously operated independently.

Material U.S. Federal Income Tax Consequences of the Merger (See page [•])

Apache and Mariner each expect the merger to qualify as a reorganization that is tax free pursuant to Section 368(a) of the Internal Revenue Code to the extent Mariner stockholders receive stock pursuant to the merger.

Please review carefully the information under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. You are encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (See page [•])

Apache will account for the merger using the acquisition method of accounting under U.S. generally accepted accounting principles, which are referred to as GAAP. The merger will be accounted for as a single line of business. Apache will record net tangible and identifiable intangible assets acquired and liabilities assumed from Mariner at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the cash consideration plus the market value, at the date of completion of the merger, of the Apache common stock issued as consideration for the merger, over the net fair value of such assets and liabilities will be recorded as goodwill.

Listing of Shares of Apache Common Stock; Delisting and Deregistration of Mariner Common Stock (See page [•])

Approval of the listing on the NYSE of the shares of Apache common stock issuable pursuant to the merger agreement, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger. If the merger is completed, shares of Mariner common stock will be delisted from the NYSE and deregistered under the Exchange Act. In addition to listing the shares of Apache common stock issuable pursuant to the merger agreement on the NYSE, Apache intends to list the shares issuable pursuant to the merger agreement on the NASDAQ National Market and the Chicago Stock Exchange.

Appraisal Rights in the Merger (See page [•])

If the merger is approved and adopted by the Mariner stockholders, Mariner stockholders who do not vote in favor of the approval and adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. Mariner stockholders who wish to seek appraisal of their shares are in any case urged to seek the advice of counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement/prospectus, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C.

Conditions to the Merger (See page [•])

The following conditions must be satisfied or waived, where legally permissible, before the proposed merger can be consummated:

•	the approval and adoption of the merger agreement by the requisite affirmative vote of Mariner’s stockholders;

•	the expiration or termination of the waiting period (and any extension of the waiting period) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this proxy statement/prospectus as the HSR Act;

•	the effectiveness of the Form S-4 registration statement, of which this proxy statement/prospectus is a part, and the absence of a stop order suspending the effectiveness of the Form S-4 or proceedings for such purpose having been initiated or threatened by the SEC;

•	the approval for listing on the NYSE of the shares of Apache common stock issuable to the Mariner stockholders pursuant to the merger agreement, subject to official notice of issuance;

•	the absence of any statute, rule or regulation prohibiting the merger, or any order or injunction of a court of competent jurisdiction preventing the consummation of the merger;

•	the receipt by each of Mariner and Apache of an opinion from its outside counsel to the effect that for federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of Apache and Mariner will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	the accuracy of the representations and warranties of Apache, Merger Sub and Mariner in the merger agreement, subject to certain materiality thresholds;

•	the performance in all material respects by each of Apache and Merger Sub, on the one hand, and Mariner, on the other hand, of its respective covenants required to be performed by it under the merger agreement at or prior to the closing date;

•	receipt of certificates by executive officers of each of Apache and Merger Sub, on the one hand, and Mariner, on the other hand, to the effect that the conditions described in the preceding two bullet points have been satisfied;

•	there not having occurred a material adverse effect on either party since the date of the merger agreement, the effects of which are continuing; and

•	the number of Mariner shares for which appraisal rights are properly exercised does not exceed 50% of the Mariner shares outstanding immediately prior to the merger.

On May 3, 2010, the Antitrust Division and the FTC granted early termination of the statutory waiting period under the HSR Act. Apache and Mariner cannot be certain when, or if, the other conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required for the Merger (See page [•])

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, and the Federal Trade Commission, which is referred to as the FTC, under the HSR Act. Under the HSR Act, Apache and Mariner are required to make premerger notification filings and to await the expiration or early termination of the statutory waiting period (and any extension of the waiting period) prior to completing the merger. Apache and Mariner each filed its required HSR notification and report form with respect to the merger on April 26, 2010, commencing the initial 30-day waiting period. On May 3, 2010, the Antitrust Division and the FTC granted early termination of the statutory waiting period under the HSR Act.

No Solicitation and Change in Recommendation (See page [•])

Under the merger agreement, Mariner has agreed not to (and has agreed to cause its officers, directors, employees, agents and representatives not to), among other things, (i) initiate, solicit or knowingly encourage or knowingly facilitate any acquisition proposal, (ii) have any discussion with or provide or cause to be provided any non-public information to any person relating to an acquisition proposal, or engage or participate in any negotiations concerning an acquisition proposal, (iii) approve, endorse or recommend any acquisition proposal or (iv) approve, endorse or recommend, or enter into an agreement to do any of the foregoing with respect to an acquisition proposal. Mariner may, however, prior to the approval and adoption of the merger agreement by its stockholders, communicate with third parties that make unsolicited acquisition proposals if its board concludes in good faith, after consultation with its financial advisors and outside legal counsel, that the acquisition proposal constitutes or is reasonably likely to lead to a transaction more favorable to its stockholders. Additionally, prior to the approval and adoption of the merger agreement by Mariner stockholders, Mariner’s board of directors may under certain circumstances withdraw its recommendation that its stockholders adopt the merger agreement if it concludes in good faith, after consultation with its financial advisors and outside legal counsel, that withdrawal of its recommendation is necessary to comply with its fiduciary duties.

Termination of the Merger Agreement (See page [•])

In general, the merger agreement may be terminated at any time prior to the effective time of the merger in the following ways:

•	by mutual written consent of Apache, Merger Sub and Mariner;

•	by either Apache or Mariner if:

•	the merger is not consummated on or before January 31, 2011, referred to as the outside date, provided that the terminating party has not materially breached the merger agreement in a manner that proximately caused the failure to consummate the merger on or prior to the outside date;

•	a court or other governmental authority issues a final, non-appealable order prohibiting the merger; or

•	the Mariner stockholders do not approve and adopt the merger agreement at the special meeting or any adjournment or postponement thereof.

•	by Apache if:

•	Mariner is in material breach of the merger agreement such that certain conditions set forth in the merger agreement are not capable of being satisfied and such breach is not cured prior to the earlier of 30 days after notice of such breach to Mariner and the outside date; provided that Apache is not permitted to so terminate the merger agreement if Apache or Merger Sub is then in breach of the merger agreement in any material respect; or

•	prior to the approval and adoption of the merger agreement by Mariner’s stockholders, Mariner’s board of directors changes its recommendation to vote for approval and adoption of the merger agreement.

•	by Mariner if:

•	Apache or Merger Sub is in material breach of the merger agreement such that certain conditions set forth in the merger agreement are not capable of being satisfied and such breach is not cured prior to the earlier of 30 days after notice of such breach to Apache and the outside date; provided that Mariner is not permitted to so terminate the merger agreement if it is then in breach of the merger agreement in any material respect; or

•	prior to the approval and adoption of the merger agreement by Mariner’s stockholders, Mariner’s board of directors changes its recommendation to vote for approval and adoption of the merger agreement in order to accept a superior proposal and authorizes Mariner to enter into a definitive agreement with respect to the superior proposal.

Termination Fee (See page [•])

Under the merger agreement, Mariner may be required to pay to Apache a termination fee of $67 million (less any Apache expenses previously reimbursed by Mariner) if the merger agreement is terminated under certain circumstances. In connection with the settlement of two stockholder lawsuits, on August 2, 2010, Apache and Mariner amended the merger agreement to eliminate the termination fee in the event that Mariner terminates the merger agreement in order to enter into a “superior proposal” with another party. See “The Merger — Litigation Relating to the Merger.” In addition, the merger agreement requires each of Apache and Mariner to reimburse the other’s expenses, up to $7.5 million, in certain circumstances when the merger agreement is terminated.

Source of Funding for the Merger (See page [•])

Apache’s obligation to complete the merger is not conditioned upon its obtaining financing. As of June 30, 2010, Apache had $1.8 billion in cash. On July 30, 2010, Apache used $1.5 billion of its existing cash balance, together with the net proceeds of offerings of securities, to fund the Deposit made in connection with the BP Acquisition (such terms as defined in “— Recent Developments — Potential BP Acquisition” below). Apache expects to fund the cash portion of the merger consideration payable to Mariner stockholders, which is expected to equal approximately $800 million as of July 28, 2010, with a combination of cash on hand, its existing revolving credit and commercial paper facilities, and its new 364-day revolving credit agreement described under “— 364-Day Revolving Credit Facility” below.

Comparison of Rights of Apache Stockholders and Mariner Stockholders (See page [•])

As a result of the merger, the holders of Mariner common stock that receive shares of Apache common stock will become stockholders of Apache. Following the merger, these Mariner stockholders will have different rights as stockholders of Apache than as stockholders of Mariner due to the different provisions of the governing documents of Mariner and Apache.

These differences are described in more detail under “Comparison of Rights of Apache Stockholders and Mariner Stockholders.”

Litigation Relating to the Merger (See page [•])

In connection with the merger, two stockholder lawsuits styled as class actions have been filed against Mariner and its board of directors. The lawsuits are captioned City of Livonia Employees’ Retirement System, Individually and on Behalf of All Others Similarly Situated vs. Mariner Energy, Inc, et al. (filed April 16, 2010 in the District Court of Harris County, Texas), and Southeastern Pennsylvania Transportation Authority, individually, and on behalf of all those similarly situated, vs. Scott D. Josey, et. al. (filed April 21, 2010 in the Court of Chancery in the State of Delaware). The plaintiff in the Southeastern Pennsylvania Transportation Authority lawsuit filed an Amended Class Action Complaint on May 3, 2010, and also names Apache, Merger Sub and certain Mariner officers as defendants. The lawsuits generally allege that (1) Mariner’s directors breached their fiduciary duties in negotiating and approving the merger and by administering a sale process that failed to maximize stockholder value and (2) Mariner, and in the case of the Southeastern Pennsylvania Transportation Authority complaint, Apache and Merger Sub, aided and abetted Mariner’s directors in breaching their fiduciary duties. The lawsuits also allege that Mariner’s directors and executives stand to receive substantial financial benefits if the transaction is consummated on its current terms. The plaintiffs in these lawsuits seek, among other things, to enjoin the merger and to rescind the merger agreement. Apache and Mariner believe that these lawsuits are without merit and intend to vigorously defend these lawsuits.

On August 1, 2010, the parties to the Delaware action entered into a memorandum of understanding which, when reduced to a settlement agreement, is intended to be a final resolution of that action. Also on August 1, 2010, the parties to the Texas action agreed to be bound by the memorandum of understanding with respect to that action. In connection with the settlement, and in exchange for the releases described below, Apache and Mariner agreed to amend the merger agreement to eliminate the termination fee in the event that Mariner terminates the merger agreement in order to enter into a “superior proposal” with another party and to make certain additional disclosures in this proxy statement/prospectus. Additionally, in the event that any proceedings regarding appraisal rights under Section 262 of the DGCL are commenced following the merger, Apache and Mariner have waived and will not present any argument that shares of Mariner restricted stock granted pursuant to the 2008 Long-Term Performance-Based Restricted Stock Program will be counted in determining the total number of Mariner shares outstanding in such proceeding.

Subject to the completion of agreed-upon confirmatory discovery, the parties will negotiate in good faith to execute a settlement agreement to present to the Court of Chancery of the State of Delaware. Pursuant to the settlement, the Delaware action will be dismissed with prejudice on the merits, the plaintiffs in the Texas action will voluntarily dismiss that action with prejudice, and all defendants will be released from any and all claims relating to, among other things, the merger, the merger agreement and any disclosures made in connection therewith. The settlement is subject to customary conditions, including consummation of the merger, completion of certain confirmatory discovery, class certification, and final approval by the Court of Chancery of the State of Delaware.

The settlement will not affect the form or amount of the consideration to be received by Mariner stockholders in the merger.

The defendants have denied and continue to deny any wrongdoing or liability with respect to all claims, events, and transactions described in these actions. The defendants have entered into the settlement to eliminate the uncertainty, burden, risk, expense and distraction of further litigation.

In connection with the settlement, on August 2, 2010, Apache, Mariner and Merger Sub entered into an amendment to the merger agreement to effect the elimination of the termination fee described above. Mariner’s stockholders are encouraged to read the full text of Amendment No. 1 to the merger agreement, which is included in this proxy statement/prospectus at the end of Annex A and is incorporated herein by reference.

Recent Developments

Potential BP Acquisition

On July 20, 2010, Apache announced the signing of three definitive purchase and sale agreements, which we refer to as the BP Purchase Agreements, to acquire the following properties, which we refer to as the BP Properties, from subsidiaries of BP plc (we refer to BP plc and such subsidiaries collectively as BP) for aggregate consideration of approximately $7.0 billion, subject to customary adjustments in accordance with the BP Purchase Agreements, which we refer to as the BP Acquisition:

•	Permian Basin. All of BP’s oil and gas operations, related infrastructure and acreage in the Permian Basin of West Texas and New Mexico. The assets include interests in 10 field areas in the Permian Basin (including Block 16/Coy Waha, Block 31, Brown Basset, Empire/Yeso, Pegasus, Southeast Lea, Spraberry, Wilshire, North Misc and Delaware Penn), approximately 405,000 net mineral and fee acres, 358,000 leasehold acres, approximately 3,629 active wells and three gas processing plants, two of which are currently operated by BP. Based on Apache’s investigation and review of data provided by BP, these assets produced 15,110 barrels of liquids and 81 million cubic feet (MMcf) of gas per day in the first six months of 2010. The Permian Basin assets had estimated net proved reserves of 141 million barrels of oil equivalent (MMboe) at June 30, 2010 (65 percent liquids).

•	Western Canada Sedimentary Basin. Substantially all of BP’s Western Canadian upstream gas assets, including 1,278,000 net mineral and leasehold acres, interests in approximately 1,600 active wells, eight operated and 14 non-operated gas processing plants. The position includes many attractive drilling opportunities ranging from conventional to several unconventional targets, including shale gas, tight gas and coal bed methane in historically productive formations including the Montney, Cadomin and Doig. Based on Apache’s investigation and review of data provided by BP, during the first half of 2010 these properties accounted for 6,529 barrels of liquids and 240 MMcf of gas per day and had estimated net proved reserves of 223.7 MMboe at June 30, 2010 (94 percent gas). Apache currently has operations in approximately half of these 13 field areas.

•	Western Desert, Egypt. BP’s interests in four development licenses and one exploration concession (East Badr El Din), covering 394,000 net acres south of El Alamein in the Western Desert of Egypt. These properties are operated by Gulf of Suez Petroleum Company, a joint venture between BP and the Government of Egypt. The transaction includes BP’s interests in 65 active wells, a 24-inch gas line to Dashour, a liquefied petroleum gas plant in Dashour, a gas processing plant in Abu Gharadig and a 12-inch oil export line to the El Hamra Terminal on the Mediterranean Sea. Based on Apache’s investigation and review of data provided by BP, during the first six months of 2010 these properties accounted for 6,016 barrels of oil and 11 MMcf of gas per day of BP’s production, and had estimated net proved reserves of 20.2 MMboe at June 30, 2010 (59 percent liquids). The BP Properties in Egypt are complementary to the over 11 million gross acres in 21 separate concessions in the Western Desert that Apache currently holds. The Merged Concession Agreement related to the development licenses runs through 2024, subject to a five year extension at the option of the operator.

Of the $7.0 billion purchase price, $3.1 billion is applicable to the Permian Basin properties, $3.25 billion is applicable to the Canadian properties and $650 million is applicable to the Egyptian properties. The effective date of the BP Acquisition is July 1, 2010. Apache Corporation guaranteed the performance of the obligations of its subsidiaries under the BP Purchase Agreements.

The BP Acquisition is subject to a number of closing conditions, including clearance under the competition law of Canada, the foreign investment law of Canada and approval of the Government of Egypt. Apache received clearance under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on August 3, 2010. Because of the relatively short time period contemplated between signing the BP Purchase Agreements and the expected closing of the BP Acquisition, several significant matters commonly resolved prior to closing such an acquisition have been reserved for after closing. For example, title review with respect to most of the BP Properties will not be completed until after closing. In addition, Apache will not have sufficient time before closing to conduct a full assessment of any environmental and legal liabilities with respect to the BP Properties. Also, some of the BP Properties are subject to preferential purchase rights held by third parties, and those rights may be exercised before or after Apache closes the BP Acquisition. Most of the preferential purchase rights have exercise periods of 30 days after delivery of notice of the acquisition. Accordingly, the BP Acquisition is subject to certain post-closing requirements relating to, among other things, resolution of title, environmental and legal issues and any exercise by third parties of preferential purchase rights with respect to certain of the BP Properties. Prompt notice of the proposed sale of the BP Properties has been or will be provided to appropriate governmental agencies and to parties holding preferential rights to purchase such properties. The transactions comprising the BP Acquisition are not mutually conditioned, and Apache may close any of these transactions without closing the others. Apache completed the acquisition of the Permian Basin properties on August 10, 2010, subject to preferential purchase rights with respect to some of the properties. BP will continue to operate the Permian Basin properties on Apache’s behalf through November 30, 2010.

The remaining BP Purchase Agreements may be terminated prior to closing pursuant to termination provisions that are typical of a transaction of this type. If a BP Purchase Agreement is terminated other than as a result of Apache’s material breach or Apache’s failure or refusal to close, BP is required to return the applicable portion of the Deposit (as further described below) plus interest. BP plc provided a limited guarantee with respect to the BP Purchase Agreements, principally as to return of the Deposit. If a BP Purchase Agreement is terminated as a result of Apache’s material breach or Apache’s failure or refusal to close, BP is required to return the applicable portion of the Deposit plus interest, less an amount equal to five percent of the purchase price in such agreement, plus interest (which we refer to as the Reverse Breakup Fee). Each BP Purchase Agreement provides that BP’s retention of the Reverse Breakup Fee is the sole and exclusive remedy of BP in the event of a termination of such agreement.

On July 30, 2010, Apache made a deposit of $5.0 billion toward the purchase price of the BP Properties, which we refer to as the Deposit, to be returned to Apache or applied to the purchase price, as the case may be. Of the $5.0 billion Deposit, $1.5 billion was applicable to and has been applied to the purchase of the Permian Basin properties, $3.25 billion is applicable to the Canadian properties and $250 million is applicable to the Egyptian properties. In Canada, the Deposit has been implemented in the form of a loan from Apache to the BP subsidiary that is the seller of the Canadian properties which has been guaranteed by BP plc. From the date of the Deposit until receipt of regulatory approvals, BP will retain complete operational control of the BP Properties, subject to customary covenants regarding the conduct of business in the ordinary course, maintenance of the properties and similar matters. The Deposit is not required to be segregated from the operations of BP, but may be made available for use by BP in its operations. Should the applicable regulatory approvals not be obtained by a certain date (for the Western Canadian asset purchase by January 31, 2011, and for the Egyptian asset purchase by July 19, 2011), the affected transaction will not close and the applicable portion of the Deposit will be returned. Should preferential purchase rights with respect to any of the BP Properties be exercised, the purchase price payable to the affected BP subsidiary will be reduced accordingly. The preferential rights periods for the BP Properties have not expired. However, as of the date of this proxy statement/prospectus, preferential purchase rights for less than $700 million of the value of the BP Properties have been exercised.

To the extent preferential purchase rights are not exercised, with respect to any portion of the BP Acquisition, Apache will pay the balance of the allocated consideration and close the respective transaction as promptly as practicable after receipt of the various regulatory approvals and contractual consents applicable to the individual components of the BP Acquisition. Upon receipt of regulatory approvals in Canada, the instrument representing the loan will convert into ownership of the equity interests of the BP subsidiary holding the Canadian properties.

The Deposit was financed from the proceeds from two separate issuances of equity securities described under “— Equity Offerings” below and cash on hand. The balance of the consideration payable to consummate the acquisition of the Permian Basin properties was financed with $1.0 billion of borrowings under Apache’s Bridge Facility described under “— Bridge Financing Facility” below and $580 million of commercial paper borrowings. As described below under “— Debt Offering,” Apache used a portion of the $1.47 billion of net proceeds from Apache’s offering of $1.5 billion of notes due 2040 to repay the borrowings outstanding under Apache’s Bridge Facility and commercial paper borrowings.

The balance of the consideration to be paid by Apache in respect of the BP Properties will be financed from a combination of cash on hand, Apache’s existing revolving credit and commercial paper facilities and Apache’s new 364-day revolving credit facility described under “— 364-Day Revolving Credit Facility” below.

Apache anticipates that the remaining required regulatory approvals and resolution of any preferential purchase rights, and any transfer of operational control of the BP Properties, will occur in the third and fourth quarters of 2010. Apache cannot assure you, however, that the purchase of the remaining BP Properties will close on these terms, on a timely basis or at all.

The BP Properties had estimated proved reserves as of June 30, 2010 of approximately:

•	116.4 million barrels (MMbbls) of crude oil and natural gas liquids; and

•	1,610 billion cubic feet (Bcf) of natural gas.

Using the conventional equivalence of one barrel of oil to six Mcf of gas (which is not indicative of the price difference between these resources), the estimated proved reserves attributable to the BP Properties totaled approximately 384.8 MMboe at June 30, 2010 and were approximately 30 percent liquids and 70 percent gas. Approximately 64 percent of the estimated proved reserves attributable to the BP Properties are developed reserves. A majority of the estimated oil and natural gas liquids reserves are located in the Permian Basin and the majority of the estimated natural gas reserves are located in Canada.

Production estimates, provided by BP, for the first six months of 2010 for the BP Properties were approximately:

•	28 thousand barrels (Mbbls) per day of crude oil and natural gas liquids; and

•	331 MMcf per day of natural gas.

Production estimates, provided by BP, for the year ended December 31, 2009 for the BP Properties were approximately:

•	28 Mbbls per day of crude oil and natural gas liquids; and

•	348 MMcf per day of natural gas.

The reserves and production estimates mentioned in the preceding paragraphs are based on Apache’s analysis of historical production data provided by BP, assumptions regarding capital expenditures and anticipated production declines.

The foregoing estimates of reserves and production are based on estimates of Apache’s engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by BP or obtained from publicly available sources. Apache cannot assure you that these estimates of proved reserves and production are accurate. After such data is reviewed by an independent petroleum engineering firm and after Apache conducts a more thorough review, the BP Acquisition reserves and production may differ materially from the amounts indicated above.

Audited historical financial information for the BP Properties is not currently available. Apache plans to file separate financial statements and pro forma financial information, in the time period prescribed by SEC rules, in a Current Report on Form 8-K. Preliminary leasehold operating statements provided to Apache by BP indicate that the BP Properties had revenues for the six months ended June 30, 2010 of between $520 million and $575 million and for the year ended December 31, 2009 of between $830 million and $920 million, while direct operating expenses for the same periods were between $155 million and $175 million and between $310 million and $345 million, respectively.

The foregoing preliminary revenue and direct operating expense estimates were provided by BP, are unaudited, and have not been reviewed by Apache’s independent accountants. Apache cannot assure you that these preliminary estimates are accurate.

Equity Offerings

On July 28, 2010, Apache completed two separate issuances of equity securities. Apache issued and sold 26,450,000 shares of common stock in an underwritten public offering at a price to the public of $88.00 per share, resulting in net proceeds, after the underwriting discount and before expenses, of approximately $2.26 billion.

Apache also issued and sold 25,300,000 depositary shares, each representing a 1/20th interest in a share of Apache’s 6.00% Mandatory Convertible Preferred Stock, Series D, in an underwritten public offering at a price to the public of $50 per depositary share, resulting in net proceeds, after the underwriting discount and before expenses, of approximately $1.23 billion.

Debt Offering

On August 20, 2010, Apache completed an offering of $1.5 billion in aggregate principal amount of 5.10 percent notes due 2040. Apache received net proceeds from the offering of approximately $1.47 billion after deducting the underwriting discount and offering expenses. Apache used the net proceeds from the offering to repay borrowings under the Bridge Facility and commercial paper borrowings.

364-Day Revolving Credit Facility

On August 13, 2010, Apache entered into a new $1.0 billion 364-day syndicated senior revolving credit facility pursuant to a Credit Agreement among Apache, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., Bank Of America, N.A. and Goldman Sachs Bank USA, as Co-Syndication Agents, and J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Banc Of America Securities, LLC and Goldman Sachs Bank USA, As Co-Lead Arrangers and Joint Bookrunners, and the lenders party thereto. Apache may borrow, repay and reborrow under the facility, subject to covenants, events of default and representations and warranties that are substantially similar to those in Apache’s existing revolving credit facilities. The aggregate amount at any time outstanding under the facility may not exceed the total commitment amount of $1.0 billion.

The 364-day revolving credit facility will terminate and all amounts outstanding thereunder will be due on August 12, 2011 unless Apache requests a 364-day extension at least 90 days prior to the termination date or Apache elects to convert the outstanding revolving loans into a term loan, which would be due and payable one year following the date of such conversion. The facility is subject to additional 364-day extensions provided that Apache requests each such extension not less than 90 days prior to the effective termination date (as extended). No lender is under any obligation to consent to any 364-day extension. However, Apache may elect to repay loans from any non-consenting lender and terminate such lender’s loan commitment, or replace any non-consenting lender, and in either case proceed with the requested 364-day extension with respect to the remaining balance of the loan commitments under the facility, provided that lenders having at least 51% of the aggregate total loan commitments have agreed to the requested extension. Apache may also elect to convert the outstanding revolving loans into a term loan of like amount on the termination date (as extended) by providing notice to the administrative agent under the facility no less than three days prior to such termination date. If Apache exercises this option, no amounts paid or prepaid may be reborrowed and the term loan will be due and payable in a single payment one year following the date of such conversion.

All borrowings under the 364-day revolving credit facility will bear interest at one of the following two rate options, as selected by Apache:

•	A base rate, which is defined as a rate per annum equal to the greatest of (a) JPMorgan Chase Bank, N.A.’s prime rate, (b) the federal funds rate plus 0.50%, and (c) one-month LIBOR plus 1%; or

•	LIBOR plus a margin varying from 0.50% to 3.50%, based upon prices reported in the credit default swap market with respect to Apache’s one-year indebtedness and the rating for Apache’s senior, unsecured non-credit enhanced long term indebtedness for borrowed money. For LIBOR-based interest rates, Apache may select an interest period of one, two, three or six months (or, with the consent of each lender, nine or twelve months).

Apache must also pay a commitment fee on the 364-day revolving credit facility equal to a rate per annum that varies from 0.10% to 0.35% of the undrawn amount under the facility based upon the rating for Apache’s senior, unsecured non-credit enhanced long term indebtedness for borrowed money. The commitment fee is currently 0.125%.

Apache increased its commercial paper program by $1.0 billion from $1.95 billion to $2.95 billion. This increase is supported by the additional borrowing capacity under the 364-day revolving credit facility.

Bridge Financing Facility

On July 20, 2010, in connection with and in contemplation of the BP Acquisition, Apache entered into a term loan agreement with affiliates of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. that initially provided a $5.0 billion unsecured bridge facility, which we refer to as the Bridge Facility, the proceeds of which could be used to finance a portion of the consideration for the BP Acquisition, including the Deposit, and to pay certain fees and expenses in connection with the BP Acquisition. The commitment under the Bridge Facility was subsequently reduced by $3.5 billion to reflect receipt of the net proceeds from the equity offerings discussed above. On August 10, 2010, Apache borrowed $1.0 billion under the Bridge Facility to finance a portion of the consideration for the completion of the acquisition of the Permian Basin properties. On August 20, 2010, Apache repaid the borrowings outstanding under the Bridge Facility with a portion of the $1.47 billion of net proceeds Apache received from its offering of the $1.5 billion of notes due 2040 and terminated the Bridge Facility by delivering a notice of termination to the lenders under the Bridge Facility.

SELECTED HISTORICAL FINANCIAL, OPERATING AND RESERVE DATA OF APACHE

The following table presents selected historical consolidated financial, operating and reserve data of Apache. The financial data as of, and for the years ended, December 31, 2009, 2008, 2007, 2006 and 2005 are derived from Apache’s audited consolidated financial statements for those periods. The financial data as of, and for the six month periods ended, June 30, 2010 and 2009 are derived from Apache’s unaudited consolidated financial statements for those periods. Apache’s management believes that the company’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The information in the following table is only a summary and is not indicative of the results of future operations of Apache. You should read the following information together with Apache’s Annual Report on Form 10-K for the year ended December 31, 2009, Apache’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010 and the other information that Apache has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Apache is not required to furnish pro forma financial information with respect to the merger in this proxy statement/prospectus because Mariner would not be a significant subsidiary under any of the financial conditions specified in Rule 1-02(w) of SEC Regulation S-X, substituting 20% for 10% in each of those conditions in accordance with Rule 11.01(b)(1) of SEC Regulation S-X.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	($ in millions, except per share amounts)

Financial Data
Revenues and other	$5,645	$3,727	$8,615	$12,390	$10,000	$8,309	$7,584
Income (loss) attributable to common stock(1)(2)	$1,565	$(1,315)	$(292)	$706	$2,807	$2,547	$2,618
Net income (loss) per common share(1)(2)
Basic	$4.64	$(3.92)	$(0.87)	$2.11	$8.45	$7.72	$7.96
Diluted	$4.61	$(3.92)	$(0.87)	$2.09	$8.39	$7.64	$7.84
Cash dividends declared per common share	$0.30	$0.30	$0.60	$0.70	$0.60	$0.50	$0.36
Total assets	$30,432	$26,402	$28,186	$29,186	$28,635	$24,308	$19,272
Total debt	$5,012	$4,967	$5,068	$4,922	$4,227	$3,822	$2,192
Operating Data
Average daily production:
Crude oil (MBbls)	310	275	279	254	249	225	234
Natural gas (MMcf)	1,752	1,697	1,759	1,618	1,796	1,589	1,264
Natural gas liquids (MBbls)	14	10	11	11	13	12	10
MBoe	617	568	583	535	561	502	455
Average realized price:
Crude oil — per Bbl	$74.74	50.57	$59.85	$87.80	$68.84	$59.92	$51.66
Natural gas — per Mcf	$4.29	3.65	$3.69	$6.70	$5.34	$5.17	$6.35
Natural gas liquids — per Bbl	$40.58	22.39	$27.63	$51.38	$42.78	$37.70	$32.13
Proved reserves:
Crude oil & natural gas liquids (MBbls)	N/A	N/A	1,067,248	1,081,144	1,133,710	1,061,041	975,910
Natural gas (MMcf)	N/A	N/A	7,796,031	7,917,025	7,872,717	7,512,919	6,848,022
MBoe	N/A	N/A	2,366,586	2,400,648	2,445,829	2,313,194	2,117,248

(1)	Loss attributable to common stock and net loss per common share for the six months ended June 30, 2009 and the year ended December 31, 2009 include a $2.82 billion ($1.98 billion net of tax) write-down of the carrying value of Apache’s March 31, 2009 proved property balances in the U.S. and Canada.

(2)	Income attributable to common stock and net income per common share for the year ended December 31, 2008 include a $5.3 billion ($3.6 billion net of tax) write-down of the carrying value of Apache’s December 31, 2008 proved property balances in the U.S., the U.K. North Sea, Canada and Argentina.

SELECTED HISTORICAL FINANCIAL, OPERATING AND RESERVE DATA OF MARINER

The following table presents selected historical consolidated financial, operating and reserve data of Mariner. The financial data as of, and for the years ended, December 31, 2009, 2008, 2007, 2006 and 2005 are derived from Mariner’s audited consolidated financial statements for those periods. The financial data as of, and for the six month periods ended, June 30, 2010 and 2009 are derived from Mariner’s unaudited condensed consolidated financial statements for those periods. Mariner’s management believes that the company’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The reserve data set forth below includes information with respect to Mariner’s estimated proved reserves based on estimates made in reserve reports prepared by Ryder Scott Company, L.P.

The information in the following table is only a summary and is not indicative of the results of future operations of Mariner. You should read the following information together with Mariner’s Annual Report on Form 10-K for the year ended December 31, 2009, Mariner’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010 and the other information that Mariner has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	($ in millions, except per share amounts)

Financial Data
Total revenues(1)	$454	$475	$943	$1,301	$875	$660	$200
Net income (loss) attributable to Mariner Energy, Inc.(2)(3)(4)	$17	$(407)	$(319)	$(389)	$144	$121	$40
Net income (loss) per common share:
Basic	$0.17	$(4.50)	$(3.34)	$(4.44)	$1.68	$1.59	$1.24
Diluted	$0.17	$(4.50)	$(3.34)	$(4.44)	$1.67	$1.58	$1.20
Cash dividends declared per common share	$—	$—	$—	$—	$—	$—	$—
Total assets(5)	$3,167	$2,740	$2,867	$3,393	$3,084	$2,680	$666
Total debt	$1,459	$1,029	$1,195	$1,170	$779	$654	$156
Operating Data
Average daily production:
Crude oil (MBbls)	15	12	12	13	12	9	5
Natural gas (MMcf)	212	253	249	218	186	154	50
Natural gas liquids (MBbls)	6	3	4	4	3	2	—
MBoe	56	57	58	54	46	37	13
Average realized price:
Crude oil — per Bbl	$73.14	$65.09	$70.59	$86.02	$67.50	$62.63	$41.23
Natural gas — per Mcf	$5.47	$6.45	$6.08	$9.31	$7.88	$7.37	$6.66
Natural gas liquids — per Bbl	$43.93	$24.23	$33.10	$55.02	$45.16	$48.37	$—
Proved reserves:
Crude oil & natural gas liquids (MBbls)	N/A	N/A	85,950	69,304	64,563	48,136	21,647
Natural gas (MMcf)	N/A	N/A	571,435	558,048	448,439	426,687	207,686
MBoe	N/A	N/A	181,189	162,312	139,303	119,251	56,261

(1)	Total revenues for the year ended December 31, 2008 includes a $16.6 million arbitration award related to a consummated acquisition. Total revenues for the year ended December 31, 2008 includes the release of $46.5 million in suspended revenue related to a potential MMS royalty dispute.

(2)	Net loss attributable to Mariner Energy, Inc. and net loss per common share for the year ended December 31, 2009 include a $754.3 million ($486.5 million net of tax) write-down of the carrying value of Mariner’s proved property balances and a $107.3 million gain on the acquisition of the reorganized subsidiaries and operations of Edge Petroleum Corporation. The loss also included $12.0 million recorded to lease operating expense for contingent OIL insurance premiums.

(3)	Net loss attributable to Mariner Energy, Inc. and net loss per common share for the six months ended June 30, 2009 include a $704.7 million ($454.6 million, net of tax) write-down of the carrying value of Mariner’s proved property balances.

(4)	Net loss attributable to Mariner Energy, Inc. and net loss per common share for the year ended December 31, 2008 include a $575.6 million ($369.1 million, net of tax) write-down of the carrying value of Mariner’s proved property balances, a $295.6 million impairment of Mariner’s goodwill and a $15.3 million ($9.8 million, net of tax) impairment of other property. The loss also included $36.0 million recorded to lease operating expense for a contingent OIL insurance premium.

(5)	Total assets at December 31, 2009 include $237.5 million from the acquisition of the reorganized subsidiaries and operations of Edge Petroleum Corporation.

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical and unaudited pro forma combined per share information of Apache and Mariner.

Pro Forma Combined Per Share Information of Apache.  The unaudited pro forma combined per share information of Apache below gives effect to the merger under the acquisition method of accounting, as if the merger had been effective on January 1, 2009, in the case of net income per share and cash dividends per share data, and June 30, 2010, in the case of book value per share data, and assuming that 0.17043 of a share of Apache common stock had been issued in exchange for each outstanding share of Mariner common stock. The unaudited pro forma combined per share information of Apache is derived from the audited financial statements as of, and for the year ended, December 31, 2009 and the unaudited condensed consolidated financial statements as of, and for the six months ended, June 30, 2010 for Apache and Mariner.

The accounting for an acquisition of a business is based on the authoritative guidance for business combinations. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Acquisition accounting is dependent upon certain valuations of Mariner’s assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of Mariner at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

The unaudited pro forma combined per share information of Apache does not purport to represent the actual results of operations that Apache would have achieved had the companies been combined during these periods or to project the future results of operations that Apache may achieve after the merger.

Historical Per Share Information of Apache and Mariner.  The historical per share information of each of Apache and Mariner below is derived from the audited financial statements as of, and for the year ended, December 31, 2009 and the unaudited condensed consolidated financial statements as of, and for the six months ended, June 30, 2010 for each such company.

Equivalent Pro Forma Combined Per Share Information.  The unaudited equivalent pro forma combined per share amounts below are calculated by multiplying the unaudited pro forma combined per share amounts of Apache by the exchange ratio for the mixed consideration of 0.17043. This computation does not include the benefit to Mariner stockholders of the cash component of the transaction.

Generally.  You should read the below information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus and the historical financial statements of Apache and Mariner and related notes that are incorporated into this proxy statement/prospectus by reference. See “Selected Historical Financial, Operating and Reserve Data of Apache,” “Selected Historical Financial, Operating and Reserve Data of Mariner” and “Where You Can Find More Information; Incorporation By Reference.”

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009

Apache historical
Net income (loss) per share — basic	$4.64	$(0.87)
Net income (loss) per share — diluted	4.61	(0.87)
Cash dividends per common share	0.30	0.60
Book value per share at period end(2)	52.33	46.90
Apache pro forma combined
Net income (loss) per share — basic	$5.06	$(1.71)
Net income (loss) per share — diluted	5.03	(1.71)
Cash dividends per common share(1)	0.30	0.60
Book value per share at period end(2)	53.68	N/A
Mariner historical
Net income (loss) per share — basic	$0.17	$(3.34)
Net income (loss) per share — diluted	0.17	(3.34)
Cash dividends per common share	—	—
Book value per share at period end(2)	9.28	8.67
Pro forma (equivalent)(3)
Net income (loss) per share — basic	$0.86	$(0.29)
Net income (loss) per share — diluted	0.86	(0.29)
Cash dividends per common share	0.05	0.10
Book value per share at period end(2)	9.15	N/A

(1)	Same as Apache’s historical, since no change in dividend policy is expected as a result of the merger.

(2)	Historical book value per share is calculated by dividing stockholders’ equity by the number of Apache or Mariner common shares outstanding at the end of the period. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of Apache common shares outstanding at the end of the period. Book value per share is required to be presented on a pro forma basis only for the most recent balance sheet date — June 30, 2010.

(3)	Amounts are calculated by multiplying the Apache pro forma combined per share amounts by the exchange ratio of 0.17043.

COMPARATIVE APACHE AND MARINER MARKET PRICE AND DIVIDEND DATA

Apache common stock is listed on the NYSE, the Chicago Stock Exchange and the NASDAQ National Market under the symbol “APA.” Mariner common stock is listed on the NYSE under the symbol “ME.”

The following table presents closing prices per share of Apache common stock and Mariner common stock as reported on the NYSE as of April 14, 2010, the last full trading day before the public announcement of the execution of the merger agreement by Apache and Mariner, and as of [•], 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus. This table also presents the implied value of the mixed consideration per share of Mariner common stock on each of the specified dates, as determined by multiplying the closing prices of shares of Apache common stock on those dates by 0.17043, plus $7.80 in cash.

	Apache	Mariner	Equivalent per
	Common Stock	Common Stock	Share Value

April 14, 2010	$108.06	$18.09	$26.22
[•], 2010	$ [•]	$ [•]	$ [•]

The market prices of shares of Apache common stock and Mariner common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger, and thus no assurance can be given concerning the market prices of shares of Apache common stock or Mariner common stock before the completion of the merger or shares of Apache common stock after the completion of the merger. The market value of the merger consideration ultimately received by Mariner stockholders will depend on the closing price of Apache common stock on the day the merger is consummated. Mariner stockholders are encouraged to obtain current market quotations for Apache common stock and Mariner common stock in deciding whether to vote for the approval and adoption of the merger agreement and in electing the form of consideration they wish to receive. See “Risk Factors — Risks Relating to the Merger — As a result of the consideration election and proration provisions of the merger agreement, and because the market price of Apache common stock will fluctuate, Mariner stockholders cannot be sure of the aggregate value of the merger consideration they will receive.”

As of [•], 2010, there were approximately [•] record holders of Apache common stock and approximately [•] record holders of Mariner common stock.

Historical Market Prices

The following table sets forth, for the calendar quarters indicated, the intra-day high and low sale prices per share of Apache common stock and per share of Mariner common stock as reported on the NYSE. The table also shows the amount of cash dividends declared per share of Apache common stock and Mariner common stock for the calendar quarters indicated.

	Apache					Mariner
	Common Stock					Common Stock
					Cash					Cash
					Dividends					Dividends
	High		Low		Declared	High		Low		Declared

Fiscal Year Ended December 31, 2010:
Third Quarter (through [•], 2010)	$	[•]	$	[•]	(1)	$	[•]	$	[•]	$—
Second Quarter		$111.00		$83.55	$0.15		$26.32		$15.13	$—
First Quarter		$108.92		$95.15	$0.15		$16.27		$11.84	$—
Fiscal Year Ended December 31, 2009:
Fourth Quarter		$106.46		$88.06	$0.15		$16.66		$11.35	$—
Third Quarter		$95.77		$65.02	$0.15		$15.41		$9.65	$—
Second Quarter		$87.04		$61.60	$0.15		$15.74		$7.48	$—
First Quarter		$88.07		$51.03	$0.15		$12.84		$6.46	$—

	Apache			Mariner
	Common Stock			Common Stock
			Cash			Cash
			Dividends			Dividends
	High	Low	Declared	High	Low	Declared

Fiscal Year Ended December 31, 2008:
Fourth Quarter	$103.17	$57.11	$0.15	$20.46	$6.86	$—
Third Quarter	$145.00	$94.82	$0.15	$37.25	$19.20	$—
Second Quarter	$149.23	$117.65	$0.15	$37.38	$26.60	$—
First Quarter(2)	$122.34	$84.52	$0.25	$30.06	$22.80	$—
Fiscal Year Ended December 31, 2007:
Fourth Quarter	$109.32	$87.44	$0.15	$25.00	$19.78	$—
Third Quarter	$91.25	$72.61	$0.15	$25.43	$17.82	$—
Second Quarter	$87.82	$70.53	$0.15	$25.87	$19.20	$—
First Quarter	$73.44	$63.01	$0.15	$20.55	$16.88	$—
Fiscal Year Ended December 31, 2006:
Fourth Quarter	$70.50	$59.99	$0.15	$21.36	$17.68	$—
Third Quarter	$72.40	$59.18	$0.15	$19.68	$15.94	$—
Second Quarter	$75.66	$56.50	$0.10	$20.65	$14.81	$—
First Quarter(3)	$76.25	$63.17	$0.10	$21.00	$18.05	$—

(1)	A dividend with respect to the third quarter of 2010 has not yet been declared or paid.

(2)	Apache’s first quarter 2008 dividends declared included a special non-recurring cash dividend of 10 cents per common share declared and paid in the first quarter of 2008.

(3)	Mariner common stock commenced regular way trading on March 3, 2006 on the NYSE.

Dividends

Apache has paid cash dividends on its common stock for 45 consecutive years through December 31, 2009. On February 22, 2010, May 21, 2010 and August 23, 2010, Apache paid dividends of $0.15 per share on its common stock. After the merger is completed, former Mariner stockholders will be entitled to receive any dividends declared by Apache’s board of directors with a record date after the effective time of the merger on any shares of Apache common stock they receive pursuant to the merger. When and if declared by Apache’s board of directors, future dividend payments will depend upon Apache’s level of earnings, financial requirements and other relevant factors.

Mariner historically has retained its earnings for the development of its business, and accordingly has not paid dividends since it commenced regular way trading on March 3, 2006 on the NYSE. Mariner’s existing bank credit facility and indentures governing its senior unsecured notes contain certain covenants that restrict Mariner’s ability to pay dividends.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in determining whether to vote for the approval and adoption of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of Apache and Mariner because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A, “Risk Factors” in each company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Part II, Item 1A “Risk Factors” in each company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus.

Risks Relating to the Merger

Mariner stockholders electing to receive only cash or only Apache common stock may, as the result of proration, receive a form or combination of consideration different from the form they elect.

While each Mariner stockholder may elect to receive consideration consisting of all cash, all shares of Apache common stock or a combination of both in exchange for their shares of Mariner common stock, the aggregate cash consideration to be received by Mariner stockholders pursuant to the merger will be fixed at an amount equal to the product of $7.80 and the number of shares of Mariner common stock outstanding immediately prior to the closing of the merger less 714,887 shares of outstanding unvested restricted stock that will be cancelled upon the merger. Such cash amount is expected to be approximately $800 million. Similarly, the aggregate number of shares of Apache common stock to be received by Mariner stockholders pursuant to the merger will be fixed at a number equal to the product of 0.17043 and the number of shares of Mariner common stock outstanding immediately prior to closing of the merger less 714,887 shares of outstanding unvested restricted stock that will be cancelled upon the merger, which number is expected to be approximately 17.5 million shares of Apache common stock. Accordingly, if Mariner stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, then those holders electing to receive all cash consideration will be prorated down and will receive Apache common stock as a portion of the overall consideration they receive for their shares. On the other hand, if Mariner stockholders elect, in the aggregate, to receive stock in an amount greater than the aggregate number of shares issuable under the merger agreement, then those holders electing to receive all stock consideration will be prorated down and will receive cash as a portion of the overall consideration they receive for their shares. As a result, Mariner stockholders that make a valid election to receive all cash or all stock consideration may not receive merger consideration entirely in the form elected.

As a result of the consideration election and proration provisions of the merger agreement, and because the market price of Apache common stock will fluctuate, Mariner stockholders cannot be sure of the aggregate value of the merger consideration they will receive.

The total number of shares of Apache common stock that will be issued to Mariner stockholders pursuant to the merger is fixed. Accordingly, the value of the merger consideration payable in Apache common stock will depend on the trading price of Apache common stock for those Mariner stockholders electing or, through the proration mechanism contained in the merger agreement, becoming entitled to receive Apache common stock pursuant to the merger. This means that there is no “price protection” mechanism contained in the merger agreement that would adjust the number of Apache shares that Mariner stockholders will receive based on any increases or decreases in the trading price of Apache common stock prior to the closing of the merger. If Apache’s stock price decreases, the market value of the consideration to be received will also decrease for those Mariner stockholders electing or, through the proration mechanism, becoming entitled to receive Apache common stock. If Apache’s stock price increases, the market value of the consideration to be received will likewise increase for those Mariner stockholders electing or becoming entitled to receive Apache common stock. The value of the merger consideration you receive in Apache common shares, if any, will vary from the date of the announcement of the merger agreement, the date that this proxy statement/prospectus was mailed to Mariner stockholders, the election deadline, the date of the Mariner special meeting and the date the merger is completed and thereafter. Accordingly, at the election deadline and at the time of the Mariner special meeting, you will not know or be able to determine the value of the Apache common stock you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in oil and natural gas prices, changes in Apache’s and Mariner’s respective businesses, operations and prospects, regulatory considerations, market assessments of the likelihood that the merger will be completed and the timing of the merger. Many of these factors are beyond Apache’s and Mariner’s control.

If you tender shares of Mariner common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

If you are a Mariner stockholder and want to make a mixed, cash or stock consideration election under the merger agreement, you must deliver your stock certificates, if any (or follow the procedures for guaranteed delivery), and a properly completed and signed election form to the exchange agent. The deadline for doing this is 5:00 p.m., New York time, on [•], 2010. You will not be able to sell any shares of Mariner common stock that you have delivered under this arrangement unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Mariner common stock for any reason until you receive cash and/or Apache common stock pursuant to the merger. In the time between delivery of your shares and the closing of the merger, the market price of Mariner or Apache common stock may increase or decrease and you might otherwise want to sell your shares of Mariner to gain access to cash, make other investments or reduce the potential for a decrease in the value of your investment.

The date that Mariner stockholders will receive their merger consideration is uncertain.

The completion of the merger is subject to the stockholder and governmental approvals described in this proxy statement/prospectus and the satisfaction or waiver of certain other conditions. While we currently expect to complete the merger promptly following the Mariner special meeting of stockholders (assuming the merger is approved and adopted at the meeting), the completion date might be later than expected due to delays in satisfying such conditions. Accordingly, we cannot provide Mariner stockholders with a definitive date on which they will receive the merger consideration.

Mariner stockholders will have a significantly reduced ownership and voting interest after the merger and will exercise less influence over management.

Immediately after the completion of the merger, it is expected that former Mariner stockholders, who collectively own 100 percent of Mariner, will own approximately 5 percent of Apache, based on the number of shares of Mariner and Apache common stock outstanding as of July 28, 2010. Consequently, Mariner stockholders will have less influence over the management and policies of Apache than they currently have over the management and policies of Mariner.

The market price of Apache common stock after the merger may be affected by factors different from those affecting shares of Mariner common stock currently.

Holders of Mariner common stock may receive Apache common stock in the merger. The business of Apache differs from that of Mariner in important respects and, accordingly, the results of operations of Apache after the merger, as well as the market price of its common stock, may be affected by factors different from those currently affecting the results of operations of Mariner as an independent company and the price of Mariner common stock. For further information on the businesses of Apache and Mariner and certain factors to consider in connection with those businesses, including risk factors associated with their businesses, see Apache’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, and Mariner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, which are incorporated by reference into this proxy statement/prospectus. See also the other documents incorporated by reference into this proxy statement/prospectus under the caption “Where You Can Find More Information; Incorporation by Reference.”

Mariner’s directors and executive officers have interests in the merger that may be different from, and in addition to, the interests of other Mariner stockholders.

When considering the recommendation of Mariner’s board of directors that Mariner stockholders vote in favor of the approval and adoption of the merger agreement, you should be aware that the executive officers and directors of Mariner are parties to agreements or participants in other arrangements that provide them with interests in the merger that are different from, or in addition to, your interests as a stockholder of Mariner. These different interests could create conflicts of interest in their determinations to recommend the merger. In particular, the executive officers of Mariner hold unvested shares of Mariner restricted stock (including Performance-Based Restricted Stock) that will vest pursuant to the terms of the merger agreement and are parties to employment agreements, which will survive the merger, that provide for severance and change of control benefits. The completion of the merger will be considered a “change of control” under these agreements. In addition, the receipt of compensation and other benefits by certain Mariner’s employees in connection with the merger may make it more difficult for Apache to retain their services after the merger, or require Apache to expend additional sums of money to do so.

Mariner’s board of directors was aware of these interests and considered them, among other matters, when adopting a resolution to approve the merger agreement and recommending that Mariner stockholders vote to approve and adopt the merger agreement. You should consider these interests in voting on the merger. We have further described these different interests under “The Merger — Interests of the Mariner Directors and Executive Officers in the Merger.”

The merger agreement contains provisions that limit Mariner’s ability to pursue alternatives to the merger with Apache, could discourage a potential competing acquirer of Mariner from making a favorable alternative transaction proposal and, in certain circumstances, could require Mariner to pay a $67 million termination fee to Apache.

Unless and until the merger agreement is terminated, subject to limited fiduciary exceptions (which are discussed in more detail in “The Merger Agreement — Certain Additional Agreements”), Mariner is restricted from initiating, soliciting, knowingly encouraging, knowingly facilitating, discussing or negotiating any inquiry, proposal or offer for a competing acquisition proposal with any person. Additionally, under the merger agreement, in the event of a potential change by the Mariner board of directors of its recommendation with respect to the merger, Mariner must provide Apache with three business days to propose an adjustment to the terms and conditions of the merger agreement. Mariner may terminate the merger agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including compliance with the no solicitation provisions of the merger agreement. Additionally, Mariner may be required to pay to Apache a termination fee of $67 million (less the amount of any of Apache’s expenses reimbursed by Mariner pursuant to the merger agreement) if the merger agreement is terminated under certain circumstances. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Mariner from considering or proposing that acquisition. In connection with the settlement of two stockholder lawsuits, on August 2, 2010, Apache and Mariner amended the merger agreement to eliminate the termination fee in the event that Mariner terminates the merger agreement in order to enter into a “superior proposal” with another party. See “The Merger — Litigation Relating to the Merger.”

The rights of Mariner stockholders will be governed by Apache’s restated certificate of incorporation and amended bylaws.

All Mariner stockholders who receive shares of Apache common stock in the merger will become Apache stockholders and their rights as stockholders will be governed by Apache’s restated certificate of incorporation and its amended bylaws. There are material differences between the current rights of Mariner stockholders, which are governed by Mariner’s second amended and restated certificate of incorporation and fourth amended and restated bylaws, and the rights of holders of Apache common stock. See “Comparison of Rights of Apache Stockholders and Mariner Stockholders.”

Apache may have difficulty combining the operations of both Mariner and the BP Properties, and the anticipated benefits of these transactions may not be achieved.

Achieving the anticipated benefits of the merger and BP transactions will depend in part upon whether Apache can successfully integrate the operations of Mariner and the BP Properties. Apache’s ability to integrate the operations of Mariner and the BP Properties successfully will depend on Apache’s ability to monitor operations, coordinate exploration and development activities, control costs, attract, retain and assimilate qualified personnel and maintain compliance with regulatory requirements. The difficulties of integrating the operations of Mariner and the BP Properties may be increased by the necessity of combining organizations with distinct cultures and widely dispersed operations. The integration of operations following these transactions will require the dedication of management and other personnel, which may distract their attention from the day-to-day business of the combined enterprise and prevent Apache from realizing benefits from other opportunities. Completing the integration process may be more expensive than anticipated, and Apache cannot assure you that it will be able to effect the integration of these operations smoothly or efficiently or that the anticipated benefits of the transactions will be achieved.

Any delay in completing the merger may substantially reduce the benefits expected to be obtained from the merger.

The merger is subject to a number of other conditions beyond the control of Mariner and Apache that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to the Merger.” Apache and Mariner cannot predict whether or when the conditions required to complete the merger will be satisfied. The requirements for obtaining the required clearances and approvals could delay the effective time of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may materially adversely affect the synergies and other benefits that Apache and Mariner expect to achieve if the merger and the integration of their respective businesses are completed within the expected timeframe.

Mariner may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

Uncertainty about the effect of the merger on Mariner employees may have an adverse effect on Mariner and consequently Apache. This uncertainty may impair Mariner’s ability to attract, retain and motivate key personnel until the merger is completed. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with Apache. If key employees of Mariner depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of Apache, Apache’s ability to realize the anticipated benefits of the merger could be delayed or reduced.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Mariner.

If the merger is not completed, the ongoing business of Mariner may be adversely affected and Mariner would be subject to a number of risks, including the following:

•	Mariner will not realize the benefits expected from the merger, including a potentially enhanced competitive and financial position, and instead will be subject to all the risks it currently faces as an independent company;

•	Mariner may experience negative reactions from the financial markets and Mariner’s customers and employees;

•	under the merger agreement, Mariner may be required to pay to Apache a termination fee of $67 million (less the amount of any of Apache’s expenses reimbursed by Mariner pursuant to the merger agreement) if the merger agreement is terminated under certain circumstances. If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of Mariner (see “The Merger Agreement — Termination, Amendment and Waiver”);

•	Mariner will be required to pay certain costs relating to the merger, including certain investment banking, legal and accounting fees and expenses, whether or not the merger is completed;

•	the merger agreement places certain restrictions on the conduct of Mariner’s business prior to the completion of the merger or the termination of the merger agreement. Such restrictions, the waiver of which is subject to the consent of Apache (not to be unreasonably withheld, conditioned or delayed), may prevent Mariner from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger (see “The Merger Agreement — Conduct of Business Pending the Effective Time of the Merger” for a description of the restrictive covenants applicable to Mariner); and

•	matters relating to the merger (including integration planning) may require substantial commitments of time and resources by Mariner management, which would otherwise have been devoted to other opportunities that may have been beneficial to Mariner as an independent company.

There can be no assurance that the risks described above will not materialize, and if any of them do, they may adversely affect Mariner’s business, financial results and stock price.

The Devon and Mariner transactions will increase Apache’s exposure to Gulf of Mexico operations.

Apache’s recent acquisition of oil and gas assets on the Gulf of Mexico shelf from Devon Energy Corporation has increased its exposure to Gulf of Mexico operations. Following the completion of the merger, an even larger percentage of Apache’s exploration and production operations will be related to offshore Gulf of Mexico properties. Greater offshore concentration proportionately increases risks from delays or higher costs common to offshore activity, including severe weather, availability of specialized equipment and compliance with environmental and other laws and regulations.

The Mariner and BP transactions will expose Apache to additional risks and uncertainties with respect to the acquired businesses and their operations.

Although the acquired Mariner and BP businesses will generally be subject to risks similar to those to which Apache are subject in its existing businesses, the Mariner and BP transactions may increase these risks. For example, the increase in the scale of Apache’s operations may increase its operational risks. Recent publicity associated with the oil spill in the Gulf of Mexico resulting from the fire and explosion onboard the Deepwater Horizon, which was under contract to BP, may cause regulatory agencies to scrutinize Apache’s operations more closely, as the acquiror of certain of BP’s operations. This additional scrutiny may adversely affect Apache’s operations.

The market value of Apache common stock could decline if large amounts of its common stock are sold following the merger.

Following the merger, stockholders of Apache and former stockholders of Mariner will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current stockholders of Apache and Mariner may not wish to continue to invest in the additional operations of the combined company, or may wish to reduce their investment in the combined company, or for other reasons may wish to dispose of some or all of their interests in the combined company. If, following the merger, large amounts of Apache common stock are sold, the price of its common stock could decline.

The merger will likely not be accretive, and may be dilutive, to Apache’s earnings per share, which may negatively affect the market price of Apache common stock.

Apache anticipates that the merger will not be accretive, and may be dilutive, to earnings per share for several quarters following the merger. This expectation is based on preliminary estimates that may materially change. In addition, future events and conditions could decrease or delay any accretion, result in dilution or cause greater dilution than is currently expected, including adverse changes in energy market conditions; commodity prices for oil, natural gas and natural gas liquids; production levels; reserve levels; operating results; competitive conditions; laws and regulations affecting the energy business; capital expenditure obligations; and general economic conditions. Any dilution of, or decrease or delay of any accretion to, Apache’s earnings per share could cause the price of Apache’s common stock to decline.

Risks Relating to Apache and Mariner

Apache and Mariner are, and following completion of the merger, Apache and Mariner will continue to be, subject to the risks described in (i) Part I, Item 1A in Apache’s Annual Report on Form 10-K for the year ended December 31, 2009, and Part II, Item 1A of Apache’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, and (ii) Part I, Item 1A in Mariner’s Annual Report on Form 10-K for the year ended December 31, 2009, and Part II, Item 1A of Mariner’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

The drilling moratorium in the U.S. Gulf of Mexico, or other regulatory initiatives in response to the current oil spill in the Gulf of Mexico, could adversely affect Apache’s and Mariner’s business.

As has been widely reported, on April 20, 2010, a fire and explosion occurred onboard the semisubmersible drilling rig Deepwater Horizon, leading to the oil spill currently affecting the Gulf of Mexico. In response to this incident, the Minerals Management Service (now known as the Bureau of Ocean Energy Management, Regulation and Enforcement, or “BOE”) of the U.S. Department of the Interior issued a notice on May 30, 2010 implementing a six-month moratorium on certain drilling activities in the U.S. Gulf of Mexico. Implementation of the moratorium was blocked by a U.S. district court, which was subsequently affirmed on appeal, but on July 12, 2010, the BOE issued a new moratorium that applies to drilling operations that use subsea blowout preventers or surface blowout preventers on floating facilities. The new moratorium will last until November 30, 2010, or until such earlier time that the BOE determines that such drilling operations can proceed safely. The BOE is also expected to issue new safety and environmental guidelines or regulations for drilling in the U.S. Gulf of Mexico, and potentially in other geographic regions, and may take other steps that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays. This incident could also result in drilling suspensions or other legislative and regulatory initiatives in other areas of the U.S. and abroad. Proposals are pending in the U.S. Congress that would limit, or increase the cost of, drilling in the U.S. Gulf of Mexico. Although it is difficult to predict the ultimate impact of the moratorium or any new guidelines, regulations or legislation, a prolonged suspension of drilling activity in the U.S. Gulf of Mexico and other areas, new legislation and regulations and increased liability for companies operating in this sector could adversely affect Apache’s and Mariner’s operations in the U.S. Gulf of Mexico as well as in other offshore locations.

Our operations involve a high degree of operational risk, particularly risk of personal injury, damage or loss of equipment and environmental accidents.

Our operations are subject to hazards and risks inherent in the drilling, production and transportation of crude oil and natural gas, including:

•	drilling well blowouts, explosions and cratering;

•	pipeline ruptures and spills;

•	fires;

•	formations with abnormal pressures;

•	equipment malfunctions; and

•	hurricanes, which could affect our operations in areas such as the Gulf Coast and deepwater Gulf of Mexico, and other natural disasters.

Failure or loss of equipment, as the result of equipment malfunctions or natural disasters such as hurricanes, could result in property damages, personal injury, environmental pollution and other damages for which we could be liable. Litigation arising from a catastrophic occurrence, such as a well blowout, explosion or fire at a location where our equipment and services are used, may result in substantial claims for damages. Ineffective containment of a well blowout or pipeline rupture could result in environmental pollution and substantial remediation expenses. If a significant amount of our production is interrupted, our containment efforts prove to be ineffective or litigation arises as the result of a catastrophic occurrence, our cash flow and, in turn, our results of operations could be materially and adversely affected.

Several significant matters in the BP Acquisition will not be resolved by Apache before closing.

Because of the relatively short time period between signing the BP Purchase Agreements and the closing of the acquisition of the Permian Basin properties and the expected closing of the remaining elements of the BP Acquisition, several significant matters commonly resolved prior to closing such an acquisition have been reserved for after closing. For example, title review with respect to most of the BP Properties will not be completed by Apache until after closing. In addition, Apache will not have sufficient time before closing to conduct a full assessment of any environmental and legal liabilities with respect to the BP Properties. As a result, Apache may discover title defects or adverse environmental or other conditions after Apache has closed the BP Acquisition and after expiration of the time periods specified in the BP Purchase Agreements during which Apache would have been able to seek, in certain cases, indemnification from or cure of the defect or adverse conditions by BP for such matters. In addition, not all environmental or other conditions that may be identified will be the subject of contractual remedies, and Apache cannot assure you that its contractual remedies will be adequate for any liabilities it incurs.

The reserves, production, revenue and direct operating expense estimates with respect to the BP Properties may differ materially from the actual amounts.

The reserves and production estimates with respect to the BP Properties mentioned in this proxy statement/prospectus are based on Apache’s analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. These estimates of reserves and production are based on estimates of Apache’s engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by BP or obtained from publicly available sources. Apache cannot assure you that these estimates of proved reserves and production are accurate. After such data is reviewed by an independent petroleum engineering firm, the BP Acquisition reserves and production may differ materially from the amounts indicated in this proxy statement/prospectus.

In addition, the preliminary revenue and direct operating expense estimates with respect to the BP Properties were provided by BP, are unaudited, and have not been reviewed by Apache’s independent accountants. Apache cannot assure you that these preliminary estimates are accurate, and when Apache files separate financial statements and pro forma financial information following consummation of the BP Acquisition, such amounts may differ materially from the amounts indicated in this proxy statement/prospectus.

The BP Acquisition and/or Apache’s liabilities could be adversely affected in the event one or more of the BP entities become the subject of a bankruptcy case.

In light of the extensive costs and liabilities related to the current oil spill in the Gulf of Mexico, there has been public speculation as to whether one or more of the BP entities will become the subject of a case or proceeding under Title 11 of the United States Code or any other relevant insolvency law or similar law, which we collectively refer to as Insolvency Laws. In the event that one or more of the BP entities were to become the subject of such a case or proceeding, a court may find that the BP Purchase Agreements or unperformed provisions in such contracts are executory contracts, in which case such BP entities may, subject to relevant Insolvency Laws, have the right to reject such agreements or provisions and refuse to perform their future obligations under them. In this event, Apache’s ability to enforce its rights under the BP Purchase Agreements could be adversely affected. Furthermore, if any of the BP entities were to become the subject of such a case or proceeding, and Apache were unable to consummate the remaining elements of the BP Acquisition, Apache may not be able to collect the applicable portion of the $5.0 billion Apache has deposited with BP pending completion of the acquisition.

Additionally, in a case or proceeding under relevant Insolvency Laws, a court may find that the sale of the BP Properties constitutes a constructive fraudulent conveyance that should be set aside. While the tests for determining whether a transfer of assets constitutes a constructive fraudulent conveyance vary among jurisdictions, such a determination generally requires that the seller received less than a reasonably equivalent value in exchange for such transfer or obligation and the seller was insolvent at the time of the transaction, or was rendered insolvent or left with unreasonably small capital to meet its anticipated business needs as a result of the transaction. The applicable time periods for such a finding also vary among jurisdictions, but generally range from two to six years. If a court were to make such determination in a proceeding under relevant Insolvency Laws, Apache’s rights under the BP Purchase Agreements, and its rights to the BP Properties, could be adversely affected.

The failure to complete the BP Acquisition could adversely affect the market price of Apache’s common stock and otherwise have an adverse effect on Apache.

There are a number of conditions to the completion of the BP Acquisition contained in the BP Purchase Agreements that must be satisfied for the remaining transactions to close, and there can be no assurance that the conditions will be satisfied. If Apache does not complete the remaining acquisitions under one or more of the BP Purchase Agreements, the market price of Apache’s common stock will likely fall to the extent that the market price reflects an expectation that all of the transactions will be completed. Further, a failed transaction may result in negative publicity and/or negative impression of Apache in the investment community and may affect its relationships with creditors and other business partners.

If the remaining elements of the BP Acquisition are not completed, Apache also must pay costs related to the BP Acquisition including, among others, legal, accounting and financial advisory whether the BP Acquisition is completed or not. Apache also could be subject to litigation related to the failure to complete the BP Acquisition or other factors, which may adversely affect its business, financial results and stock price. In addition, if the remaining elements of the BP Acquisition are not completed, Apache intends to use the net proceeds from its $1.5 billion notes offering and the recently completed offerings of common stock and depositary shares and the subsequent debt financing Apache expects to undertake for general corporate purposes. However, Apache would be subject to significant earnings per share dilution and significantly increased leverage as a result.

The trading price of Apache’s common stock may be subject to significant fluctuations and volatility.

The market price of Apache’s common stock could be subject to significant fluctuations due to a change in sentiment in the market regarding its operations or business prospects. Such risks may be affected by the factors described above and “Cautionary Statements Concerning Forward-Looking Statements” as well as in the documents incorporated by reference in this proxy statement/prospectus to which we have referred you.

Stock markets in general and Apache’s common stock in particular have experienced over the past two years, and continue to experience, significant price and volume volatility. As a result, the market price of Apache’s common stock may continue to be subject to similar market fluctuations that may be unrelated to its operating performance or business prospects. Increased volatility could result in a decline in the market price of Apache’s common stock.

Apache’s ability to declare and pay dividends is subject to limitations.

The payment of future dividends on Apache’s capital stock is subject to the discretion of Apache’s board of directors, which considers, among other factors, its operating results, overall financial condition, credit-risk considerations and capital requirements, as well as general business and market conditions. Apache’s board of directors is not required to declare dividends on its common stock and may decide not to declare dividends.

The instrument governing Apache’s revolving credit facility limits, the Bridge Facility limits, and any indentures and other financing agreements that Apache enters into in the future may limit, Apache’s ability to pay cash dividends on its capital stock, including Apache common stock. In the event that any of Apache’s indentures or other financing agreements in the future restrict Apache’s ability to pay dividends in cash on its common stock, Apache may be unable to pay dividends in cash on its common stock unless Apache can refinance amounts outstanding under those agreements.

In addition, under Delaware law, dividends on capital stock may only be paid from “surplus,” which is defined as the amount by which Apache’s total assets exceeds the sum of Apache’s total liabilities, including contingent liabilities, and the amount of Apache’s capital; if there is no surplus, cash dividends on capital stock may only be paid from Apache’s net profits for the then current and/or the preceding fiscal year. Further, even if Apache is permitted under its contractual obligations and Delaware law to pay cash dividends on its common stock, Apache may not have sufficient cash to pay dividends in cash on its common stock.

Offerings of debt by Apache, which would be senior to Apache’s common stock upon liquidation, and/or preferred equity securities, which would be senior to Apache common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of Apache’s common stock.

Upon liquidation, holders of Apache’s debt securities and lenders with respect to other borrowings will receive distributions of Apache’s available assets prior to the holders of Apache’s common stock.

Apache’s board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Apache’s board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over Apache’s common stock with respect to dividends or upon Apache’s dissolution, winding-up and liquidation and other terms. If Apache issues preferred stock in the future that has a preference over its common stock with respect to the payment of dividends or upon its liquidation, dissolution, or winding-up, or if Apache issues preferred stock with voting rights that dilute the voting power of the mandatory convertible preferred stock and its common stock, the rights of holders of Apache common stock or the market price of Apache’s common stock could be adversely affected.

In addition, offerings of Apache common stock or of securities linked to Apache common stock may dilute the holdings of Apache’s existing common stockholders or reduce the market price of Apache common stock. Holders of Apache common stock are not entitled to preemptive rights.

There may be future sales or other dilution of Apache’s equity, which may adversely affect the market price of Apache’s common stock.

In connection with its offerings of common stock and depositary shares, Apache agreed not to issue additional shares of common stock or securities convertible into common stock, subject to specified exceptions including the issuance of shares in connection with the Mariner transaction, for a period of 90 days ending October 21, 2010. Additionally, Apache’s directors and executive officers have agreed not to sell or otherwise dispose of any of their shares, subject to specified exceptions, for a period of 90 days ending October 21, 2010.

Otherwise, Apache is not restricted from issuing additional shares of common stock, including the common shares issuable upon conversion of the Mandatory Convertible Preferred Stock. The issuance of any additional shares of common or of preferred stock or convertible securities or the exercise of such securities could be substantially dilutive to holders of Apache common stock. Holders of shares of Apache common stock are not entitled to any preemptive rights by virtue of their status as stockholders and that status does not entitle them to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to Apache stockholders.

The price of Apache’s common stock may be adversely affected by future sales of Apache common stock or securities that are convertible into or exchangeable for, or of securities that represent the right to receive, Apache common stock or other dilution of Apache’s equity, or by Apache’s announcement that such sales or other dilution may occur.

Contractual and statutory provisions may delay or make more difficult acquisitions or changes of control of Apache.

Provisions of Delaware law and Apache’s Restated Certificate of Incorporation and Bylaws, and contracts to which Apache are a party could make it more difficult for a third party to acquire control of Apache or have the effect of discouraging a third party from attempting to acquire control of Apache.

Apache’s Mandatory Convertible Preferred Stock could restrict Apache’s ability to pay dividends on its common stock.

The terms of Apache’s Mandatory Convertible Preferred Stock could restrict Apache’s ability to pay cash dividends on its common stock. Apache may not declare or pay a dividend or distribution on its common stock unless all accrued and unpaid dividends for all past quarterly dividend periods on all outstanding shares of Mandatory Convertible Preferred Stock have been or are contemporaneously declared and paid in full or a sufficient amount for such has been set aside.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Representatives of Apache and Mariner may also make forward-looking statements. Forward-looking statements are opinions, forecasts, projections, future plans or other statements other than statements of historical fact and are identified by terminology such as “expect,” “anticipate,” “estimate,” “intend,” “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “plan,” “project,” “likely,” “believe” or the negative of these terms or similar terminology. Neither Mariner nor Apache can give any assurance that such expectations will prove to be correct. Actual results could differ materially as a result of a variety of risks and uncertainties, including: the timing to consummate the proposed agreement; the risk that a condition to closing the proposed agreement may not be satisfied; the risk that a regulatory approval that may be required for the proposed agreement is not obtained or is obtained subject to conditions that are not anticipated; negative effects from the pendency of the merger; Apache’s ability to achieve the synergies and value creation contemplated by the proposed agreement; Apache’s ability to promptly and effectively integrate the merged businesses; and the diversion of management time on agreement-related issues.

These statements are only predictions and are not guarantees of performance. Actual results may differ materially from those expected, estimated or projected because of market conditions or other factors. These statements are based upon the current beliefs and expectations of management of Apache and Mariner and are subject to numerous risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or anticipated. In addition to the risks described under “Risk Factors” and those risks described in documents that are incorporated by reference into this proxy statement/prospectus, the following factors, among others, could cause actual results to be materially different from those expressed or implied by any forward-looking statements:

•	Mariner stockholder approval may not be obtained in a timely manner, or at all;

•	the merger may not close due to the failure to satisfy any of the closing conditions;

•	expected synergies and value creation from the merger may not be realized;

•	key employees of Mariner may not be retained;

•	Mariner and the BP Properties may not be integrated successfully;

•	management time may be diverted on merger-related matters;

•	regulatory approvals and third party consents required for the consummation of the BP Acquisition by Apache may not be received in a timely manner;

•	regulatory authorities may impose conditions on the future operation of the BP Properties in connection with the receipt of regulatory approvals by Apache;

•	preferential purchase rights may be exercised with respect to certain of the BP Properties;

•	BP or its affiliates who are parties to or have guaranteed obligations under the agreements related to the BP Acquisition may become subject to a case or proceeding under the bankruptcy or insolvency laws of any jurisdiction;

•	fluctuations in the prices of crude oil, natural gas and natural gas liquids;

•	the downgrade of Apache’s or Mariner’s credit rating;

•	general economic, business or industry conditions;

•	credit risk of counterparties;

•	the expiration of leases on undeveloped acreage;

•	cash flow, liquidity and financial position;

•	pipeline and gathering system capacity constraints and various transportation interruptions;

•	success in acquiring or finding additional reserves on an economic basis;

•	the effects of industry competition;

•	the failure to realize adequate returns on wells that are drilled;

•	the success of commodity price risk management and trading activities;

•	the failure to fully identify potential problems related to acquired reserves or to properly estimate those reserves;

•	the impact of government regulation of the oil and natural gas industry;

•	the impact of weather and the occurrence of natural events and natural disasters;

•	environmental liabilities; and

•	currency rate fluctuations.

You are cautioned not to place undue reliance on the forward-looking statements made in this proxy statement/prospectus or documents incorporated into this proxy statement/prospectus or by representatives of Apache or Mariner. These statements speak only as of the date hereof, or, in the case of statements in any document incorporated by reference, as of the date of such document, or, in the case of statements made by representatives of Apache or Mariner, on the date those statements are made. All subsequent written and oral forward-looking statements concerning the merger, the combined company or any other matter addressed in this proxy statement/prospectus and attributable to Apache, Mariner or any person acting on behalf of either company are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Apache and Mariner expressly disclaim any obligation to publicly update or revise forward-looking statements in light of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT APACHE

In this section, references to “we,” “us,” “our,” and “Apache” include Apache Corporation and its consolidated subsidiaries, unless otherwise specifically stated.

Insurance

We maintain insurance coverage that includes coverage for physical damage to our oil and gas properties, third party liability, workers’ compensation and employers’ liability, general liability, sudden pollution and other coverage. Our insurance coverage includes deductibles which must be met prior to recovery. Additionally, our insurance is subject to exclusions and limitations and there is no assurance that such coverage will adequately protect us against liability from all potential consequences and damages.

In general, our current insurance policies covering physical damage to our oil and gas assets provide $250 million per occurrence with an additional $250 million per year. Coverage for damage to our U.S. Gulf of Mexico assets specifically resulting from a named windstorm, however, is subject to a maximum of $250 million per named windstorm, includes a self-insured retention of 40 percent of the losses above a $100 million deductible, and is limited to no more than two storms per year. In addition, our policies covering physical damage to our North Sea oil and gas assets provide $250 million per occurrence with an additional $750 million per year.

Our various insurance policies also provide coverage for, among other things, liability related to negative environmental impacts of a sudden pollution event in the amount of $750 million per occurrence, charterer’s legal liability, in the amount of $1 billion per occurrence, aircraft liability in the amount of $750 million per occurrence, and general liability, employer’s liability and auto liability in the amount of $500 million per occurrence. Our service agreements, including drilling contracts, generally indemnify Apache for injuries and death of the service provider’s employees as well as contractors and subcontractors hired by the service provider.

Our insurance policies generally renew in January and June of each year, with the next renewals scheduled for 2011. In light of the recent catastrophic accident in the Gulf of Mexico, we may not be able to secure similar coverage for the same costs. Future insurance coverage for our industry could increase in cost and may include higher deductibles or retentions. In addition, some forms of insurance may become unavailable in the future or unavailable on terms that we believe are economically acceptable.

Remediation Plans and Procedures

Apache adopted a Region Spill Response Plan (the Plan) for its Gulf of Mexico operations to ensure a rapid and effective response to spill events that may occur on Apache-operated properties. Periodically, drills are conducted to measure and maintain the effectiveness of the Plan. These drills include the participation of spill response contractors, representatives of the Clean Gulf Associates (CGA, described below), and representatives of governmental agencies. The primary association available to Apache in the event of a spill is CGA. Apache has received approval for the Plan from the Bureau of Ocean Energy Management, Regulatory and Enforcement(formerly, the Minerals Management Service). Apache personnel review the Plan annually and update where necessary.

Apache is a member of, and has an employee representative on the executive committee of, CGA, a not-for-profit association of producing and pipeline companies operating in the Gulf of Mexico. CGA was created to provide a means of effectively staging response equipment and providing immediate spill response for its member companies’ operations in the Gulf of Mexico. To this end, CGA has bareboat chartered (an arrangement for the hiring of a boat with no crew or provisions included) its marine equipment to the Marine Spill Response Corporation (MSRC), a national, private, not-for-profit marine spill response organization, which is funded by grants from the Marine Preservation Association. MSRC maintains CGA’s equipment (currently including 13 shallow water skimmers, four fast response vessels with skimming capabilities, nine fast response containment-skimming units, a large skimming containment barge, numerous containment systems, wildlife cleaning and rehabilitation facilities and dispersant inventory) at various staging points around the Gulf of Mexico in its ready state, and in the event of a spill, MSRC stands ready to mobilize all of this equipment to CGA members. MSRC also handles the maintenance and mobilization of CGA non-marine equipment. In addition, CGA maintains a contract with Airborne Support Inc. (ASI), which provides aircraft and dispersant capabilities for CGA member companies. Apache’s annual fees to CGA for 2009 consisted of $213,445 based on a $12,800 per capita charge plus $200,645 based on annual production of approximately 24 million barrels of oil equivalent.

In the event that CGA resources are already being utilized, other associations are available to Apache. Apache is a member of Oil Spill Response Limited, which entitles any Apache entity worldwide to access their service. Oil Spill Response Limited has access to resources from the Global Response Network, a collaboration of seven major oil industry funded spill response organizations worldwide. Oil Spill Response Limited has equipment stockpiles in Bahrain, Singapore and Southampton that currently include approximately 153 skimmers, booms (of approximately 12,000 meters), two Hercules aircraft for equipment deployment and aerial dispersant spraying, two additional aircraft, dispersant spray systems and dispersant, floating storage tanks, all terrain vehicles (ATV) and various other equipment. If necessary, Oil Spill Response Limited’s resources may be, and have been, deployed to areas across the globe, such as the Gulf of Mexico. In addition, resources of other organizations are available to Apache as a non-member, such as those of MSRC and National Response Corporation (NRC), albeit at a higher cost. MSRC has an extensive inventory of oil spill response equipment, independent of and in addition to CGA’s equipment, currently including 19 oil spill response barges with storage capacities between 12,000 and 68,000 barrels, 68 shallow water barges, over 240 skimming systems, six self-propelled skimming vessels, seven mobile communication suites with internet and telephone connections, as well as marine and aviation communication capabilities, various small crafts and shallow water vessels and dispersant aircraft. MSRC has contracts in place with many environmental contractors around the country, in addition to hundreds of other companies that provide support services during spill response. In the event of a spill, MSRC will activate these contractors as necessary to provide additional resources or support services requested by its customers. NRC owns a variety of equipment, currently including shallow water portable barges, boom, high capacity skimming systems, inland work boats, vacuum transfer units and mobile communication centers. NRC has access to a vessel fleet of more than 328 offshore vessels and supply boats worldwide, as well as access to hundreds of tugs and oil barges from its tug and barge clients. The equipment and resources available to these companies changes from time-to-time and current information is generally available on each of the companies’ websites.

In light of the current events in the Gulf of Mexico, Apache is participating in a number of industry-wide task forces, which are studying ways to better access and control blowouts in subsea environments and increase containment and recovery methods. Two such task forces are the Subsea Well Control and Containment Task Force and the Offshore Operating Procedures Task Force.

Competitive Conditions

The oil and gas business is highly competitive in the exploration for and acquisitions of reserves, the acquisition of oil and gas leases, equipment and personnel required to find and produce reserves and in the gathering and marketing of oil, gas and natural gas liquids. Our competitors include national oil companies, major integrated oil and gas companies, other independent oil and gas companies and participants in other industries supplying energy and fuel to industrial, commercial and individual consumers.

Certain of our competitors may possess financial or other resources substantially larger than we possess or have established strategic long-term positions and maintain strong governmental relationships in countries in which we may seek new entry. As a consequence, we may be at a competitive disadvantage in bidding for leases or drilling rights.

However, we believe our diversified portfolio of core assets, which is comprised of large acreage positions and well established production bases across six countries, and our balanced production mix between oil and gas give us a strong competitive position relative to many of our competitors who do not possess similar political, geographic and production diversity. Our global position provides a large inventory of geologic and geographic opportunities in the six countries in which we have producing operations to which we can reallocate capital investments in response to changes in local business environments and markets. It also reduces the risk that we will be materially impacted by an event in a specific area or country.

While the merger, if consummated, will increase our holdings in the U.S., we believe that following the merger Apache will maintain asset diversity, as production from our international locations is projected to increase for the next several years as longer-term projects to develop significant discoveries are completed.

Environmental Compliance

As an owner or lessee and operator of oil and gas properties, we are subject to numerous federal, provincial, state, local and foreign country laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations, subject the lessee to liability for pollution damages and require suspension or cessation of operations in affected areas. Although environmental requirements have a substantial impact upon the energy industry, as a whole, we do not believe that these requirements affect us differently, to any material degree, than other companies in our industry.

We have made and will continue to make expenditures in our efforts to comply with these requirements, which we believe are necessary business costs in the oil and gas industry. We have established policies for continuing compliance with environmental laws and regulations, including regulations applicable to our operations in all countries in which we do business. We have established operating procedures and training programs designed to limit the environmental impact of our field facilities and identify and comply with changes in existing laws and regulations. The costs incurred under these policies and procedures are inextricably connected to normal operating expenses such that we are unable to separate expenses related to environmental matters; however, we do not believe expenses related to training and compliance with regulations and laws that have been adopted or enacted to regulate the discharge of materials into the environment will have a material impact on our capital expenditures, earnings or competitive position.

Changes to existing, or additions of, laws, regulations, enforcement policies or requirements in one or more of the countries or regions in which we operate could require us to make additional capital expenditures. While the recent events in the U.S. Gulf of Mexico have resulted in the enactment of, and may result in the enactment of additional, laws or requirements regulating the discharge of materials into the environment, we do not believe that any such regulations or laws enacted or adopted as of this date will have a material adverse impact on Apache’s, Mariner’s, or the combined company’s cost of operations, earnings or competitive position.

THE COMPANIES

Apache Corporation

Apache, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids. In North America, Apache’s exploration and production interests are focused in the Gulf of Mexico, the Gulf Coast, East Texas, the Permian Basin, the Anadarko Basin and the Western Sedimentary Basin of Canada. Outside of North America, Apache has exploration and production interests onshore Egypt, offshore Western Australia, offshore the U.K. in the North Sea (North Sea), and onshore Argentina. Apache also has exploration interests on the Chilean side of the island of Tierra del Fuego.

Apache’s common stock is listed on the NYSE, the Chicago Stock Exchange and the NASDAQ National Market and trades under the symbol “APA.”

Apache’s principal executive offices are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056, its telephone number is (713) 296-6000 and its website is www.apachecorp.com.

This proxy statement/prospectus incorporates important business and financial information about Apache by reference to other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information; Incorporation By Reference.”

Mariner Energy, Inc.

Mariner, a Delaware corporation formed in 1983, is an independent oil and gas exploration, development, and production company headquartered in Houston, Texas, with principal operations in the Permian Basin, Gulf Coast and the Gulf of Mexico.

Mariner’s common stock is listed on the NYSE and trades under the symbol “ME.”

Mariner’s principal executive offices are located at One BriarLake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042, its telephone number is (713) 954-5500 and its website is www.mariner-energy.com.

This proxy statement/prospectus incorporates important business and financial information about Mariner from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information; Incorporation By Reference.”

ZMZ Acquisitions LLC

ZMZ Acquisitions LLC, which is sometimes referred to as Merger Sub, is a Delaware limited liability company and a wholly owned subsidiary of Apache. Merger Sub was formed solely for the purpose of entering into the merger agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Merger Sub’s principal executive offices are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056 and its telephone number is (713) 296-6000.

THE MERGER

General

Apache, Merger Sub and Mariner have entered into the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Mariner will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity. Upon completion of the merger, Mariner will cease to exist and Mariner common stock will no longer be outstanding or publicly traded.

Under the merger agreement, Mariner stockholders may elect to receive consideration consisting of cash, shares of Apache common stock or a combination of both in exchange for their shares of Mariner common stock, subject to a proration feature. Mariner stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive $7.80 in cash and 0.17043 shares of Apache common stock, in exchange for each share of Mariner common stock. Subject to proration, Mariner stockholders electing to receive all cash will receive $26.00 in cash per Mariner share and Mariner stockholders electing to receive only Apache common stock will receive 0.24347 shares of Apache common stock in exchange for each share of Mariner common stock.

The aggregate cash consideration to be received by Mariner stockholders pursuant to the merger will be fixed at an amount equal to the product of $7.80 and the number of shares of Mariner common stock outstanding immediately prior to the closing of the merger less 714,887 shares of outstanding unvested restricted stock that will be cancelled upon the merger. Such cash amount is expected to be approximately $800 million. Similarly, the aggregate number of shares of Apache common stock to be received by Mariner stockholders pursuant to the merger will be fixed at a number equal to the product of 0.17043 and the number of shares of Mariner common stock outstanding immediately prior to the closing of the merger less 714,887 shares of outstanding unvested restricted stock that will be cancelled upon the merger. Such number of shares is expected to be approximately 17.5 million shares of Apache common stock. Accordingly, if Mariner stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, then those holders electing to receive all cash consideration will be prorated down and will receive Apache stock as a portion of the overall consideration they receive for their shares. On the other hand, if Mariner stockholders elect, in the aggregate, to receive stock in an amount greater than the aggregate number of shares issuable under the merger agreement, then those holders electing to receive all stock consideration will be prorated down and will receive cash as a portion of the overall consideration they receive for their shares. As a result, Mariner stockholders that make a valid election to receive all cash or all stock consideration may not receive merger consideration entirely in the form elected.

The share exchange ratios in the merger agreement are fixed and will not change between now and the completion of the merger, regardless of whether the market price of either Apache or Mariner common stock changes. The market price of Apache common stock will fluctuate prior to the merger and the market price of Apache common stock received by Mariner stockholders after completion of the merger could be greater or less than the current market price of Apache common stock and the price of Apache common stock at the election deadline. In addition, the time of the completion of the merger, the values of the three forms of merger consideration that Mariner stockholders will have the right to receive (which are (i) 0.24347 shares of Apache common stock per Mariner share, subject to proration, (ii) $26.00 in cash per Mariner share, subject to proration, or (iii) a combination of $7.80 in cash and 0.17043 shares of Apache common stock per Mariner share) may not be equal due to fluctuations in the market price of Apache common stock. See “Risk Factors — Risks Relating to the Merger — As a result of the consideration election and proration provisions of the merger agreement, and because the market price of Apache common stock will fluctuate, Mariner stockholders cannot be sure of the aggregate value of the merger consideration they will receive.”

Apache will not issue any fractional shares of its common stock in connection with the merger. For each fractional share that would otherwise be issued, Apache will pay cash (without interest) in an amount equal to the product of the fractional share and the average of the closing price of Apache common stock on the NYSE, as reported in The Wall Street Journal, for the five consecutive trading days ending on the calendar day immediately prior the closing date of the merger.

Background of the Merger

Mariner regularly reviews and assesses potential industry and strategic alternatives in order to enhance stockholder value. In connection with these reviews and in an effort to ensure that Mariner’s board is fully informed regarding potential avenues for increasing stockholder value, from time to time Mariner’s management meets with investment bankers to discuss strategic business opportunities, including acquisitions of and combinations with other companies. In one such meeting in April 2008, Mr. Josey and a representative of Credit Suisse discussed a number of companies that might present strategic business opportunities for Mariner. Apache was one such company discussed, as both companies operate in the Gulf of Mexico shelf and deepwater and in the Permian Basin. From time to time the companies had engaged in farm-out agreements and other ordinary course transactions, and they also owned working interests in some of the same properties, including the Geauxpher prospect at Garden Banks 462. The companies had enjoyed a good working relationship. In April and May 2008, a representative of Credit Suisse met with Roger Plank, Apache’s President, and discussed strategic opportunities between Apache and Mariner.

In May 2008, G. Steven Farris, Apache’s Chairman and Chief Executive Officer, contacted Scott D. Josey, Mariner’s Chairman, Chief Executive Officer and President, to suggest that they meet to discuss a potential business combination. Messrs. Farris and Josey met on May 22, 2008 to discuss such a transaction. Mr. Farris did not present any specific proposal at that time. Mr. Josey responded that he would discuss the matter with members of Mariner’s board. Mr. Josey subsequently reported on his conversation with Mr. Farris to two Mariner directors, Bernard Aronson (Mariner’s presiding independent director) and Jonathan Ginns. Mr. Aronson relayed the information provided by Mr. Josey to the other members of Mariner’s board.

Representatives of Apache and Mariner negotiated the terms of a confidentiality agreement over the following weeks, and on June 17, 2008, the parties executed an agreement. In the confidentiality agreement Apache agreed to a “standstill” provision providing that it would not, for a period of two years, acquire or seek, offer or propose to acquire any securities or assets of Mariner or take other actions seeking to control or influence Mariner. The confidentiality agreement also restricted acquisitions by Apache of interests in certain properties for which Mariner was the apparent high bidder at an offshore lease sale that had recently occurred, but for which leases had not yet been awarded to Mariner. Following execution of the confidentiality agreement on June 17, several members of Mariner management and Ryder Scott Company, L.P., the petroleum consulting firm primarily responsible for overseeing the preparation of Mariner’s reserve estimates, met with representatives of Apache to review reserve estimates, prospects and financial and legal matters. Over the course of the next few days, subsequent conversations took place between members of management of the two companies regarding the means of conducting accounting and tax due diligence and personnel matters.

On June 19, 2008, Messrs. Farris and Josey met to discuss Mariner’s prospects and other due diligence issues.

On June 20, 2008, at a telephonic special meeting of Mariner’s board, Mr. Josey reported on the status of discussions with, and due diligence conducted by, Apache. The board also considered the retention of Credit Suisse as Mariner’s financial advisor in connection with a potential transaction. The board noted Credit Suisse’s knowledge of Mariner, having previously provided Mariner with financial advisory and other investment banking services, and Credit Suisse’s knowledge of the oil and gas industry and experience as a financial advisor in connection with transactions similar to the proposed merger. Credit Suisse was formally engaged by Mariner on June 25, 2008. The board requested that Mr. Josey provide updates as appropriate to Mr. Aronson, who would communicate with the other directors.

Over the course of the following nine weeks, representatives of Mariner, Ryder Scott, Deloitte & Touche LLP (Mariner’s independent auditor) and PricewaterhouseCoopers (tax consultant to Mariner) provided Apache with additional due diligence information regarding Mariner’s reserve estimates, prospect inventory, financial condition, accounting, tax, and legal matters, among other things.

On August 19, 2008, Mr. Farris met with Mr. Josey at Mariner’s offices in Houston. Mr. Farris said that Apache would be willing to acquire Mariner for consideration worth $30 per share of Mariner common stock, which represented a premium of approximately 3.5% to Mariner’s then-current stock price (at that time, commodity prices were significantly higher than 2010 levels). Mr. Farris also indicated that the proposed transaction would potentially be contingent upon completing the sale of a limited-term overriding royalty interest in a fixed volume of Mariner’s oil and gas reserves prior to consummation of the merger. Mr. Josey stated his view that the proposed consideration was too low and that the risk associated with the sale of the overriding royalty interest was unacceptable, but he said he would convey Apache’s proposal to the Mariner board. Mr. Josey discussed the proposal with the Mariner directors individually. Following those discussions, he reported to Mr. Farris that Mariner was not interested in further pursuit of a transaction at that time.

On February 1, 2010, a representative of the financial advisor to another company, referred to as Company A, contacted Mr. Josey to request a meeting to discuss a potential business combination transaction. On February 8, 2010, representatives of Company A and Company A’s financial advisor met with Mr. Josey to express interest in acquiring Mariner for a purchase price of $18 to $19 per share. The representatives stated that the proposal was based on, among other things, Company A’s review of Mariner’s reserve estimates as of December 31, 2008, but not its 2009 reserve estimates, which had only recently been disclosed.

On February 19, 2010, representatives of Credit Suisse discussed with Mariner management the possibility of a public offering of equity securities of a new company formed to hold certain onshore assets. Specifically, the concept discussed involved Mariner contributing its Permian Basin operations, including its interests in the Spraberry, Dean and Wolfcamp trends and exploration activities in emerging plays such as the Wolfberry and Wolfcamp trends, to a subsidiary, and selling a portion of the equity of that subsidiary to the public in a registered offering. The discussion included various implications of such a transaction on a hypothetical basis, including governance matters, financial statement requirements and capital structure. This alternative was not pursued for a number of reasons, including the reduced diversification that would result from such a transaction and covenant restrictions in Mariner’s debt agreements.

On February 23, 2010, the Mariner board discussed Company A’s proposal and concluded that the proposed consideration was insufficient but authorized management to allow Company A to review nonpublic information, with the expectation that Company A would be able to increase its proposed purchase price substantially following its review of Mariner’s prospects and 2009 year-end reserve estimates. The board did not direct management to solicit alternative transactions to the proposal made by Company A at that time because it did not consider Mariner to be for sale and, until a compelling offer was made by a potential purchaser, the board intended to continue to pursue Mariner’s strategic plan. The board also discussed Mariner’s strategy as a diversified company, marketing and messaging with respect to its strategy and various potential alternatives for its operating regions. The board reviewed a “sum of the parts” analysis prepared by Mariner management that attempted to evaluate each of Mariner’s operating regions based on valuation metrics of several non-diversified, publicly-traded companies, each operating primarily in one of Mariner’s operating regions. The analysis indicated that the stock of Mariner, as a diversified company, traded at a significant discount to the sum of the estimated values of its operating regions if they were valued similarly to the non-diversified or “pure play” companies in those regions. The sum of the parts analysis reflected a potential trading range for Mariner common stock of $25.23 to $35.59 per share, excluding estimated values for certain unbooked Mariner discoveries but providing methodologies for valuing Mariner’s interests in those discoveries. From time to time, management and the board discussed Mariner’s long-term strategy, which included the pursuit of diversity and balance in its property portfolio and hydrocarbon mix and increasing its onshore presence, including unconventional resource plays. During the February 23, 2010 board meeting, management and the board discussed Mariner’s strategic direction and whether alternatives to its strategy should be explored to more fully realize their view of the value of the company. The possibility of one or more divestiture transactions or a spin-off of a portion of Mariner’s operations was discussed, but the board concluded there was no reason to change its existing strategy at that time. Earlier that month, Mariner had provided the sum of the parts analysis and the potential trading range in a February 4 public presentation to the investor community at the Credit Suisse Energy Summit Conference and also made it publicly available on Mariner’s website. Subsequent to that public presentation and through the February 23 board meeting, Mariner’s common stock closed at prices ranging from $13.65 to $15.52. Subsequently, management used the methodologies provided to the board at the February 23 board meeting to assign values to the unbooked discoveries and included those values, as well as values for a significant portion of Mariner’s deepwater exploration prospect portfolio prepared by a third-party engineering firm, in public presentations to the investor community on March 2, March 23 and April 13, 2010 and made publicly available on Mariner’s website, reflecting a potential trading range for Mariner common stock of approximately $43 to $60 per share. Subsequent to the first of those public presentations and through the date prior to the announcement of the merger with Apache, Mariner’s common stock closed at prices ranging from $14.13 to $18.09.

Mariner and Company A negotiated and, on March 11, 2010, executed a confidentiality agreement in a form substantially similar to the one previously entered into with Apache, including a two-year standstill provision. Later that day, several members of Mariner’s management team met with representatives of Company A to provide information regarding Mariner’s 2009 reserve estimates, prospects and financial matters. Representatives of Company A also were provided access to representatives of Ryder Scott to perform a more detailed review of Mariner’s reserve estimates. During the course of the diligence meetings on March 11, Mr. Josey met with a representative of Company A to discuss the expected timing of a revised proposal. The representative advised Mr. Josey that Company A’s board of directors had approved discussions regarding a business combination and that their board planned to meet on April 16, 2010 to consider a revised proposal to acquire Mariner.

From March 11, 2010, until April 9, 2010, members of Mariner’s management team provided additional due diligence information to representatives of Company A.

On March 25, 2010, at Mr. Farris’s request, Mr. Josey met with Messrs. Farris and Plank at Apache’s offices in Houston. At the meeting Mr. Farris suggested that Apache and Mariner re-engage in discussions regarding a business combination, because the two companies had a great asset and people fit and Mariner’s deepwater position was desirable to Apache, but he did not present any specific proposal. Mr. Josey responded by saying that the consideration in any proposal would need to reflect a substantial premium in order to be successful. Mr. Josey also indicated to Messrs. Farris and Plank that another party had expressed an interest in acquiring Mariner, that it was undertaking due diligence, and that the board of directors of the other party planned to meet on April 16 to consider a possible transaction. Mr. Farris responded that, due to its extensive analysis of Mariner in 2008, Apache could be ready with an offer and a merger agreement on an accelerated timeline. Mr. Josey also stated that even though Mariner could provide confidential data to Apache under the 2008 confidentiality agreement which remained in effect until June 2010, he would prefer that the parties execute an extension before he arranged for additional confidential information about Mariner to be delivered to Apache.

Apache and Mariner entered into a new confidentiality agreement on March 26, 2010, in a form substantially similar to the prior agreement between the parties. Shortly after execution of the confidentiality agreement, Mariner made diligence materials available, and meetings occurred between representatives of Mariner, Ryder Scott and Apache over the next two weeks.

On April 1, 2010, Apache’s board of directors convened a special meeting to consider the potential transaction with Mariner. The board was presented with financial and operational information about Mariner, including an update on developments in Mariner’s business since a possible transaction had been last considered by the board in 2008. At the end of the meeting and after extensive discussion, the board authorized Apache management to continue its pursuit of a transaction with Mariner for consideration of up to $25 per share with at least 70% payable in Apache common stock.

On April 5, 2010, Mr. Josey met with Mr. Farris at Apache’s offices. At this meeting, Messrs. Josey and Farris discussed in general terms the per-share purchase price of a potential acquisition, with Mr. Josey indicating his belief that the Mariner board would be disappointed with any offer below $25 per share, and that an offer may need to be as high as $30 per share in order to be approved. Messrs. Josey and Farris also discussed generally the possibility of making a portion of the consideration contingent on the success of the Heidelberg #2 well in the Gulf of Mexico deepwater, which was being drilled on a prospect in which Mariner has an interest (referred to as the Heidelberg well). Mr. Josey also requested that, in accordance with the confidentiality agreement, Apache should not provide a written offer to Mariner unless it was invited to do so by Mariner’s board of directors. Mr. Farris thanked Mr. Josey for the information, and did not present him with an offer. That afternoon the parties amended the confidentiality agreement to permit advisors and additional employees of Apache to assist in the due diligence effort.

Following his meeting with Mr. Josey, Mr. Farris met with Apache’s financial advisors, Goldman, Sachs & Co., referred to as Goldman Sachs, and J.P. Morgan Securities Inc., referred to as J.P. Morgan, to inform them of his conversation with Mr. Josey. Over the next two days, Messrs. Farris and Plank, other Apache senior management, and representatives of Goldman Sachs and J.P. Morgan worked on preparing an appropriate initial proposal to Mariner.

As part of preparing the initial proposal, Mr. Farris telephoned each of the members of Apache’s board, informed them of developments, and discussed with them the possible terms that were being developed. In the course of consultation with the directors, Mr. Farris was given the discretion to offer to Mariner a combination of cash and Apache common stock as consideration in the merger.

On April 7, 2010, a representative of Company A sent an e-mail to Jesus G. Melendrez, Mariner’s Senior Vice President, Chief Commercial Officer, Acting Chief Financial Officer and Treasurer, to inform him that Company A’s board meeting to discuss a potential transaction with Mariner would be delayed. The following day, Mr. Melendrez advised representatives of Company A and its financial advisor that such delay was not in Company A’s interest.

Also on April 7, 2010, Mr. Farris called Mr. Josey to notify him that Apache was prepared to send a term sheet describing its offer to acquire Mariner and that Apache was highly motivated to complete a transaction because of the strategic fit of Mariner’s assets with Apache’s North American operations. He communicated that it was important to Apache that a merger agreement be signed and a transaction be announced very quickly. Mr. Farris also told Mr. Josey that Apache would not engage in an auction process in connection with a possible transaction. Mr. Josey responded that he would discuss the terms of the initial proposal with the Mariner board and call Mr. Farris afterwards. Mr. Josey then advised Mariner’s presiding independent director of the conversation, and the director organized a board meeting to be held that afternoon.

Following his conversation with Mr. Josey, Mr. Farris telephoned each of Apache’s directors separately and informed them of the terms of the initial proposal. Each director was supportive of the proposal and instructed Mr. Farris to continue pursuing the transaction with Mariner.

Later in the day on April 7, 2010, Apache sent Mariner a term sheet proposing a merger for consideration of $25.00 per share, payable in a combination of cash (30%) and shares of Apache common stock (70%) at a fixed exchange ratio. Apache stated that the $25 proposal represented a premium of 47% to Mariner’s closing price and a 63% premium to Mariner’s 30-day average trading price, each as of April 6, 2010. The term sheet further proposed that the consideration would be increased or decreased by $2.00 per share depending on success or lack of success at the Heidelberg #2 well. The Heidelberg well was expected to be completed in May 2010 and was designed to delineate the lateral extent of the M-15 sand of the reservoir found in a discovery well that reached total depth in 2009, and to explore another potential target in the lower Miocene sand. Because of the contingent adjustment to the proposed purchase price (a result of which was that the consideration would either be $23.00 or $27.00 per share, but never $25.00), Apache’s proposal effectively offered consideration of $23.00 per share with a possible $4.00 increase for success at the Heidelberg well. The term sheet stated that it would expire on April 14, 2010, and that Apache had prepared a draft merger agreement and was prepared to begin negotiations immediately. The term sheet also stated Apache’s intention to be able to announce a transaction within days and in no event later than April 14, 2010.

After receipt of the term sheet, Mariner’s board convened a telephonic special meeting on April 7, 2010 to discuss the proposal, including the financial terms, the likelihood that the transaction could be successfully completed, and potential responses to the proposal. Also present at the invitation of the board were representatives of Baker Botts L.L.P., outside counsel to Mariner, who discussed with the directors certain legal matters, including their fiduciary duties to stockholders in connection with a potential business combination transaction. During the meeting, Mr. Josey updated the directors on his discussions with Mr. Farris. After discussing the terms proposed in the Apache term sheet and Mariner’s other prospects, the board decided to seek to reengage Credit Suisse as Mariner’s financial advisor in connection with a potential transaction, given Credit Suisse’s familiarity with Mariner and its prior engagement as Mariner’s financial advisor in 2008 in connection with Mariner’s discussions regarding a potential transaction with Apache. The board discussed the interests of Mariner executive officers with respect to the merger, apart from their interests as Mariner stockholders, and the risk that these interests might influence their decisions with respect to the merger. The board instructed Mr. Josey to tell Mr. Farris that the board was seriously considering Apache’s proposal and would respond promptly after further analysis and after consulting with Credit Suisse. The board also received a status report on discussions with Company A. Credit Suisse was contacted that evening and instructed to begin preparing an analysis of Apache’s proposal for discussion with the board.

On April 8, 2010, Mr. Josey called Mr. Farris to update him on the board’s reaction to the proposal and on next steps. Messrs. Josey and Farris briefly discussed the terms reflected in the term sheet, particularly Apache’s rationale for proposing consideration contingent upon the success of the Heidelberg well. Other members of Mariner management met that day and on April 9, 2010 with Apache representatives to discuss how to define “success” at the Heidelberg well for purposes of determining whether the contingent consideration would be paid.

On April 9, 2010, Mariner’s board again convened a telephonic special meeting, with representatives of Mariner management, Baker Botts and Credit Suisse also attending. Mr. Josey briefed the board on his April 8 discussion with Mr. Farris. Representatives of Credit Suisse reviewed its preliminary financial analyses with respect to Mariner and the proposed merger. The board, with the assistance of management and Credit Suisse, also evaluated and discussed potential business combination transactions with other companies (including Company A), taking into account the various financial and operational characteristics of the other potential partners and the probable level of interest and strategic rationale for each company to engage in a business combination with Mariner, and the financial capability of each to complete a transaction. The board, management and Credit Suisse also discussed that although other companies might have an interest in acquiring Mariner’s Permian Basin, South Texas, Gulf of Mexico deepwater, Gulf of Mexico shelf or unconventional resource play properties individually, they did not know (based on their knowledge of the industry) of any companies that would be interested in purchasing, or positioned to take fullest advantage of, all of Mariner’s operating areas. Further, over the last several years, many companies have been exiting the Gulf of Mexico, and Apache was one of the few companies looking to add to its shelf asset base. It was expected that other potential acquirers, if any, might wish to divest of one or more of the operating areas and thus would be unlikely to value Mariner as highly as Apache, who had an existing presence in the Permian Basin, Gulf Coast onshore, Gulf of Mexico deepwater and shelf, interest in unconventional resource plays and a stated desire to expand their Gulf of Mexico deepwater operations. These attributes created what the board and management viewed as a strong strategic fit with Mariner’s asset portfolio, which they believed would maximize potential merger consideration. The board, in consultation with its legal and financial advisors, also considered the potential benefits of conducting an auction process or other effort to solicit interest from other potential buyers prior to the execution and delivery of a merger agreement with Apache, and what it viewed as a substantial risk that conducting such a process could cause Apache to terminate discussions with Mariner given Apache’s stated intention not to participate in an auction and insistence on a short time frame. Given the view that other companies lacked the strategic fit that had attracted Apache to Mariner, the board, following review and discussion with Credit Suisse, concluded that any potential competing bidders were unlikely to offer a price higher than the price proposed by Apache. Taking into account all of these factors, as well as the premium to Mariner’s stock price that the proposed merger consideration represented, the board decided not to solicit alternative transactions to the Apache merger, other than its ongoing process with Company A.

The board also considered the risks and opportunities of Mariner remaining an independent company and the risk that Mariner would not achieve or exceed a stock price comparable to the proposed merger consideration within a reasonable period of time, taking into account the competitive landscape, the risks inherent in Mariner’s business activities, fluctuations in the availability of capital and the volatility of commodity prices. The board considered these risks notwithstanding the sum of the parts analysis first presented to the public on February 4, 2010 and discussed at the February 23, 2010 board meeting. While the sum of the parts analysis illustrated the view that Mariner’s stock was undervalued by the market on a relative basis compared to non-diversified “pure play” companies, the board had recognized that the upside potential values reflected in the analysis were subject to significant risks and, given historical performance of Mariner’s stock and analyst sentiment, could not predict when, if ever, such values might be achieved. The board believed the undervaluation had been prevalent for an extended period of time and was due in part to the fact that companies like Mariner with diversified reserve portfolios generally trade at a discount to their pure play competitors. The board had recognized that the range of values presented in the analysis assigned significant value to nonproved reserves that remained subject to material operating and commodity price risks and future availability of capital. After extensive discussion, the directors determined to reconvene on April 11, 2010 to continue their review of a potential transaction with Apache.

On April 10, 2010, Mr. Josey called Mr. Farris to update him on the board’s process and timing. He stated that Apache’s initial proposal would have to be improved, and he suggested in particular that the contingent consideration proposal regarding the Heidelberg well be amended to consist of an increase in the event of success, without a corresponding decrease. Mr. Farris agreed to reconsider Apache’s proposal in light of Mr. Josey’s comments, but he emphasized that, in light of Mariner’s previously planned analyst conference scheduled for April 15, 2010, Apache felt very strongly that an agreement must be executed and the transaction announced no later than April 14, 2010.

Following the call, Mr. Farris, Apache’s senior management and its financial advisors met telephonically to discuss Mr. Josey’s response to Apache’s initial offer. After considerable discussion, Mr. Farris and Apache management decided that at the next discussion between the parties, Apache would offer $26 per Mariner share, payable in a combination of 30% cash and 70% Apache common stock, but without any contingent consideration relating to the Heidelberg well.

Later that day, P. Anthony Lannie, Apache’s Executive Vice President and General Counsel, sent a draft merger agreement to Teresa G. Bushman, Mariner’s Senior Vice President, General Counsel and Secretary.

On April 11, 2010, the Mariner board convened a telephonic special meeting, with representatives of Mariner management, Baker Botts, Credit Suisse and Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to Mariner, also attending. Mr. Josey updated the directors on his latest discussion with Mr. Farris, including Mr. Farris’ emphasis on announcing a transaction by April 14, 2010. Representatives of Baker Botts briefed the board on the terms reflected in the draft merger agreement provided by Apache, which included, among other things:

•	a condition to Apache’s obligation to close that oil and natural gas commodity market prices not fall below specified levels;

•	a condition to Apache’s obligation to close that hurricane damage to Mariner’s assets not exceed 10% of the consideration payable to Mariner stockholders in the merger;

•	a termination fee, payable by Mariner in the event that it terminated the agreement to accept an alternative acquisition proposal or in other specified circumstances, of 3.75% of the value of the consideration payable to Mariner stockholders; and

•	in addition to the termination fee, an incremental obligation to reimburse Apache’s expenses capped at 2% of the value of the equity consideration.

Representatives of Baker Botts and Morris Nichols reviewed for the directors their fiduciary duties and other legal matters. Representatives of Credit Suisse discussed certain financial aspects of Apache’s proposal, including potential collar mechanisms regarding the Apache common stock proposed to be received in the merger. After extensive discussion, the board authorized Mr. Josey to propose to Apache consideration of $26 per share with a $2.50 increase if the Heidelberg well were successful, payable 30% in cash and 70% in Apache stock at a fixed exchange ratio. In considering whether to negotiate for a collar mechanism or adjustable exchange ratio, the board noted that Mariner’s stockholders, on an aggregate basis, would receive the benefit of any increase in the price per share of Apache common stock at the time of closing relative to its price at the execution of the merger agreement, although they would receive less valuable consideration if the price of Apache stock decreased during that period. The board also noted that Mariner stockholders, on an aggregate basis, would receive a substantial cash payment that would not be affected by any change in the trading price of Apache common stock, which would act as an effective collar on the exchange ratio. In light of these factors the board determined that a fixed exchange ratio without a collar mechanism was appropriate.

Messrs. Josey and Farris spoke by phone later in the evening of April 11, 2010. Mr. Josey conveyed the board’s purchase price proposal and indicated to Mr. Farris that the sections of Apache’s draft merger agreement regarding proposed closing conditions based on commodity prices and hurricane damage were not acceptable, that the termination fee must be lower and that the expense reimbursement must be eliminated. Mr. Farris expressed concern that it would be difficult to define the parameters for success at the Heidelberg well and suggested that the merger consideration be set at $25 per share with no contingent consideration adjustment. Mr. Josey responded that $25 per share was insufficient, to which Mr. Farris responded that Apache’s best and final offer would be a purchase price set at $26 per share with no adjustment. Mr. Josey agreed to discuss Apache’s proposal with the Mariner board.

Mariner’s board met telephonically on April 12, 2010 with representatives of Credit Suisse, Baker Botts, Morris Nichols and members of management also in attendance. During the meeting, Mr. Josey reported on his April 11, 2010 conversation with Mr. Farris, including the fact that Apache’s “best and final” offer did not contain a contingent consideration adjustment. After extensive discussion and consideration of Mariner’s possible responses and various strategic alternatives, the board authorized Mr. Josey to accept the proposed $26 per share purchase price, with a breakup fee of less than 3%. The board concluded that proceeding without a contingent consideration adjustment was appropriate in light of the significant operational and financial risks associated with the Heidelberg well, including, among other things, uncertainty regarding the future cost and timing of drilling, completing and producing the well, the future cost and availability of capital, and the risks associated with unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions (including hurricanes), loop currents, compliance with governmental regulations, reductions in commodity prices, fires, explosions, blow-outs and surface cratering, pipe or cement failures and casing collapses. Accordingly, the board determined that a fixed purchase price could appropriately reflect the risked value of that discovery as well as Mariner’s recent drilling success at the Lucius-1 ST-1 exploration well on Keathley Canyon Block 875. The board also received a status report on discussions with Company A. In light of the board’s view (taking into account, among other things, the analyses provided by Credit Suisse) that the significant premium reflected in Apache’s offer represented the best value reasonably available for Mariner’s stockholders, as well as Apache’s repeated statements regarding announcing a transaction no later than April 14, 2010 (which had been conveyed multiple times orally by Mr. Farris and reflected in the term sheet sent on April 7, 2010) and the risk that Apache’s offer might be withdrawn if their timing requirements were not met, and considering the board’s previous consideration of the benefits and risks of soliciting alternative transactions prior to any announcement, the board instructed management and its advisors to negotiate the definitive documentation as expeditiously as possible. The board instructed Baker Botts to send comments to the draft merger agreement to Apache, including a deletion of the proposed closing conditions based on commodity prices and hurricane damage and a reduction of the termination fee to 2% of the value of the equity consideration, with no expense reimbursement.

Later that day, Mr. Josey spoke with Mr. Farris about the board’s decision to accept the $26 per share consideration and informed Mr. Farris that the breakup fee must be less than 3%, all subject to the negotiation of a mutually acceptable merger agreement. Mr. Farris reiterated Apache’s desire to be in a position to sign and announce an agreement by April 14, 2010. Subsequent to this discussion, Baker Botts sent a revised draft of the merger agreement to Apache and Andrews Kurth LLP, outside counsel to Apache.

Also on April 12, representatives of Goldman Sachs called representatives of Credit Suisse to emphasize that Apache was very serious about the April 14, 2010 deadline and informed Credit Suisse that there was a real risk that Apache would not agree to a transaction if an agreement could not be reached by April 14, 2010.

On April 11, 2010, Mr. Josey was contacted by a representative of Company A’s financial advisor regarding the previous communication between Mr. Melendrez and representatives of Company A concerning the delay in Company A’s schedule for updating its proposal. After exchanging messages, Mr. Josey and Company A’s representative spoke on April 12, 2010. Mr. Josey told the representative that he had been advised that Company A’s board meeting would be delayed. Mr. Josey stated his belief that the delay was harming Company A’s credibility with Mariner’s board and that any proposal should be made sooner rather than later. The financial advisor responded that Company A expected to provide a new proposal during the week of April 19, 2010 following its board meeting.

On April 13, 2010, representatives of Apache, Mariner, Credit Suisse, Baker Botts and Andrews Kurth, met telephonically and in person at the offices of Andrews Kurth to conduct due diligence on Apache’s business and operations and to discuss the draft merger agreement. During the merger agreement discussions, Apache agreed to remove the proposed closing conditions based on commodity prices and hurricane damage. Apache stated that it was still considering Mariner’s proposal on the termination fee but might agree to limit its proposed expense reimbursement to $7.5 million. During the course of discussions, it became apparent that Apache interpreted the terms of Mariner’s employment agreements with executives to provide that all Performance-Based Restricted Stock would vest at closing, regardless of whether the stock price conditions had been met. In fact, the award agreements for the Performance-Based Restricted Stock (which provided that no vesting would occur upon a change of control if the stock price conditions had not been met) overrode any inconsistent terms in the employment agreements, with the result being that no such shares would vest at closing unless otherwise provided in the merger agreement. Representatives of Mariner management corrected Apache’s misunderstanding of the terms of the agreements and suggested that Apache consider vesting some portion of the Performance-Based Restricted Stock. As of April 14, 2010, 80 senior Mariner employees held 1,196,218 shares of Performance-Based Restricted Stock, of which approximately 63% and 37% were held by officers and non-officers, respectively. Three officers holding Performance-Based Restricted Stock participated in the principal merger discussions with Apache: Messrs. Josey (who also is a director of Mariner) and Melendrez and Ms. Bushman. Five officers holding Performance-Based Restricted Stock were involved in ancillary merger discussions and/or diligence matters: Judd A. Hansen, Senior Vice President — Shelf and Onshore; Cory L. Loegering, Senior Vice President — Deepwater; Richard A. Molohon, Vice President — Reservoir Engineering; Dalton F. Polasek, Chief Operating Officer; and Mike C. van den Bold, Senior Vice President and Chief Exploration Officer. No Mariner directors other than Mr. Josey hold Performance-Based Restricted Stock. Apache proposed vesting 40% of the shares, which represented the sum of the results obtained by dividing Mariner’s then-current stock price by the two stock price conditions in the award agreements (weighted according to the proportion of awards subject to each price condition). Apache proposed calculating the percentage to be vested with reference to the current stock price of approximately $17.55 per share, rather than the $26 per share proposed merger consideration, to recognize the value created by Mariner’s leadership team without taking the proposed transaction into account. Apache agreed to the partial vesting in order to provide additional incentive to senior Mariner employees to remain employed through the closing of the merger, to foster a positive working relationship with their future employees, and in recognition of the fact that the shares would otherwise be forfeited in only the third year of the ten-year program. Apache reflected its proposal in a subsequent draft of the merger agreement. On April 12 and 14, Mariner awarded a total of 121,022 shares of Performance-Based Restricted Stock to fifteen employees who had recently been hired or promoted, including 17,121 shares to each of Mariner’s Vice President — Unconventional Resources, Vice President — Offshore Land and Business Development, and Vice President and Chief Accounting Officer, and 10,000 shares to Mariner’s Vice President — Human Resources. The board noted that several employees had recently been hired or promoted and had not yet received the Performance-Based Restricted Stock grants that would have been made to them in the ordinary course as a result of those hirings or promotions. In the interest of equal treatment of all similarly-situated employees, and, as discussed below, recognizing the fact that 40% of the awards made to such other employees would vest as a result of the merger, the board determined it was appropriate to make the grants. On April 13 and continuing over the next day, representatives of the parties continued to negotiate and revise the draft merger agreement and disclosure schedules.

Later on April 13, the Mariner board met telephonically, with representatives of Credit Suisse and Baker Botts and members of management also participating, to discuss the status of the discussions with Apache. During the board meeting, Mr. Josey reported on his April 12 conversation with Company A’s financial advisor. Mr. Josey also reported on his most recent conversations with Mr. Farris, during which they had discussed retention and severance arrangements for Mariner’s nonexecutive employees. Mariner management and Baker Botts reported on the merger agreement discussions, including the fact that Apache had proposed (after the $26 merger consideration had been agreed) to vest 40% of the Performance-Based Restricted Stock. The board determined to continue with negotiations with Apache. Later that evening, Apache sent Mariner a revised draft merger agreement reflecting a 3% breakup fee and an incremental expense reimbursement of $10 million.

Throughout the day on April 14, 2010, representatives of Mariner, Apache, Baker Botts and Andrews Kurth met to negotiate the draft merger agreement. During those discussions, Mariner stated that the termination fee could be no higher than 2.5% of the value of the equity consideration, with no expense reimbursement.

On the afternoon of April 14, 2010, Apache’s board of directors held a special meeting to consider the proposed business combination, with representatives of Goldman Sachs, J.P. Morgan, and Apache’s senior management attending. The board was provided with a substantially final draft of the merger agreement and other materials related to the transaction. At the meeting, Apache’s financial advisors Goldman Sachs and J.P. Morgan reviewed their financial analyses of the proposed merger. Mr. Lannie reviewed with the board certain legal matters relating to the board’s consideration of the proposed merger, discussed certain material terms of the merger agreement, and reviewed the status of the remaining open issues. Mr. Lannie informed the board that in addition to certain drafting matters, the parties had yet to reach agreement on the amount of a termination fee. Mr. Lannie explained that Mariner’s proposal for the breakup fee was 2.5% of the value of the equity consideration and Apache’s proposal was for 3%. After discussion and deliberation, the Apache board approved and adopted the proposed merger agreement and the transactions contemplated thereby, giving Mr. Farris authority and parameters under which to resolve the remaining open issues. Mr. Farris then contacted Mr. Josey to inform him that the Apache board meeting had concluded and that the board had approved the merger.

Later on April 14, Mariner’s board again convened telephonically to consider the terms of the proposed transaction. Prior to the meeting the directors received a packet that included the current draft of the merger agreement, a summary of the agreement and other discussion materials to facilitate their review and consideration of the proposed transaction, including financial analyses prepared by Credit Suisse. During the meeting, representatives of Credit Suisse reviewed its financial analyses with respect to Mariner and the proposed transaction with the board, and representatives of Baker Botts and Morris Nichols reviewed the terms of the proposed merger agreement and the board’s fiduciary duties.

During the board meeting and after the close of trading on the New York Stock Exchange, the board was notified that an employee of Apache had mistakenly sent an e-mail to investment analysts announcing a conference call for the following day to discuss Apache’s agreement to acquire Mariner and had attempted to recall the e-mail. The board then agreed to recess the meeting to allow Mariner’s management and advisors to inquire about what had occurred and to continue to negotiate with respect to the outstanding issues on the proposed merger agreement. Members of Mariner’s and Apache’s respective transaction teams then discussed and resolved (subject to finalization of disclosure schedules and board approval) all outstanding terms, including reaching agreement to set the termination fee at $67 million, or approximately 2.5% of the value of the equity consideration, with a reciprocal expense reimbursement capped at $7.5 million and credited against the termination fee if paid. The final exchange ratio was set with reference to Apache’s closing stock price on April 13, 2010 of $106.79.

After resolution of the outstanding issues, the Mariner board reconvened. Credit Suisse delivered its oral opinion to the Mariner board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated April 14, 2010), to the effect that, as of April 14, 2010, the merger consideration to be received by the holders of Mariner common stock in the merger was fair, from a financial point of view, to such holders. Following discussion, the board, taking into account various factors and potential risks as described further below under “— Recommendation of the Mariner Board of Directors and Its Reasons for the Merger,” unanimously determined that the proposed merger agreement and the transactions contemplated by the proposed merger agreement were advisable, fair to and in the best interests of Mariner and its stockholders, and approved and adopted the proposed merger agreement and the transactions contemplated thereby.

After the parties finalized the form of, and exchanged the final versions of, the merger agreement and disclosure schedules, the agreement was executed by Apache, Mariner and Merger Sub, and Apache and Mariner issued a joint press release before the opening of trading on April 15, 2010 announcing the merger agreement.

During the latter part of July 2010, representatives of Apache and Mariner conducted settlement discussions with the parties to two stockholder lawsuits filed after announcement of the merger agreement. In connection with a memorandum of understanding to settle the litigation, Apache and Mariner agreed to amend the merger agreement to eliminate the termination fee in the event that Mariner terminates the merger agreement in order to enter into a “superior proposal” with another party. Apache and Mariner executed the amendment on August 2, 2010, and on August 3, 2010, the elimination of the termination fee in this circumstance was publicly announced.

Recommendation of the Mariner Board of Directors and Its Reasons for the Merger

In reaching its decision to approve the merger and the merger agreement and recommend the approval and adoption of the merger agreement by Mariner stockholders, the Mariner board of directors consulted with Mariner management, as well as with Mariner’s legal and financial advisors, and considered a number of factors, including the following:

•	The fact that the merger consideration:

•	exceeded by 44.4% the median of the price targets for Mariner common stock set by investment analysts covering Mariner;

•	represented a 47.3% premium to the closing price of Mariner common stock on April 13, 2010;

•	represented a 64.5% premium to the average closing price for the 20 trading days ended April 13, 2010;

•	represented a 73.0% premium to the average closing price for the three months ended April 13, 2010; and

•	represented a 93.9% premium to the average closing price for the year ended April 13, 2010.

•	The board’s view, in consultation with management and Credit Suisse, that, taking into account the unique compatibility of Mariner’s assets with Apache’s existing properties and operational experience, Apache would be more likely to offer a higher price to acquire Mariner than other potential acquirors.

•	The risks and opportunities of Mariner remaining an independent company, including the competitive landscape, the risks inherent in Mariner’s exploration and operating activities (including the operating and financial risks associated with the development of Mariner’s prospect inventory such as the Heidelberg and Lucius wells), fluctuations in the availability of capital and the volatility of commodity prices.

•	The risk that Mariner would not achieve or exceed a stock price comparable to the proposed merger consideration within a reasonable period of time.

•	The financial analysis reviewed and discussed with Mariner’s board by representatives of Credit Suisse, as well as the oral opinion of Credit Suisse to Mariner’s board on April 14, 2010 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the holders of Mariner common stock of the merger consideration to be received by such holders in the merger.

•	The board’s recognition that, while management’s “sum of the parts” analysis illustrated the view that Mariner’s stock was undervalued by the market on a relative basis compared to non-diversified “pure play” companies, the upside potential values reflected in the analysis were subject to risks and, given historical performance of Mariner’s stock and analyst sentiment, the board could not predict when, if ever, such value might be achieved. The board believed the undervaluation had been prevalent for an extended period of time and was due in part to the fact that companies like Mariner with diversified reserve portfolios generally trade at a discount to their pure play competitors. The board recognized that the range of values presented in the analysis assigned significant value to nonproved reserves that remained subject to material operating and commodity price risks and future availability of capital.

•	The fact that the acquisition would provide Mariner stockholders with the benefits of ownership in a much larger company with a more diversified asset base, an investment grade credit rating, and greater financial capacity to explore, develop and exploit Mariner’s portfolio of assets.

•	The fact that 70% of the merger consideration will be paid in shares of Apache common stock in a tax-free reorganization, providing Mariner stockholders with the opportunity to participate in any future earnings or growth of Apache and future appreciation of Apache common stock following the merger should they determine to retain the Apache common stock payable in the merger.

•	The fact that the price of Apache common stock is generally subject to less volatility than Mariner common stock and that Apache stock would provide liquidity for those Mariner stockholders who seek to sell their shares following the merger.

•	The fact that 30% of the merger consideration will be paid in cash, which provides Mariner stockholders with some protection against the value of the merger consideration diminishing due to a decrease in the trading price of Apache common stock before the closing of the merger.

•	The risk that conducting an auction process or other effort to solicit interest from other potential buyers prior to the execution and delivery of the merger agreement could cause Apache to terminate discussions with Mariner.

•	The belief that regulatory approvals and clearances necessary to complete the merger will likely be obtained promptly without material cost or burden.

•	The terms and conditions of the merger agreement and the course of negotiations thereof, including:

•	the structure of the transaction as a merger, requiring approval by Mariner’s stockholders, which would result in detailed public disclosure and a period of time prior to completion of the merger during which an unsolicited superior proposal could be brought forth;

•	Mariner’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the board of directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to Mariner’s stockholders than the merger;

•	the Mariner board’s right to change or withdraw its recommendation if it concludes in good faith that a change or withdrawal is necessary in order to comply with its fiduciary obligations under applicable law, subject to the payment of a termination fee to Apache in certain circumstances;

•	Mariner’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee to Apache;

•	the termination fee of $67 million, representing approximately 2.5% of the value of the equity consideration in the proposed transaction, which the board viewed as relatively low compared to comparable transactions;

•	that it is not a condition to closing that Apache receive financing for the cash portion of the merger consideration; and

•	that Mariner’s stockholders will be entitled to appraisal rights under Delaware law.

The Mariner board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including:

•	The risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to Mariner if the closing of the merger is not timely or if the merger does not close at all, including the diversion of management and employee attention, potential employee attrition, the impact on Mariner’s relationships with third parties and the effect a public announcement of termination of the merger agreement may have on the trading price of Mariner’s common stock and Mariner’s operating results.

•	The potential impact of the restrictions under the merger agreement on Mariner’s ability to take specified actions during the period prior to the completion of the merger (which may delay or prevent Mariner from undertaking business opportunities that may arise pending completion of the merger).

•	The fact that the exchange ratio included in the merger agreement provides for a fixed number of shares of Apache common stock, the possibility that Mariner stockholders could be adversely affected by a decrease in the trading price of Apache common stock before the closing of the merger, and the fact that the merger agreement does not provide Mariner with a termination right based on the trading price of Apache common stock.

•	The absence of an auction process or other effort to solicit interest from other potential buyers prior to the execution and delivery of the merger agreement.

•	The limitations imposed in the merger agreement on the solicitation, negotiation or consideration by Mariner of alternative transactions with third parties.

•	The provision of the merger agreement that, in certain circumstances, Mariner could be required to pay a termination fee of $67 million to Apache, potentially discouraging other parties from proposing an alternative transaction with Mariner.

•	The transaction costs to be incurred in connection with the merger.

•	The interests of Mariner executive officers and directors with respect to the merger apart from their interests as Mariner stockholders, including the 40% vesting of Mariner Performance-Based Restricted Stock, and the risk that these interests might influence their decisions with respect to the merger (see “— Interests of the Mariner Directors and Executive Officers in the Merger”).

•	The risks described in the section titled “Risk Factors.”

Subsequent to the consideration of the merger by Mariner’s board, on August 2, 2010, the merger agreement was amended by Apache and Mariner to eliminate the termination fee in the event that Mariner terminates the merger agreement in order to enter into a “superior proposal” with another party. On August 3, 2010, the elimination of the termination fee in this circumstance was publicly announced.

The foregoing list comprises material factors considered by Mariner’s board of directors in its consideration of the merger and is intended to be a summary rather than an exhaustive list. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Mariner board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that Mariner stockholders adopt the merger agreement. In addition, individual members of the Mariner board may have given differing weights to different factors. The Mariner board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors.

The Mariner board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Mariner and its stockholders, and approved and adopted the merger agreement and the transactions contemplated thereby.

The Mariner board of directors unanimously recommends that Mariner stockholders vote “FOR” the merger proposal.

Opinion of Mariner’s Financial Advisor

On April 14, 2010, Credit Suisse rendered its oral opinion to Mariner’s board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of April 14, 2010, the merger consideration to be received by the holders of Mariner common stock in the merger was fair, from a financial point of view, to such holders.

Credit Suisse’s opinion was directed to Mariner’s board of directors and only addressed the fairness to the holders of Mariner common stock, from a financial point of view, of the merger consideration to be received by such holders in the merger, and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute advice or a recommendation to any holder of Mariner common stock as to how such stockholder should act or vote with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

1. reviewed the merger agreement and certain related agreements;

2. reviewed certain publicly available business and financial information relating to Mariner and Apache;

3. reviewed certain other information relating to Mariner and Apache, including certain oil and gas reserve reports prepared by the management of Mariner and certain oil and gas reserve reports prepared by Mariner’s independent oil and gas reserve engineers containing estimates with respect to Mariner’s oil and gas reserves, which we refer to collectively as the Reserve Reports;

4. reviewed certain financial forecasts relating to Mariner provided to Credit Suisse by Mariner;

5. reviewed certain publicly available financial forecasts relating to Apache that Credit Suisse discussed with Apache;

6. met with the managements of Mariner and Apache to discuss the business and prospects of Mariner and Apache, respectively;

7. considered certain financial and stock market data of Mariner and Apache, and compared that data with similar data for other companies with publicly traded securities in businesses Credit Suisse deemed similar to those of Mariner and Apache;

8. considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

9. considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant including, without limitation, certain alternative oil and gas commodity pricing assumptions and probabilities, which is sometimes referred to as risking.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Mariner that Credit Suisse used in its analyses, the management of Mariner advised Credit Suisse, and Credit Suisse assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mariner as to the future financial performance of Mariner. With respect to the oil and gas reserve estimates for Mariner set forth in the Reserve Reports that Credit Suisse reviewed, the management of Mariner advised Credit Suisse, and Credit Suisse assumed, that such estimates had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Mariner and its independent oil and gas reserve engineers with respect to the oil and gas reserves of Mariner. With respect to the alternative oil and gas commodity pricing assumptions and risking that Credit Suisse utilized for purposes of its analyses, Credit Suisse was advised by the management of Mariner, and assumed, that such assumptions were a reasonable basis on which to evaluate the future financial performance of Mariner and were appropriate for such purposes. With respect to the publicly available financial forecasts for Apache referred to above, Credit Suisse reviewed and discussed such forecasts with the management of Apache who advised Credit Suisse, and with Mariner’s consent Credit Suisse assumed, that such forecasts represented reasonable estimates and judgments with respect to the future financial performance of Apache. Credit Suisse assumed, with Mariner’s consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse also assumed, with Mariner’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Mariner, Apache or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Mariner or Apache, nor was Credit Suisse furnished with any such evaluations or appraisals other than the Reserve Reports. Credit Suisse is not an expert in the evaluation of oil and gas reserves and Credit Suisse expressed no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing thereof), of any oil or gas properties of Mariner.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Mariner common stock of the merger consideration to be received by such holders in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. In addition, as Mariner was aware, the financial projections and estimates that Credit Suisse reviewed relating to the future financial performance of Mariner and Apache reflected certain assumptions regarding the oil and gas industry which are subject to significant volatility and which, if different than assumed, could have had a material impact on Credit Suisse’s analyses and opinion. Credit Suisse did not express any opinion as to what the value of shares of Apache common stock actually would be when issued to the holders of Mariner common stock pursuant to the merger or the prices at which shares of Apache common stock would trade at any time. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Mariner, nor did it address the underlying business decision of Mariner to proceed with the merger. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Mariner.

Credit Suisse’s opinion was for the information of Mariner’s board of directors in connection with its consideration of the merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger or whether such stockholder should elect to receive all cash consideration, all stock consideration or a mix of cash and stock consideration in the merger.

In preparing its opinion to Mariner’s board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Credit Suisse’s analyses for comparative purposes is identical to Mariner, Apache or the merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Mariner’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to Mariner’s board of directors in connection with its consideration of the merger and Credit Suisse’s analyses were among many factors considered by Mariner’s board of directors in evaluating the merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of Mariner’s board of directors with respect to the merger.

The following is a summary of the material financial analyses performed in connection with the preparation of Credit Suisse’s opinion rendered to Mariner’s board of directors on April 14, 2010. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value of its minority interests plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

EBITDAX — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, amortization and exploration expenses for a specified time period.

Pre-Tax PV 10% — generally means the estimated net present value, using a discount rate of 10%, of future cash inflows from proved reserves and applying 12-month average prices for natural gas and oil (calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month prior period to the end of the period), net of future development and production costs.

Unless the context indicates otherwise, equity values used in the selected companies analysis described below were calculated using the closing price of the common stock of Mariner, Apache and the selected companies listed below as of April 13, 2010. Estimates of EBITDAX and daily production for Mariner for the fiscal years ending December 31, 2010 and 2011 were based on projected reserves and financial data for 2010 and reserve data for 2011, in each case provided by management of Mariner. Estimates of EBITDAX and daily production for Apache and the selected companies listed below for the fiscal years ending December 31,

2010 and 2011 were based on publicly available research analyst estimates. For purposes of its analyses and its opinion, Credit Suisse assumed an implied value of the merger consideration to be received by the holders of Mariner common stock in the merger of $26.00 per share of Mariner common stock based on the closing price of Apache common stock on April 13, 2010. Reserves and production are expressed on a natural gas equivalent basis.

Selected Companies Analysis

Credit Suisse calculated the multiples of enterprise value to certain financial metrics for the selected companies in the oil and gas industry deemed to be similar to Mariner or Apache, as the case may be, in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration.

The calculated multiples included:

Enterprise Value as a multiple of 2010E EBITDAX;

Enterprise Value as a multiple of 2011E EBITDAX;

Enterprise Value as a multiple of 2009 year-end proved reserves;

Enterprise Value as a multiple of 2010E daily production;

Enterprise Value as a multiple of 2011E daily production; and

Enterprise Value as a multiple of Pre-Tax PV 10% at year-end 2009.

No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of business and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Mariner.

The selected companies were:

Pioneer Natural Resources Company

Plains Exploration & Production Company

Concho Resources Inc.

Whiting Petroleum Corporation

ATP Oil & Gas Corporation

Energy XXI (Bermuda) Limited

McMoRan Exploration Co.

Swift Energy Company

Stone Energy Corporation

W&T Offshore, Inc.

Crimson Exploration Inc.

The selected companies analysis indicated the following:

Multiple Description	Median		Mean

Enterprise Value as a multiple of:
2010E EBITDAX	6.0	x	5.9	x
2011E EBITDAX	4.2	x	4.5	x
2009 Year-End Proved Reserves ($/Mcfe)	$3.47		$3.61
2010E Daily Production ($/Mcfe/d)	$11,501		$12,291
2011E Daily Production ($/Mcfe/d)	$10,431		$11,120
2009 Year-End Pre-Tax PV 10%	2.0	x	2.2	x

Credit Suisse applied multiple ranges based on the selected companies analysis to corresponding financial data for Mariner including multiples of 4.5x to 5.5x 2010E EBITDAX, 3.5x to 4.5x 2011E EBITDAX, $2.50 to $3.25 2009 year-end proved reserves, $8,000 to $10,000 2010E daily production, $7,500 to $9,500 2011E daily production and 1.75x to 2.25x 2009 year-end Pre-Tax PV 10% to calculate an implied reference range per share of Mariner common stock. The selected companies analysis indicated an implied reference range per share of Mariner common stock of $15.35 to $23.10, as compared to the implied value of the merger consideration of $26.00 per share of Mariner common stock.

Net Asset Value (NAV) Analysis

Credit Suisse calculated the net present value of Mariner’s unlevered, after-tax cash flows from Mariner’s reserves based on the following scenarios. For purposes of the unrisked scenarios, it was assumed that all reserves would be realized. For purposes of the risked scenarios, it was assumed that the classes of reserves would be realized in accordance with the associated percentages.

Proved Reserves (1P) NAV Analysis:

•	Unrisked — using the New York Mercantile Exchange, or NYMEX, forward pricing curve for oil and natural gas;

•	Unrisked — Credit Suisse research analyst pricing estimates for oil and natural gas;

Proved and Probable Reserves (2P) NAV Analysis:

•	Risked — NYMEX forward pricing curve (Proved (100%)/Probable (50%));

•	Risked — Credit Suisse research analyst pricing estimates (Proved (100%)/Probable (50%));

•	Unrisked — NYMEX forward pricing curve;

•	Unrisked — Credit Suisse research analyst pricing estimates;

Proved, Probable and Possible Reserves (3P) + Contingent Resources NAV Analysis:

•	Risked — NYMEX forward pricing curve (Proved (100%)/Probable (50%)/Possible and Contingent (20%));

•	Risked — Credit Suisse research analyst pricing estimates (Proved (100%)/Probable (50%)/Possible and Contingent (20%));

•	Risked — NYMEX forward pricing curve (Proved (100%)/Probable (50%)/Possible and Contingent (50%)); and

•	Risked — Credit Suisse research analyst pricing estimates (Proved (100%)/Probable (50%)/Possible and Contingent (50%)).

In performing this analysis, Credit Suisse calculated the net present value of the unlevered, after-tax free cash flows that Mariner could generate during calendar years 2010 through 2024 from its estimated reserves as of March 31, 2010. Estimated cash flows were based on reserve and production data reflected in reserve reports prepared by independent oil and gas reserve engineers or by Mariner’s management and NYMEX forward pricing curve oil and gas commodity prices as reported on the NYMEX and Credit Suisse research analyst pricing estimates for oil and natural gas through 2016, thereafter increased at a rate 2% per year through 2024. Estimated cash flows after 2024 were discounted based on the weighted average remaining life of production. The present value of the cash flows were calculated using discount rates ranging from 9.0% to 11.0% based on analyses of Mariner’s weighted average cost of capital. This analysis indicated the following implied per share reference range for Mariner common stock under the following scenarios, as compared to the implied value of the merger consideration of $26.00 per share of Mariner common stock:

	Implied	Implied Reference Range per
	Reference Range Per Share of	Share of Mariner Common Stock
	Mariner Common Stock	(Credit Suisse Research Analyst
Scenario	(NYMEX Forward Pricing Curve)	Forward Pricing Estimates)

Proved Reserves (1P) NAV Analysis:
Unrisked	$9.03 - $10.81	$7.27 - $8.85
Proved and Probable Reserves (2P) NAV Analysis:
Risked (Proved (100%)/Probable (50%))	$13.37 - $15.75	$10.91 - $13.00
Unrisked	$17.70 - $20.68	$14.54 - $17.13
Proved, Probable and Possible Reserves (3P) + Contingent Resources NAV Analysis:
Risked (Proved (100%)/Probable (50%)/Possible and Contingent (20%))	$17.62 - $21.15	$14.29 - $17.31
Risked (Proved (100%)/Probable (50%)/Possible and Contingent (50%))	$23.97 - $29.23	$19.33 - $23.75

Selected Transactions Analysis

Credit Suisse calculated multiples of transaction value to certain financial data based on the purchase prices paid in selected publicly-announced transactions involving target companies in the oil and gas industry, oil and gas reserve assets in the Gulf of Mexico and onshore oil and gas reserve assets that it deemed relevant.

The calculated multiples included:

Transaction Value as a multiple of proved reserves; and

Transaction Value as a multiple of daily production.

The selected transactions were selected because the target companies or relevant assets were deemed to be similar to Mariner in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company or significantly larger or smaller assets with substantially similar lines of business and business focus may have been included while a transaction involving the acquisition of a similarly sized company or group of assets with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the merger.

The selected corporate transactions were:

Date
Announced	Buyer	Seller

04/04/10	SandRidge Energy, Inc.	Arena Resources, Inc.
11/01/09	Denbury Resources Inc.	Encore Acquisition Company
06/05/08	Concho Resources Inc.	Henry Petroleum LP
04/30/08	Stone Energy Corporation	Bois d’Arc Energy, Inc.
07/17/07	Plains Exploration & Production Company	Pogo Producing Company
01/07/07	Forest Oil Corporation	The Houston Exploration Company
08/28/06	Woodside Petroleum Ltd.	Energy Partners, Ltd.
06/23/06	Anadarko Petroleum Corporation	Kerr-McGee Corporation
05/25/06	Energy Partners, Ltd.	Stone Energy Corporation
04/24/06	Plains Exploration & Production Company	Stone Energy Corporation
04/21/06	Petrohawk Energy Corporation	KCS Energy, Inc.
01/23/06	Cal Dive International, Inc.	Remington Oil and Gas Corporation
10/13/05	Occidental Petroleum Corporation	Vintage Petroleum, Inc.
09/19/05	Norsk Hydro ASA	Spinnaker Exploration Company
04/04/05	ChevronTexaco Corporation	Unocal Corporation
01/26/05	Cimarex Energy Co.	Magnum Hunter Resources, Inc.

The selected corporate transactions analysis indicated the following:

Multiple Description	Median	Mean

Transaction Value as a multiple of:
Proved Reserves ($/Mcfe)	$3.47	$3.52
Daily Production ($/Mcfe/d)	$12,013	$13,258

Credit Suisse applied multiple ranges based on the selected corporate transactions analysis to corresponding financial data for Mariner including proved reserves and daily production to calculate an implied reference range per share of Mariner common stock. The selected corporate transactions analysis indicated an implied reference range per share of Mariner common stock of $21.17 to $26.98, as compared to the implied value of the merger consideration of $26.00 per share of Mariner common stock.

The selected Gulf of Mexico oil and gas reserve asset transactions involved:

Date
Announced	Buyer	Seller

04/12/10	Apache Corporation	Devon Energy Corporation
11/23/09	Energy XXI (Bermuda) Limited	Mitsui & Co., Ltd.
02/26/08	Dynamic Offshore Resources, LLC	Superior Energy Services, Inc.
02/01/08	Korea National Oil Corporation / Samsung Corporation	Taylor Energy Company LLC
12/28/07	Mariner Energy, Inc.	Statoil ASA
06/21/07	McMoRan Exploration Co.	Newfield Exploration Company
04/30/07	Eni S.p.A.	Dominion Resources, Inc.
04/24/07	Energy XXI (Bermuda) Limited	Pogo Producing Company
05/16/06	Coldren Oil & Gas Company LP	Noble Energy, Inc.
04/20/06	Mitsui & Co., Ltd.	Pogo Producing Company
04/19/06	Apache Corporation / Stone Energy Corporation / Mariner Energy, Inc.	BP p.l.c.
02/23/06	Marubeni Corporation	Pioneer Natural Resources Company
01/24/06	W&T Offshore, Inc.	Kerr-McGee Corporation
09/12/05	Mariner Energy, Inc.	Forest Oil Corporation
09/01/05	Woodside Petroleum Ltd.	Gryphon Exploration Company
04/28/05	Statoil ASA	Encana Corporation

The selected Gulf of Mexico oil and gas reserve asset transactions analysis indicated the following:

Multiple Description	Median	Mean

Transaction Value as a multiple of:
Proved Reserves ($/Mcfe)	$3.82	$4.39
Daily Production ($/Mcfe/d)	$6,944	$7,208

The selected onshore oil and gas reserve asset transactions involved:

Date
Announced	Buyer	Seller

04/05/10	Quantum Resources Management, LLC	Denbury Resources Inc.
03/29/10	Linn Energy, LLC	Undisclosed
01/11/10	Berry Petroleum Company	Undisclosed
12/01/09	Linn Energy, LLC	Undisclosed
11/30/09	SandRidge Energy, Inc.	Forest Oil Corporation
11/23/09	Concho Resources Inc.	Terrace Petroleum Corporation
09/15/09	Apollo Global Management LLC	Parallel Petroleum Corporation
04/30/09	Apache Corporation	Marathon Oil Corporation
12/21/07	Linn Energy, LLC	Lamamco Drilling Company
07/18/07	EV Energy Partners, L.P.	Plantation Petroleum Holdings III, LLC.
01/18/07	Apache Corporation	Anadarko Petroleum Corporation
11/02/06	St. Mary Land & Exploration Company	Undisclosed
04/17/06	Pogo Producing Company	Latigo Petroleum, Inc.

The selected onshore oil and gas reserve asset transactions analysis indicated the following:

Multiple Description	Median	Mean

Transaction Value as a multiple of:
Proved Reserves ($/Mcfe)	$2.17	$2.27
Daily Production ($/Mcfe/d)	$15,625	$15,970

Credit Suisse applied multiple ranges based on the selected Gulf of Mexico oil and gas reserve asset transactions analysis to corresponding financial data for Mariner’s Gulf of Mexico oil and gas reserves and applied multiple ranges based on the selected onshore oil and gas reserve asset transactions analysis to corresponding financial data for Mariner’s onshore oil and gas reserves to calculate an implied reference range per share of Mariner common stock. The selected oil and gas reserve asset transactions analysis indicated an implied reference range per share of Mariner common stock of $17.77 to $26.50, as compared to the implied value of the merger consideration of $26.00 per share of Mariner common stock.

Other Considerations

Implied Premiums Analysis.  Credit Suisse also observed the following closing stock prices for Mariner common stock and the premium per share of Mariner common stock implied by the merger consideration based on the closing price of Apache common stock of $106.79 on April 13, 2010:

		Premium of
		Implied Value of		Premium of
		Merger		Implied Value of
		Consideration to		Merger
		the Average	Spot Closing	Consideration
	Average	Closing Price of	Price of	to the Spot
	Mariner Common	Mariner	Mariner	Price of Mariner
Period Prior to 4/13/2010	Stock Price	Common Stock	Common Stock	Common Stock

1 Trading Day	$17.65	47.3%	$17.65	47.3%
5 Trading Days	17.24	50.8%	16.69	55.8%
10 Trading Days	16.60	56.7%	15.20	71.1%
20 Trading Days	15.81	64.5%	15.60	66.7%
1 Month	15.79	64.7%	15.75	65.1%
3 Month	15.01	73.2%	13.66	90.3%
6 Month	14.19	83.2%	15.20	71.1%
1 Year	13.39	94.2%	9.35	178.1%
2 Years	16.49	57.6%	27.42	(5.2)%
3 Years	18.88	37.7%	21.62	20.3%
Mariner’s Acquisition of Forest Energy Resources, Inc. (3/3/06)	18.86	37.9%	20.27	28.3%

Premiums Paid Analysis.  Credit Suisse also observed premiums paid in selected publicly-announced transactions involving target companies in the oil and gas exploration and production industry.

The premiums paid analysis indicated the following:

			Premium of Implied
			Value of the Merger
	Selected		Consideration to the
	Transactions		Price of Mariner
Period Prior to Public Announcement	Median	Mean	Common Stock

1-Day Spot Price	18.7%	18.0%	47.3%
5-Day Spot Price	18.8%	20.0%	55.8%
10-Day Spot Price	20.3%	20.3%	71.1%
20-Day Spot Price	24.6%	24.3%	66.7%

Other Matters

Mariner engaged Credit Suisse pursuant to a letter agreement dated as of April 9, 2010 to act as the board’s financial advisor in connection with the merger. Mariner selected Credit Suisse based on Credit Suisse’s experience and reputation and knowledge of Mariner and its industry. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse acted as financial advisor to Mariner in connection with the merger and will receive a fee of approximately $16.1 million for its services based on information available as of the date hereof, approximately $14.1 million of which is contingent upon the consummation of the merger. In addition, Mariner has agreed to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided and are currently providing investment banking and other financial services to Mariner and its affiliates for which Credit Suisse and its affiliates have received and would expect to receive compensation, including, among other things, having acted as lead bookrunning manager of an offering of equity and debt securities by Mariner in June 2009, and as a lender under Mariner’s credit facility. Credit Suisse and its affiliates also have in the past provided investment banking and other financial services to Apache and its affiliates. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Mariner, Apache and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Mariner and Mariner’s affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Mariner, Apache and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Mariner Projected Financial Information

Mariner does not as a matter of course make public projections as to future revenues, net income or other results due to, among other reasons, business volatility and the uncertainty of the underlying assumptions and estimates. However, certain projected financial information is being included in this proxy statement/prospectus to provide you with a summary of the projected financial information with respect to Mariner that was made available to Mariner’s board of directors and/or was used by Credit Suisse in the preparation of the financial analyses performed in connection with the rendering of its opinion to the Mariner board of directors on April 14, 2010. Neither Apache nor any of its representatives were provided with, or had any access to, the projected financial information prior to the announcement of the proposed merger. The projected financial information summarized below was based on financial forecasts for 2010 relating to Mariner prepared by Mariner management and on reserve reports prepared by Mariner’s independent oil and gas reserve engineers and Mariner management (including risking adjustments thereto based on discussions with Mariner management) under two pricing scenarios, the NYMEX forward pricing curve for oil and natural gas and Credit Suisse research analyst pricing estimates for oil and natural gas. The two pricing scenarios only indicate the potential impact of different oil and natural gas prices. For purposes of the unrisked scenarios, it was assumed that all reserves would be realized. For purposes of the risked scenarios, it was assumed that the classes of reserves would be realized in accordance with the associated risking adjustments. With respect to the financial forecasts for Mariner that Credit Suisse used in its analyses, the management of Mariner advised Credit Suisse, and Credit Suisse assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mariner as to the future financial performance of Mariner.

The summary of the projected financial information is not being included in this proxy statement/prospectus for the purpose of influencing your decision whether to vote for the approval and adoption of the merger agreement. The projected financial information was not prepared with a view toward public disclosure, and the inclusion of this information should not be regarded as an indication that any of Mariner, Credit Suisse or any other recipient of this information considered, or now considers, it to be predictive of actual future results. The projected financial information was prepared on a standalone basis and is not anticipated to be representative of the financial and operating performance of the combined company going forward, which could differ materially from the assumptions underlying the projected financial information for Mariner on a standalone basis.

Mariner and Apache caution you that uncertainties are inherent in prospective financial information of any kind. None of Mariner, Apache or their respective affiliates assumes any responsibility for the accuracy of this projected financial information, nor can they give any assurance to any Mariner stockholder or any other person regarding the ultimate performance of Mariner or the combined company in relation to the summarized information set forth below.

The projected financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Mariner’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Mariner’s independent registered public accounting firm contained in Mariner’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this proxy statement/prospectus, relates to Mariner’s historical financial information. It does not extend to the projected financial information and should not be read to do so.

The projected financial information does not take into account any circumstances or events occurring after April 14, 2010, the date it was prepared. Since the preparation of the information, Mariner has made publicly available its actual results of operations for the quarterly periods ended March 31, 2010 and June 30, 2010. Stockholders are urged to read Mariner’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, which are incorporated by reference into this proxy statement/prospectus, to obtain this information. The projected financial information does not give effect to the merger. The board of directors of Mariner did not prepare, and does not give any assurance regarding, the projected financial information.

The following tables present a summary of projected Mariner daily production, EBITDA and unlevered free cash flow in the specified risked and unrisked scenarios, using the NYMEX forward pricing curve and the Credit Suisse research analyst pricing estimates for oil and natural gas. “1P” refers to proved reserves, “2P” refers to proved and probable reserves, and “3P” refers to proved, probable and possible reserves plus contingent resources.

Mariner Projected Financial Information (NYMEX Forward Pricing Curve Scenario)

	Nine
	Months
	Ending
	December 31,	Fiscal Year Ending
	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	Remainder

Benchmark Prices
Oil — WTI ($/Bbl)	$87.13	$90.00	$90.98	$91.45	$91.91	$92.65	$94.51	$96.40	$98.32	$100.29	$102.30	$104.34	$106.43	$108.56	$110.73	$126.78
Gas — Henry Hub ($/Mcf)	4.85	5.42	5.81	6.08	6.37	6.63	6.76	6.89	7.03	7.17	7.32	7.46	7.61	7.76	7.92	9.07
Daily Production (Mmcfe/d)
1P — Unrisked	389.2	344.5	358.2	305.8	249.3	184.3	123.7	90.7	72.6	61.6	56.3	50.7	49.6	47.4	44.5	597.7
2P — Risked (100/50)	402.2	371.4	402.5	351.0	296.7	235.7	176.4	131.2	97.4	84.5	73.3	63.2	61.4	62.1	54.4	686.4
2P — Unrisked	415.2	398.3	446.8	396.1	344.2	287.2	229.0	171.8	122.2	107.5	90.2	75.8	73.1	76.7	64.3	775.1
3P — Risked (100/50/20)	402.7	373.4	402.2	348.5	291.9	252.0	204.6	170.2	139.8	127.1	117.3	108.6	107.4	103.4	83.3	940.7
3P — Risked (100/50/50)	403.5	376.3	401.6	344.7	284.6	276.4	247.0	228.7	203.4	190.8	183.3	176.6	176.6	165.3	126.6	1,322.1
EBITDA ($ millions)
1P — Unrisked	$594	$749	$801	$681	$569	$438	$290	$211	$168	$146	$138	$129	$128	$124	$117	$1,481
2P — Risked (100/50)	619	826	945	848	759	625	470	356	278	249	214	184	180	196	162	1,752
2P — Unrisked	644	903	1,089	1,014	948	813	651	501	389	351	290	240	231	267	208	2,023
3P — Risked (100/50/20)	621	837	946	838	737	709	616	561	506	482	460	443	447	440	337	3,387
3P — Risked (100/50/50)	624	853	948	824	704	833	835	869	848	831	829	830	848	807	599	5,851
Unlevered Free Cash Flow ($ millions)
1P — Unrisked	$349	$345	$513	$401	$343	$296	$179	$127	$114	$17	$95	$83	$82	$85	$78	$908
2P — Risked (100/50)	336	321	576	504	448	401	284	220	186	81	145	120	115	128	106	1,069
2P — Unrisked	323	297	639	606	552	507	389	312	258	146	194	156	147	172	135	1,230
3P — Risked (100/50/20)	340	346	560	461	398	428	343	315	288	220	291	273	274	275	207	2,025
3P — Risked (100/50/50)	346	379	536	403	323	467	432	459	441	429	510	504	513	495	358	3,466

Mariner Projected Financial Information (Credit Suisse Research Analyst Pricing Estimates Scenario)

	Nine
	Months
	Ending
	December 31,	Fiscal Year Ending
	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	Remainder

Benchmark Prices
Oil — WTI ($/Bbl)	$70.00	$71.40	$72.85	$74.18	$75.77	$77.23	$78.81	$80.41	$82.02	$83.66	$85.33	$87.04	$88.78	$90.55	$92.36	$108.33
Gas — Henry Hub ($/Mcf)	5.25	6.50	7.00	7.14	7.28	7.43	7.58	7.73	7.88	8.04	8.20	8.37	8.53	8.70	8.88	10.41
Daily Production (Mmcfe/d)
1P — Unrisked	389.2	344.5	358.2	305.8	249.3	184.3	123.7	90.7	72.6	61.6	56.3	50.7	49.6	47.4	44.5	597.7
2P — Risked (100/50)	402.2	371.4	402.5	351.0	296.7	235.7	176.4	131.2	97.4	84.5	73.3	63.2	61.4	62.1	54.4	686.4
2P — Unrisked	415.2	398.3	446.8	396.1	344.2	287.2	229.0	171.8	122.2	107.5	90.2	75.8	73.1	76.7	64.3	775.1
3P — Risked (100/50/20)	402.7	373.4	402.2	348.5	291.9	252.0	204.6	170.2	139.8	127.1	117.3	108.6	107.4	103.4	83.3	940.7
3P — Risked (100/50/50)	403.5	376.3	401.6	344.7	284.6	276.4	247.0	228.7	203.4	190.8	183.3	176.6	176.6	165.3	126.6	1,322.1
EBITDA ($ millions)
1P — Unrisked	$545	$708	$763	$662	$544	$404	$262	$186	$146	$126	$118	$108	$108	$104	$98	$1,178
2P — Risked (100/50)	568	779	892	808	708	572	425	314	239	211	181	154	151	165	136	1,414
2P — Unrisked	591	851	1,021	953	872	740	588	443	331	296	244	200	194	225	174	1,649
3P — Risked (100/50/20)	570	788	893	800	690	642	548	487	431	408	388	372	377	371	283	2,797
3P — Risked (100/50/50)	572	801	895	789	663	748	733	746	719	702	699	699	715	680	505	4,884
Unlevered Free Cash Flow ($ millions)
1P — Unrisked	$303	$304	$488	$419	$327	$274	$161	$111	$99	$3	$82	$70	$69	$72	$66	$712
2P — Risked (100/50)	288	274	542	511	415	367	254	192	160	57	123	100	96	108	89	849
2P — Unrisked	273	244	595	603	504	460	347	273	221	110	164	130	123	144	113	987
3P — Risked (100/50/20)	292	297	526	470	368	386	299	267	239	172	244	227	228	230	172	1,642
3P — Risked (100/50/50)	297	333	501	409	297	415	367	381	357	345	426	418	426	412	297	2,837

The projected financial information is subjective in many respects and thus subject to interpretation. Although presented with numeric specificity, the projected financial information reflects numerous estimates and assumptions with respect to oil and gas industry activity, commodity prices, demand for natural gas and crude oil, North American and international rig count, capacity utilization and general economic and regulatory conditions, and matters specific to Mariner’s business, many of which are beyond Mariner’s control. The projected financial information was prepared solely for internal use and is subjective in many respects. Since the projected financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the projected financial information set forth above. Stockholders are urged to review Mariner’s Annual Report on Form 10-K for the year ended December 31, 2009, Mariner’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010 and future SEC filings for a description of risk factors with respect to Mariner’s business. See “Cautionary Statement Concerning Forward-Looking Statements” and “Where You Can Find More Information; Incorporation by Reference.” No representation is made by Mariner, Apache or any other person to any stockholder regarding the ultimate performance of Mariner compared to the projected financial information. No representation was made by Mariner to Apache in the merger agreement concerning this information.

MARINER DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTED FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Share Ownership of Directors and Executive Officers of Mariner

At the close of business on the record date for the special meeting ([•], 2010), the directors and executive officers of Mariner and their affiliates beneficially owned and were entitled to vote [•] shares of Mariner common stock, collectively representing approximately [•]% of the shares of Mariner common stock outstanding and entitled to vote on the record date. It is expected that Mariner’s directors and executive officers will vote their shares “FOR” the approval and adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

Interests of the Mariner Directors and Executive Officers in the Merger

In considering the recommendation of Mariner’s board of directors with respect to the merger, Mariner stockholders should be aware that the executive officers and directors of Mariner have certain interests in the merger that may be different from, or in addition to, the interests of Mariner stockholders. Mariner’s board of directors was aware of these interests and considered them, among other matters, when adopting a resolution to approve the merger agreement and recommending that Mariner stockholders vote to approve and adopt the merger agreement. These interests are summarized below.

Employment Arrangements with Apache Following the Merger

As of the date hereof, the only Mariner directors or executive officers to whom Apache has made an offer of, and received an acknowledgment of intention to accept, continued employment following the merger are Cory L. Loegering, Mariner’s Senior Vice President — Deepwater, Emily McClung, Mariner’s Vice President — Human Resources and Richard Molohon, Mariner’s Vice President — Reservoir Engineering. Employment with Apache for these individuals would be “at will,” and their offer letters are not contracts for employment nor will there be any employment agreements with Apache. Apache anticipates that additional members of Mariner management may receive offers and/or express their intention to accept employment with Apache; however, such matters are subject to negotiations and discussion.

Mr. Loegering’s, Ms. McClung’s and Mr. Molohon’s employment with Apache is subject to their waiver, at the time of consummation of the merger, of all rights under their existing employment agreements with

Mariner. If this waiver occurs and Mr. Loegering, Ms. McClung and Mr. Molohon become Apache employees, they will be treated differently from other Mariner executives as described herein.

Pursuant to the letter setting forth the terms of Apache’s offer of continued employment, Mr. Loegering would serve as Region Vice President, Deepwater for Apache, receive an annual base salary of $290,000, and be eligible for a target annual performance-based bonus of 100% of base salary. He would also be eligible to receive long-term equity grants, currently made in January and May of each year, subject to Apache Board approval and modification. As an incentive to Mr. Loegering’s employment with Apache, he will be entitled to a retention payment of $932,500 on December 31 of each of 2010 and 2012 if he continues to be employed by Apache on such dates. If Mr. Loegering is terminated without cause before December 31, 2010 he will be entitled to receive a severance payment of $1,865,000 upon termination, and if he is terminated without cause on or after December 31, 2010 but before December 31, 2012 he will be entitled to receive a severance payment of $932,500 upon termination. In addition, he will have the right to receive tax gross-up payments with respect to any such severance payments that are “parachute payments” subject to Federal excise tax. Mr. Loegering will also be entitled to the February 15, 2011 retention bonus pursuant to the merger agreement as described below under “— Retention and Severance Arrangements Under the Merger Agreement,” which will be at least equal to his 2009 bonus of $450,000.

If Mr. Loegering waives his rights under his existing employment agreement with Mariner as described above and his employment with Apache becomes effective, he will still receive the amount of benefits set forth next to his name under each of the columns in the table on page [ • ] of this proxy statement/prospectus, except that (i) the amount listed under “Cash Severance Payments” will not be paid at closing, (ii) if he remains employed by Apache on February 15, 2011, he will receive a minimum $450,000 retention bonus, (iii) to the extent the aggregate amount payable in respect of services rendered after closing is subject to the Federal excise tax, the amount listed under “Tax Gross Up” may be up to $1,348,468 and (iv) he will not receive the “Value of Other Severance Benefits,” resulting in an amount under the “Total” column of up to $7,469,174.

Pursuant to the letter setting forth the terms of Apache’s offer of continued employment, Ms. McClung would serve as Manager, Corporate Human Resources and Staffing for Apache, receive an annual base salary of $170,000, and be eligible for a target annual performance-based bonus of 25% of base salary. She would also be eligible to receive long-term equity grants, currently made in January and May of each year, subject to Apache Board approval and modification. As an incentive to Ms. McClung’s employment with Apache, she will be entitled to a retention payment of $306,633 on December 31 of each of 2010 and 2012 if she continues to be employed by Apache on such dates. If Ms. McClung is terminated without cause before December 31, 2010 she will be entitled to receive a severance payment of $613,267 upon termination, and if she is terminated without cause on or after December 31, 2010 but before December 31, 2012 she will be entitled to receive a severance payment of $306,633 upon termination. In addition, she will have the right to receive tax gross-up payments with respect to any such severance payments that are “parachute payments” subject to Federal excise tax. Ms. McClung will also be entitled to the February 15, 2011 retention bonus pursuant to the merger agreement as described below under “— Retention and Severance Arrangements Under the Merger Agreement,” which will be at least equal to her 2009 bonus of $57,500.

If Ms. McClung waives her rights under her existing employment agreement with Mariner as described above and her employment with Apache becomes effective, she will still receive the amount of benefits set forth next to her name under each of the columns in the table on page [ • ] of this proxy statement/prospectus, except that (i) the amount listed under “Cash Severance Payments” will not be paid at closing, (ii) if she remains employed by Apache on February 15, 2011, she will receive a minimum $57,500 retention bonus, (iii) to the extent the aggregate amount payable in respect of services rendered after closing is subject to the Federal excise tax, the amount listed under “Tax Gross Up” may be up to $341,580 and (iv) she will not receive the “Value of Other Severance Benefits,” resulting in an amount under the “Total” column of up to $1,504,420.

Pursuant to the letter setting forth the terms of Apache’s offer of continued employment, Mr. Molohon would serve as Manager of Corporate Global Reserves for Apache, receive an annual base salary of $250,000, and be eligible for a target annual performance-based bonus of 40% of base salary. He would also be eligible to receive long-term equity grants, currently made in January and May of each year, subject to Apache Board approval and modification. As an incentive to Mr. Molohon’s employment with Apache, he will be entitled to a retention payment of $495,833 on December 31 of each of 2010 and 2012 if he continues to be employed by Apache on such dates. If Mr. Molohon is terminated without cause before December 31, 2010 he will be entitled to receive a severance payment of $991,667 upon termination, and if he is terminated without cause on or after December 31, 2010 but before December 31, 2012 he will be entitled to receive a severance payment of $495,833 upon termination. In addition, he will have the right to receive tax gross-up payments with respect to any such severance payments that are “parachute payments” subject to Federal excise tax. Mr. Molohon will also be entitled to the February 15, 2011 retention bonus pursuant to the merger agreement as described below under “— Retention and Severance Arrangements Under the Merger Agreement,” which will be at least equal to his 2009 bonus of $175,000.

If Mr. Molohon waives his rights under his existing employment agreement with Mariner as described above and his employment with Apache becomes effective, he will still receive the amount of benefits set forth next to his name under each of the columns in the table on page [ • ] of this proxy statement/prospectus, except that (i) the amount listed under “Cash Severance Payments” will not be paid at closing, (ii) if he remains employed by Apache on February 15, 2011, he will receive a minimum $175,000 retention bonus and (iii) he will not receive the “Value of Other Severance Benefits,” resulting in an amount under the “Total” column of up to $2,974,314.

Other than as described above, Mr. Loegering, Ms. McClung and Mr. Molohon will be treated the same as other Mariner officers as described below.

Treatment of Equity Awards

Upon completion of the merger, each outstanding share of Mariner restricted stock (other than Performance-Based Restricted Stock) will vest and will entitle the holder to the merger consideration in respect of each such vested share. In the merger agreement, Apache agreed that 40% of each outstanding award of Performance-Based Restricted Stock will vest and will entitle the holder to the merger consideration in respect of each such vested share, and the remaining portion of each award of Performance-Based Restricted Stock will be cancelled. Partial vesting of outstanding Performance-Based Restricted Stock awards occurs solely as a result of the terms of the merger agreement; otherwise, under the terms of Mariner’s 2008 Long-Term Performance-Based Restricted Stock Program, 100% of the Performance-Based Restricted Stock would be forfeited because 40% of such stock does not begin to vest until Mariner’s stock price reaches a sustained $38 per share and the remaining 60% does not begin to vest until Mariner’s stock price reaches a sustained $46 per share. Apache agreed to the partial vesting in order to provide additional incentive to senior Mariner employees to remain employed through the closing of the merger, to foster a positive working relationship with Apache’s future employees, and in recognition of the fact that the shares would otherwise be forfeited in only the third year of the ten-year program. On the date the merger agreement was executed, the value of merger consideration associated with such partial vesting was approximately $12.4 million based on a price of $26 per share for Mariner common stock.

In addition, upon completion of the merger, each outstanding option to purchase Mariner common stock will be converted into a fully exercisable option to purchase the number of shares of Apache common stock obtained by multiplying the number of Mariner shares subject to the option by the 0.24347 exchange ratio, with a per share exercise price equal to the existing per-Mariner-share exercise price divided by the 0.24347 exchange ratio. All outstanding options to acquire Mariner common stock were fully vested and exercisable by December 31, 2008.

The following table sets forth information concerning unvested restricted stock held by Mariner’s executive officers and directors as of July 29, 2010.

	Number of Unvested	Number of Unvested
	Shares of Non-	Shares of
	Performance-Based	Performance-Based
	Restricted Stock that	Restricted Stock that
	Will Vest at Merger	Will Vest at Merger
	Closing	Closing	Total

Executive Officers
Scott D. Josey	481,901	94,824	576,725
Chairman of the Board, Chief Executive Officer and President
Jesus G. Melendrez	139,605	22,126	161,731
Senior Vice President, Chief Commercial Officer, Acting Chief Financial Officer and Treasurer
Dalton F. Polasek	205,379	35,822	241,201
Chief Operating Officer
Mike C. van den Bold	163,047	26,340	189,387
Senior Vice President and Chief Exploration Officer
Judd A. Hansen	143,564	26,340	169,904
Senior Vice President — Shelf and Onshore
Teresa G. Bushman	111,297	22,126	133,423
Senior Vice President, General Counsel and Secretary
Cory L. Loegering	123,925	22,126	146,051
Senior Vice President — Deepwater
Murray W. Grigg	68,027	6,848	74,875
Vice President — Unconventional Resources
Emily R. McClung	13,018	5,896	18,914
Vice President — Human Resources
Michael C. McCullough	44,893	6,848	51,741
Vice President — Acquisitions and Divestitures
Richard A. Molohon	60,522	10,536	71,058
Vice President — Reservoir Engineering
Kenneth E. Moore, Jr.	36,693	6,848	43,541
Vice President — Onshore Land
Charles H. Odom	35,170	6,848	42,018
Vice President — Offshore Land and Business Development
R. Cris Sherman	9,908	6,848	16,756
Vice President and Chief Accounting Officer
Non-Employee Directors
Bernard Aronson	15,413	—	15,413
Director
Alan R. Crain, Jr.	15,413	—	15,413
Director
Jonathan Ginns	15,413	—	15,413
Director
John F. Greene	15,413	—	15,413
Director
H. Clayton Peterson	15,413	—	15,413
Director
Laura A. Sugg	8,517	—	8,517
Director

Severance and Change of Control Arrangements

Mariner has employment agreements with its executive officers which will survive the merger. The employment agreements provide for severance and change of control benefits. The completion of the merger will be considered a “change of control” under these agreements. For purposes of this discussion, references to Mariner include the corporation surviving the merger.

Severance Benefits.  Under the employment agreements, Mariner agrees to provide the following severance benefits if it terminates the executive’s employment without cause, or he or she terminates his or her employment for good reason, or in the case of Mr. Josey, Mariner does not renew his agreement:

•	a lump sum severance payment equal to 2.99 (for Messrs. Josey, McCullough and Moore), 2.5 (for Messrs. Melendrez, Polasek, van den Bold, Hansen and Loegering and Ms. Bushman) and 2.0 (for Messrs. Grigg, Molohon, Odom and Sherman, and Ms. McClung) times the sum of his or her base salary plus three-year average annual bonus; and

•	health care coverage for the executive, his or her spouse and dependents for two years (for Messrs. Josey and Polasek) or 18 months (for the other executives) after termination under Mariner’s group health plan on the same basis as its active executive employees (except to the extent another employer’s group health care coverage is available), provided that the executive must reimburse Mariner for his or her portion of the premium on a monthly basis.

To be eligible for severance under the employment agreements, the executive must agree in writing to waive and release claims against Mariner arising before termination. The executive also must keep in confidence and not use Mariner confidential information for two years after termination. If within one year after an executive’s termination Mariner’s board determines cause existed before, on or after the termination, he or she is ineligible for severance and must return to Mariner any severance paid.

The employment agreements define “cause” and “good reason” as follows:

•	Mariner can terminate the executive’s employment for “cause” if the executive:

(1) is grossly negligent in performing his or her duties, materially mismanages the performance of his or her duties, or materially fails or is unable (other than due to death or disability) to perform his or her duties,

(2) commits any act of willful misconduct or material dishonesty against Mariner or any act that results in, or could reasonably be expected to result in, material injury to Mariner’s reputation, business or business relationships,

(3) materially breaches the agreement, any fiduciary duty owed to Mariner, or any written policies applicable to him or her,

(4) is convicted of, or enters a plea bargain, a plea of nolo contendre or settlement admitting guilt for, any felony, any crime of moral turpitude, or any other crime that could reasonably be expected to have a material adverse impact on Mariner or its reputation, or

(5) materially violates any federal law regulating securities (without having relied on the advice of Mariner’s legal counsel to perform certain required acts) or is subject to any final order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving fraud.

•	The executive can terminate his or her employment for “good reason” if, without his or her consent:

(1) Mariner materially breaches the agreement,

(2) Mariner requires the executive to relocate outside of the Houston metropolitan area,

(3) Mariner’s successor fails to assume the agreement by the time it acquires substantially all of its equity, assets or businesses,

(4) Mariner materially reduces the executive’s title, responsibilities, or duties, including, in the case of Mr. Josey, a change that causes him to cease reporting to the board, and in the case of

Mr. Polasek and Ms. Bushman, the board directs him or her to cease reporting to Mariner’s President or Chief Executive Officer, or

(5) Mariner assigns to the executive any duties materially inconsistent with his or her office.

Change of Control Benefits.  The employment agreements, equity plan awards and merger agreement provide for accelerated vesting of outstanding unvested equity awards as described above under “— Treatment of Equity Awards”.

The employment agreements with Messrs. Josey, Melendrez, Polasek, van den Bold, Hansen, Loegering and Molohon, and Ms. Bushman also provide that if:

(1) he or she terminates his or her employment with or without good reason within nine months after a change of control occurs while he or she is employed,

(2) Mariner terminates his or her employment without cause within nine months after a change of control occurs while he or she is employed, or

(3) a change of control occurs within nine months after Mariner terminates his or her employment without cause or he or she terminates his or her employment for good reason,

then he or she becomes entitled to a lump sum payment equal to 2.99 (for Mr. Josey), 2.5 (for Messrs. Melendrez, Polasek, van den Bold, Hansen and Loegering, and Ms. Bushman), and 2.0 (for Mr. Molohon) times the sum of his or her base salary plus three-year average annual bonus, less any severance previously paid in respect of Mariner’s termination without cause or his or her termination for good reason. If within one year after an executive’s termination Mariner’s board determines cause existed before, on or after the termination, the executive is ineligible for these change of control benefits and must return to Mariner any benefits paid.

Each executive’s employment agreement provides that he or she is entitled to a full tax gross-up payment if the aggregate payments and benefits to be provided constitute a “parachute payment” subject to a Federal excise tax.

Retention and Severance Arrangements Under the Merger Agreement

The merger agreement provides that any employee of Mariner, including an executive officer, who remains employed until the closing date of the merger will be paid a cash closing bonus within 10 days after the closing date of not less than 100% of his or her 2009 bonus (as paid in 2010). In addition, the merger agreement provides that any employee of Mariner who remains employed with Apache on February 15, 2011 will be paid a cash retention bonus of not less than 100% of his or her 2009 bonus (as paid in 2010) on February 15, 2011. If an executive officer did not have a full year of service in 2009, the merger agreement provides that the amount of his or her closing bonus shall be determined by Mariner in its discretion.

The merger agreement further provides that if, during the period between the closing of the merger and December 31, 2010 (or 90 days after the closing if the closing does not occur by October 1, 2010), an executive officer of Mariner terminates his or her employment as a result of a qualifying termination, he or she will be entitled to (1) a lump sum payment of an amount equal to (i) his or her annual base salary, plus (ii) the severance payment amounts described in “— Severance and Change of Control Arrangements” above, and (2) the welfare benefit continuation coverage provided under the terms of each executive officer’s employment agreement. A “qualifying termination” is defined as a termination of employment that would entitle the employee to separation benefits under the executive officer’s employment agreement.

If an executive officer (i) does not receive an offer of employment from Apache by December 1, 2010 (or 60 days after the closing if the closing does not occur by October 1, 2010), or (ii) receives an offer of employment from Apache, and the executive terminates his employment for any reason by December 31, 2010 (or 90 days after the closing if the closing does not occur by October 1, 2010), then he or she will be entitled to (1) a lump sum payment of an amount equal to (i) his or her annual base salary, plus (ii) the severance payment amounts described in “Severance and Change of Control Arrangements” above, and (2) the welfare benefit continuation coverage provided under the terms of the executive officer’s employment agreement. Any executive officer of Mariner who accepts a formal written offer of permanent employment with Apache will be required to waive his or her rights under such officer’s employment agreement effective December 31, 2010.

Estimated Value of Accelerated Equity Awards and Severance Benefits

The chart below sets forth the estimated aggregate value of all outstanding unvested shares of restricted stock (including Performance-Based Restricted Stock) held by Mariner’s executive officers and directors that will vest upon consummation of the merger. The chart also includes the estimated amount of the closing bonus, cash severance payments and tax gross up, and the estimated value of other severance benefits, that the executive officers would receive. The chart assumes that the merger is completed on July 29, 2010 and that each executive officer experiences a termination immediately thereafter that entitles him or her to the highest amount of severance payable pursuant to the arrangements described above. Termination on a different date or under different circumstances may result in different amounts payable to an executive officer.

	Value of				Value of
	Accelerated		Cash		Other
	Restricted	Closing	Severance	Tax Gross	Severance
	Stock	Bonus	Payments	Up	Benefits	Total
	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)

Scott D. Josey	13,250,986	1,550,000	6,026,783	—	40,614	20,868,383
Jesus G. Melendrez	3,715,974	450,000	1,885,833	1,153,527	30,461	7,235,795
Dalton F. Polasek	5,541,898	500,000	2,548,333	—	40,614	8,630,845
Mike C. van den Bold	4,351,406	450,000	2,004,167	—	19,544	6,825,117
Judd A. Hansen	3,903,759	375,000	1,962,500	—	18,958	6,260,217
Teresa G. Bushman	3,065,562	425,000	1,865,000	—	19,544	5,375,106
Cory L. Loegering	3,355,706	450,000	1,865,000	1,155,798	30,461	6,856,965
Murray W. Grigg	1,720,348	185,000	896,790	665,686	30,461	3,498,285
Emily R. McClung	434,573	57,500	613,267	329,162	30,461	1,464,963
Michael C. McCullough	1,188,815	185,000	1,371,200	719,734	18,958	3,483,707
Richard A. Molohon	1,632,647	175,000	991,667	—	30,461	2,829,775
Kenneth E. Moore, Jr.	1,000,410	185,000	1,241,567	706,678	19,544	3,153,199
Charles H. Odom	965,417	185,000	1,037,500	641,779	18,958	2,848,654
R. Cris Sherman	384,990	200,000	940,000	534,253	30,461	2,089,704
Non-Employee Directors as a Group	1,966,355	—	—	—	—	1,966,355

Total						83,387,070

(1)	Based on closing price of Apache common stock on July 28, 2010 of $94.37 per share multiplied by 0.24347.

(2)	Equal to 2009 bonus (as paid in 2010), except as increased for Messrs. Grigg and Sherman because each was employed for less than full-year 2009.

(3)	Includes lump sum payable pursuant to employment agreements plus one year of annual base salary payable pursuant to the merger agreement.

(4)	The indicated amount is the estimated aggregate monthly premiums payable by Mariner for continued group health coverage for two years (for Messrs. Josey and Polasek) or 18 months (for other executives) after termination and excludes the monthly premium payable by executive. The amount indicated assumes continuation of the same health care coverage executive had in effect on July 29, 2010.

Indemnification and Insurance

The merger agreement provides for indemnification in favor of the current and former directors, officers and employees of Mariner and its subsidiaries and for the purchase of directors’ and officers’ liability insurance and fiduciary liability insurance tail policies with respect to matters existing or occurring at or prior to the effective time of the merger. These interests are described in detail below at “The Merger Agreement — Certain Additional Agreements — Indemnification and Insurance.”

Apache Reasons for the Merger

Apache’s board of directors approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Apache and its stockholders. In reaching this decision, Apache’s board of directors considered the financial performance and condition, business operations and prospects of each of Apache, Mariner, and the combined company, the terms and conditions of the merger agreement, the views of Apache’s management, accountants, and legal counsel, and the analysis presented by Apache’s financial advisors.

Apache’s board of directors considered a number of potential benefits of the merger, including those listed below:

•	The merger will give Apache access to Mariner’s significant portfolio of high-quality assets in the deepwater of the Gulf of Mexico, Permian basin, Gulf of Mexico shelf and in unconventional shale plays in the United States (U.S.). Mariner’s substantial deepwater assets, including an inventory of developments and a large acreage position and prospects with identified exploration opportunities, provide Apache a new platform of assets that allow Apache to enter the deepwater Gulf of Mexico in a significant way and add meaningful growth potential for the future. Apache also considered that deepwater assets have a higher potential for significant oil and liquids discoveries than do reservoirs in most other regions of the United States. The Mariner assets also include valuable holdings in the Permian basin and the Gulf of Mexico shelf which fit well with Apache’s existing holdings and provide additional access and an inventory of future potential drilling locations, particularly in the Spraberry, Wolfcamp and Wolfberry oil plays of the Permian Basin. In addition, Mariner has accumulated attractive acreage in, and the merger will give Apache exposure to, emerging unconventional shale oil resources in the U.S., which Apache considers complementary to its existing unconventional resource plays in the U.S. and Canada. Combining Apache’s and Mariner’s assets is intended to create an outstanding resource portfolio positioned to support long-term production growth in each of these areas.

•	The merger will give Apache access to Mariner’s deepwater exploration and drilling capabilities and expertise in deepwater completion techniques, including extensive experience in subsea tiebacks. Mariner employees, who are recognized in the industry for their successful track record in the Gulf of Mexico, have made several significant discoveries in the deepwater and shelf and have a reputation for generating high-quality exploration prospects. Mariner also has technical expertise and experience in developing unconventional resource plays. Apache will add to this its own drilling and completion expertise in the deepwater, in Australia, Egypt and the Gulf of Mexico, and in unconventional resource plays gained through holdings in the United States and Canada. The combined technical expertise will be applied to both Apache’s and Mariner’s deepwater and unconventional holdings around the world, allowing those assets, and potentially others, to be developed more effectively.

•	Recent advances in seismic technology and continued enhancements in facilities design continue to improve the success level in the deepwater Gulf, one of the world’s most prolific oil exploration basins. In addition, advancements in completion technology enhance the profitability of unconventional resource plays, increasing the long-term value Mariner’s holdings will add to Apache’s existing global portfolio. From a financial perspective, Apache’s current financial condition, including its accumulated cash balance, leaves it in the position to complete the merger without materially altering its debt as a percentage of total capitalization or impacting its ability to fund or complete key existing exploration and development projects in its existing portfolio of assets. Subsequent to announcing the merger agreement, Apache’s single-A ratings and stable outlook were confirmed by Moody’s, S&P and Fitch. In addition, production from Apache’s international regions is projected to increase for the next several years as longer-term projects to develop significant discoveries are completed. With additional production on the horizon, the assets added through the merger will enable Apache to maintain its diversified asset base.

•	Apache believes the merger will create significant synergies by combining Mariner’s capabilities and expertise with Apache’s own extensive technical, project management and operational skills, global scale and financial capacity. These synergies will allow the combined portfolio to be developed more effectively than either company would be able to accomplish on its own. Although Apache believes these synergies will enhance the value of Apache’s global portfolio, including its deepwater and unconventional holdings, such benefits are likely to be fully realized over the course of years after closing of the merger and cannot be quantified with certainty at present.

•	Mariner’s and Apache’s employees have worked together and have had shared experiences with past discoveries in the Gulf, and Apache believes that the two companies will make a good cultural fit.

Apache’s board of directors also considered a number of potentially negative factors, including those listed below:

•	the risk that the value of Mariner’s business could decline after the execution of the merger agreement, including as a result of oil or natural gas price declines or as a result of hurricanes or other casualty losses;

•	the Gulf of Mexico Shelf assets that Mariner will bring to the combined company will increase Apache’s existing exposure to hurricane risk;

•	the risk that the potential benefits of the merger may not be realized in the absence of exploration and appraisal success in the deepwater;

•	the risk that the potential benefits of the merger would not be realized fully as a result of challenges Apache might face in integrating Mariner’s operations and personnel, including the possible loss of key employees;

•	the risk that, if the merger is not completed, Apache’s management would have devoted significant time and resources to the merger at the expense of attending to and growing Apache’s business or seeking out other business opportunities;

•	the possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Apache and/or Mariner;

•	the risk that Apache may assume liability for the activities of Mariner that arose before the completion of the merger, including litigation claims, violations of laws, commercial disputes, tax liabilities, royalty claims, and other known and unknown liabilities; and

•	the other risks described above under the heading “Risk Factors.”

The foregoing list comprises the material factors considered by Apache’s board of directors in its consideration of the merger and is intended to be a summary rather than an exhaustive list. In view of the variety and complexity of factors and information considered, Apache’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights or values to the specific factors considered in reaching its decision. Rather, the decision was made after an overall analysis and consideration of all of the factors as a whole. In addition, individual members of Apache’s board of directors may have given different weights to different factors.

This explanation of Apache’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under the heading “Cautionary Statement Concerning Forward-Looking Statements” elsewhere in this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Mariner common stock and is the opinion of Andrews Kurth LLP and Baker Botts L.L.P. insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinions of counsel are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part. The opinions of counsel are dependent on the accuracy of the statements, representations, and assumptions upon which the opinions are based and are subject to the limitations, qualifications and assumptions set forth below and in the opinions. This discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, and the regulations, rulings, and decisions thereunder in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion addresses only those stockholders who hold their shares of Mariner common stock as a capital asset, and does not address all of the U.S. federal income tax consequences that may be relevant to particular Mariner stockholders in light of their individual circumstances, or to Mariner stockholders who are subject to special rules, such as:

•	financial institutions;

•	mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to apply a market-to-market method of accounting;

•	foreign holders;

•	persons who hold shares of Mariner common stock as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

•	holders who acquired their shares of Mariner common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

In addition, tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed. Mariner stockholders are encouraged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

For purposes of this discussion, a U.S. holder means a beneficial owner of Mariner common stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (a) that is subject to the primary jurisdiction of a court within the United States and the control of one or more United States persons or (b) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

The U.S. federal income tax consequence to a partner in an entity or arrangement treated as a partnership, for U.S. federal income tax purposes, that holds Mariner common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Mariner common stock are encouraged to consult their own tax advisors.

Tax Opinions

Apache and Mariner intend for the merger to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the closing of the merger that Andrews Kurth LLP and Baker Botts L.L.P. deliver opinions, effective as of the date of closing, to Apache and Mariner, respectively, to the effect that for federal income tax purposes, the merger will be treated as a reorganization within the meaning Section 368(a) of the Internal Revenue Code and that each of Apache and Mariner will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

Each tax opinion will be based on certain representations made by Apache and Mariner, including factual representations and certifications contained in officers’ certificates to be delivered at closing by Apache and Mariner, and will assume that these representations are true, correct and complete, without regard to any knowledge limitation. Furthermore, each tax opinion will be subject to certain assumptions, limitations and qualifications. If any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax treatment of the merger could be adversely affected.

If the conclusions in the tax opinions delivered at closing are materially different from the opinions described herein, we will resolicit stockholder approval. Further, if the parties waive the condition that they receive such opinions, we will resolicit stockholder approval if the change in tax consequences is material.

An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the merger.

Tax Consequences of the Merger to Mariner Stockholders

Assuming that the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the merger will have the following U.S. federal income tax consequences to Mariner stockholders:

Mariner Stockholders Receiving Only Apache Common Stock.  No gain or loss will be recognized by a Mariner stockholder as a result of the surrender of shares of Mariner common stock solely in exchange for shares of Apache common stock pursuant to the merger, if such holder receives no cash pursuant to the merger, except as discussed below with respect to cash received instead of a fractional share of Apache common stock. The aggregate tax basis of the shares of Apache common stock received in the merger (including any fractional shares of Apache common stock deemed received) will be the same as the aggregate tax basis of the shares of Mariner common stock surrendered in exchange for the Apache common stock. The holding period of the shares of Apache common stock received (including any fractional share of Apache common stock deemed received) will include the holding period of shares of Mariner common stock surrendered in exchange for the Apache common stock.

Mariner Stockholders Receiving Only Cash.  A Mariner stockholder that does not receive any shares of Apache common stock pursuant to the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Mariner common stock exchanged in the merger. Gain may be computed separately with respect to each specified block of Mariner common stock exchanged in the merger for cash. Mariner stockholders who acquired different blocks of Mariner common stock at different times or different prices are encouraged to consult their own tax advisors as to their specific tax consequences as a result of the merger. Such gain or loss will generally be a capital gain or loss, and will generally be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in such Mariner common stock of more than one year. The deductibility of capital losses is subject to limitations.

Mariner Stockholders Receiving Both Cash and Apache Common Stock.  If a Mariner stockholder receives both Apache common stock and cash (other than cash received instead of a fractional share of Apache common stock) pursuant to the merger, that holder will recognize gain equal to the lesser of (a) the amount of cash received (excluding cash received instead of a fractional share of Apache common stock) and (b) the amount, if any, by which the sum of the amount of cash received and the value (as of the effective time of the merger) of the Apache common stock received exceeds the holder’s adjusted tax basis in the shares of Mariner common stock exchanged in the merger. This gain will generally be capital gain unless the holder’s exchange of Mariner common stock for cash and Apache common stock “has the effect of the distribution of a dividend,” in which case the gain will be treated as dividend income to the extent of the U.S. holder’s ratable share of Mariner’s current or accumulated earnings and profits as calculated for U.S. federal income tax purposes.

In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to reduce a holder’s percentage ownership of Apache immediately following the merger. For purposes of that determination, a holder will be treated as if it first exchanged all of its Mariner common stock solely for Apache common stock, and then a portion of that stock was immediately redeemed by Apache for the cash (excluding cash received instead of a fractional share of Apache common stock) that the holder actually received in the merger. The Internal Revenue Service has indicated that a reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining whether or not the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. A holder is encouraged to consult its tax advisers about the possibility that all or a portion of any cash received in exchange for Mariner common stock will be treated as a dividend.

The capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the Mariner common stock exchanged in the merger of more than one year. The aggregate tax basis to such a holder of the shares of Apache common stock received in the merger (including any fractional share of Apache common stock deemed received) will be the same as the aggregate tax basis of the shares of Mariner common stock surrendered in exchange therefor in the merger, increased by the amount of gain recognized (excluding gain recognized with respect to cash received in lieu of fractional shares) and reduced by the amount of cash received (excluding cash received with respect to fractional shares). The holding period of the shares of Apache common stock received (including any fractional share of Apache common stock deemed received) will include the holding period of shares of Mariner common stock surrendered in exchange for the Apache common stock. If a holder’s tax basis in shares of Mariner common stock exceeds the sum of the amount of cash received and the value of the Apache common stock received in exchange for the shares of Mariner common stock, such a holder will not recognize loss. Gain may be computed separately with respect to each specified block of Mariner common stock exchanged in the merger. Mariner stockholders who acquired different blocks of Mariner common stock at different times or different prices are encouraged to consult their own tax advisors as to their specific tax consequences as a result of the merger.

Mariner Stockholders Receiving Cash Instead of a Fractional Share.  Mariner stockholders who receive cash instead of fractional shares of Apache common stock will be treated as having received the fractional shares in the merger and then as having exchanged the fractional shares for cash. These holders will generally recognize gain or loss equal to the difference between the tax basis allocable to the fractional shares and the amount of cash received. The gain or loss generally will be capital gain or loss and long-term capital gain or loss if the Mariner common stock exchanged has been held for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Failure to Qualify as a Reorganization

If the merger were not treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each Mariner stockholder would recognize gain or loss equal to the difference between (1) the sum of the fair market value of the shares of Apache common stock and the amount of cash received pursuant to the merger (including cash received instead of fractional shares of Apache common stock) and (2) its adjusted tax basis in the shares of Mariner common stock surrendered in exchange therefor.

Further, if the merger were not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Mariner would be subject to tax on the deemed sale of its assets to Apache, with gain or loss for this purpose measured by the difference between Mariner’s tax basis in its assets and the fair market value of the consideration deemed to be received therefor, or, in other words, the cash and shares of Apache common stock plus liabilities assumed in the merger. Apache would become liable for any resulting tax liability to Mariner by virtue of the merger.

Backup Withholding; Information Reporting

Under U.S. federal income tax laws, the exchange agent will generally be required to report to a Mariner stockholder and to the Internal Revenue Service any reportable payments made to such Mariner stockholder in the merger, and backup withholding may apply to such payment. To avoid such backup withholding, a Mariner stockholder must provide the exchange agent a properly completed Substitute Form W-9, signed under penalties of perjury, including such stockholder’s current Taxpayer Identification Number, or TIN, and other certifications. Certain Mariner stockholders (including, among others, corporations) are exempt from these backup withholding and reporting requirements. Exempt holders who are not subject to backup withholding should indicate their exempt status on a Substitute Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the Substitute Form W-9 in the space provided.

Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding may be reduced by the amount of tax withheld or a refund from the Internal Revenue Service may be obtained provided the requisite information is furnished to the Internal Revenue Service.

Reporting Requirements

Certain significant U.S. holders (generally those who own at least five percent of Mariner’s common stock) may be required to attach a statement to their tax returns for the taxable year in which the merger is completed that contains the information set forth in Section 1.368-3(b) of the Treasury Regulations. The statement would include the fair market value of, and such U.S. holder’s tax basis in, the Mariner common stock surrendered in the merger. U.S. holders are encouraged to consult their own tax advisors as to the necessity of attaching such a statement to their tax returns.

The foregoing discussion is not intended to be legal or tax advice to any particular Mariner stockholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Mariner stockholder will depend on that stockholder’s particular situation. Mariner stockholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

Accounting Treatment

Apache will account for the merger using the acquisition method of accounting under GAAP. The merger will be accounted for as a single line of business. Apache will record net tangible and identifiable intangible assets acquired and liabilities assumed from Mariner at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the cash merger consideration plus the market value, at the date of the completion of the merger, of the Apache common stock issued as consideration for the merger, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Apache after completion of the merger will reflect Mariner’s balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial condition or results of operations of Mariner. The earnings of Apache following the completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, Apache determines that tangible or intangible assets (including goodwill) are impaired, Apache would record an impairment charge at that time.

Regulatory Approvals Required for the Merger

The merger is subject to review by the Antitrust Division and the FTC under the HSR Act. Under the HSR Act, Apache and Mariner are required to make premerger notification filings and to await the expiration or early termination of the statutory waiting period (and any extension of the waiting period) prior to completing the merger. Apache and Mariner each filed its required HSR notification and report form with respect to the merger on April 26, 2010, commencing the initial 30-day waiting period. On May 3, 2010, the Antitrust Division and the FTC granted early termination of the statutory waiting period under the HSR Act.

At any time before or after the completion of the merger, the Antitrust Division, the FTC or any state could take any action under the antitrust laws that any of them considers necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, unwinding the merger or seeking divestitures of particular assets of Apache and Mariner. Private parties and non-U.S. governmental authorities may also seek to take legal action under the antitrust laws. If a challenge to the merger on antitrust grounds were to be made, Apache and Mariner might not prevail.

Directors and Executive Officers of Apache After the Merger

The directors and executive officers of Apache prior to the merger will continue as the directors and executive officers of Apache after the merger.

Listing of Apache Common Stock

Application will be made to have the shares of Apache common stock to be issued in the merger approved for listing on the NYSE. In addition, Apache intends to list the shares issuable pursuant to the merger on the NASDAQ National Market and the Chicago Stock Exchange.

Delisting and Deregistration of Mariner Common Stock

If the merger is completed, shares of Mariner common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Apache Stockholder Approval is Not Required

Apache stockholders are not required to adopt the merger agreement or approve the merger or the issuance of shares of Apache common stock in connection with the merger.

Ownership of Apache after the Merger

Apache will issue approximately 17.5 million shares of Apache common stock to former Mariner stockholders pursuant to the merger. Immediately following the completion of the merger, Apache expects to have approximately 381.7 million shares of common stock outstanding. Mariner stockholders are therefore expected to hold approximately 5 percent of the combined company’s common stock outstanding immediately after the merger. Consequently, Mariner stockholders, as a general matter, will have less influence over the management and policies of Apache than they currently exercise over the management and policies of Mariner.

Restrictions on Sales of Shares of Apache Common Stock Received in the Merger

Shares of Apache common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Apache common stock issued to any Mariner stockholder who may be deemed to be an “affiliate” of Apache after the completion of the merger. This proxy statement/prospectus does not cover resales of Apache common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Litigation Relating to the Merger

In connection with the merger, two stockholder lawsuits styled as class actions have been filed against Mariner and its board of directors. The lawsuits are captioned City of Livonia Employees’ Retirement System, Individually and on Behalf of All Others Similarly Situated vs. Mariner Energy, Inc, et al. (filed April 16, 2010 in the District Court of Harris County, Texas), and Southeastern Pennsylvania Transportation Authority, individually, and on behalf of all those similarly situated, vs. Scott D. Josey, et. al. (filed April 21, 2010 in the Court of Chancery in the State of Delaware). The plaintiff in the Southeastern Pennsylvania Transportation Authority lawsuit filed an Amended Class Action Complaint on May 3, 2010, and also names Apache, Merger Sub and certain Mariner officers as defendants. The lawsuits generally allege that (1) Mariner’s directors breached their fiduciary duties in negotiating and approving the merger and by administering a sale process that failed to maximize stockholder value and (2) Mariner, and in the case of the Southeastern Pennsylvania Transportation Authority complaint, Apache and Merger Sub, aided and abetted Mariner’s directors in breaching their fiduciary duties. The lawsuits also allege that Mariner’s directors and executives stand to receive substantial financial benefits if the transaction is consummated on its current terms. The plaintiffs in these lawsuits seek, among other things, to enjoin the merger and to rescind the merger agreement. Apache and Mariner believe that these lawsuits are without merit and intend to vigorously defend these lawsuits.

On August 1, 2010, the parties to the Delaware action entered into a memorandum of understanding which, when reduced to a settlement agreement, is intended to be a final resolution of that action. Also on August 1, 2010, the parties to the Texas action agreed to be bound by the memorandum of understanding with respect to that action. In connection with the settlement, and in exchange for the releases described below, Apache and Mariner agreed to amend the merger agreement to eliminate the termination fee in the event that Mariner terminates the merger agreement in order to enter into a “superior proposal” with another party and to make certain additional disclosures in this proxy statement/prospectus. Additionally, in the event that any proceedings regarding appraisal rights under Section 262 of the DGCL are commenced following the merger, Apache and Mariner have waived and will not present any argument that shares of Mariner restricted stock granted pursuant to the 2008 Long-Term Performance-Based Restricted Stock Program will be counted in determining the total number of Mariner shares outstanding in such proceeding.

Subject to the completion of agreed-upon confirmatory discovery, the parties will negotiate in good faith to execute a settlement agreement to present to the Court of Chancery of the State of Delaware. Pursuant to the settlement, the Delaware action will be dismissed with prejudice on the merits, the plaintiffs in the Texas action will voluntarily dismiss that action with prejudice, and all defendants will be released from any and all claims relating to, among other things, the merger, the merger agreement and any disclosures made in connection therewith. The settlement is subject to customary conditions, including consummation of the merger, completion of certain confirmatory discovery, class certification, and final approval by the Court of Chancery of the State of Delaware.

The settlement will not affect the form or amount of the consideration to be received by Mariner stockholders in the merger.

The defendants have denied and continue to deny any wrongdoing or liability with respect to all claims, events, and transactions described in these actions. The defendants have entered into the settlement to eliminate the uncertainty, burden, risk, expense and distraction of further litigation.

In connection with the settlement, on August 2, 2010, Apache, Mariner and Merger Sub entered into an amendment to the merger agreement to effect the elimination of the termination fee described above. Mariner’s stockholders are encouraged to read the full text of Amendment No. 1 to the merger agreement, which is included in this proxy statement/prospectus at the end of Annex A and is incorporated herein by reference.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement and the transactions described in this proxy statement/prospectus. Neither Apache nor Mariner intends that the merger agreement or any of its terms will constitute a source of business or operational information about Apache or Mariner. The representations and warranties in the merger agreement are made as of a specified date, are tools used to allocate risk between the parties, are subject to contractual standards of knowledge and materiality, are modified or qualified by information contained in the parties’ public filings and in the disclosure schedules exchanged by the parties and should not be relied on by any person or entity other than Apache or Mariner for any purpose. Business and operational information regarding Apache and Mariner can be found elsewhere in this proxy statement/prospectus and in the other public documents that Apache and Mariner file with the SEC. See “Where You Can Find More Information; Incorporation By Reference.”

Merger

The agreement and plan of merger, dated April 14, 2010, as amended by Amendment No. 1 dated August 2, 2010, by and among Apache, Merger Sub, a wholly owned subsidiary of Apache, and Mariner, as it may be amended from time to time, contemplates a merger whereby Mariner will be merged with and into Merger Sub, with Merger Sub surviving the merger. Upon effectiveness of the merger, each Mariner stockholder will have the right to receive the merger consideration as described below under “— Conversion of Securities.”

Effective Time; Closing

The merger will become effective on the date a certificate of merger is filed with the Delaware Secretary of State or at such later time as may be agreed upon by Apache and Mariner and specified in such certificate of merger. The merger agreement provides that the certificate of merger is to be filed as promptly as practicable after all the conditions to the closing of the merger are satisfied or waived. Apache and Mariner currently expect to consummate the merger in the third quarter of 2010.

Conversion of Securities

Under the merger agreement, Mariner stockholders may elect to receive consideration consisting of cash, shares of Apache common stock, or a combination of both in exchange for their shares of Mariner common stock, subject in each case to the proration procedures described below under “— Election Procedures” and “— Allocation of Merger Consideration.” Mariner stockholders electing to receive a mix of cash and stock consideration, and stockholders who do not make, or are deemed to not have made, an election, will receive $7.80 in cash and 0.17043 shares of Apache common stock in exchange for each Mariner share, which we refer to as the “mixed consideration.” Subject to proration, Mariner stockholders electing to receive all cash will receive $26.00 per Mariner share, which we refer to as the “cash consideration,” and Mariner stockholders electing to receive only Apache common stock will receive 0.24347 shares of Apache common stock in exchange for each Mariner share, which we refer to as the “stock consideration.”

The aggregate amount of cash consideration to be paid by Apache to Mariner stockholders pursuant to the merger will be fixed at an amount equal to the product of $7.80 and the number of shares of Mariner common stock outstanding immediately prior to the closing of the merger, after giving effect to the cancellation of certain shares of Performance-Based Restricted Stock. Similarly, the aggregate number of shares of Apache common stock to be issued to Mariner stockholders pursuant to the merger will be fixed at a number equal to the product of 0.17043 and the number of shares of Mariner common stock outstanding immediately prior to the closing of the merger, after giving effect to the cancellation of certain shares of Performance-Based Restricted Stock.

Mariner shares held in treasury and Mariner shares owned by Merger Sub, Apache or any wholly owned subsidiary of Apache or Mariner will be cancelled without conversion or payment of the merger consideration.

Mixed Consideration

The merger agreement provides that each share of Mariner stock with respect to which a stockholder makes a valid election to receive a fixed combination of cash and Apache common stock, or the mixed consideration, will be converted into the right to receive (a) $7.80 in cash, without interest and (b) 0.17043 shares of Apache common stock. Mariner stockholders who make this election will receive the mixed consideration without any application of the proration feature. In addition, each share for which a Mariner stockholder fails to make any election will also be converted into the mixed consideration. We sometimes refer to such shares as “non-election shares.”

Cash Consideration

The merger agreement provides that a Mariner stockholder who makes a valid election to receive the cash consideration will have the right to receive, in exchange for each share of Mariner common stock, $26.00 in cash without interest, subject to the proration feature described in “— Election Procedures” and “— Allocation of Merger Consideration.” We sometimes refer to such shares as “cash election shares.”

Stock Consideration

The merger agreement provides that a Mariner stockholder who makes a valid election to receive the stock consideration will have the right to receive, in exchange for each share of Mariner common stock, 0.24347 shares of Apache common stock (which we sometimes refer to as the “exchange ratio”), subject to the proration feature described in “— Election Procedures” and “— Allocation of Merger Consideration.” We sometimes refer to such shares as “stock election shares.”

Employee Stock Options; Restricted Shares

At the effective time of the merger, each outstanding option to purchase shares of Mariner common stock granted pursuant to a stock incentive plan or other arrangement of Mariner or any of its subsidiaries or predecessors, whether or not then exercisable or vested, will be converted into a fully exercisable option (i) to purchase the number of shares of Apache common stock obtained by multiplying the number of shares of Mariner common stock issuable upon exercise of such option by the exchange ratio (with any resulting number of shares that contain a fraction of a share being decreased to the next whole number of shares), (ii) at an exercise price per share of Apache common stock equal to the exercise price per share of Mariner common stock pursuant to such option divided by the exchange ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent), and (iii) otherwise upon the same terms and conditions.

Immediately prior to the effective time of the merger, all existing restrictions on each outstanding award of restricted Mariner common stock granted pursuant to any stock incentive plan other than restrictions on Performance-Based Restricted Stock, will lapse at that time and each such restricted share will become fully vested. Each such restricted share will be treated in the merger the same as each share of Mariner common stock not subject to any restrictions, except that upon vesting applicable tax obligations will be satisfied by withholding a number of shares of Mariner’s common stock equal in value to that obligation unless the holder elects to satisfy the obligation by payment by cash or check.

Immediately prior to the effective time of the merger, all existing restrictions on 40% of each outstanding Performance-Based Restricted Stock award will lapse, and each resulting released share will be fully vested and treated in the merger the same as each share of Mariner common stock without such restrictions, except that upon vesting, applicable tax obligations will be satisfied by withholding a number of shares of Mariner’s common stock equal in value to that obligation unless the holder elects to satisfy the obligation by payment by cash or check. The other 60% of each such award will be cancelled.

Dissenting Shares

If the merger is approved and adopted by the Mariner stockholders, Mariner stockholders who do not vote in favor of the approval and adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. If any holder of such dissenting shares waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or the court properly determines that such holder is not entitled to relief under Section 262 of the DGCL, then each dissenting share will be deemed to have been converted into the right to receive the merger consideration in the manner provided in “— Election Procedures,” any cash in lieu of fractional shares of Apache common stock, or any dividends or distributions on Apache common stock with a record date after the effective time of the merger. At the election deadline, Apache will have the right to require, but not the obligation to require (unless necessary to maintain the merger’s tax status as a reorganization under Section 368(a) of the Internal Revenue Code), that any shares of Mariner common stock that constitute dissenting shares at the election deadline be treated as cash election shares not subject to the pro rata selection process. See “Appraisal Rights.”

Pursuant to the terms of the merger agreement, Mariner is required to give Apache prompt notice of any written demands for appraisal of Mariner common stock and afford Apache the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Any amount payable to a holder of dissenting shares exercising appraisal rights will be paid in accordance with the DGCL solely by Merger Sub from its own funds.

Election Procedures

The election form and other appropriate and customary transmittal materials will be mailed to Mariner stockholders of record as of the close of business on the record date for the special meeting, at the same time as this proxy statement/prospectus is mailed or as Apache and Mariner may otherwise agree. Apache will make election forms available upon reasonable request to persons who become Mariner stockholders after the record date but before the election deadline described below.

The election form will allow each Mariner stockholder to specify the number of Mariner shares with respect to which such holder elects to receive the mixed consideration, the stock consideration or the cash consideration. The election must be made prior to the election deadline. Unless extended or otherwise agreed upon by Apache and Mariner, the election deadline will be 5:00 p.m., New York time, on the 33rd day following the date the election form is mailed to Mariner stockholders. Apache and Mariner will make a public announcement if such election deadline has been extended.

To make a valid election, each Mariner stockholder must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline. A form of election will be properly completed only if accompanied by certificates, if any, which represent such stockholder’s shares of Mariner common stock covered by the election form (or the guaranteed delivery of such certificates) or, in case of book-entry shares, any additional documents specified by the procedures set forth in the election form. If any certificate representing Mariner shares has been lost, destroyed or stolen, the stockholder should promptly notify Continental Stock Transfer and Trust Company, in its capacity as transfer agent for Mariner, by phone at (212) 845-3287. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate. Please note that most of Mariner’s shares are held in book-entry form and are uncertificated, which means they are not represented by stock certificates.

If a Mariner stockholder does not make an election to receive mixed consideration, cash consideration or stock consideration pursuant to the merger, the election form is not received by the exchange agent by the election deadline, the forms of election are improperly completed and/or are not signed, or the certificates representing Mariner common stock or other documentation are not included with the election form, a stockholder will be deemed not to have made an election. Stockholders not making an election will be paid the mixed consideration as described under “— Conversion of Securities — Mixed Consideration.”

The actual allocation of cash and stock will be subject to the allocation procedures set forth in the merger agreement. Under the procedures, a Mariner stockholder who makes an all cash election will not receive all cash if the cash election pool is oversubscribed, and a Mariner stockholder who makes an all stock election will not receive all stock if the stock election pool is oversubscribed. For more information regarding these allocation procedures, see “— Allocation of Merger Consideration.”

Any election form may be revoked or changed by a stockholder submitting such election form prior to the election deadline. If the election is so revoked prior to the election deadline, the shares of Mariner stock represented by such election form will become non-election shares and Apache will return the certificates, if any, representing Mariner’s common stock without charge to the revoking stockholder upon request, unless such stockholder properly makes a subsequent election. The exchange agent will have reasonable discretion to determine, in good faith, whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms. None of Apache, Merger Sub, Mariner or the exchange agent will have any obligation to notify stockholders of any defect in an election form.

Allocation of Merger Consideration

While each Mariner stockholder may elect to receive consideration consisting of all cash, all shares of Apache common stock or a combination of both in exchange for their shares of Mariner common stock, the aggregate cash consideration to be received by Mariner stockholders pursuant to the merger will be fixed at an amount equal to the product of $7.80 and the number of shares of Mariner common stock outstanding immediately prior to the closing of the merger less 714,887 shares of outstanding unvested restricted stock that will be cancelled upon the merger. Such cash amount is expected to be approximately $800 million. Similarly, the aggregate number of shares of Apache common stock to be received by Mariner stockholders pursuant to the merger will be fixed at a number equal to the product of 0.17043 and the number of shares of Mariner common stock outstanding immediately prior to the closing of the merger less 714,887 shares of outstanding unvested restricted stock that will be cancelled upon the merger. Such number is expected to be approximately 17.5 million shares of Apache common stock. Accordingly, if Mariner stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, then those holders electing to receive all cash consideration will be prorated down (in accordance with their respective shares for which the cash consideration was elected) and will receive Apache stock as a portion of the overall consideration they receive for their shares. On the other hand, if Mariner stockholders elect, in the aggregate, to receive stock in an amount greater than the aggregate number of shares issuable under the merger agreement, then those holders electing to receive all stock consideration will be prorated down (in accordance with their respective shares for which the stock consideration was elected) and will receive cash as a portion of the overall consideration they receive for their shares. As a result, depending on the elections made by other Mariner stockholders, if a Mariner stockholder elects to receive all cash pursuant to the merger, that stockholder could receive a portion of the merger consideration in Apache common stock instead of cash, or, if a Mariner stockholder elects to receive all Apache common stock pursuant to the merger, that stockholder could receive a portion of the merger consideration in cash instead of Apache common stock. See “Risk Factors — Risks Relating to the Merger — Mariner stockholders electing to receive only cash or only Apache common stock may, as the result of proration, receive a form or combination of consideration different from the form they elect.”

Surrender of Shares; Stock Transfer Books

Prior to the effective time of the merger, Apache will deposit with Wells Fargo Bank, N.A., as the exchange agent for the merger, the shares of Apache common stock to be issued pursuant to the merger agreement and the cash to be paid to Mariner stockholders, equal to the total cash consideration plus additional estimated cash amounts to be payable in respect of dividends and fractional shares. Such funds will be invested by the exchange agent as directed by Merger Sub subject to minimum credit-worthiness requirements, provided that in the event of any loss in such investment, Apache will be required to promptly provide additional funds to the exchange agent in the amount of such losses.

Promptly after the effective time of the merger, Apache will cause Merger Sub to send to each holder of record of Mariner common stock at the effective time of the merger a letter of transmittal and instructions for use in effecting the exchange of Mariner common stock for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of the certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents, a Mariner stockholder will receive the merger consideration subject to the election and allocation provisions described above, which may include: (i) a book-entry statement or a certificate representing the stock consideration; (ii) the cash consideration; (iii) cash in lieu of fractional shares of Apache common stock and (iv) any unpaid dividends and distributions declared and paid in respect of Apache common stock after completion of the merger. No interest will accrue or be paid in respect of any merger consideration.

At any time following one year after the effective time of the merger, Merger Sub will have the right to require the exchange agent to return any shares of Apache common stock and cash that remain unclaimed. Any holder of Mariner common stock who has not exchanged his certificates or book-entry shares representing such stock prior to that time may thereafter look only to Merger Sub and Apache (subject to abandoned property, escheat and other similar laws) only as general creditors, to exchange his stock certificates or to pay amounts to which he is entitled pursuant to the merger agreement.

Until Mariner common stock certificates or book-entry shares are surrendered for exchange, any dividends or other distributions with a record date after the effective time of the merger with respect to Apache common stock issuable to Mariner stockholders will accrue but will not be paid. Apache will pay to Mariner stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Mariner stock certificates or book-entry shares.

No fractional shares of Apache common stock will be issued to any holder of Mariner common stock upon completion of the merger. For each fractional share that would otherwise be issued, Apache will pay cash (without interest) in an amount equal to the fraction of a share multiplied by the average closing sales price of Apache common stock on the NYSE for the five consecutive trading days ending on the trading day immediately prior to the closing date. The cash to be paid in respect of fractional shares is not included in the total cash consideration limit described above under “— Allocation of Merger Consideration.”

In the event any Mariner stock certificates are lost, stolen or destroyed, the exchange agent will issue and pay to the holder the consideration to which such holder would be entitled under the merger agreement upon the making of a lost certificate affidavit, which will include indemnities and the posting of a bond that are reasonably acceptable to Apache.

Neither Merger Sub nor the exchange agent will be liable to any holder of Mariner common stock certificates for any merger consideration properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Withholding Taxes

Apache, Merger Sub and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any Mariner stockholder the amounts that may be required to be deducted and withheld under any tax law. The properly withheld amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Representations and Warranties

The merger agreement contains representations and warranties made by each party regarding aspects of its business, financial condition and structure, as well as other facts pertinent to the merger. Each of Mariner, on the one hand, and Apache and/or Merger Sub, on the other hand, has made representations and warranties to the other in the merger agreement with respect to the following subject matters:

•	existence, good standing and qualification to conduct business;

•	subsidiaries;

•	organizational documents;

•	capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any material subsidiary;

•	requisite power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	recommendations and approvals of the merger by boards of directors and opinions of financial advisors;

•	absence of any violation of organizational documents, third party agreements or laws, and absence of the creation of any liens, as a result of the execution and delivery of the merger agreement;

•	governmental and regulatory approvals or consents required to complete the merger;

•	absence of any violation of organizational documents, third party agreements or laws;

•	possession of and compliance with necessary permits;

•	filings and reports with the SEC and financial information;

•	disclosure controls and procedures and internal control over financial reporting;

•	absence of undisclosed liabilities or obligations;

•	absence of certain changes or events;

•	litigation;

•	employee benefit plans;

•	accuracy of information provided for inclusion in this proxy statement/prospectus;

•	ownership and condition of operating equipment;

•	title to properties and effectiveness of oil and gas leases;

•	information supplied in connection with the preparation of reserve reports;

•	operation of oil and gas properties;

•	hedging transactions;

•	tax matters;

•	environmental matters;

•	labor matters and employees;

•	interested party transactions;

•	intellectual property;

•	insurance;

•	fees payable to brokers, finders or investment banks in connection with the merger; and

•	tax treatment of merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

Mariner has made additional representations and warranties to Apache and Merger Sub in the merger agreement with respect to the following subject matters:

•	absence of preferential purchase, consent or similar rights with respect to oil and gas properties as a result of the transactions contemplated by the merger agreement;

•	absence of tax partnership agreements or similar arrangements;

•	material contracts;

•	anti-takeover laws or provisions in Mariner’s organizational documents that are applicable to the merger agreement;

•	inapplicability of Mariner’s rights plan;

•	designation of agents or attorneys-in-fact; and

•	owned and leased real property.

Apache and Merger Sub have made additional representations and warranties to Mariner in the merger agreement with respect to the following subject matters:

•	no ownership of Mariner common stock;

•	solvency of Merger Sub following consummation of the merger;

•	no Apache stockholder approval required in connection with the merger; and

•	sufficiency of funds to pay the cash portion of the merger consideration and other amounts under the merger agreement.

Certain representations and warranties of Apache, Merger Sub and Mariner are qualified as to materiality or as to “material adverse effect,” which when used with respect to Apache, Merger Sub and Mariner means, as the case may be, any effect, event or change that is materially adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries taken as whole or that prevents or materially impedes or delays the ability of such party to perform in all material respects its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, except in each case for any such effect, event or change to the extent resulting from:

•	changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world;

•	changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices);

•	changes in applicable law or the interpretation thereof, or GAAP or the interpretation thereof;

•	the negotiation, execution, announcement or consummation of the transactions contemplated by the merger agreement, including the loss or departure of officers or other employees of such party or any of its subsidiaries, or any adverse change in customer, distributor, supplier or similar relationships resulting therefrom;

•	acts of war, terrorism, earthquakes, hurricanes, tornados or other natural disasters;

•	any failure by such party or any of its subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period;

•	any change in the price of either Apache’s or Mariner’s stock on the NYSE;

•	such party’s failure to take any action as a result of any restrictions or prohibitions set forth in the merger agreement’s section on the conduct of business until the effective time of the merger with respect to which the other party refused, following such party’s request, to provide a waiver in a timely manner or at all;

•	compliance with the terms of or the taking of any action required by the merger agreement;

•	the downgrade in rating of any debt or debt securities of such party or any of its subsidiaries; or

•	any legal proceedings arising out of or related to the merger agreement or any of the transactions contemplated thereby,

except, with respect to the matters described in the first, second and fifth bullets above, to the extent such effects, events or changes materially and disproportionately effect such party and its subsidiaries relative to other participants in the industry or industries in which such party and its subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a material adverse effect has occurred), and except that with respect to the matters described in the sixth, seventh and tenth bullets above, the facts giving rise to such failure, change (excluding changes in the price of such party’s common stock) or downgrade that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect.

Conduct of Business Pending the Effective Time of the Merger

Except with the consent of Apache (which may not be unreasonably withheld, delayed or conditioned) in writing or as contemplated by the merger agreement, and excluding transactions between Mariner and its subsidiaries, Mariner has agreed that, prior to the effective time of the merger, it and its material subsidiaries will conduct their respective businesses in all material respects in the ordinary course consistent with past practice, and will use commercially reasonable efforts to preserve intact their respective business organizations, to maintain significant beneficial business relationships, and to keep available the services of key officers and employees. In addition, each of Mariner and its subsidiaries will maintain its insurance coverage and its accounts and records in a manner materially consistent with past practices, comply in all material respects with all applicable laws, maintain in all material respects its properties in good repair, not exceed its capital expenditure budget by more than $50 million in the aggregate (provided, that Mariner and its subsidiaries may re-allocate capital expenditures provided for in the budget to other exploration and production projects in the ordinary course of business), and perform in all material respects its obligations under material contracts.

Except with the consent of Apache (which may not be unreasonably withheld, delayed or conditioned) in writing or as contemplated by the merger agreement, and excluding transactions between Mariner and its subsidiaries, the merger agreement also places specific restrictions on the ability of Mariner and its subsidiaries to, among other things:

•	amend or otherwise change its certificate of incorporation or bylaws, except as required to comply with applicable law or bylaw amendments that are not detrimental to Mariner stockholders;

•	issue, sell, pledge, dispose of, grant or encumber its securities, except in accordance with the terms of outstanding securities, employee benefits plan or Mariner’s rights plan;

•	declare, set aside, make or pay any dividend or other distribution on any of its capital stock or reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire any of its capital stock;

•	make acquisitions in excess of $15 million in the aggregate except purchases of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice; incur any indebtedness for borrowed money or issue any debt securities other than indebtedness incurred under its existing credit agreement or debt permitted thereunder; assume or guarantee any indebtedness of a third party, or make any loans or advances, except in the ordinary course of business consistent with past practice, and not in excess of $1 million in the aggregate, other than performance bonds in the ordinary course of business and normal obligations under joint operating agreements; or enter into or amend any agreement to effect any of the foregoing;

•	increase the compensation payable or to become payable to, or grant any severance or termination pay to, its directors, officers or employees, except pursuant to existing contractual arrangements or in connection with normal compensation review; or enter into any employment or severance agreement with any director, officer or other employee; or except as required by law or consistent with past practice, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, or arrangement for the benefit of any director, officer or employee; or pay any bonus or similar compensation to any director, officer or employee in excess of $50,000; or subject to certain exceptions, make any contributions to or with respect to any benefit plan or fund any trust, including a grantor trust;

•	sell, transfer, assign, farm-out, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $20 million in the aggregate, other than transactions (including sales of hydrocarbons) in the ordinary course of business;

•	enter into any hedging agreements not in the ordinary course of business consistent with past practice;

•	enter into, renew, extend, materially amend or terminate any material contract except in the ordinary course of business consistent with past practice or as permitted by the merger agreement;

•	waive, release, assign, settle or compromise any claim, action or proceeding other than those not exceeding the amount reserved against in Mariner’s financial statements filed with the SEC, or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice or that involve only the payment of monetary damages not in excess of $20 million in the aggregate (excluding amounts to be paid under existing insurance policies);

•	take or omit to take any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied or being materially delayed in violation of the merger agreement, except as permitted by the provisions in the merger agreement relating to an unsolicited acquisition proposal;

•	enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of Merger Sub or its subsidiaries or their ability to solicit customers or employees following the merger;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except as permitted by the provisions in the merger agreement relating to an unsolicited acquisition proposal;

•	change its methods of accounting, except in accordance with changes in GAAP as concurred to by Mariner’s independent auditors;

•	enter into any closing agreement with respect to material taxes, settle or compromise any material liability for taxes, make, revoke or change any material tax election, agree to any adjustment of any material tax attribute, file or surrender any claim for a material refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material taxes, file any material amended tax return or obtain any material tax ruling;

•	enter into any new, or materially amend or otherwise materially alter any transaction between Mariner or any of its subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of Mariner or any person that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the outstanding shares of common stock of Mariner as of the date of the merger agreement, or (C) to the knowledge of Mariner, any affiliate of any such executive officer, director or owner (other than Mariner or any of its subsidiaries);

•	make any loans to any individual other than advances of business expenses to employees, contractors or consultants in the ordinary course of business and consistent with past practice, in excess of $500,000 in the aggregate for all such loans; and

•	agree or formally commit to do any of the foregoing.

Except with the consent of Mariner (which may not be unreasonably withheld, delayed or conditioned) in writing or as contemplated by the merger agreement, and excluding transactions between Apache and its subsidiaries, the merger agreement also places specific restrictions on the ability of each of Apache and its subsidiaries to, among other things:

•	acquire any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice), if such transaction would reasonably be expected to prevent or materially delay the consummation of the merger;

•	adopt or propose to adopt any amendments to its charter documents which would reasonably be expected to prevent or materially delay the consummation of the merger or disproportionately adversely affect a holder of Mariner common stock relative to a holder of Apache common stock;

•	with respect to Apache only, split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution to its stockholders, except for purchases of Apache common stock pursuant to stock repurchase plans;

•	adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization or other reorganization of Apache or Merger Sub;

•	take or omit to take any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied or being materially delayed in violation of the merger agreement; and

•	agree or formally commit to do any of the foregoing.

Certain Additional Agreements

No Solicitation.  Neither Mariner nor any of its subsidiaries nor any of their respective officers and directors shall, and Mariner will cause its and its subsidiaries’ employees, agents and representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or knowingly facilitate an acquisition proposal (as defined below);

•	have any discussion with or provide or cause to be provided any non-public information to any person relating to an acquisition proposal, or engage or participate in any negotiations concerning an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	approve, endorse, recommend, or enter into any agreement related to an acquisition proposal.

The term “acquisition proposal” means any inquiry, proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Mariner or any of its subsidiaries, (ii) any purchase or sale of 20% or more of the consolidated assets of Mariner and its subsidiaries, taken as a whole, or (iii) any purchase or sale of, or tender or exchange offer for, Mariner’s equity securities that would result in any person beneficially owning securities representing 20% or more of Mariner’s total voting power.

However, prior to the adoption and approval of the merger agreement by Mariner’s stockholders, Mariner or its board of directors may:

•	engage or participate in negotiations or discussions with, or provide any information to, any person in response to, or otherwise facilitate, an unsolicited acquisition proposal that did not result from a breach of the non-solicitation provisions described above if (A) Mariner’s board of directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below), and (B) prior to providing any nonpublic information to any person in connection with an acquisition proposal, Mariner receives from such person an executed confidentiality agreement having provisions that are no less restrictive than those of Mariner’s confidentiality agreement with Apache (Mariner may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to Mariner if it waives or similarly modifies the standstill provision in its confidentiality agreement with Apache); provided Mariner promptly provides to Apache any material non-public information concerning Mariner or its subsidiaries that is provided to the person making the acquisition proposal and which was not previously provided or made available to Apache; and

•	effect a change in Mariner’s recommendation (as defined below) if (A) Mariner’s board of directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a change in Mariner’s recommendation is necessary in order to comply with its fiduciary obligations or (B) Mariner has received an unsolicited acquisition proposal and its board of directors concludes in good faith that such acquisition proposal constitutes a superior proposal, and Mariner’s board of directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a change in Mariner’s recommendation is necessary in order to comply with its fiduciary obligations.

The term “superior proposal” means an acquisition proposal that Mariner’s board of directors determines, in good faith and after consultation with its outside counsel and financial advisors, is reasonably capable of being completed, is, in the good faith judgment of Mariner’s board of directors, reasonably capable of being fully financed and is more favorable to Mariner’s stockholders than the merger, taking into account, among other things, the likelihood and timing of consummation, any proposal or offer by Apache to amend the merger agreement or other factors deemed relevant by Mariner’s board of directors; provided that for purposes of this definition, the references in the definition of “acquisition proposal” to “20%” are deemed to be “50%.”

The term “change in Mariner’s recommendation” means:

•	the failure by Mariner’s board of directors to make, or the withdrawal, modification or qualification of, its recommendation of the approval and adoption of the merger agreement by Mariner’s stockholders; or

•	the approval or recommendation by Mariner’s board of directors of any acquisition proposal or letter of intent, agreement in principle, acquisition agreement or any similar agreement providing for any acquisition proposal.

Disclosure by Mariner of any acquisition proposal and the operation of the merger agreement with respect to the proposal is not a change in Mariner’s recommendation under the merger agreement.

Under the merger agreement, Mariner’s board of directors cannot make a change in Mariner’s recommendation until (1) the third business day following Apache’s receipt of written notice from Mariner advising Apache of the intent to effect a change in Mariner’s recommendation, specifying material terms of the related superior proposal, if any, and the identity of the party making such proposal (with any amendment to the financial terms or any other material term of any such superior proposal requiring a new notice and a new three business day period) and Apache has not proposed, within three business days after its receipt of the notice of the intended change in Mariner’s recommendation, an adjustment to the terms and conditions of the merger agreement as would enable Mariner’s board of directors to proceed with their recommendation in favor of the merger; or if the intended change in Mariner’s recommendation does not relate to a superior proposal, providing a general description of the material events giving rise thereto; and (2) if there is a superior proposal, approval of a definitive agreement by Mariner’s board of directors with respect to such superior proposal and termination of the merger agreement in accordance with its terms.

Mariner will advise Apache of receipt of any acquisition proposal within 24 hours and keep Apache reasonably and promptly informed of the status and material terms of and any material changes to any acquisition proposal. Mariner will cease and terminate any activities existing as of the date of the merger agreement with respect to any acquisition proposal.

Indemnification and Insurance.  The merger agreement provides for director and officer indemnification and insurance following completion of the merger. Under the merger agreement, Merger Sub and Apache will, for a period of six years following completion of the merger,

•	include provisions relating to exculpation, indemnification and expense advancement in Merger Sub’s organizational documents that are no less favorable than those contained in Mariner’s certificate of incorporation and bylaws; and

•	indemnify and hold harmless and advance expenses to, to the fullest extent permitted by law, the present and former directors, officers, employees, fiduciaries and agents of Mariner and its subsidiaries with respect to all acts or omissions by them in their capacities as such at any time.

Prior to closing of the merger, Mariner will purchase, and following the effective time of the merger, Merger Sub will maintain, a fully pre-paid six-year “tail” insurance policy to Mariner’s directors’ and officers’ liability insurance policy maintained at the time of execution of the merger agreement. The tail insurance policy will cover a period from the effective time of the merger through and including the date six years after the closing of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger. The tail insurance will contain the same coverage and amount as, and contain terms and conditions that are equivalent to, the coverage provided by Mariner’s directors’ and officers’ liability insurance maintained at the time of execution of the merger agreement.

The indemnification rights described above will be in addition to any other rights available under the organizational documents of Mariner, under applicable law or otherwise.

Apache Guarantee.  Apache has agreed to cause Merger Sub to perform all of its obligations under the merger agreement and to be held liable for any breach of any representations, warranties, covenants or agreements of Merger Sub with respect to the merger agreement.

Reorganization.  Apache, Merger Sub and Mariner have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to file all tax returns consistent with the treatment of the merger as a reorganization.

Stockholder Litigation.  Subject to a customary joint defense agreement, Mariner will give Apache the opportunity to participate in full in, but not control, the defense or settlement of any stockholder litigation against Mariner and/or its directors relating to the merger or any other transactions contemplated by the merger agreement prior to the effective time of the merger.

Conditions to the Merger

Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the merger will be subject to the satisfaction of the following conditions on or prior to the closing date:

•	the approval and adoption of the merger agreement by the requisite affirmative vote of Mariner’s stockholders;

•	the expiration or termination of any applicable waiting period under the HSR Act, the early termination of which was received on May 3, 2010;

•	the absence of any statute, rule or regulation promulgated by any governmental authority, and the absence of any order or injunction of a court of competent jurisdiction, preventing the consummation of the merger;

•	the approval for listing on the NYSE of the Apache common stock to be issued pursuant to the merger; and

•	the absence of any stop order regarding the registration statement of which this proxy statement/prospectus is a part or any proceeding for such purpose pending before or threatened by the Securities and Exchange Commission.

Conditions to the Obligations of Apache and Merger Sub.  Unless waived by Apache, the obligations of Apache and Merger Sub to effect the merger are subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•	certain representations and warranties of Mariner contained in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date;

•	other representations and warranties of Mariner contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date (except to the extent that such representations and warranties were expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not have a material adverse effect;

•	performance in all material respects by Mariner of all of its covenants required to be performed by it under the merger agreement at or prior to the closing date;

•	receipt by Apache of a certificate signed on behalf of Mariner by its executive officer to the effect that the conditions specified in the preceding three bullet points have been satisfied;

•	the number of Mariner shares for which appraisal rights are properly exercised not exceeding 50% of the outstanding shares of Mariner’s stock immediately prior to the effective time of the merger;

•	receipt by Apache of an opinion from its counsel, dated as of the closing date, to the effect that for federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and each of Apache and Mariner will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

•	there not having occurred from the date of the merger agreement through the closing, any event, condition, state of facts or development that has had, individually or in the aggregate, a material adverse effect on Mariner, the effects of which are continuing at the effective time of the merger.

The obligations of Apache and Merger Sub are not subject to any financing condition.

Conditions to the Obligations of Mariner.  Unless waived by Mariner, the obligation of Mariner to effect the merger is subject to the satisfaction on or prior to the closing date of the following additional conditions:

•	the representations and warranties of Apache and Merger Sub contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date (except to the extent that such representations and warranties were expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not have a material adverse effect;

•	performance in all material respects by Apache and Merger Sub of their respective covenants required to be performed by them under the merger agreement at or prior to the closing date;

•	receipt by Mariner of a certificate signed on behalf of Apache by its executive officer to the effect that the conditions specified in the preceding two bullets have been satisfied;

•	receipt by Mariner of an opinion from its counsel, dated as of the closing date, to the effect that for federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and each of Apache and Mariner will be a party to such reorganization within the meaning of Section 368(b) of the Code; and

•	there not having occurred from the date of the merger agreement through the closing any event, condition, state of facts or development that has had, individually or in the aggregate, a material adverse effect on Apache, the effects of which are continuing at the effective time of the merger.

Apache and Mariner currently expect each of these conditions to be satisfied prior to or promptly after the Mariner stockholder meeting.

No party may rely on the failure of any condition set forth in the merger agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement.

Termination, Amendment and Waiver

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, notwithstanding the approval and adoption of the merger agreement by Mariner’s stockholders:

•	by mutual written agreement of Apache, Merger Sub and Mariner; or

•	by either Apache or Mariner if:

•	the merger has not occurred on or before the “outside date,” which is January 31, 2011, provided that the party seeking termination has not materially breached its representations or covenants under the merger agreement in a manner that proximately caused the merger not to be consummated on or before the outside date;

•	a court of competent jurisdiction or other governmental authority has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger; or

•	the Mariner stockholders have failed to approve and adopt the merger agreement;

•	by Apache if:

•	Mariner breaches or fails to perform any of its representations, warranties or covenants in the merger agreement such that the conditions with respect thereto are not capable of being satisfied, and such breach or failure to perform is not cured prior to the earlier of 30 days after notice to Mariner of such breach or failure to perform and the outside date; provided that Apache will have no right to terminate the merger agreement under this provision if Apache or Merger Sub is then in breach or has failed to perform in any material respect any of its representations, warranties or covenants in the merger agreement; or

•	prior to the approval and adoption of the merger agreement by Mariner’s stockholders, Mariner’s board of directors effects a change in Mariner’s recommendation; or

•	by Mariner if:

•	Apache or Merger Sub breaches or fails to perform any of their representations, warranties or covenants in the merger agreement such that the conditions with respect thereto are not capable of being satisfied, and such breach or failure to perform is not cured prior to the earlier of 30 days after notice to Apache of such breach or failure to perform and the outside date; provided that Mariner will have no right to terminate the merger agreement under this provision if Mariner is then in breach or has failed to perform in any material respect any of their representations, warranties or covenants in the merger agreement; or

•	prior to the approval and adoption of the merger agreement by Mariner’s stockholders, Mariner’s board of directors effects a change in Mariner’s recommendation in respect of a superior proposal and authorizes Mariner to enter into a definitive agreement with respect to the superior proposal.

Fees and Expenses

The merger agreement provides for the payment of a termination fee by Mariner in the amount of $67 million less the amount of any of Apache’s expenses reimbursed by Mariner pursuant to the merger agreement. This termination fee is payable by Mariner to Apache in the following circumstances:

•	the merger agreement is terminated by Apache prior to Mariner stockholder approval as a result of a change in Mariner’s recommendation;

•	either Apache or Mariner terminates the merger agreement because the merger agreement was not approved and adopted by Mariner’s stockholders and (i) a bona fide acquisition proposal has been publicly announced at the time of the stockholders meeting and such acquisition proposal was not withdrawn prior to the fifth business day preceding the stockholders meeting, and (ii) within 12 months after the date of such stockholders meeting, a transaction constituting an acquisition proposal is consummated or Mariner enters into an agreement with respect to a transaction constituting an acquisition proposal that is consummated (as the term “acquisition proposal” is described above under “— Certain Additional Agreements — No Solicitation,” except that all references to “20%” therein are deemed to be references to “50%” for the purposes of the provision described in this paragraph); or

•	Apache terminates the merger agreement because Mariner is in material breach of the merger agreement and such breach gives rise to a failure of the conditions to closing with respect thereto, or if Apache has the right, at the time, to terminate the merger agreement because the merger has not occurred by the outside date, and (i) a bona fide acquisition proposal has been publicly announced at the time of termination and such proposal was not withdrawn prior to the termination or the fifth business day preceding the outside date, as the case may be, and (ii) within 12 months after the date of such termination, a transaction constituting an acquisition proposal is consummated or Mariner enters into an agreement with respect to a transaction constituting an acquisition proposal that is consummated (as the term “acquisition proposal” is described above under “— Certain Additional Agreements — No Solicitation,” except that all references to “20%” therein are deemed to be references to “50%” for the purposes of the provision described in this paragraph).

All costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses, whether or not the merger is consummated. Apache will not be entitled to receive more than one termination fee.

The merger agreement provides that Mariner will be required to reimburse Apache for its expenses of up to $7.5 million if the merger agreement is terminated:

•	by Apache, for Mariner’s uncured material breach or if there is a change in Mariner’s recommendation;

•	by Mariner, if prior to the approval and adoption of the merger agreement by Mariner’s stockholders, Mariner’s board of directors effects a change in Mariner’s recommendation in respect of a superior proposal and authorizes Mariner to enter into a definitive agreement with respect to the superior proposal; or

•	by Apache or Mariner, as a result of failure to consummate the merger by the outside date or failure to approve and adopt the merger agreement by Mariner’s stockholders, provided an acquisition proposal has also been publicly announced and not timely withdrawn prior to Mariner’s stockholders meeting (provided that the reference in the definition of acquisition proposal to “20%” are deemed to be references to “50%” for the purposes of the provision described in this paragraph).

To obtain reimbursement, Apache will be required to deliver an itemization of expenses within 10 business days following the termination of the merger agreement.

The merger agreement provides that Apache will be required to reimburse Mariner for its expenses of up to $7.5 million if the merger agreement is terminated by Mariner for Apache’s or Merger Sub’s uncured material breach. To obtain reimbursement, Mariner will be required to deliver an itemization of expenses within 10 business days following the termination of the merger agreement.

For purposes of this section, “expenses” mean all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers, but excluding internal costs and allocated overhead of the parties) incurred with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and all other matters related to the merger.

Amendment.  The merger agreement may not be amended except by an instrument in writing signed by all parties to the merger agreement. However, if the merger agreement has been approved by Mariner stockholders, then no amendment can be made that by law requires the further approval of Mariner’s stockholders without receipt of such further approval.

Waiver.  At any time prior to the effective time of the merger, each of Apache, Merger Sub and Mariner may, to the extent permitted by law:

•	extend the time for the performance of any obligations of Apache, Merger Sub or Mariner;

•	waive any inaccuracies in the representations and warranties of the other party; and

•	waive compliance with any agreements or conditions for the benefit of that party.

APPRAISAL RIGHTS

If the merger is approved and adopted by the Mariner stockholders, Mariner stockholders who do not vote in favor of the approval and adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL (“Section 262”).

At the election deadline, Apache will have the right to require, but not the obligation to require (unless necessary to maintain the merger’s tax status as a reorganization under Section 368(a) of the Internal Revenue Code), that any shares of Mariner common stock that constitute dissenting shares at the election deadline be treated as cash election shares not subject to the pro rata selection process. For a description of the pro rata selection process, see “The Merger Agreement — Allocation of Merger Consideration.”

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this joint proxy statement/prospectus as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Mariner common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock of Mariner held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, holders of shares of common stock of Mariner who do not vote in favor of the approval and adoption of the merger agreement, who continuously are the record holders of such shares through the effective time of the merger, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, as determined by the court.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of common stock of Mariner who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Mariner believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand

Any holder of common stock of Mariner wishing to exercise appraisal rights must deliver to Mariner, before the vote on the approval and adoption of the merger agreement at the special meeting at which the proposal to approve and adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the approval and adoption of the merger agreement. A holder of shares of common stock of Mariner wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval and adoption of the merger agreement or abstain from voting on the approval and adoption of the merger agreement. Neither voting against the approval and adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the approval and adoption of the merger agreement. A proxy or vote against the approval and adoption of the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement at the special meeting of Mariner stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Mariner common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock of Mariner should be executed by or on behalf of the holder of record, and must reasonably inform Mariner of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to:

Mariner at One BriarLake Plaza, 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042, Attention: General Counsel.

Any holder of common stock of Mariner may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Mariner, or if such withdrawal is made after the effective time of the merger, to Merger Sub as successor to Mariner, as the surviving entity, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving entity. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Entity

If the merger is completed, within 10 days after the effective time of the merger, the surviving entity will notify each holder of common stock of Mariner who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the approval and adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving entity or any holder of common stock of Mariner who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving entity in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all dissenting holders. The surviving entity is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving entity will file a petition or initiate any negotiations with respect to the fair value of shares of common stock of Mariner. Accordingly, any holders of common stock of Mariner who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock of Mariner within the time and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of common stock of Mariner who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares not voted in favor of the approval and adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving entity or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may file a petition seeking appraisal or request the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is timely filed by a holder of shares of common stock of Mariner and a copy thereof is served upon the surviving entity, the surviving entity will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After determining the holders of common stock of Mariner entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period from the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

For the purpose of any appraisal proceedings, Apache and Mariner, as part of the settlement of stockholder litigation, have waived and will not present (except pursuant to explicit direction from the Delaware Court of Chancery) any argument that shares of Mariner common stock granted pursuant to the 2008 Long-Term Performance-Based Restricted Stock Program shall be counted in determining the total number of Mariner shares outstanding in such proceeding. See “The Merger — Litigation Relating to the Merger.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262. Although Mariner believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Mariner nor Apache anticipate offering more than the applicable merger consideration to any stockholder of Mariner exercising appraisal rights, and each of Mariner and Apache reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of Mariner is less than the applicable merger consideration, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock of Mariner under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock of Mariner will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration applicable to the shares. A stockholder will fail to perfect, or lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving entity a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time of the merger, no dissenting stockholder shall have any rights of a stockholder of Mariner with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of common stock of Mariner, if any, payable to stockholders of Mariner of record as of a time prior to the effective time of the merger; provided, however, that if a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the effective time of the merger, or subsequently with the written approval of the surviving company, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive the merger consideration in accordance with the terms of the merger agreement. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Mariner without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of Mariner wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

SOURCE OF FUNDING FOR THE MERGER

Apache’s obligation to complete the merger is not conditioned upon its obtaining financing. As of June 30, 2010, Apache had $1.8 billion in cash. On July 30, 2010, Apache used $1.5 billion of its existing cash balance, together with the net proceeds of offerings of securities, to fund the Deposit made in connection with the BP Acquisition. Apache expects to fund the cash portion of the merger consideration payable to Mariner stockholders, which is expected to equal approximately $800 million as of July 28, 2010, with a combination of cash on hand, its existing revolving credit facility and commercial paper facilities and its new 364-day revolving credit facility.

COMPARISON OF RIGHTS OF APACHE STOCKHOLDERS
AND MARINER STOCKHOLDERS

Apache and Mariner are both incorporated under Delaware law. Therefore, any differences in the rights of Mariner stockholders and Apache stockholders are due to differences in each company’s respective certificate of incorporation, bylaws and agreements defining the rights of security holders, each as amended or restated. As a result of the merger, Mariner stockholders will become stockholders of Apache and, accordingly, their rights will be governed by Apache’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. While the rights and privileges of Mariner stockholders are, in many instances, comparable to those of the stockholders of Apache, there are some differences. The following is a summary of the material differences as of the date of this proxy statement/prospectus between the rights of the Mariner stockholders and the rights of Apache stockholders.

The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. Please consult the DGCL, and the respective certificates of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of Apache and Mariner for a more complete understanding of these differences.

Apache	Mariner

Capital Stock:

Apache is authorized to issue:	Mariner is authorized to issue:

• 430,000,000 shares of common stock, par value $0.625 per share, of which 364,266,555 were issued and outstanding as of July 28, 2010. Immediately following the completion of the merger, Apache expects to have approximately 381,721,955 shares of common stock outstanding (based on the number of outstanding shares of Mariner common stock and equity awards as of July 28, 2010, and based on the assumption that no options to purchase Apache or Mariner common stock are exercised prior to completion of the merger).
• 180,000,000 shares of common stock, par value $.0001 per share, of which 103,137,493 were issued and outstanding as of July 28, 2010.

• 5,000,000 shares of preferred stock, no par value per share, of which 1,265,000 are issued and outstanding. 100,000 shares of Apache’s preferred stock has been designated as Series A Junior Participating Preferred Stock, of which none are issued and outstanding.
• 20,000,000 shares of preferred stock, par value $.0001 per share, of which none are issued and outstanding.

• 25,300,000 depositary shares each representing a 1/20th interest in a share of Apache’s Mandatory Convertible Preferred Stock, Series D.

• Apache’s board of directors has the authority to issue one or more series of preferred stock, having terms designated by Apache’s board.	• Mariner’s board of directors has the authority to issue one or more series of preferred stock, having terms designated by Mariner’s board.

• Each share of common stock has one vote, and cumulative voting is not allowed.	• Each share of common stock has one vote, and cumulative voting is not allowed.

Number and Term of Directors:

• The number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the directors then in office.
• The number of directors shall be determined from time to time by the board of directors (provided that no decrease in the number of directors which would have the effect of shortening the term of an incumbent director may be made by the board of directors). If the board makes no such determination, the number of directors shall be three.

• Currently, there are eleven directors on the board of directors, divided as evenly as possible into three classes, each director serving a three-year term.	• Currently, there are seven directors on the board of directors, divided as evenly as possible into three classes, each director serving a three-year term.

Apache	Mariner

• Directors are elected by a majority of votes cast; provided, however, if there are more nominees than positions, directors are elected by a plurality of votes cast. Stockholders do not have the option of “withholding” their vote in respect of a director nominee. They may, however, abstain, or vote “for” or “against” a nominee. A nominee receives a “majority of votes cast” if he or she receives more votes “for” than “against,” without taking abstentions into account.
• Directors are elected by a plurality of votes of the shares present in person or by proxy and entitled to vote on the election of directors.

• To address the situation in which an incumbent director receives a plurality, but fails to receive a majority of votes cast, Apache’s bylaws require each such incumbent director to submit promptly (and in any event within 10 days) after each meeting for the election of directors an irrevocable letter of resignation, which shall become effective upon acceptance by the board of directors. The board of directors may accept or reject such resignation, or take other action, and will publicly disclose and explain its decision on Apache’s web site within 90 days from the date of the certification of election results. Any director not elected shall not participate in the board of directors’ decision with respect to his or her resignation.

• If a director’s resignation is accepted by the board of directors, then the board of directors may fill the resulting vacancy as described in “— Filling Director Vacancies” below or may decrease the size of the board of directors.

Removal of Directors:

• Directors may be removed as provided by statute, which generally requires the vote of the holders of a majority of the shares entitled to vote in the election of directors, and only allows for the removal of a director for cause in the case of a classified board.

• Any director may be removed only for cause, by the affirmative vote of at least 80% of the voting power of all of the then-outstanding shares of Mariner capital stock entitled to vote generally in the election of directors, voting together as a single class.

Filling Director Vacancies:

• Under Apache’s bylaws and certificate of incorporation, a majority of the directors then in office, in their sole discretion and whether or not constituting a quorum, may elect a replacement director to serve during the unexpired term of any director previously elected whose office is vacant as a result of death, resignation, retirement, disqualification, removal or otherwise, and may elect directors to fill any newly created directorships created by the board.

• Under Mariner’s certificate of incorporation, newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall, unless otherwise required by law or by resolution of the board of directors, be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum (and not by stockholders).

Stockholder Consents:

• Apache stockholders may not act by written consent.	• Mariner stockholders may not act by written consent.

Apache	Mariner

Stockholder Proposals and Director Nominations:

• For business to be properly brought and nominations properly made before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Apache. To be timely, notice must be delivered to or mailed and received at the principal executive offices of Apache not less than 120 days before the meeting of stockholders. Stockholders may not bring business before a special meeting.

• For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Mariner. To be timely, notice must delivered to or mailed and received at the principal executive offices of Mariner not less than 120 days prior to the anniversary date of the proxy statement for the preceding annual meeting of stockholders. Stockholders may not bring business before a special meeting.

• For nominations to be properly made before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Mariner. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Mariner, (i) if in respect of an annual meeting, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of stockholders, and (ii) if in respect of a special meeting, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was first mailed to the stockholders or public disclosure of the date of the special meeting was first made, whichever first occurs.

• A stockholder’s notice to the secretary of business to be brought must set forth (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on Apache’s books, of the stockholder proposing the business, (c) the class and number of shares of Apache that are beneficially owned by the stockholder, and (d) any material interest of the stockholder in the business.

• A stockholder’s notice to the secretary of business to be brought must set forth as to each matter, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Mariner’s books, of the stockholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of Mariner which are owned beneficially by the stockholder, (iv) any material interest of the stockholder in such business, and (v) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

• A stockholder’s nomination of person(s) for election to the board of directors must set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of Apache which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on Apache’s books, of the stockholder and (ii) the class and number of shares of Apache which are beneficially owned by the stockholder.

• A stockholder’s nomination of person(s) for election to the board of directors must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on Mariner’s books, of such stockholder, and (ii) the class and number of shares of capital stock of Mariner that are beneficially owned by the stockholder.

Apache	Mariner

Adjournment of Stockholder Meetings:

• If a quorum is not represented at any stockholder meeting, the stockholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting, without notice, other than announcement at the meeting, until the requisite amount of voting stock shall be present.

• The chairman of the meeting or the holders of a majority of the issued and outstanding stock, present in person or represented by proxy and entitled to vote thereat, at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At such adjourned meeting at which a quorum is present or represented any business may be transacted that might have been transacted at the meeting as originally called.

Special Meeting of Stockholders:

• May be called only by the chairman of the board or the chief executive officer and shall be called by the chairman of the board, chief executive officer, or secretary at the request in writing of a majority of the board of directors.
• May be called only by resolution of a majority of the total number of authorized directors, regardless of any vacancies.

Vote on Business Combinations:

• The affirmative vote of not less than 80% of all classes of stock voting as a single class is required: (a) for the adoption of any agreement for the merger or consolidation of Apache with or into any other corporation, or (b) to authorize any sale or lease of all or any substantial part of the assets of Apache to, or any sale or lease to Apache or any subsidiary in exchange for securities of Apache of any assets (except assets having an aggregate fair market value of less than $5,000,000) of, any other corporation, person or other entity if, in either case, as of the record date for the determination of stockholders entitled to vote thereon or consent thereto, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5% of the outstanding shares of stock of Apache entitled to vote in elections of directors considered as one class; except that such approval is not required for any business combination that the board of directors approved prior to the related person involved in the business combination having become a related person or if the business combination is between Apache and a majority-owned subsidiary of Apache. This 80% vote is required even if no vote or a lesser percentage is required by any applicable laws.

• Mariner’s certificate of incorporation does not contain any provision requiring a supermajority vote of stockholders for business combinations. However, Mariner is subject to Section 203 of the DGCL, which provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an “interested stockholder,” that person may not engage in certain transactions, including mergers, with the corporation for a period of three years unless one of the following exceptions applies: (i) the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder; (ii) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Apache	Mariner

• In addition to the super-majority voting provision in Apache’s certificate of incorporation outlined above, Apache is subject to Section 203 of the DGCL, which provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an “interested stockholder,” that person may not engage in certain transactions, including mergers, with the corporation for a period of three years unless one of the following exceptions applies: (i) the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder; (ii) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Stockholder Rights Plan:

• Apache has implemented a stockholder rights plan.	• Mariner has implemented a stockholder rights plan.

Exculpation and Indemnification of Officers and Directors:

• Apache’s certificate of incorporation contains a provision that eliminates the personal liability of a director to Apache and its stockholders for monetary damages for breach of his or her fiduciary duty as a director to the extent currently allowed under the DGCL. Apache’s certificate of incorporation further provides that no director shall be liable for such monetary damages unless, in addition to any and all other requirements for such liability, such director (i) shall have breached his duty of loyalty to Apache or its stockholders, (ii) shall not have acted in good faith, or in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit.

• The Mariner certificate of incorporation provides that no director of Mariner shall be held personally liable to Mariner or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Mariner or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit. The Mariner certificate of incorporation also provides for the indemnification of each director and officer to the full extent permitted by the laws of the State of Delaware, and also provides that Mariner may indemnify each employee and agent of Mariner, and all other persons whom Mariner is authorized to indemnify under the provisions of the DGCL.

Under Apache’s certificate of incorporation, liability for monetary damages remains for any matter in respect to which such director shall be liable under Section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock.

Apache	Mariner

• Under Apache’s bylaws, each person who is or was a director, officer, employee or agent of Apache, or who is or was serving as a director, officer, employee, partner or agent of any other enterprise or organization at the request of Apache, shall be indemnified against expenses, judgments, damages, arbitration awards, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, arbitration or proceeding, including any interest payable thereon, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

• Under Apache’s bylaws, Apache will advance expenses incurred in advance of the final disposition of such action (i) to any present or past officer or director upon receipt of a written undertaking to repay such advance if he is determined ultimately to be not legally entitled to indemnification, and (ii) to any employee or agent who is not a present or past director or officer upon evidence of compliance with the terms and conditions, if any, deemed appropriate and specified by the board of directors for such advance if such employee or agent is determined ultimately to be not legally entitled to indemnification.

• Under Apache’s bylaws, Apache will pay to any director, officer, employee or agent all expenses, which may be incurred by such director, officer, employee or agent in enforcing his rights to indemnification and/or advances whether or not such director, officer, employee or agent is successful in enforcing such rights and whether or not suit or other proceedings are commenced.

• The Mariner bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Mariner or is or was serving at the request of Mariner as a director or officer of another enterprise, shall be indemnified and held harmless by Mariner to the fullest extent authorized by the DGCL, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; however, Mariner shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. The right to indemnification includes the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition; however, if the DGCL requires, the payment of such expenses incurred by a director or officer in such capacity (and not in any other capacity) in advance of the final disposition of a proceeding shall be made only upon delivery to Mariner of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

• The Mariner bylaws also provide that Mariner may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether or not an action by or in the right of Mariner) by reason of the fact that the person is or was an employee (other than an officer) or agent, or, while serving as an employee (other than an officer) or agent of Mariner, is or was serving at the request of Mariner as a director, officer, employee or agent of another enterprise, to the extent (i) permitted by the laws of the State of Delaware, and (ii) authorized in the sole discretion of the Chief Executive Officer and a Vice President of Mariner, referred to as the Authorizing Officers. Mariner may, to the extent permitted by Delaware law and authorized in the sole discretion of the Authorizing Officers, pay expenses reasonably incurred by any such employee or agent in defending any action, suit or proceeding in advance of final disposition, upon such terms and conditions as the Authorizing Officers authorizing such expense advancement determine in their sole discretion.

• As permitted by the DGCL, Apache currently has in effect a directors’ and officers’ liability insurance policy.
• As permitted by the DGCL, Mariner maintains officers’ and directors’ liability insurance that insures against claims and liabilities (with stated exceptions) that Mariner’s officers and directors may incur in such capacities. In addition, Mariner has entered into indemnification agreements with each of the directors and executive officers pursuant to which each director and officer is entitled to be indemnified to the fullest extent allowable under Delaware law.

Apache	Mariner

Certificate of Incorporation Amendments:

• Amendments to the provisions dealing with (i) the election of directors and certain powers of the board of directors, (ii) the 80% stockholder vote required for business combinations described above, (iii) second tier transactions, and (iv) stockholders action by written consent, require the approval of at least 80% of all classes of stock entitled to vote in the election of directors, considered as one class (and in the case of second tier transactions, a majority of voting stock not held by a related person).

• All other provisions may be amended as provided by statute.

• Amendments to the provisions dealing with (i) directors, (ii) amendment of bylaws, (iii) stockholder action by written consent, (iv) filling director vacancies, (v) Section 203 of the DGCL, (vi) liability of directors, (vii) indemnification, (viii) corporate opportunities, (ix) issuance of rights, and (x) amendment of the certificate of incorporation, require the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class.

• All other provisions may be amended as provided by statute.

Bylaws Amendments:

• Amendments to Article VII (Indemnification of Officers, Directors, Employees and Agents) may only be made prospectively and require the affirmative vote of 80% of the entire board of directors.	• The bylaws may be amended by the affirmative vote of a majority of the total number of authorized directors regardless of whether there exist any vacancies in such authorized directorships.

• The bylaws may be amended or repealed by the affirmative vote of a majority of the stockholders entitled to vote at the meeting and present or represented thereat, or by the affirmative vote of a majority of the board of directors at any regular meeting of the board of directors or at any special meeting of the board of directors, in each case, if notice of the proposed alteration or repeal is contained in the notice.

• The bylaws may also be amended by the holders of at least 80% of the voting power of all of the shares outstanding and entitled to vote generally in the election of directors voting as a single class.

• Any provision may be suspended by vote of two-thirds of the votes cast upon the motion to suspend.

THE MARINER SPECIAL MEETING

Date, Time, Place and Purpose of the Mariner Special Meeting

The special meeting of the stockholders of Mariner will be held at Mariner’s principal executive offices located at One BriarLake Plaza, 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042 on [•], 2010 at [•] a.m., local time. The purpose of the Mariner special meeting is:

1. to consider and vote on the proposal to approve and adopt the merger agreement, as it may be amended from time to time;

2. to consider and vote on any proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and

3. to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The Mariner board of directors unanimously recommends that Mariner stockholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” any proposal to adjourn the special meeting if necessary to solicit additional proxies. For the reasons for this recommendation, see “The Merger — Recommendation of the Mariner Board of Directors and Its Reasons for the Merger.”

Who Can Vote at the Mariner Special Meeting

Only holders of record of Mariner common stock at the close of business on [•], 2010, the record date for the Mariner special meeting, are entitled to receive notice of, and have the right to vote at, the Mariner special meeting or any adjournment or postponement thereof. You are a stockholder of record if your shares of Mariner common stock are held in your name on the records of Mariner’s stock transfer agent and registrar, The Continental Stock Transfer & Trust Company. As of that date, there were [•] shares of Mariner common stock outstanding and entitled to vote at the Mariner special meeting, held by approximately [•] stockholders of record. At the close of business on the record date for the special meeting, the directors and executive officers of Mariner and their affiliates beneficially owned and were entitled to vote [•] shares of Mariner common stock, collectively representing approximately [•]% of the shares of Mariner common stock outstanding and entitled to vote on the record date. It is expected that Mariner’s directors and executive officers will vote their shares “FOR” the approval and adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so. Each share of Mariner common stock is entitled to one vote at the Mariner special meeting.

A complete list of Mariner stockholders entitled to vote at the Mariner special meeting will be available for inspection at the principal place of business of Mariner during regular business hours for a period of no less than ten days before the special meeting and at the place of the Mariner special meeting during the meeting.

Quorum; Vote Required for Approval

A quorum of Mariner stockholders is necessary to have a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Mariner common stock is necessary to constitute a quorum at the special meeting. If a stockholder is not present in person or represented by proxy at the special meeting, such stockholder’s shares will not be counted for purposes of calculating a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. A broker “non-vote” occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

The affirmative vote of the holders of a majority of the outstanding shares of Mariner common stock entitled to vote on the proposal as of the Mariner record date, either in person or represented by proxy, is necessary for the approval and adoption of the merger agreement. Approval of any proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Mariner common stock present in person or represented by proxy at the special meeting and entitled to vote thereat. If a Mariner stockholder fails to vote, or if a Mariner stockholder abstains, that will have the same effect as votes cast “AGAINST” the approval and adoption of the merger agreement. Abstentions and broker “non-votes” will have the same effect as votes cast “AGAINST” approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies.

Manner of Voting

Mariner stockholders of record may effect voting of their stock by any of the following methods:

•	submitting a proxy via the Internet or telephone by following the instructions provided on your enclosed proxy card;

•	completing the enclosed proxy card, and sign, date and either mailing it in the enclosed postage pre-paid envelope or send both sides by facsimile to:

The Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Facsimile (212) 509-5152; or

•	attending the special meeting and voting in person.

You may receive multiple sets of proxy materials for this meeting if some of your Mariner shares are held of record in your name and some of your shares are held of record in the name of a broker, bank or other nominee, or if your shares are held of record by more than one broker or nominee. In these instances, you must act on each proxy in order for 100% of your shares to be voted.

You may revoke your proxy at any time before your proxy is voted. To revoke your proxy, you can deliver a later dated proxy using any of the methods listed above, or you can deliver written notice of revocation to The Continental Stock Transfer & Trust Company at the above address. You also can attend the meeting, and revoke your proxy by voting your shares personally at the meeting. Your attendance at the meeting will not constitute automatic revocation of your proxy. If your shares are held in the name of a broker, bank or other nominee and you have directed the record holder to vote your shares, you should instruct the record holder to change your vote or obtain a proxy from the broker, bank or other nominee to do so yourself.

Submissions of proxies via the Internet and telephone will close at 7:00 p.m. Eastern time on the day before the special meeting. Thereafter, you may submit a proxy (and revoke a previously granted proxy) by mail or facsimile received before the meeting, or you may vote in person at the meeting.

All shares of Mariner common stock entitled to vote and represented by properly completed proxies received prior to the Mariner special meeting, and not revoked, will be voted at the Mariner special meeting as instructed on the proxies. If Mariner stockholders do not indicate how their shares of Mariner common stock should be voted on a matter, the shares of Mariner common stock represented by their properly completed proxy will be voted as the Mariner board of directors recommends and therefore, “FOR” the approval and adoption of the merger agreement and “FOR” any proposal to adjourn the special meeting if necessary to solicit additional proxies.

Shares Held in “Street Name”

If Mariner stockholders hold shares of Mariner common stock in an account at a bank, broker or other nominee and they wish to vote, they must return their voting instructions to the bank, broker or other nominee.

If Mariner stockholders hold shares of Mariner common stock in an account at a bank, broker or other nominee and they wish to vote their shares in person at the Mariner special meeting, they should bring a proxy from their bank, broker or other nominee identifying them as the beneficial owner of such shares of Mariner common stock and authorizing them to vote.

Brokers will NOT vote shares of Mariner common stock held in “street name” unless Mariner stockholders instruct their broker how to vote. Such failure to vote will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement and any proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies. Mariner stockholders should therefore provide their brokers or other nominees with instructions as to how to vote their shares of Mariner common stock.

Tabulation of the Votes

Mariner will appoint an Inspector of Election for the Mariner special meeting to tabulate affirmative and negative votes and abstentions.

Proxy Solicitation

Mariner will pay the cost of soliciting proxies. Directors, officers and employees of Mariner and Apache may solicit proxies on behalf of Mariner in person or by telephone, facsimile, e-mail or other means. Mariner has engaged Morrow & Co., LLC to assist it in the distribution and solicitation of proxies. Mariner has agreed to pay Morrow a fee of $7,500 plus payment of certain fees and expenses for its services to solicit proxies. Mariner also has engaged Morrow to provide data and consulting-related services pertaining to the proxy solicitation for a fee of $17,500 plus expenses through the earlier of stockholder approval of the merger or August 31, 2010; Mariner can extend these services to October 31, 2010 for an additional fee of $10,000.

In accordance with the regulations of the SEC and the NYSE, Mariner also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Mariner common stock.

Stockholders should not send stock certificates with their proxies.  A letter of transmittal and instructions for the surrender of Mariner common stock certificates will be mailed to Mariner stockholders shortly after the completion of the merger.

No Other Business

Under Mariner’s bylaws, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to Mariner stockholders provided with this proxy statement/prospectus.

Adjournments

Any adjournment may be made from time to time by the chairman of the meeting or with the approval of the holders of a majority of the issued and outstanding stock, present in person or represented by proxy, whether or not a quorum exists. Mariner is not required to notify stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, Mariner may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by Mariner stockholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the Mariner special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

Mariner 2011 Annual Stockholder Meeting and Stockholder Proposals

The 2011 annual meeting of Mariner stockholders will not be held if the merger is completed in 2010; therefore, Mariner reserves the right to postpone or cancel its 2011 annual meeting. If the 2011 annual meeting is held, and you are a Mariner stockholder and you wish to present a proposal for inclusion in Mariner’s proxy material for consideration at Mariner’s 2011 annual meeting, you must submit the proposal in writing to the corporate secretary at Mariner’s principal executive offices at One BriarLake Plaza, 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042, and Mariner must receive your proposal not later than November 29, 2010 (the 120th day before March 29, 2011, the anniversary date of the proxy statement for Mariner’s 2010 annual meeting). That proposal must comply with Section 8 of Article II of Mariner’s bylaws and, if it is to be included in Mariner’s proxy materials, Rule 14a-8 under the Securities Exchange Act of 1934.

LEGAL MATTERS

The validity of the shares of Apache common stock to be issued in the merger will be passed upon for Apache by Andrews Kurth LLP. It is a condition to the merger that Apache and Mariner receive opinions from Andrews Kurth LLP and Baker Botts L.L.P., respectively, to the effect that, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of Apache and Mariner will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

EXPERTS

Apache

The consolidated financial statements of Apache included in Apache’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Apache’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements as of December 31, 2009 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The information appearing in Apache’s Annual Report on Form 10-K for the year ended December 31, 2009, regarding Apache’s total proved reserves was prepared by Apache and reviewed by Ryder Scott Company Petroleum Engineers, as stated in their letter reports, and is incorporated by reference into this proxy statement/prospectus in reliance upon the authority of said firm as experts in such matters.

Mariner

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Mariner Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Mariner Energy, Inc. and its subsidiaries’ internal control over financial reporting, excluding the internal control over financial reporting of the subsidiaries of Edge Petroleum Corporation (the “Edge Subsidiaries”) acquired by Mariner Energy, Inc. and subsidiaries on December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such report (1) expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the adoption of Accounting Standards Update No. 2010-3, “Oil and Gas Reserve Estimation and Disclosures” and Accounting Standards Codification Topic 805, “Business Combinations” and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting, excluding the internal control over financial reporting of the Edge Subsidiaries acquired by Mariner Energy, Inc., and subsidiaries. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The information included in or incorporated by reference into this proxy statement/prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of Mariner as of December 31, 2009, 2008, 2007, 2006 and 2005 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P., independent petroleum engineers. These estimates are included in or incorporated by reference into this proxy statement/prospectus in reliance upon the authority of the firm as experts in these matters.

The audited consolidated financial statements of Edge Petroleum Corporation and subsidiaries incorporated in this proxy statement/prospectus by reference from Mariner’s Current Report on Form 8-K/A filed March 18, 2010, and the effectiveness of Edge Petroleum Corporation’s internal control over financial reporting have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as stated in their report dated March 16, 2009, which is incorporated herein by reference and which contains an explanatory paragraph regarding Edge Petroleum Corporation’s ability to continue as a going concern. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Apache and Mariner file reports and other information with the SEC. Mariner stockholders may read and copy these reports, statements or other information filed by Apache and Mariner at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC filings of Apache and Mariner are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Apache has filed a registration statement on Form S-4 to register with the SEC the shares of Apache common stock to be issued to Mariner stockholders pursuant to the merger agreement. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Apache, in addition to being a proxy statement of Mariner for its special meeting. The registration statement, including the attached Annexes and exhibits, contains additional relevant information about Apache and Mariner. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Apache and Mariner to “incorporate by reference” information into this proxy statement/prospectus. This means that Apache and Mariner can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Apache and Mariner have previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). They contain important information about Apache and Mariner and the financial condition of each company.

Apache SEC Filings
(File No. 001-4300)	Period and/or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2009
Quarterly Reports on Form 10-Q and 10-Q/A	Quarters ended March 31, 2010 and June 30, 2010
Current Reports on Form 8-K and 8-K/A	Filed on January 14, 2010, January 19, 2010, April 15, 2010, April 16, 2010, May 11, 2010, July 20, 2010, July 21, 2010 (2 filings), July 28, 2010, August 3, 2010, August 11, 2010, August 16, 2010 and August 20, 2010
Definitive Proxy Statement on Schedule 14A	Filed on March 31, 2010
Any description of Apache’s common stock, preferred share purchase rights or depositary shares contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

Mariner SEC Filings
(File No. 001-32747)	Period and/or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2009
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2010 and June 30, 2010
Current Reports on Forms 8-K and 8-K/A	Filed on January 5, 2010, March 18, 2010, March 19, 2010, March 31, 2010, April 8, 2010, April 16, 2010, May 6, 2010, August 3, 2010 and August 13, 2010
Definitive Proxy Statement on Schedule 14A	Filed on April 1, 2010
Any description of Mariner’s common stock or preferred share purchase rights contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

In addition, Apache and Mariner incorporate by reference additional documents that they may file or furnish with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Mariner special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Apache and Mariner also incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex A.

Apache has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Apache and Merger Sub, and Mariner has supplied all information contained in this proxy statement/prospectus relating to Mariner.

Documents incorporated by reference are available without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Mariner stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

Apache Corporation
Attention: Corporate Secretary
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
(713) 296-6157
www.apachecorp.com

Mariner Energy, Inc.
Attention: Corporate Secretary
One BriarLake Plaza
2000 West Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
(713) 954-5505
www.mariner-energy.com

If you would like to request documents, please do so by [•], 2010 in order to receive them before the special meeting.

You may obtain these documents at the SEC’s website, http://www.sec.gov, and may obtain certain of these documents at Apache’s website, “www.apachecorp.com,” by selecting “Investors” and then selecting “SEC Filings,” and at Mariner’s website, “www.mariner-energy.com,” by selecting “Investor Information” and then selecting “SEC Filings.” Information not filed with the SEC, but contained on the Apache and Mariner websites is expressly not incorporated by reference into this proxy statement/prospectus.

Apache and Mariner are not incorporating the contents of the websites of the SEC, Apache, Mariner or any other person into this proxy statement/prospectus. Apache and Mariner are providing only the information about how to obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites for the convenience of Mariner stockholders.

Apache and Mariner have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER
APACHE CORPORATION,
ZMZ ACQUISITIONS LLC
and
MARINER ENERGY, INC.
Dated April 14, 2010

A-i

A-ii

A-iii

SCHEDULE OF DEFINED TERMS

Defined Term	Section

Acquisition Proposal	Section 5.3(a)
Affiliate	Section 8.4(a)
Affiliate Transaction	Section 2.19
Agreement	Preamble
beneficial owner	Section 8.4(b)
Book-Entry Shares	Section 1.10(b)
business day	Section 8.4(c)
Cash Amount Per Share	Section 1.6(d)
Cash Designated Shares	Section 1.9(e)(iii)(B)
Cash Election Shares	Section 1.9(b)
Certificate of Merger	Section 1.2
Certificates	Section 1.10(b)
Change in the Company Recommendation	Section 5.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Benefit Plan	Section 2.12(a)
Company Board of Directors	Section 2.4(d)
Company Board Meeting	Section 2.4(d)
Company Common Stock	Recitals
Company Employees	Section 2.18
Company ERISA affiliate	Section 2.12(b)
Company Financial Advisors	Section 2.4(d)
Company Group	Section 2.12(a)
Company Material Adverse Effect	Section 2.1
Company Material Contracts	Section 2.21(a)
Company Material Subsidiaries	Section 2.1
Company Permits	Section 2.6(c)
Company Preferred Stock	Section 2.3
Company Recommendation	Section 5.1(e)
Company Reserve Reports	Section 2.14(c)
Company Rights Plan	Section 2.3
Company Schedule	Article II
Company SEC Reports	Section 2.7(a)
Company Stockholder Approval	Section 5.1(e)
Company Termination Fee	Section 7.3(a)
Confidentiality Agreement	Section 5.2(b)
control	Section 8.4(d)
controlled by	Section 8.4(d)
Credit Agreement	Section 2.21(a)(B)
Current Policy	Section 5.4(c)
Deemed Shares Outstanding	Section 1.6(d)

A-iv

Defined Term	Section

Delaware Law	Recitals
Dissenting Share	Section 1.8(a)
Effective Time	Section 1.2
Election Deadline	Section 1.9(b)
Election Form	Section 1.9(a)
Election Form Record Date	Section 1.9(a)
Environmental Laws	Section 2.17(a)
ERISA	Section 2.12(a)
Exchange Act	Section 2.5(b)
Exchange Agent	Section 1.10(a)
Exchange Fund	Section 1.10(a)
Exchange Ratio	Section 1.6(d)
Expenses	Section 7.3(d)
GAAP	Section 2.7(b)
good and defensible title	Section 2.14(e)
governmental authority	Section 8.4(e)
Hazardous Substance	Section 2.17(a)
HIPAA	Section 2.12(e)(iv)
HSR Act	Section 2.5(b)
Hydrocarbons	Section 2.14(b)
Indemnified Parties	Section 5.4(b)
Intellectual Property	Section 2.20
IRS	Section 2.12(b)
Mailing Date	Section 1.9(a)
Merger	Recitals
Merger Consideration	Section 1.6(a)
Merger Sub	Preamble
Mixed Consideration Election Shares	Section 1.9(b)
Notice of Intended Change in the Company Recommendation	Section 5.3(b)
Non-Election Shares	Section 1.9(b)
Oil and Gas Properties	Section 2.14(b)
Option	Section 1.7(a)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent Benefit Plan	Section 3.12(a)
Parent Board of Directors	Section 3.4(d)
Parent Common Stock	Section 3.3
Parent Employees	Section 3.18
Parent Financial Advisor	Section 3.4(d)
Parent Group	Section 3.12(a)
Parent Material Adverse Effect	Section 3.1
Parent Material Subsidiaries	Section 3.3
Parent Parties	Preamble
Parent Permits	Section 3.6(c)

A-v

Defined Term	Section

Parent Preferred Stock	Section 3.3
Parent Reserve Reports	Section 3.14(c)
Parent Rights Plan	Section 3.3
Parent Schedule	Article III
Parent SEC Reports	Section 3.7(a)
PBGC	Section 2.12(b)
Per Share Cash Consideration	Section 1.6(d)
Per Share Mixed Consideration	Section 1.6(d)
Per Share Stock Consideration	Section 1.6(d)
person	Section 8.4(f)
Proxy Statement/Prospectus	Section 2.13
Real Property Leases	Section 2.29
reasonable best efforts	Section 8.4(g)
Registration Statement	Section 2.13
Restricted Shares	Section 1.7(b)
Returns	Section 2.16(a)
Rights	Section 2.3
Sarbanes-Oxley Act	Section 2.8(a)
SEC	Section 1.10(a)
Securities Act	Section 2.5(b)
Shares	Recitals
Stock Designated Shares	Section 1.9(e)(ii)(B)
Stock Election Shares	Section 1.9(b)
Stock Incentive Plan	Section 1.7(a)
Stockholders Meeting	Section 5.1(e)
subsidiaries	Section 8.4(h)
subsidiary	Section 8.4(h)
Superior Proposal	Section 5.3(b)
Surviving Company	Section 1.1
Taxes	Section 2.16
Total Cash Amount	Section 1.6(d)
Treasury Regulations	Recitals
under common control with	Section 8.4(d)
WARN Act	Section 2.18

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 14th day of April, 2010 (this “Agreement”), is by and among APACHE CORPORATION, a Delaware corporation (“Parent”), ZMZ ACQUISITIONS LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Parent Parties”), and MARINER ENERGY, INC., a Delaware corporation (the “Company”).

RECITALS:

A. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to merge the Company with and into Merger Sub (the “Merger”) with Merger Sub surviving the Merger upon the terms and subject to the conditions set forth herein.

B. As a result of the Merger, and in accordance with the General Corporation Law and the Limited Liability Company Act of the State of Delaware (“Delaware Law”), each issued and outstanding share (the “Shares”) of common stock, par value $.0001 per share of the Company (the “Company Common Stock”), other than the Company Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and other than the Dissenting Shares (as defined in Section 1.8), shall be converted into the right to receive the Merger Consideration as set forth herein.

C. For federal income tax purposes, it is intended by the parties hereto that (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”), (ii) Merger Sub be disregarded as an entity separate from Parent and (iii) this Agreement constitute a plan of reorganization within the meaning of Section 368 of the Code and such Treasury Regulations.

AGREEMENT:

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Merger Sub with Merger Sub surviving the Merger. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving limited liability company of the Merger (the “Surviving Company”).

Section 1.2  Effective Time; Closing.  As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI (other than conditions that by their nature can only be satisfied at the Closing), the parties hereto shall cause the Merger to be consummated by duly filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing or such later time as may be agreed to by Parent and the Company specified in the Certificate of Merger being the “Effective Time”). In connection with such filing, a closing (the “Closing”) shall be held at the offices of Andrews Kurth LLP in Houston, Texas, or such other place as the parties shall agree. The date of the Closing is herein called the “Closing Date.”

Section 1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and

Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.4  Governing Instruments.

(a) At the Effective Time, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until duly amended in accordance with its terms and applicable law.

(b) At the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until duly amended in accordance with its terms and applicable law.

Section 1.5  Directors and Officers of Surviving Company.  The directors and officers of Merger Sub at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Company from the Effective Time until their respective successors have been duly elected or appointed. To the fullest extent permitted by law, the Company shall cause all directors of the Company to resign immediately prior to the Effective Time.

Section 1.6  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the Shares:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as herein defined)) shall be canceled and shall be converted automatically into the right to receive, at the election of the holder as provided in and subject to Sections 1.9 and 1.10, either (i) the Per Share Stock Consideration, (ii) the Per Share Cash Consideration or (iii) the Per Share Mixed Consideration (together, the “Merger Consideration”), payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 1.10, of the certificate that formerly evidenced such Share. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration; (ii) any cash in lieu of fractional shares of Parent Common Stock, if any, to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 1.10; and (iii) any dividends or distributions in accordance with Section 1.10(e);

(b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization, consolidation, exchange or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time (including any dividend or distribution on the Parent Common Stock or the Company Common Stock of securities convertible into Parent Common Stock or Company Common Stock, as applicable); and

(d) For purposes of this Agreement, each of the following terms has the meaning set forth below:

“Cash Amount Per Share” shall mean $7.80 per share.

“Deemed Shares Outstanding” means the total number of shares of the Company Common Stock outstanding; provided, however, that regardless of the actual number of shares of the Company Common Stock outstanding, in no event shall the Deemed Shares Outstanding exceed the sum of (a) 102,045,275 (103,241,493 shares issued and outstanding on April 14, 2010 less 1,196,218 shares of restricted Company Common Stock granted by the Company pursuant to the 2008 Long-Term Performance-Based Restricted Stock Program), (b) the aggregate number of shares of the Company Common Stock, if any, that are issued after the date hereof by the Company upon the exercise of Options (all as disclosed in Section 2.3 and as exercised or vested in accordance with their terms), (c) the number of shares approved by Parent for grant pursuant to Section 4.1, (d) shares issued in accordance with Section 4.1 of the Company Schedule, and (e) the number of shares with respect to which restrictions shall lapse pursuant to Section 1.7(c).

“Exchange Ratio” means 0.24347 shares of Parent Common Stock.

“Per Share Cash Consideration” means $26.00 in cash.

“Per Share Mixed Consideration” means the combination of (i) the Cash Amount Per Share and (ii) 0.17043 shares of Parent Common Stock.

“Per Share Stock Consideration” means a number of shares (which need not be a whole number) of Parent Common Stock equal to the Exchange Ratio.

“Total Cash Amount” means the product obtained by multiplying the Deemed Shares Outstanding by the Cash Amount Per Share.

Section 1.7  Employee Stock Options; Restricted Shares.

(a) At the Effective Time, each stock option to purchase Shares granted (and not exercised, expired or terminated) pursuant to a Company Benefit Plan providing for grants of equity-based incentive awards or any other stock option, stock bonus, stock award, or stock purchase plan, program or arrangement of the Company or any of the Company’s subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company’s subsidiaries (collectively, “Stock Incentive Plan”) that is then outstanding (in each case, an “Option”), whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of any holder of any outstanding Option, be converted into a fully exercisable option (i) to purchase the number of shares of Parent Common Stock (calculated on an aggregate basis with respect to all Company Common Stock subject to a given Option with the same terms under such Option) obtained by multiplying the number of shares of Company Common Stock issuable upon exercise of such Option by the Exchange Ratio (with any resulting number of shares that contain a fraction of a share being decreased to the next whole number of shares), and (ii) at an exercise price per share of Parent Common Stock equal to the per share Company Common Stock exercise price pursuant to such Option divided by the Exchange Ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent), and (iii) otherwise upon terms and conditions equivalent to such outstanding Options. The assumption and conversion of an Option pursuant to this Section 1.7(a) shall be deemed a release of any and all rights the holder had or may have to purchase Shares in respect of such Option. Prior to the Effective Time, the Company shall communicate the conversion in this Section 1.7(a) to each holder of Option(s) in a written notice.

(b) Immediately prior to the Effective Time, all restrictions on each outstanding award of restricted Company Common Stock granted by the Company pursuant to any Stock Incentive Plan that is not subject to a price condition or other condition that has not been satisfied prior to the date of this Agreement or that has not lapsed pursuant to the terms of an employment agreement and specifically excluding the 2008 Long-Term Performance-Based Restricted Stock Program (the “Restricted Shares”) shall, without any action on the part of the holder thereof, the Company or Parent, lapse at that time, and each such Restricted Share shall become fully vested in each holder thereof at that time, and each such Restricted Share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions, except that upon vesting the holder may satisfy the applicable withholding Tax obligations by payment by cash or check or by returning to the Surviving Company a sufficient number of shares of Company Common Stock equal in value to that obligation. Prior to the Effective Time, the Company, the Company Board of Directors and the Compensation Committee of the Company Board of Directors shall take any actions necessary under the Company’s Stock Incentive Plans, the award agreements thereunder and otherwise to effectuate this Section 1.7(b).

(c) Immediately prior to the Effective Time, all restrictions on 40% of each award relating to the 1,196,218 shares of restricted Company Common Stock granted by the Company pursuant to the 2008 Long-Term Performance-Based Restricted Stock Program, that are subject to a price condition that has not been satisfied prior to the date of this Agreement shall, without any action on the part of the holder thereof, the Company or Parent, lapse at that time, and shall become fully vested in the holder thereof at that time, and each such share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions, except that upon vesting the holder may satisfy the applicable withholding Tax obligations by payment by cash or check or by returning to the Surviving Company a sufficient number of shares of Company Common Stock equal in value to that obligation. Prior to the Effective Time, the Company, the Company Board of Directors and the Compensation Committee of the Company Board of Directors shall take any actions necessary under the Company’s Stock Incentive Plans, the award agreements thereunder and otherwise to effectuate this Section 1.7(c). For the avoidance of doubt, all other shares of restricted Company Common Stock granted by the Company pursuant to the 2008 Long-Term Performance-Based Restricted Stock Program shall be cancelled.

Section 1.8  Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, no Share, the holder of which shall not have voted in favor of or consented in writing to this Agreement and shall have properly complied with the provisions of Section 262 of the Delaware Law as to appraisal rights (a “Dissenting Share”), shall be deemed converted into and to represent the right to receive Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.10 or any dividends or distributions pursuant to Section 1.10(e); and the holders of Dissenting Shares, if any, shall be entitled to such rights (but only such rights) as are granted by Section 262 of the Delaware Law; provided, however, that if any holder of Dissenting Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the Delaware Law or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the Delaware Law, then such holder or holders (as the case may be) shall forfeit such rights as are granted by Section 262 and each such Dissenting Share shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.10, of the Certificate or Certificates that formerly evidenced such Shares.

(b) The Company shall give Parent prompt notice of any written demands for appraisal of any Company Common Stock and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of the Company Common Stock, offer to settle or settle any such demands. Any amount payable to any holder of Dissenting Shares exercising appraisal rights shall be paid in accordance with the Delaware Law solely by the Surviving Company from its own funds.

Section 1.9  Election Procedures; Allocation of Merger Consideration.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of the Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein) in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Election Form”) and pursuant to which each holder of record of shares of the Company Common Stock as of the close of business on the Election Form Record Date may make an election pursuant to this Section 1.9, shall be mailed at the same time as the Proxy Statement/Prospectus or at such other time as the Company and Parent may agree (the date on which such mailing is commenced or such other agreed date, the “Mailing Date”) to each holder of record of the Company Common Stock as of the close of business on the record date for notice of the Company Stockholders Meeting (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Mixed Consideration (“Mixed Consideration Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive Per Share Stock Consideration (“Stock Election Shares”), (iii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”), or (iv) that such holder makes no election with respect to such holder’s Company Common Stock (“Non-Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the 33rd day following the Mailing Date (or such other time and date as the Company and Parent shall agree) (the “Election Deadline”) (other than any shares of the Company Common Stock that constitute Dissenting Shares as of such time) shall also be deemed to be Non-Election Shares. Parent and the Company may agree to extend such deadline to such other date as is agreed to by Parent and the Company, and the Company and Parent shall make a public announcement of such new Election Deadline, if any.

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of the Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by (i) one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all certificated shares of the Company Common Stock covered by such Election Form or (ii) in the case of Book-Entry Shares, any additional documents specified by the procedures set forth in the Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of the Company Common Stock represented by such Election Form shall become Non-Election Shares and Parent shall cause the Certificates, if any, representing the Company Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable shares of the Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Merger Sub or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Parent shall cause the Exchange Agent to allocate among the holders of the Company Common Stock with rights to receive Merger Consideration in accordance with the Election Form as follows:

(i)  Mixed Consideration.  Each Mixed Consideration Election Share and each Non-Election Share shall be converted into the right to receive the Per Share Mixed Consideration.

(ii)  Cash Election Shares for more than Total Cash Amount.  If the product obtained by multiplying (x) the number of Cash Election Shares by (y) the Per Share Cash Consideration is greater than the Total Cash Amount less the aggregate cash paid to holders of Mixed Consideration Election Shares and Non-Election Shares, then:

(A) All Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(B) The Exchange Agent shall then select from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares (except as provided in the last paragraph of this Section 1.9(e)), a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(C) The Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(iii) Cash Election Shares for less than Total Cash Amount.  If the product obtained by multiplying (x) the number of Cash Election Shares by (y) the Per Share Cash Consideration is less than the Total Cash Amount less the aggregate cash paid to holders of Mixed Consideration Election Shares and Non-Election Shares, then:

(A) All Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(B) The Exchange Agent shall then select from among the Stock Election Shares, in each case pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, as the case may be, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C) The Stock Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iv) Cash Election Shares equal to Total Cash Amount.  If the product obtained by multiplying (x) the number of Cash Election Shares by (y) the Per Share Cash Consideration is equal to the Total Cash Amount less the aggregate cash paid to holders of Mixed Consideration Election Shares and Non-Election Shares, then subparagraphs (ii) and (iii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

Notwithstanding anything in this Agreement to the contrary, to the fullest extent permitted by Delaware Law, for purposes of determining the allocations set forth in this Section 1.9, Parent shall have the right to require, but not the obligation to require (unless such requirement is necessary to satisfy the conditions set forth in Section 6.2(e) or Section 6.3(d)), that any shares of the Company Common Stock that constitute Dissenting Shares as of the Election Deadline be treated as Cash Election Shares not subject to the pro rata selection process contemplated by this Section 1.9.

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be reasonably and mutually determined by Parent and the Company.

Section 1.10  Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate Wells Fargo Bank, N.A. to act as agent (the “Exchange Agent”) for the holders of Shares in connection with the Merger to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6(a). Prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, (a) the shares of Parent Common Stock to be issued pursuant to Section 1.6 and delivered pursuant to this Section 1.10 and (b) cash or immediately available funds equal to the Total Cash Amount, plus the additional cash amounts estimated to be payable pursuant to Sections 1.10(e) and 1.10(f) below. Such shares of Parent Common Stock, together with any dividends or distributions with respect thereto (as provided in Section 1.10(e)) and such funds, are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock and the cash portion of the aggregate Merger Consideration to be issued or paid pursuant to Section 1.6 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of persons entitled thereto. Such funds in the Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Company, provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise); provided, however, that no loss on any investment made pursuant to this Section 1.10 shall affect the Merger Consideration payable to the holders of Shares, and following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of the Company in the amount of any such losses.

(b) Promptly after the Effective Time, Parent shall cause the Surviving Company to mail to each person who was, at the Effective Time, a holder of record of (i) an outstanding certificate or certificates (“Certificates”) which immediately prior to the Effective Time represented such holder’s Shares or (ii) Shares represented by book-entry (“Book-Entry Shares”) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein, which shall be in customary form and agreed to by Parent and the Company prior to the Effective Time) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, in exchange for payment of the Merger Consideration pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, (A) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a book-entry statement or a certificate representing the number of whole shares of Parent Common Stock, if any, and cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 1.6, any cash in lieu of fractional shares of Parent Common Stock as provided in Section 1.10(f), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 1.10(e) (after giving effect to any required withholding of taxes); and (B) such Certificate or Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate or Book-Entry Shares for the benefit of the holder of such Certificate or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Company that such taxes either have been paid or are not applicable. The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration.

(c) At any time following one year after the Effective Time, the Surviving Company shall be entitled to require the Exchange Agent to deliver to it any funds and shares of Parent Common Stock in the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Company and Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration (along with cash in lieu of fractional shares or unpaid dividends and distributions, if any that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them).

(d) From and after the Effective Time, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

(e) No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate. Subject to the effect of applicable law: (i) at the time of the surrender of a Certificate for exchange in accordance with the provisions of this Section 1.10, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).

(f) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and, except as provided in this Section 1.10(f), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled (after taking into account all Certificates and Book-Entry Shares delivered by or on behalf of such holder), such holder, upon surrender of a Certificate as described in this Section 1.10, shall be paid an amount in cash (without interest) determined by multiplying (i) the average of the per share closing sales prices of Parent Common Stock on the NYSE, as reported in The Wall Street Journal, for the five consecutive trading days ending on the calendar day immediately prior to the Closing Date (or if such calendar day is not a trading day, then ending on the first trading day immediately preceding such calendar day) by (ii) the fraction of a share of Parent Common Stock to which such holder would in addition otherwise be entitled, in which case Parent shall make available to the Exchange Agent, the amount of cash necessary to make such payments together with any other cash being provided to the Exchange Agent pursuant to Section 1.10(a). The Parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

(g) In the event any certificates of Company Common Stock are lost, stolen or destroyed, the Exchange Agent shall issue and pay to such holder the Merger Consideration required pursuant to this Section 1.10 in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit, which shall include indemnities and the posting of a bond that are reasonably acceptable to Parent, of that fact by the holder thereof with such assurances as the Exchange Agent, in its discretion and as a condition precedent to the issuance and payment of the Merger Consideration, as the case may be, may reasonably require of the holder of such lost, stolen or destroyed certificates.

Section 1.11  Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares (including, for the avoidance of doubt, Restricted Shares) pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be, and are paid over to the appropriate governmental authority in accordance with applicable law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be.

Section 1.12 No Liability.  Notwithstanding anything to the contrary in this Article I, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person with respect to any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as otherwise set forth (i) in the Company’s Schedules to this Agreement (the “Company Schedule”) or (ii) as reasonably apparent from the Company SEC Documents filed prior to the date hereof (excluding any forward-looking statements or any statements of a cautionary nature that are not historical facts included therein):

Section 2.1  Organization and Qualification; Subsidiaries.  The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Company (i) has the requisite corporate power and authority to own or lease its properties, to operate its operated properties, and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except, in the case of (i) or (ii), as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect (as defined below). Each subsidiary of the Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties, to operate its operated properties, and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, the term “Company Material Adverse Effect” means any effect, event or change that is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole or that prevents or materially impedes or delays the ability of the Company to perform in all material respects its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect, event or change (i) to the extent resulting from changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world, (ii) to the extent resulting from changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices), (iii) to the extent resulting from any change in applicable law or the interpretation thereof or GAAP or the interpretation thereof, (iv) to the extent resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of the Company or any of its subsidiaries or any adverse change in customer, distributor, supplier or similar relationships resulting therefrom, (v) to the extent resulting from acts of war, terrorism, earthquakes, hurricanes, tornados or other natural disasters, (vi) to the extent resulting from any failure by the Company or any of its subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (vii) to the extent resulting from any change in the price of the Company Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Parent Stock) that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) to the extent resulting from the failure to take any action as a result of any restrictions or prohibitions set forth in Section 4.1 of this Agreement with respect to which Parent refused, following the Company’s request, to provide a waiver in a timely manner or at all, (ix) to the extent resulting from compliance with the terms of, or the taking of any action required by, this Agreement, (x) to the extent resulting from the downgrade in rating of any debt or debt securities of the Company or any of its subsidiaries (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such downgrade that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect) and (xi) to the extent resulting from any legal proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby, except to the extent such effects in the cases of clauses (i), (ii), and (v) above materially and disproportionately effect the Company and its subsidiaries relative to other participants in the industry or industries in which the Company and its subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Company Material Adverse Effect has occurred). A true and complete list of all of the Company’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock of each such subsidiary owned by the Company and each other Company subsidiary, is set forth in Section 2.1 of the Company Schedule. Other than with respect to the Company subsidiaries set forth on Section 2.1 of the Company Schedule, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity. The term “Company Material Subsidiaries” means each Company subsidiary designated as such on Section 2.1 of the Company Schedule. The Company Material Subsidiaries are the only Company subsidiaries that constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X.

Section 2.2  Charter and Bylaws.  The Company has heretofore furnished to Parent a true and complete copy of its certificate of incorporation and bylaws, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect as of the date of this Agreement.

Section 2.3  Capitalization.  The authorized capital stock of the Company consists of 180,000,000 Shares and 20,000,000 shares of preferred stock, par value $.0001 per share (the “Company Preferred Stock”). As of April 14, 2010, (i) 103,241,493 Shares were issued and outstanding (including, for the avoidance of doubt, Shares in the form of restricted stock issued pursuant to employee benefit plans of the Company), all of which were validly issued, fully paid and nonassessable (except for any restricted stock), and none of which were issued in violation of any preemptive or similar rights of any securityholder of the Company and (ii) Options to purchase an aggregate of 640,778 Shares were issued and outstanding (all of which Options were exercisable). As of the date hereof, 180,000 shares of the Company Preferred Stock have been designated Series A Junior Participating Preferred Stock and are reserved for issuance in connection with the Company’s Rights Agreement dated as October 12, 2008, as amended on the date hereof (the “Company Rights Plan,” with the rights provided for therein being the “Rights”), and no shares of the Company Preferred Stock are issued and outstanding. Since March 31, 2010 to the date of this Agreement, the Company has not issued any shares of capital stock or granted any options covering shares of capital stock, except for Shares and associated Rights issued pursuant to the exercise of Options or pursuant to any employee ownership or benefit plan. Subject to the foregoing, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Material Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Material Subsidiary. There are no outstanding contractual obligations of the Company or any Company Material Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Material Subsidiary. All of the issued and outstanding capital stock or equivalent equity interests of each Company Material Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of the Company or any of its subsidiaries); and none of the outstanding shares of capital stock or equivalent equity interests of the Company Material Subsidiaries were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Company Material Subsidiary or under any agreement to which the Company or any Company Material Subsidiary is a party.

Section 2.4  Authority; Due Authorization; Binding Agreement; Approval.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the Company stockholders, to the extent required by applicable law.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the Company stockholders, to the extent required by applicable law, and the filing of appropriate merger documents as required by Delaware Law).

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) (i) The board of directors of the Company (the “Company Board of Directors”), at a meeting duly called and held (the “Company Board Meeting”), has (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company stockholders, (B) approved this Agreement and (C) resolved (subject to Section 5.3) to recommend the adoption of this Agreement by the stockholders of the Company; and (ii) Credit Suisse Securities (USA) LLC (the “Company Financial Advisors”) has delivered to the Company Board of Directors an opinion to the effect that, subject to certain assumptions, qualifications, limitations and other matters, as of the date of the Company Board Meeting, the Merger Consideration to be received by the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders. The Company will provide Parent (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the execution of this Agreement.

Section 2.5  No Violation; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not (i) violate, breach or conflict with (x) the certificate of incorporation or bylaws of the Company or any of the Company’s subsidiaries that is a corporation, (y) articles or certificate of formation or the limited liability company agreement of any of the Company’s subsidiaries that is a limited liability company, or (z) the certificate of limited partnership or partnership agreement of any of the Company’s subsidiaries that is a limited partnership, or the organization documents of any of the Company’s other subsidiaries; (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties are bound; (iii) (assuming that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained and that, to the extent required by applicable law, the adoption of this Agreement by the affirmative vote of the Company stockholders is obtained) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to the Company or any of its subsidiaries or any of their properties; or (iv) result in the creation or imposition of any lien, charge or encumbrance upon any property of the Company or its subsidiaries pursuant to the agreements and instruments referred to in clause (ii); except, in the case of clause (ii), (iii) or (iv), for such conflicts, breaches, violations, defaults or liens, that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b) Except for (i) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other applicable law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable U.S. state or federal securities laws and (B) the New York Stock Exchange, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or applicable law of other states in which the Company is qualified to do business, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses or customarily obtained or made in connection with the transfer of interests in or the change of control of ownership in oil and gas properties and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by the Company for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

Section 2.6  Compliance.

(a) Neither the Company nor any Company Material Subsidiary is in (i) violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) violation of any applicable law, rule or regulation applicable to it or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Sections 2.12, 2.16, 2.17 and 2.18, respectively or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of the Company Material Subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for such violations or defaults that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

(b) Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect:

(i) No funds, assets or properties of the Company or its subsidiaries have been used or offered for illegal purposes.

(ii) None of the Company, its subsidiaries, or to the knowledge of the Company, any director, officer, agent or employee acting on behalf of the Company or its subsidiaries (i) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing; or (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the Company’s or its subsidiaries’ businesses.

(iii) None of the Company, its subsidiaries, or to the knowledge of the Company, any director, officer, agent or employee of the Company or its subsidiaries has received any bribes, kickbacks or other improper payments from vendors, suppliers or other persons.

(iv) The Company has no knowledge that any payment made to a person would or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of or are reflected as having been sold or otherwise disposed of in the Company SEC Reports, as of the date hereof, (i) the Company and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), (ii) all the Company Permits are in full force and effect, (iii) no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, (iv) the Company and its subsidiaries are not, and since January 1, 2008 have not been, in violation or breach of, or default under, any Company Permit and (v) to the knowledge of the Company, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Company Permit (in each case, with or without notice or lapse of time or both).

Section 2.7  SEC Filings; Financial Statements.

(a) The Company has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2007 (collectively, the “Company SEC Reports”). As of their respective dates, (i) the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b) The historical financial statements of the Company, together with the related schedules and notes thereto, included in the Company SEC Reports presented fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the dates indicated, and the consolidated results of operations and consolidated cash flows of the Company and its consolidated subsidiaries for the periods specified (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto); and such historical financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as noted therein and except, in the case of financial statements included with quarterly reports on Form 10-Q, as permitted by the SEC.

Section 2.8  Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. To the knowledge of the Company, it has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since January 1, 2008, to the knowledge of the Company, neither the Company nor any of its subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has a “significant deficiency” or “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in the Company’s internal controls over financial reporting.

Section 2.9  No Undisclosed Liabilities.  Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed not less than two (2) business days prior to the date hereof, (ii) for liabilities and obligations arising under this Agreement and transactions contemplated or permitted by this Agreement, and (iii) for liabilities incurred since March 31, 2010 in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, required by GAAP to be set forth on a consolidated balance sheet of the Company, that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.10  Absence of Certain Changes or Events.  From January 1, 2010, until the date of this Agreement, except as contemplated by this Agreement, the Company has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP or (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition for value of any of its capital stock.

Section 2.11  Litigation.  Except with respect to Tax matters or Environmental Laws, which are addressed exclusively in Sections 2.16 and 2.17, respectively, there is no action, suit, claim, proceeding or governmental investigation, either at law or in equity, before or by any court or governmental authority now pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries that would be reasonably expected to have a Company Material Adverse Effect.

Section 2.12  Employee Benefit Plans.

(a) Section 2.12(a) of the Company Schedule sets forth a list of all Company Benefit Plans. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “fringe benefit plan” within the meaning of Section 6039D of the Code, any other plan, arrangement (whether written or oral), employment agreement or commitment (other than consulting agreements that are terminable upon 90 days’ (or fewer) notice) providing for compensation or other benefits to any current or former member of the board of directors (or other governing board), officer, employee, or consultant of the Company or any subsidiary (collectively, the “Company Group”) under which the Company Group has any liability or obligation, whether actual or contingent, including, without limitation, insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, deferred compensation, severance benefits or payments, relocation benefits, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance.

(b) True and complete copies of each of the following documents have, to the extent specifically requested by Parent, been delivered by the Company to Parent: (i) each written Company Benefit Plan and all amendments thereto, (ii) all trusts, annuity contracts, or voluntary employees’ beneficiary associations as defined in Section 501(c)(9) of the Code, or other funding instruments, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service (the “IRS”) with respect to each applicable Company Benefit Plan, and (iv) all rulings, determination letters, no-action letters or advisory opinions from the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or any other federal or state authority that pertain to each Company Benefit Plan and any open requests therefor, (v) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any government agency with respect to the Company Benefit Plans during the current year and each of the three preceding years, (vi) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company or any of its subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (“Company ERISA affiliate”), and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities and (vii) with respect to Company Benefit Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years.

(c) The Company is not required to provide security to a Company Benefit Plan under Section 401(a)(29) of the Code. The funded status of each Company Benefit Plan that a “defined benefit plan” as defined in Section 414(1) of the Code is disclosed on Section 2.12(c) of the Company Schedule in a manner consistent with GAAP, and there is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA as of the last day of such plan’s most recent fiscal year.

(d) Section 2.12(d) of the Company Schedule identifies as such any Company Benefit Plan that is (i) a “defined benefit plan” as defined in Section 414(1) of the Code, (ii) a plan intended to meet the requirements of Section 401(a) of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) a current plan that is subject to Title IV of ERISA and (v) a plan that has been subject to Title IV of ERISA at any time during the six years preceding the date of this Agreement.

(e) Except as set forth in Section 2.12(e) of the Company Schedule:

i. The Company Group and the Company ERISA affiliates do not maintain and have not within the six years prior to the date of this Agreement maintained a pension plan subject to Title IV of ERISA or Section 412 of the Code or contributed to or been required to contribute to any plan subject to Title IV of ERISA.

ii. The Company Group and the Company ERISA affiliates do not contribute to, and have not within the six years prior to the date of this Agreement, been required to contribute to, or withdrawn in a partial or complete withdrawal from, any “multiemployer plan” as defined in Section 4001(a)(3) or Section 3(37) of ERISA had any fixed or contingent liability under Section 4204 of ERISA. No Company Benefit Plan is a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code.

iii. Each Company Benefit Plan and each related trust agreement, annuity contract, voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, or other funding instrument that is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code is so qualified.

iv. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been operated in material compliance with its terms and its plan documents have materially complied with any statutes, orders, rules, and regulations that are applicable to such Company Benefit Plan, including without limitation, ERISA, Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and the Code. As of December 31, 2009, the Company has made all material contributions and payments required to be made by it with respect to each Company Benefit Plan, or adequate accruals therefor will have been provided for and will be reflected in the Company SEC Reports. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor, to the Company’s knowledge, any Company subsidiary has any liability or has knowledge of any facts or circumstances that might give rise to any liability to any governmental agency with respect to a Company Benefit Plan, and the transactions contemplated under this Agreement will not result in any such liability. Except as would not reasonably be expected to have a Company Material Adverse Effect, all notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Company Benefit Plans, including but not limited to the summary annual reports required under Section 104(b) of ERISA and 29 CFR section 2520.104b-10, have been appropriately furnished.

v. Neither any member of the Company Group nor any Company Benefit Plan has any present or future obligation to make any payment to, or with respect to, any present or former employee of the Company Group pursuant to any retiree medical benefit plan or other retiree welfare plan, other than continued medical and dental coverage that is required to be available under Section 4980B of the Code or Sections 601-608 of ERISA.

vi. To the knowledge of the Company, neither the Company Group nor any plan fiduciary of any Company Benefit Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. The Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Benefit Plan nor been assessed any civil penalty under Section 502(l) of ERISA. Except for routine claims for benefits, there is no material pending or, to the knowledge of the Company, threatened litigation, claim, administrative proceeding, or investigation relating to any Company Benefit Plan, nor, to the knowledge of the Company, is there any basis for any such litigation, claim, administrative proceeding, or investigation, except as would not reasonably be expected to have a Company Material Adverse Effect.

vii. The Company Group does not have any plan or legally binding commitment to create any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan, except as required by law.

viii. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will, except as contemplated pursuant to the terms of this Agreement, result in the acceleration or creation of any rights of any person to benefits under any Company Benefit Plan (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Company Benefit Plan or the acceleration or creation of any rights under any severance, parachute, or change in control agreement). There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code (relating to excess parachute payments) nor that could cause the loss of a deduction under Section 280G of the Code.

ix. The Company Group has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance.

x. No Company Benefit Plan has assets (or provides benefits) that include securities issued by the Company Group, except for stock options or restricted stock.

Section 2.13  Proxy Statement.   None of the information to be supplied by the Company for inclusion in (a) the proxy statement relating to the Company Stockholders Meeting (as defined below) (also constituting the prospectus in respect of Parent Common Shares into which the Company Common Shares will be converted) (the “Proxy Statement/Prospectus”), to be filed by the Company and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the Company stockholders and at the time of the Company Stockholders Meeting, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 2.14  Properties; Oil and Gas Matters.

(a) All major items of operating equipment owned or leased by the Company or its subsidiaries are, in the aggregate, in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b) Except for goods and other property sold, used or otherwise disposed of since the dates of the respective Company Reserve Reports (defined in clause (c) below) in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Company SEC Reports, as of the date hereof, the Company and its subsidiaries have good and defensible title to, or valid leases or contractual rights to, all equipment and other personal property used or necessary for use in the operation of its Oil and Gas Properties in the manner in which such properties were operated prior to the date hereof. For purposes of this Agreement, “Oil and Gas Properties” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), platforms, facilities, oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, pipeline laterals and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(c) Except for property sold or otherwise disposed of since the dates of the respective Company Reserve Reports (defined below) in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Company SEC Reports, as of the date hereof, the Company and its subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the reserve reports of Ryder Scott Company, L.P. relating to the Company interests referred to therein as of December 31, 2009 and in the internal reserve reports prepared by the Company and furnished to Parent (the “Company Reserve Reports”), and in each case as attributable to interests owned by the Company and its subsidiaries, free and clear of any liens and/or encumbrances, except: (a) liens reflected in the Reserve Reports or in the Company SEC Documents filed prior to the date of this Agreement, and (b) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all material proceeds from the sale of hydrocarbons produced from the Oil and Gas Properties of the Company and its subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason. To the Company’s knowledge, the gross and net undeveloped acreage of the Company and its subsidiaries as reported in the Company’s most recent Form 10-K filed with SEC was correct in all material respects as of the date of such Form 10-K, and there have been no changes in such gross and net undeveloped acreage since such date which have or could reasonably be expected to have a Company Material Adverse Effect.

(d) The leases and other agreements pursuant to which the Company and its subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Company Reserve Reports are in good standing, valid and effective, and the rentals and/or shut-ins due by the Company or any of its subsidiaries to any lessor of any such oil and gas leases have been properly and timely paid, except in each case as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company and its subsidiaries have paid all royalties, minimum royalties, overriding royalties and other burdens on production due by the Company and its subsidiaries with respect to their Oil and Gas Properties, except for any non-payment of which individually or in the aggregate has not had, and would not be reasonably expected to have a Company Material Adverse Effect.

(e) For the purposes of this Agreement, “good and defensible title” means title that is free from reasonable doubt to the end that a reasonable person engaged in the business of purchasing and owning, developing, and operating oil and gas properties in the geographical areas in which they are located, with knowledge of all of material facts and their legal bearing, would be willing to accept the same in a transaction involving interests of comparable magnitude to those of the Company or Parent reflected in the Company Reserve Reports or the Parent Reserve Reports, respectively, taken as a whole, which title (i) entitles the Company or Parent, as the case may be (or their respective subsidiaries) to receive a percentage of the hydrocarbons produced, saved and marketed from the respective oil, gas and mineral lease, unit or well throughout the duration of the productive life of such lease, unit or well, which is not less than the “net revenue interest” shown on the Company Reserve Report or the Parent Reserve Report, as the case may be, for such lease, unit or well, except for decreases in connection with those operations in which the Company or Parent (or their respective subsidiaries), as applicable, may be or hereafter become a non-consenting co-owner; (ii) obligates the Company or Parent (or their respective subsidiaries), as the case may be, to bear a percentage of the costs and expenses associated with the ownership, operation, maintenance and repair of any oil, gas and mineral lease, unit or well which is not greater than the “working interest” shown on the Company Reserve Report or the Parent Reserve Report, as the case may be, with respect to such lease, unit or well, without increase throughout the life of such lease, unit or well other than (x) increases accompanied by at least a proportionate interest in the net revenue interest, (y) increases reflected in the Company Reserve Report or the Parent Reserve Report, as applicable, and (z) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements that are accompanied by at least a proportionate increase in the net revenue interest.

(f) All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which the Company or its subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by the Company or its subsidiaries) supplied to Ryder Scott Company, L.P. relating to the Company interests referred to in the Company Reserve Reports as of December 31, 2009, by or on behalf of the Company and its subsidiaries that was material to such firms’ estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its subsidiaries in connection with the preparation of the Company Reserve Reports was (at the time supplied or as modified or amended prior to the issuance of the Company Reserve Reports) to the Company’s knowledge accurate in all material respects and the Company has no knowledge of any material errors in such information that existed at the time of such issuance.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Oil and Gas Properties operated by the Company or its subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable oil and gas leases and applicable law.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has produced hydrocarbons from its Oil and Gas Properties in excess of regulatory allowables or other applicable limits on production that could result in curtailment of production from any such property.

(i) None of the material Oil and Gas Properties of the Company or any of its subsidiaries set forth in Section 2.14(i) of the Company Schedule is subject to any preferential purchase, consent or similar right which would become operative as a result of the transactions contemplated by this Agreement.

(j) None of the Oil and Gas Properties of the Company or any of its subsidiaries are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 2.15  Hedging.   Section 2.15 of the Company Schedule sets forth all outstanding obligations as of the date hereof of the Company and each of its subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of the Company or any of its subsidiaries in the future on account of prepayment, advance payment, take-or-pay, forward sale or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 2.15 of the Company Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

Section 2.16  Taxes.   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect:

(a) Each of the Company, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes (as defined below), and has timely paid all Taxes shown by such Returns to be due and payable.

(b) Each of the Company and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable through the date hereof, and complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(c) Section 2.16 of the Company Schedule sets forth the last taxable period through which the federal income Tax Returns of the Company and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in the Company’s most recent audited financial statements. Except as provided for in the Company SEC Reports, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which the Company or any of its subsidiaries would be liable, and no deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries with respect to any period.

(d) Neither the Company nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which the Company or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to the Company or any of its subsidiaries.

(e) Neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

(f) Neither the Company nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

For purposes of this Agreement, “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

Section 2.17  Environmental Matters.   To the Company’s knowledge:

(a) Each of the Company and its subsidiaries has conducted its businesses and is in compliance with all applicable federal, state and local laws (including common law), ordinances, rules and regulations providing for the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., as amended, and the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq. and any other any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof (collectively, the “Environmental Laws”), except for such instances of noncompliance that individually or in the aggregate do not have a Company Material Adverse Effect.

As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any applicable law, including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or under any Environmental Law.

(b) Each of the Company and its subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) There are no pending or threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against the Company or its subsidiaries asserting non-compliance with or liability under any Environmental Laws, except those listed on Section 2.17(c) of the Company Schedule, except for such matters that individually or in the aggregate do not exceed $25 million, and except for matters filed after the date of this Agreement that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) There has been no release of any Hazardous Substance by the Company or by any of its subsidiaries, or from any off-site locations due to arrangements for disposal at such off-site locations made by the Company or any of its subsidiaries, or from any properties owned by the Company or any of its subsidiaries, or as a result of any operations or activities of the Company or any of its subsidiaries, in any manner or for which the Company or any of its subsidiaries would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 2.17.

Section 2.18  Labor Matters.   Except for such matters which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has received written notice during the two years ending on the date hereof of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its subsidiaries and, to the knowledge of the Company, no such investigation is in progress. Except for such matters which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) there are no (and have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of the Company or any of its subsidiaries (the “Company Employees”), (ii) to the knowledge of the Company, there is no (and has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against the Company or any of its subsidiaries, (iii) there is no (and has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, (iv) there is no (and has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to the Company Employees and (v) the Company and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither the Company nor any of its subsidiaries has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local law as a result of any action taken by the Company that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreements.

Section 2.19  Interested Party Transactions.   Except for employment Contracts filed as an exhibit to or incorporated by reference in a Company SEC Document filed prior to the date hereof and except for the Company Benefit Plans, Section 2.19 of the Company Schedule sets forth a correct and complete list as of the date hereof of the contracts, arrangements that are in existence as of the date of this Agreement or transactions under which the Company or any of its subsidiaries has any existing or future liabilities (an “Affiliate Transaction”), between the Company or any of its subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of the Company or any person that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the knowledge of the Company, any affiliate of any such executive officer, director or owner (other than the Company or any of its subsidiaries).

Section 2.20  Intellectual Property.   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, either the Company or a Company subsidiary owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of the Company, (ii) to the knowledge of the Company, the conduct of the business of the Company and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither the Company nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its subsidiaries, and (iv) to the knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its subsidiaries. To the knowledge of the Company, upon the consummation of the transactions contemplated herein, the Company shall own or have the right to use all Intellectual Property on the same terms and conditions as the Company and its subsidiaries enjoyed prior to such transaction, except (i) with respect to seismic data or software licenses containing a provision limiting the Company’s rights upon consummation of the Merger or (ii) where the failure to so own or have the right to use would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

As used herein, “Intellectual Property” means all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information, technical information and seismic data licenses used in Parent’s or the Company’s respective businesses as currently conducted.

Section 2.21  Material Contracts.

(a) As of the date of this Agreement, except for (i) this Agreement, (ii) the Company Benefit Plans, (iii) contracts filed as an exhibit to or incorporated by reference in a Company SEC Document filed prior to the date hereof, or (iv) contracts related to properties or operations that have been sold or otherwise disposed of or are in the process of being sold or otherwise disposed of to the extent such sales and/or dispositions have been disclosed in the Company SEC Reports, neither the Company nor any of its subsidiaries is a party to or bound by any contract (whether written or oral) which is:

(A) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(B) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between the Company and its subsidiaries) relating to indebtedness (other than debt permitted under Section 6.02 of the Amended and Restated Credit Agreement, dated as of March 2, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto from time to time, as Lenders, and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), as Administrative Agent and as Issuing Lender, as amended or restated from time to time (“Credit Agreement”)) in an amount in excess of $10 million individually;

(C) a contract, lease or license (including any seismic license agreements) (x) pursuant to which the Company or any of its subsidiaries have committed to pay amounts in excess of $25 million individually within the 12 month period following the date of this Agreement (other than agreements that can be terminated upon 90 days’ or less notice without payment of such amount) or (y) that is material to the Company and its subsidiaries taken as a whole;

(D) a contract, which to the knowledge of the Company purports to materially limit the right of the Company or any of its affiliates to engage or compete in any line of business in which the Company or its subsidiaries is engaged or to compete with any person or operate in any location excluding standstill and non-solicitation provisions;

(E) a contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of the Company and its subsidiaries taken as a whole; or

(F) a settlement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which the Company or any of its subsidiaries is subject involving future performance by the Company or any of its subsidiaries which is material to the Company and its subsidiaries taken as a whole.

All contracts of the type described in this Section 2.21(a) together with the contracts for the sale of Hydrocarbons produced from any of the Company’s or its subsidiaries’ properties described in the Reserve Reports that are fixed price sales agreements with a remaining term of 90 days or more (other than agreements that can be terminated upon 90 days or less notice) and are set forth on Section 2.21(a) of the Company Schedule, are referred to herein as the “Company Material Contracts”.

(b) Other than as a result of the expiration or termination of any Company Material Contract in accordance with its terms and except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and any of its subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company and each of its subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, and (iii) neither the Company nor any of its subsidiaries has knowledge of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default or breach on the part of the Company or any of its subsidiaries or their counterparties under any such Company Material Contract.

Section 2.22  Insurance.   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, the Company and its subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in the amounts set forth on Section 2.22 of the Company Schedule. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, none of the Company or its subsidiaries has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force on the date hereof and will be (or materially similar replacement insurance will be)

outstanding and duly in force on the Closing Date. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in breach or default under, or has taken any action which could permit termination or material modification of, any material insurance policies and (ii) no notice in writing of cancellation or termination has been received with respect to any material insurance policy and no such policy shall terminate or give rise to a right of cancellation by reason of the execution, delivery and performance of this Agreement. The Company has not been refused any insurance with respect to its assets, properties or businesses, nor has any such coverage been materially limited by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the three years ending on the date hereof.

Section 2.23  Brokers; Transaction Fees.   No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 2.23 of the Company Schedule contains the Company’s good faith estimate as of the date of this Agreement of all fees, expenses or commissions that will be paid or will be payable by the Company or any of its subsidiaries to financial advisors for the provision of services to the Company in connection with the consummation of the transactions contemplated hereby.

Section 2.24  Takeover Provisions.   Subject to the accuracy of the representations in Section 3.23, the Company Board of Directors has approved this Agreement and taken all other requisite action, if any, necessary to render the restrictions on “business combinations” set forth in Section 203 of Delaware Law (or in any applicable similar or other anti-takeover laws of any state) and any provisions of the Company’s certificate of incorporation relating to special voting requirements for certain business combinations inapplicable to this Agreement and the transactions contemplated hereby.

Section 2.25  Rights Agreement.   The Company has taken all requisite corporate action, if any, necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not require the Rights under the Company Rights Plan to separate from the Shares to which they are attached or to be triggered or become exercisable.

Section 2.26  Tax Treatment.   Neither the Company nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 2.27  Agents.   Neither the Company nor any of the Company’s subsidiaries has designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which shall continue after the Closing Date.

Section 2.28  Owned Real Property.   Other than the Oil and Gas Properties and properties with an estimated value of less than $25 million, Section 2.28 of the Company Schedule contains a complete and correct list of all real property owned as of the date hereof by the Company and the Company’s subsidiaries. No covenants, easements, rights-of-way, or regulations of record impair the uses of such real properties for the purposes for which they are now operated, except for such items as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 2.29  Leased Real Property.   Other than (i) the Oil and Gas Properties and (ii) leases with (A) annual rental payments of less than $1 million and (B) aggregate rental payments of less than $5 million for the remaining term thereof, Section 2.29 of the Company Schedule contains a complete and correct list of all real property leases and any and all amendments thereto relating to the leased real property to which the Company and the Company’s subsidiaries are a party or are bound as of the date hereof (the “Real Property Leases”). Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) each of the Real Property Leases is in full force and effect, and, to the Company’s knowledge, is enforceable against the landlord which is party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies), (ii) there are no subleases under the Real Property Leases and none of the Real Property Leases has been assigned, (iii) no notices of default or notices of termination have been received by the Company with respect to the Real Property Leases which have not been withdrawn or cancelled and (iv) the Company and the Company’s subsidiaries are not, and to the Company’s knowledge, no other party is, in default under any Real Property Lease. There is no Company knowledge of any written notice of, a proceeding in eminent domain or other similar proceeding affecting property listed on Section 2.29 of the Company Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as otherwise set forth (i) in the Parent Parties’ Schedules to this Agreement (the “Parent Schedule”) or (ii) as reasonably apparent from the Parent SEC Documents filed prior to the date hereof (excluding any forward-looking statements or any statements of a cautionary nature that are not historical facts included therein):

Section 3.1  Organization and Qualification; Subsidiaries.   Parent is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, and Merger Sub is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub (i) has the requisite corporate power and authority to own or lease its properties, to operate its operated properties, and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except, in the case of (i) or (ii), as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect on Parent (as defined below). Each subsidiary of Parent (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. When used in connection with Parent or any of its subsidiaries, the term “Parent Material Adverse Effect” means any effect, event or change that is materially adverse to the business, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole or that prevents or materially impedes or delays the ability of Parent to perform in all material respects its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect, event or change (i) to the extent resulting from changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world, (ii) to the extent resulting from changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices), (iii) to the extent resulting from any change in applicable law or the interpretation thereof or GAAP or the interpretation thereof, (iv) to the extent resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of the Parent or any of its subsidiaries or any adverse change in customer, distributor, supplier or similar relationships resulting therefrom, (v) to the extent resulting from acts of war, terrorism, earthquakes, hurricanes, tornados or other natural disasters, (vi) to the extent resulting from any failure by the Parent or any of its subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (vii) to the extent resulting from any change in the price of the Parent Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Company Stock) that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (viii) to the extent resulting from the failure to take any action as a result of any restrictions or prohibitions set forth in

Section 4.2 of this Agreement with respect to which Company refused, following the Parent’s request, to provide a waiver in a timely manner or at all, (ix) to the extent resulting from compliance with the terms of, or the taking of any action required by, this Agreement, (x) to the extent resulting from the downgrade in rating of any debt or debt securities of the Parent or any of its subsidiaries (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such downgrade that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect) and (xi) to the extent resulting from any legal proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby, except to the extent such effects in the cases of clauses (i), (ii), and (v) above materially and disproportionately effect the Parent and its subsidiaries relative to other participants in the industry or industries in which the Parent and its subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

Section 3.2  Charter; Bylaws and Organizational Documents.   Each of Parent and Merger Sub has heretofore furnished to the Company true and complete copies of its certificate of incorporation and bylaws and certificate of formation and limited liability company agreement, as applicable, each as amended to date. Such certificate of incorporation, bylaws, certificate of formation and limited liability company agreement are in full force and effect as of the date of this Agreement.

Section 3.3  Capitalization.   The authorized capital stock of Parent consists of 430,000,000 shares of common stock, par value $0.625 per share of Parent (“Parent Common Stock”) and 5,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”), of which 100,000 shares have been designated Series A Junior Participating Preferred Stock. As of March 31, 2010, (i) 337,127,264 shares of Parent Common Stock were issued and outstanding (including, for the avoidance of doubt, shares of Parent Common Stock in the form of restricted stock issued pursuant to employee or non-employee director benefit plans of Parent), all of which were validly issued, fully paid and nonassessable (except for any restricted stock), and none of which were issued in violation of any preemptive or similar rights of any securityholder of Parent, (ii) options to purchase an aggregate of 5,655,794 shares were issued and outstanding (of which options to purchase an aggregate of 3,031,663 shares were exercisable), (iii) restricted stock units relating to an aggregate of 6,034,202 shares were issued and outstanding, and (iv) deferred stock units relating to an aggregate of 159,026 shares were issued and outstanding. As of March 31, 2010, 15,408 shares of the Parent Preferred Stock are reserved for issuance in connection with Parent’s Rights Agreement dated January 31, 1996, as amended January 31, 2006 (the “Parent Rights Plan”. As of March 31, 2010, 7,595,503 shares of Parent Common Stock were held by Parent in its treasury. From March 31, 2010, to the date of this Agreement, Parent has not issued any shares of capital stock or granted any options or restricted stock units covering shares of capital stock, except for shares of Parent Common Stock and associated Parent Rights issued pursuant to the exercise of options or vesting of restricted stock units or pursuant to any employee ownership or benefit plan. Subject to the foregoing, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Parent or any Parent Material Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Material Subsidiary. Except for contractual obligations between Parent and Parent Material Subsidiaries, there are no outstanding contractual obligations of Parent or any Parent Material Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Material Subsidiary. All of the issued and outstanding capital stock or equivalent equity interests of each Parent Material Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and (except for directors’ qualifying shares or shares representing an immaterial equity interest that are required under the laws of any foreign jurisdiction to be owned by others), are owned by Parent, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of Parent or any of its subsidiaries and other than as pledged under Parent’s Amended and Restated Credit Agreement); and none of the outstanding shares of capital stock or equivalent equity interests of the Parent Material Subsidiaries were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Parent Material Subsidiary or under any agreement to which Parent or any Parent Material Subsidiary is a party. The term “Parent Material Subsidiaries” means each Parent subsidiary designated as such on Section 3.3 of the Parent Schedule. The Parent Material

Subsidiaries are the only Parent subsidiaries that constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X.

Section 3.4  Authority; Due Authorization; Binding Agreement.

(a) Each of Parent and Merger Sub has all requisite corporate or other business entity power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub have been duly and validly authorized by all requisite corporate or other business entity action on the part of each of Parent and Merger Sub (other than, with respect to the Merger, the adoption of this Agreement, following its execution, by Parent as the sole stockholder of Merger Sub (which shall occur promptly after execution), and the filing of appropriate merger documents as required by Delaware Law).

(c) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) (i) The board of directors of Parent (the “Parent Board of Directors”), at a meeting duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Parent stockholders, (B) approved this Agreement and (C) approved the issuance of Parent Common Stock to be issued pursuant to the Merger; and (ii) Goldman, Sachs & Co. or J.P. Morgan Securities Inc. (“Parent Financial Advisor”) has delivered to the Parent Board of Directors a written opinion to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to Parent from a financial point of view. Parent will provide the Company (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the execution of this Agreement.

Section 3.5  No Violation; Consents.

(a) The execution and delivery of this Agreement by Parent or Merger Sub does not, and consummation by Parent or Merger Sub of the transactions contemplated hereby will not, (i) violate the certificate of incorporation or bylaws or other comparable governing documents of Parent or Merger Sub or each of their respective subsidiaries, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or Merger Sub or any of their subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 3.5(b) are duly and timely made or obtained) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to Parent, Merger Sub or any of their subsidiaries or properties or (iv) result in the creation or imposition of any lien, charge or encumbrance upon any property of Parent, Merger Sub or any of their subsidiaries pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii), (iii) or (iv), for such conflicts, breaches, violations, defaults or liens, that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(b) Except for (i) compliance with applicable requirements of the HSR Act and any other applicable law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and (B) the New York Stock Exchange, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or applicable law of other states in which Parent or Merger Sub is qualified to do business, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses, (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect and (vi) as otherwise set forth on Section 3.5 of the Parent Schedule, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by Parent or Merger Sub or any ultimate parent entity or controlling person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the transactions contemplated hereby.

Section 3.6  Compliance.

(a) Neither Parent nor any Parent Material Subsidiary is in (i) violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) violation of any applicable law, rule or regulation applicable to it or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 3.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Sections 3.12, 3.16, 3.17 and 3.18, respectively or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or any of the Parent Material Subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for such violations or defaults that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.

(b) Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect:

(i) No funds, assets or properties of Parent or its affiliates (as hereinafter defined) have been used or offered for illegal purposes.

(ii) None of Parent, its subsidiaries, or to the knowledge of Parent, any director, officer, agent or employee acting on behalf of Parent or its subsidiaries (i) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing; or (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Parent’s or its subsidiaries’ businesses.

(iii) None of Parent, its subsidiaries, or to the knowledge of Parent, any director, officer, agent or employee of Parent or its subsidiaries has received any bribes, kickbacks or other improper payments from vendors, suppliers or other persons.

(iv) Parent has no knowledge that any payment made to a person would or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of or are reflected as having been sold or otherwise disposed of in the Parent SEC Reports, as of the date hereof, (i) Parent and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and its subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), (ii) all Parent Permits are in full force and effect, (iii) no suspension or cancellation of any of Parent Permits is pending or, to the knowledge of Parent, threatened, (iv) Parent and its subsidiaries are not, and since January 1, 2009 have not been, in violation or breach of, or default under, any Parent Permit and (v) to the knowledge of Parent, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Parent Permit (in each case, with or without notice or lapse of time or both).

Section 3.7  SEC Filings; Financial Statements.

(a) Parent has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2007 (collectively, the “Parent SEC Reports”). As of their respective dates, (i) the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Parent subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b) The historical financial statements of Parent, together with the related schedules and notes thereto, included in the Parent SEC Reports presented fairly in all material respects the consolidated financial position of Parent and its consolidated subsidiaries at the dates indicated, and the consolidated results of operations and consolidated cash flows of Parent and its consolidated subsidiaries for the periods specified (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto); and such historical financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as noted therein and except, in the case of financial statements included with quarterly reports on Form 10-Q, as permitted by the SEC.

Section 3.8  Internal Controls and Procedures.

(a) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. To the knowledge of Parent, it has disclosed, based on its most recent evaluations, to Parent’s outside auditors and the audit committee of the board of directors of Parent (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect Parent’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(b) Since January 1, 2009, to the knowledge of Parent, neither Parent nor any of its subsidiaries nor any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has a “significant deficiency” or “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in Parent’s internal controls over financial reporting.

Section 3.9  No Undisclosed Liabilities.   Except (i) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in Parent SEC Documents filed not less than two (2) business days prior to the date hereof, (ii) for liabilities and obligations arising under this Agreement and transactions contemplated or permitted by this Agreement, and (iii) for liabilities and obligations incurred since March 31, 2010 in the ordinary course of business consistent with past practice, neither Parent nor any subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, required by GAAP to be set forth on a consolidated balance sheet of Parent, that would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.10  Absence of Certain Changes or Events.   From January 1, 2010, until the date of this Agreement, except as contemplated by this Agreement, Parent has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, a Parent Material Adverse Effect, (ii) any change by Parent in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Parent and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP or (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition for value of any of its capital stock, other than regular quarterly dividends not in excess of the amount paid for the most recent quarter.

Section 3.11  Litigation.   Except with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Sections 3.12, 3.16 and 3.17, respectively, there is no action, suit, claim, proceeding or governmental investigation, either at law or in equity, before or by any court or governmental authority now pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries that would be reasonably expected to have a Parent Material Adverse Effect.

Section 3.12  Employee Benefit Plans.

(a) Section 3.12(a) of the Parent Schedule sets forth a list of all Parent Benefit Plans. “Parent Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, any “fringe benefit plan” within the meaning of Section 6039D of the Code, any other plan, arrangement (whether written or oral), employment agreement, or commitment providing for compensation or other benefits to any current or former member of the board of directors (or other governing board), officer, employee, or consultant of Parent or any subsidiary (collectively, the “Parent Group”) under which the Parent Group has any liability or obligation, whether actual or contingent, including, without limitation, insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, deferred compensation, severance benefits or payments, relocation benefits, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance.

(b) True and complete copies of each of the following documents have, to the extent specifically requested by Company, been delivered by Parent to the Company: (i) each written Parent Benefit Plan and all amendments thereto and material written interpretations thereof, (ii) all trusts, (iii) the most recent determination or opinion letter issued by the IRS with respect to each applicable Parent Benefit Plan, (iv) all rulings, determination letters, no-action letters, or any other federal or state authority that pertain to each Parent Benefit Plan and any open requests therefor, and (v) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any government agency with respect to the Parent Benefit Plans during the current year and each of the three preceding years.

(c) Full payment has been made or accrued of all amounts which are required under the terms of each Parent Benefit Plan to be paid as contributions with respect to the last day of the most recent fiscal year of such Parent Benefit Plan ended on or before the date of this Agreement. Parent has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Parent Benefit Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(d) Section 3.12(d) of the Parent Schedule identifies as such any Parent Benefit Plan that is (i) a plan intended to meet the requirements of Section 401(a) of the Code and (ii) any plan that provides nonqualified deferred compensation that is subject to Section 409A of the Code. Also set forth on Section 3.12(d) of the Parent Schedule is a complete and correct list of the Parent Group during the last six years.

(e) Except as set forth in Section 3.12(e) of the Parent Schedule:

i. The Parent Group does not maintain and has not within the six years prior to the date of this Agreement maintained a pension plan subject to Title IV of ERISA or Section 412 of the Code or contributed to or been required to contribute to any plan subject to Title IV of ERISA.

ii. The Parent Group does not contribute to, and has not within the six years prior to the date of this Agreement, been required to contribute to, or withdrawn in a partial or complete withdrawal from, any “multiemployer plan” as defined in Section 4001(a)(3) or Section 3(37) of ERISA had any fixed or contingent liability under Section 4204 of ERISA. No Parent Benefit Plan is a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code.

iii. Each Parent Benefit Plan and each related trust agreement or other funding instrument that is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code is so qualified.

iv. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan has been operated in material compliance with its terms and its plan documents have materially complied with any statutes, orders, rules, and regulations that are applicable to such Parent Benefit Plan, including without limitation, ERISA, HIPAA, and the Code. As of December 31, 2009, Parent has made all material contributions and payments required to be made by it with respect to each Parent Benefit Plan, or adequate accruals therefor will have been provided for and will be reflected on the Parent SEC Reports provided to the Company by Parent. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor, to the Parent ’s knowledge, any member of the Parent Group has any liability or has knowledge of any facts or circumstances that might give rise to any liability to any governmental agency with respect to a Parent Benefit Plan, and the transactions contemplated under this Agreement will not result in any such liability. Except as would not reasonably be expected to have a Parent Material Adverse Effect, all notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Parent Benefit Plans, including but not limited to the summary annual reports required under Section 104(b) of ERISA and 29 CFR section 2520.104b-10, have been appropriately furnished.

v. Neither any member of the Parent Group nor any Parent Benefit Plan has any present or future obligation to make any payment to, or with respect to, any present or former employee of the Parent Group pursuant to any retiree medical benefit plan or other retiree welfare plan, other than continued medical and dental coverage that is required to be available under Section 4980B of the Code or Sections 601-608 of ERISA.

vi. To the knowledge of Parent, neither the Parent Group nor any plan fiduciary of any Parent Benefit Plan has engaged in any material transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Parent has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Parent Benefit Plan nor been assessed any civil penalty under Section 502(l) of ERISA. Except for routine claims for benefits, there is no material pending or, to the knowledge of Parent, threatened litigation, claim, administrative proceeding, or investigation relating to any Parent Benefit Plan, nor, to the knowledge of Parent, is there any basis for any such litigation, claim, administrative proceeding, or investigation, except as would not reasonably be expected to have a Parent Material Adverse Effect.

vii. Except for routine claims for benefits, there is no action, order, writ, injunction, judgment, or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit, or investigation relating to or seeking benefits under any Parent Benefit Plan that is pending, threatened, or anticipated against any member of the Parent Group or any Parent Benefit Plan, and to the knowledge of Parent, there exist no facts or circumstances that could give rise to any such action, writ injunction, judgment, decree, claim, suit, litigation, proceeding, arbitral action, audit, or investigation.

viii. No member of the Parent Group has announced any plan or legally binding commitment to create any additional Parent Benefit Plans or to amend or modify any existing Parent Benefit Plan, except as required to comply with the law.

ix. Neither the execution and delivery of this Agreement by Parent, nor the consummation of the transactions contemplated hereby, will, except as contemplated pursuant to the terms of this Agreement, result in the acceleration or creation of any rights of any person to benefits under any Parent Benefit Plan (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Parent Benefit Plan or the acceleration or creation of any rights under any severance, parachute, or change in control agreement). There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code (relating to excess parachute payments) nor that could cause the loss of a deduction under Section 280G of the Code.

x. The Parent Group has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance.

xi. Except as required to comply with ERISA, the Code, or other applicable law, or to maintain qualification under Section 401(a) of the Code, the Parent Group will not amend, modify or terminate any of the Parent Benefit Plans to materially increase the benefits of the plans without the express written consent of the Company. None of the transactions contemplated under this Agreement will result in an amendment, modification, or termination of any of the Parent Benefit Plans. Except as required under the provisions of any Parent Benefit Plan and except as necessary to provide funding that is required to timely service any contractual or loan obligations of a Parent Benefit Plan, the Parent Group will not make any contributions to or with respect to any Parent Benefit Plan or fund any trust, including a grantor trust, without the express written consent of the Company. No written or oral representations have been made to any employee or former employee of the Parent Group promising or guaranteeing any employer payment or funding for the continuation of benefits under any Parent Benefit Plan (except to the extent of health coverage required under Section 4980B of the Code or Sections 601-608 of ERISA).

xii. No Parent Benefit Plan has assets (or provides benefits) that include securities issued by the Parent Group or any affiliate, except for stock options, restricted stock or equity incentive plans.

Section 3.13  Proxy Statement.   None of the information to be supplied by Parent for inclusion in (a) the Proxy Statement/Prospectus, to be filed by the Company with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company stockholders and at the time of the Company Stockholders Meeting, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.14  Properties; Oil and Gas Matters.

(a) All major items of operating equipment owned or leased by Parent or its subsidiaries are, in the aggregate, in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated, except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(b) Except for goods and other property sold, used or otherwise disposed of since the dates of the respective Reserve Reports (defined in clause (c) below) in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Parent SEC Reports, as of the date hereof, Parent and its subsidiaries have good and defensible title to, or valid leases or contractual rights to, all equipment and other personal property used or necessary for use in the operation of its Oil and Gas Properties in the manner in which such properties were operated prior to the date hereof.

(c) Except for property sold or otherwise disposed of since the dates of the respective Reserve Reports (defined below) in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Parent SEC Reports, as of the date hereof, Parent and its subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent SEC Documents (the “Parent Reserve Reports”), and in each case as attributable to interests owned by Parent and its subsidiaries, free and clear of any liens and/or encumbrances, except: (a) liens reflected in the Parent Reserve Reports or in Parent SEC Documents filed prior to the date of this Agreement, and (b) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, all material proceeds from the sale of hydrocarbons produced from the Oil and Gas Properties of Parent and its subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason. To Parent’s knowledge, the gross and net undeveloped acreage of Parent and its subsidiaries as reported in Parent’s most recent Form 10-K filed with SEC was correct in all material respects as of the date of such Form 10-K, and there have been no changes in such gross and net undeveloped acreage since such date which have or could reasonably be expected to have a Parent Material Adverse Effect.

(d) The leases and other agreements pursuant to which Parent and its subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Parent Reserve Reports are in good standing, valid and effective, and the rentals due by Parent or any of its subsidiaries to any lessor of any such oil and gas leases have been properly and timely paid, except in each case as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Parent and its subsidiaries have paid all royalties, minimum royalties, overriding royalties and other burdens on production due by Parent and its subsidiaries with respect to their Oil and Gas Properties, except for any non-payment of which individually or in the aggregate has not had, and would not reasonably be expected to have a Parent Material Adverse Effect.

(e) All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Parent or its subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Parent or its subsidiaries), in each case relating to Parent’s interests referred to in the Parent Reserve Reports, by or on behalf of Parent and its subsidiaries that was material its estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its subsidiaries was (at the time of the issuance of the Parent Reserve Reports) to Parent’s knowledge accurate in all material respects and Parent has no knowledge of any material errors in such information that existed at the time.

(f) Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, all Oil and Gas Properties operated by Parent or its subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable oil and gas leases and applicable law.

(g) Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries has produced hydrocarbons from its Oil and Gas Properties in excess of regulatory allowables or other applicable limits on production that could result in curtailment of production from any such property.

Section 3.15  Hedging.  The Parent SEC Reports set forth all outstanding obligations as of the date hereof of Parent and each of its subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Parent or any of its subsidiaries in the future on account of prepayment, advance payment, take-or-pay, forward sale or similar obligations without then or thereafter being entitled to receive full value therefor, except for any such obligations that are not required to be set forth under the applicable provisions of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder.

Section 3.16  Taxes.  Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect:

(a) Each of Parent, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all Returns required to be filed in respect of any Taxes, and has timely paid all Taxes shown by such Returns to be due and payable.

(b) Each of Parent and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable through the date hereof, and complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(c) Section 3.16 of the Parent Schedule sets forth the last taxable period through which the federal income Tax Returns of Parent and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Parent’s most recent audited financial statements. Except as provided for in the Parent SEC Reports, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of its subsidiaries would be liable, and no deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of its subsidiaries with respect to any period.

(d) Except as set forth in Section 3.16 of the Parent Schedule, neither Parent nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Parent or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Parent or any of its subsidiaries.

(e) Neither Parent nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

(f) Neither Parent nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g) For United States federal income tax purposes, Merger Sub is an eligible entity which is disregarded as an entity separate from its owner, Parent, within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).

Section 3.17  Environmental Matters.  To Parent’s knowledge:

(a) Each of Parent and its subsidiaries has conducted its businesses and is in compliance with all Environmental Laws, except for such instances of noncompliance that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(b) Each of Parent and its subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(c) There are no pending or threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against Parent or its subsidiaries asserting noncompliance with or liability under any Environmental Laws, except for such matters that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) There has been no release of any Hazardous Substance by Parent or by any of its subsidiaries, or from any off-site locations due to arrangements for disposal at such off-site locations made by Parent or any of its subsidiaries, or from any properties owned by Parent or any of its subsidiaries, or as a result of any operations or activities of Parent or any of its subsidiaries, in any manner or for which Parent or any of its subsidiaries would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, Parent makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 3.17.

Section 3.18  Labor Matters.  Except for such matters which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries has received written notice during the two years ending on the date hereof of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Parent or any of its subsidiaries and, to the knowledge of Parent, no such investigation is in progress. Except for such matters which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, (i) there are no (and have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of Parent or any of its subsidiaries (“Parent Employees”), (ii) to the knowledge of Parent, there is no (and has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against Parent or any of its subsidiaries, (iii) here is no (and has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, (iv) there is no (and has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees and (v) Parent and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither Parent nor any of its subsidiaries has any liabilities under the WARN Act and the regulations promulgated thereunder or any similar state or local law as a result of any action taken by Parent that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to any collective bargaining agreements. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, all individuals that have been or that are classified by Parent as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of Parent.

Section 3.19  Interested Party Transactions.  Except for disclosure in the Parent SEC Documents, employment Contracts filed as an exhibit to or incorporated by reference in a Parent SEC Document filed prior to the date hereof and except for Parent Benefit Plans, there are no other contracts, arrangements that are in existence as of the date of this Agreement or transactions under which Parent or any of its subsidiaries has any existing or future liabilities for an Affiliate Transaction.

Section 3.20  Intellectual Property.  Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, either Parent or a subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, its Intellectual Property. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, (i) there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement by Parent or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of Parent, (ii) to the knowledge of Parent, the conduct of the business of Parent and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither Parent nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Parent or any of its subsidiaries, and (iv) to the knowledge of Parent, no person is infringing any Intellectual Property of Parent or any of its subsidiaries. To the knowledge of Parent, upon the consummation of the transactions contemplated herein, Parent shall own or have the right to use all Intellectual Property on the same terms and conditions as Parent and its subsidiaries enjoyed prior to such transaction.

Section 3.21  Insurance.  Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses with policy limits, coverage provisions, deductibles, co-insurance limits, waiting periods, and other provisions that a prudently operated exploration and productions company would maintain.

Section 3.22  Brokers.  No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.23  Ownership of Shares.  Neither Parent nor Merger Sub is, nor have either of them during the past three years been, the beneficial owner (as defined herein) of any Shares or has “owned” any Shares within the meaning of Section 203 of Delaware Law.

Section 3.24  Solvency; Surviving Company After the Merger.  Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they become absolute and matured.

Section 3.25  Tax Treatment.  Neither Parent nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 3.26  No Vote Required.  No vote of the holders or any class or series of Parent capital stock is necessary in connection with the transactions contemplated by this Agreement.

Section 3.27  Financing.  Parent and Merger Sub have as of the date hereof, and will have immediately prior to the Effective Time, sufficient funds in the form of cash or cash equivalents (i) to pay the cash portion of the Merger Consideration and (ii) for any other amounts payable by Parent or Merger Sub under this Agreement.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

Section 4.1  Conduct of the Company Business.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by Section 4.1 of the Company Schedule or (iii) for transactions between or among the Company and its subsidiaries:

(a) the respective businesses of the Company and the Company Material Subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects, and the Company and the Company’s subsidiaries shall use commercially reasonable efforts to preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, distributors, customers and others having business relationships with them, in each case in the ordinary course of business, and to keep available the services of their current key officers and employees. The Company shall, and shall cause the Company’s subsidiaries to, (i) maintain insurance coverage (subject to re-placement or self-insurance of 40% of the Company’s OIL Insurance Limited coverage) and its books, accounts and records in a manner materially consistent with prior practices, (ii) comply in all material respects with all laws, ordinances and regulations of governmental authorities applicable to the Company and the Company’s subsidiaries, (iii) maintain and keep in all material respects its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, (iv) not exceed its capital expenditure budget (a copy of which is attached as Section 4.1(a) of the Company Schedule) by more than $50 million in the aggregate, provided, however, that the Company and the Company’s subsidiaries may re-allocate capital expenditures provided for in the budget to other exploration and production projects in the ordinary course of business, and (v) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed in Section 4.1(b) below shall be deemed to be a breach of this paragraph (a) unless such action would constitute a breach of such other provision; and

(b) Without limiting the generality of the foregoing Section 4.1(a), except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by Section 4.1 of the Company Schedule or (iii) for transactions between or among the Company and its subsidiaries, the Company shall not, and shall not permit any of the Company’s subsidiaries to, do any of the following prior to Closing:

i. except to the extent required to comply with applicable law and other than bylaw amendments that are not detrimental to the interests of the Company stockholders, amend or otherwise change its certificate of incorporation or bylaws or, in the case of the Company’s subsidiaries, their respective constituent documents;

ii. issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of the Company or any Company subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, of the Company or any Company subsidiary (except in accordance with the terms of securities outstanding on the date hereof or any existing employee ownership or benefit plan or in accordance with the Company Rights Plan);

iii. (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (B) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

iv. (A) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any amount of assets in excess of $15,000,000 in the aggregate (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice); (B) incur any indebtedness for borrowed money or issue any debt securities (except indebtedness incurred under the Credit Agreement or debt permitted pursuant to Section 6.02 thereof) or (C) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than the Company or any of its subsidiaries), or make any loans or advances, except in the ordinary course of business and consistent with past practice and not in excess of $1,000,000 in the aggregate (and other than performance bonds in the ordinary course of business and the Company’s normal obligations as an operator under its joint operating agreements); or (D) enter into or amend any contract, agreement, commitment or arrangement to effect any of the foregoing;

v. increase the compensation payable or to become payable to, or grant any severance or termination pay to, its directors, officers or employees, except pursuant to existing contractual arrangements or in connection with normal employee salary, bonus and equity compensation review processes, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries, or except as required by law or consistent with past practice, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, or pay any bonus or similar compensation to any director, officer or employee in excess of $50,000; except (i) with respect to a Company Benefit Plan that is subject to Section 401(a) of the Code or a welfare benefit plan subject to Section 3(1) of ERISA, (ii) as required under the provisions of any Company Benefit Plan and (iii) as necessary to provide funding that is required to timely service any contractual or loan obligations of a Company Benefit Plan, the Company Group will not make any contributions to or with respect to any Company Benefit Plan or fund any trust, including a grantor trust, without the express written consent of Parent;

vi. sell, transfer, assign, farm-out, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $20,000,000 in the aggregate, other than transactions (including sales of Hydrocarbons) in the ordinary course of business;

vii. enter into any hedging agreements not in the ordinary course of business consistent with past practice;

viii. except as otherwise permitted pursuant to another subsection of this paragraph (b) or in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate any Company Material Contract or contract which if entered into prior to the date hereof would be a Company Material Contract;

ix. waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises not exceeding the amount reserved against in the financial statements contained in the Company SEC Documents, or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice or that involve only the payment of monetary damages not in excess of $20,000,000 in the aggregate (excluding amounts to be paid under existing insurance policies);

x. except as otherwise permitted by Section 5.3, take or omit to take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

xi. enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Company or its subsidiaries or their ability to solicit customers or employees following the Effective Time;

xii. except as otherwise permitted by Section 5.3, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

xiii. change its methods of accounting (other than Tax accounting, which shall be governed by clause (xiv) below), except in accordance with changes in GAAP as concurred to by the Company’s independent auditors;

xiv. enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

xv. enter into any new, or materially amend or otherwise materially alter any Affiliate Transaction or transaction which would be an Affiliate Transaction if such transaction occurred prior to the date hereof;

xvi. make any loans to any individual (other than advances of out-of-pocket business expenses to employees, contractors or consultants in the ordinary course of business and consistent with past practice) in excess of $500,000 in the aggregate for all such loans; and

xvii. agree or formally commit to do any of the foregoing.

Section 4.2  Conduct of Parent Business.  Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of the Company, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by Section 4.2 of the Parent Schedule hereto or (iii) for transactions between or among Parent and its subsidiaries:

(a) Parent shall not, and shall not permit its subsidiaries to, acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger;

(b) Parent shall not, and shall not permit its subsidiaries to, adopt or propose to adopt any amendments to its charter documents which would reasonably be expected to prevent or materially delay the consummation of the Merger or disproportionately adversely affect a holder of Shares relative to a holder of Parent Common Stock;

(c) Parent shall not split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such except for purchases of Parent Common Stock pursuant to stock repurchase plans;

(d) Parent shall not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or Merger Sub;

(e) Parent shall not, and shall not permit its subsidiaries to, take or omit to take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; and

(f) Parent shall not and shall not permit its subsidiaries (as applicable) to agree or formally commit to do any of the foregoing.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1  Proxy Statement; Stockholders Meeting.

(a) Parent and the Company shall cooperate and promptly prepare the Registration Statement and the Proxy Statement/Prospectus and shall file the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as reasonably practicable after the date hereof and in any event not later than 45 days after the date hereof. Parent and the Company shall cooperate to promptly respond to any comments made by the SEC and otherwise use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Parent and the Company will provide each other with any information which may be required to prepare and file the Proxy Statement/Prospectus and the Registration Statement hereunder. The Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration

Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Parent or the Company, as applicable, will promptly inform the other of such occurrence and cooperate in filing such amendment or supplement with the SEC, use reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail same to the stockholders of the Company.

(b) Parent will cause the Registration Statement (and Parent and the Company will cause the Proxy Statement/Prospectus, each to the extent such Party provides information to be contained therein), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and the Company shall be responsible for furnishing to Parent materially true, accurate and complete information relating to the Company and holders of the Company Common Stock and Options as is required to be included therein. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

(c) Each of Parent and the Company shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement (including by incorporation by reference) thereto will be filed or disseminated to the stockholders of the Company without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned; provided that, with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Change in the Company Recommendation, may amend or supplement the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to effect such a Change in the Company Recommendation, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.

(e) The Company, acting through the Company Board of Directors, shall, in accordance with applicable law and the Company’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of adopting by requisite vote this Agreement (the “Company Stockholder Approval”). The Company Board of Directors shall, subject to Section 5.3(b), recommend the adoption of this Agreement at the Stockholders Meeting (the “Company Recommendation”), include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 5.3, the Company, regardless of whether the Company Board of Directors has approved, endorsed or recommended an Alternative Proposal or has withdrawn, modified or amended the Recommendation, will submit this Agreement for approval by the stockholders of the Company at such meeting.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting to the extent it believes in good faith is necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus or other disclosure is provided to the Company’s stockholders to satisfy the law, including the duty of disclosure, or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or to solicit additional proxies in favor of the Agreement.

Section 5.2  Access to Information; Confidentiality.

(a) To the extent not restricted by third party agreement or applicable law, the Company shall, subject to any necessary third-party approvals, allow the Parent and its officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors reasonable access during normal business hours, at such party’s sole risk and expense, to all facilities, properties, personnel, books and records of the Company and its subsidiaries. Parent agrees to conduct its investigation in a manner that does not interfere unreasonably with the Company’s or its subsidiaries’ operations and with the prompt and timely discharge by such party’s employees of their duties. Parent agrees to indemnify and hold the Company and its subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of the Parent Parties, and any loss, damage to or destruction of any property owned by the Company or the subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the Parent Parties’ representatives during any visit to the business or property sites of the Company or the subsidiaries prior to the completion of the Merger, whether pursuant to this Section 5.2 or otherwise. Notwithstanding the foregoing, the Company shall not be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, the attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations; provided that the Company shall use its commercially reasonable efforts to (A) obtain the required consent of such Third Party to provide such access or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company or (C) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable law or jeopardizing such privilege. None of the Parent Parties nor any of their officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors or other advisors shall conduct any environmental testing or sampling on any of the business or property sites of the Company or its subsidiaries prior to the completion of the Merger without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(b) Any information obtained by the Parent Parties or the Company or their respective directors, officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors under this Section 5.2 shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between the Company and Parent dated March 26, 2010 (the “Confidentiality Agreement”).

Section 5.3  No Solicitation.

(a) The Company agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall cause its and such subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), not to directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or any Company subsidiary, or any purchase or sale of 20% or more of the consolidated assets (including stock of its subsidiaries) of the Company and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the Company’s total voting power (or of the surviving parent entity in such transaction) (any such inquiry, proposal, offer or transaction, an “Acquisition Proposal”), (ii) have any discussion with or provide or cause to be provided any non-public information to any person relating to an Acquisition Proposal, or engage or participate in any negotiations concerning an

Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or execute or enter into, any letter of intent, option agreement, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of this Section 5.3 by any subsidiary of the Company or representatives of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the Company or its Board of Directors may (i) engage or participate in negotiations or discussions with, or provide or cause to be provided any information to, any person in response to, or otherwise facilitate, an unsolicited Acquisition Proposal that did not result from a breach of clause (a) above if (A) the Company’s Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (B) prior to providing any non-public information to any person in connection with an Acquisition Proposal by any such person, the Company receives from such person an executed confidentiality agreement having provisions that are no less restrictive than those of the Confidentiality Agreement (it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement); provided that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its subsidiaries that is provided to the person making such Alternative Proposal or such person’s representatives which was not previously provided or made available to Parent or its representatives, (ii) fail to make, withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) the Company Recommendation or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the Company Recommendation”) if (A) the Company Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary obligations or (B) the Company has received an unsolicited Acquisition Proposal and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, and its Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary obligations; provided, however, that no Change in the Company Recommendation may be made until (x) the third business day following Parent’s receipt of written notice (a “Notice of Intended Change in the Company Recommendation”) from the Company advising Parent that the Company Board of Directors intends to make a Change in the Company Recommendation and specifying the material terms and conditions of the Superior Proposal, if any, that is related to such Change in the Company Recommendation and the identity of the party making such proposal (it being understood and agreed that any amendment to the financial terms or any other material term of any such Superior Proposal shall require a new Notice of Intended Change in the Company Recommendation and a new three business day period) and Parent has not proposed, within three business days after its receipt of the Notice of Intended Change in the Company Recommendation, such adjustment to the terms and conditions of this Agreement as would enable the Company Board of Directors to proceed with the Company Recommendation or, if the intended Change in the Company Recommendation does not relate to a Superior Proposal, a general description of the material events giving rise thereto and (y) if there is a Superior Proposal, the Company Board of Directors has approved or concurrently approves a definitive agreement in respect of such proposal and terminates this Agreement pursuant to Section 7.1(d)(ii) and otherwise complies with Section 7.3 and other provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, disclosure by the Company of any Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the Company Recommendation. “Superior Proposal” means an Acquisition Proposal that the Company Board of Directors determines, in good faith and after consultation with its outside counsel and financial advisors, is reasonably capable of being completed, is, in the good faith judgment of the Company Board of Directors, reasonably capable of being fully financed and is more favorable to the holders of the Shares (in their capacity as stockholders) than the transactions provided for in this Agreement, taking into account, among other things, the likelihood and timing of consummation, any proposal or offer by Parent to amend the terms of this Agreement and the Merger during the applicable time periods specified above and such other factors deemed relevant by the Company Board of Directors; provided that for purposes of the definition of “Superior Proposal,” the references in the definition of “Acquisition Proposal” to “20%” shall be deemed to be “50%.”

(c) the Company agrees that it will advise Parent of the receipt of any Acquisition Proposal within 24 hours and keep Parent reasonably and promptly informed of the status and material terms of and any material changes to any Acquisition Proposals and the status of any related discussions or negotiations, including the identity of the person making such Acquisition Proposal. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any person (other than Parent) conducted heretofore with respect to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; provided that this clause (d) shall not allow a Change in the Company Recommendation other than in accordance with clause (b) above.

(e) Any action pursuant to Section 5.3(b), (c) or (d) shall not constitute a breach of the Company’s representations, warranties or covenants in this Agreement.

Section 5.4  Directors’ and Officers’ Indemnification and Insurance.

(a) The organizational documents of the Surviving Company shall contain provisions with respect to exculpation, indemnification and advancement of expenses no less favorable than the provisions set forth in the certificate of incorporation and bylaws of the Company as of the date of this Agreement to the persons covered thereby, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law.

(b) From and after the Effective Time, each of the Surviving Company and Parent shall, to the fullest extent permitted under applicable law, indemnify, hold harmless and advance expenses to each present and former director, officer, employee, fiduciary and agent of the Company and each subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any claim arising out of this Agreement or any of the transactions contemplated hereby), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under applicable law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by the Surviving Company and Parent, promptly after statements therefor are received and (ii) each of the Surviving Company and Parent shall use reasonable best efforts in the vigorous defense of any such matter; provided, however, that each of the Surviving Company and Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided further that each of the Surviving Company and Parent shall not be obligated pursuant to this subsection (b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Company and Parent. The Surviving Company and Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.4.

(c) Prior to the Effective Time, the Company shall purchase, and, following the Effective Time, the Surviving Company shall maintain, a fully pre-paid six-year tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”), which tail policy shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain the same coverage and amount as, and contain terms and conditions that are equivalent to, the coverage currently provided by the Current Policy.

(d) In the event the Surviving Company or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as applicable, shall assume the obligations set forth in this Section 5.4.

(e) In the event that the Surviving Company should fail, at any time from and after the Effective Time, to comply with any of the foregoing obligations set forth in this Section 5.4, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Surviving Company may have or claim (except as would be prohibited by applicable Delaware Law), it being the intention of this subsection (e) that the officers, directors, employees, fiduciaries and agents of the Company and its subsidiaries shall be fully indemnified and that the provisions of this subsection (e) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Surviving Company.

(f) The obligations of the Company, Parent and/or the Surviving Company under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 5.4 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.4 applies shall be third-party beneficiaries of this Section 5.4). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the charter or bylaws of the Company, under the Delaware Law or otherwise.

Section 5.5  Notification of Certain Matters.  Each of the Company and Parent shall promptly notify and provide copies to the other of the following upon knowledge thereof:

(a) any written notice from any governmental authority alleging that the consent or approval of such governmental authority is required to consummate the transactions contemplated by this Agreement or written notice from any other Person alleging that the consent of such Person is required to consummate the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement;

(c) any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that are material and relate to the consummation of the transactions contemplated by this Agreement; and

(d) any occurrence or event that is reasonably likely to cause an inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition set forth in Article VI not to be satisfied.

Section 5.6  Governmental Filings; Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, Parent (and, as applicable, Merger Sub and the ultimate parent entity of Parent) and the Company shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 15 business days of the date hereof, and (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 60 days of such request and (C) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable; provided that the parties hereto understand and agree that in no event shall Parent be required by this Section 5.6 or any other provision of this Agreement (x) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated hereby or (y) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing), in each case of clauses (x) and (y) with respect to any of the Parent’s or any of its respective affiliates’ businesses, assets or properties as of the date of this Agreement.

(b) Each of the Company and Parent (and, as applicable, Merger Sub) shall promptly notify the other of any communication concerning this Agreement or the transactions contemplated hereby to that party or its affiliates from any governmental authority and permit the other to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any governmental authority.

(c) Each of the Company and Parent (and, as applicable, Merger Sub) shall not participate or agree to participate in any meeting or discussion with any governmental authority in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate in such meeting or discussion.

(d) Each of the Company and Parent (and, as applicable, Merger Sub) shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(f) The Company shall cooperate with Parent with respect to, and use commercially reasonable best efforts to facilitate, possible alternative or supplemental structures (including internal restructurings by the Company or its subsidiaries) for the acquisition of the Company and its subsidiaries, provided that such structures do not impede or delay the Closing of the transaction or change the Merger Consideration or adversely affect the Company and its subsidiaries, taken as a whole, should the Merger not occur.

Section 5.7  Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements (including press conferences or conference calls with investors or analysts, but excluding routine employee communications) with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. This Section 5.7 shall not apply to any release or announcement with respect to a Change in the Company Recommendation.

Section 5.8  Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub to perform all of Merger Sub’s, and the Surviving Company to perform all of the Surviving Company’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Merger Sub in this Agreement and for any breach of this covenant.

Section 5.9  Employee Matters.

(a) Parent and the Company agree that all employees of the Company and its subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Company or Parent immediately after the Effective Time, it being understood that Parent and the Surviving Company shall, except as required by law, have no obligations to continue employing such employees for any length of time thereafter except pursuant to any agreements which are specifically disclosed on Section 2.12 of the Company Schedule and identified therein as providing such an exception. Parent shall deem, and shall cause the Surviving Company and Parent’s other subsidiaries to deem, the period of employment with the Company and its subsidiaries (and with predecessor employers with respect to which the Company and its subsidiaries shall have granted service credit) to have been employment and service with Parent and the Surviving Company for all eligibility, vesting and accrual purposes for all of Parent’s and the Surviving Company’s employee benefit plans, programs, policies or arrangements to the extent service with Parent or the Surviving Company is recognized under any such plan, program, policy or arrangement, except as would result in duplication of benefits.

(b) Under any medical and dental plans covering any employee or former employee of the Company, there shall be waived, and Parent or the Surviving Company shall cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans, provided such persons had the requisite “creditable” service prior to the Effective Time, but only to the extent that such condition would be covered by the relevant Company Benefit Plan if it were not a pre-existing condition. Further, Parent shall offer and cause the Surviving Company and its other subsidiaries to offer to each Company and subsidiary employee coverage under a group health plan which credits such employee towards the deductibles imposed under the group medical and dental plan of Parent or the Surviving Company, for the year during which the Effective Time occurs, with any deductibles already incurred during such year under the relevant Company Benefit Plan.

(c) Parent, Merger Sub and the Company agree to implement the provisions set forth in Section 5.9(c) of the Company Schedule.

Section 5.10  Rule 16b-3.  Prior to the Effective Time, the Company may take steps reasonably necessary to cause dispositions of Shares (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated thereunder in accordance with procedures in such rule or under that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.11  Stockholder Litigation.  Subject to a customary joint defense agreement, the Company shall give Parent the opportunity to participate in full in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby prior to the Effective Time.

Section 5.12  Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.13  Reorganization.

(a) Parent, Merger Sub and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(e) and Section 6.3(d). Parent, Merger Sub and the Company agree to file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(1)(A) of the Code and Treasury Regulations Section 1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sec. 1.368-2(g).

(b) Parent and Merger Sub shall deliver to Andrews Kurth LLP and Baker Botts L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent and Merger Sub, and the Company shall deliver to Andrews Kurth LLP and Baker Botts L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP and Baker Botts L.L.P. to render the tax opinions described in Sections 6.2(e) and 6.3(d). Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 5.13.

Section 5.14  Comfort Letters.  In connection with the information regarding the Company, the Parent and their respective subsidiaries or the Merger provided by the Company or the Parent, as the case may be, specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus, each Party shall use all reasonable best efforts to cause to be delivered to other Party a letter of its respective independent public accounting firm, dated the date on which the Proxy Statement/Prospectus shall become effective and addressed to Parent or the Company, as applicable, in form and substance reasonably satisfactory to Parent and the Company, as applicable, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Proxy Statement/Prospectus.

Section 5.15  Consent to Use of Financial Statements.  The Company hereby consents to Parent’s inclusion of any audited or unaudited financial statements, including those contained in any Company SEC Documents, relating to and prepared by the Company reasonably requested by Parent to be used in any financing or any filings that Parent desires to make with the SEC. In addition, the Company will use reasonable best efforts, at Parent’s sole cost and expense, to obtain customary comfort letters from Deloitte & Touche LLP regarding financial statements of the Company as reasonably requested by the lead underwriter(s) or initial purchaser(s) in connection with any registered or private offering or otherwise and to obtain the consent of Deloitte & Touche LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the Company will provide Parent such information regarding the Company’s business, and make available such personnel, as Parent may reasonably request in order to assist Parent in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) this Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company;

(b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated;

(c) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority that prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger;

(d) The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(e) The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) (i) the representations and warranties of the Company contained in Sections 2.1 (Organization and Qualification; Subsidiaries), 2.2 (Charter and Bylaws), 2.3 (Capitalization), 2.4(a) (Authority), 2.24 (Takeover Provisions) and 2.25 (Rights Agreement) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or a Company Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of the Company in this Agreement other than those specified in the preceding clause (i) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or a Company Material Adverse Effect) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) The Company shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions in clauses (a) and (b) above have been so satisfied;

(d) The number of Dissenting Shares shall not exceed 50% of the outstanding shares of the Company Common Stock immediately prior to the Effective Time;

(e) Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.13; and

(f) From the date of this Agreement through the Closing, there shall not have occurred any event, condition, state of facts or development that has had, individually or in the aggregate, a Company Material Adverse Effect, the effects of which are continuing at the Effective Time.

Section 6.3  Conditions to the Obligations of the Company.  The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied;

(d) The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from Baker Botts L.L.P., dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.13; and

(e) From the date of this Agreement through the Closing, there shall not have occurred any event, condition, state of facts or development that has had, individually or in the aggregate, a Parent Material Adverse Effect, the effects of which are continuing at the Effective Time.

Section 6.4  Frustration of Conditions.  No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company:

(a) by mutual written agreement of Parent, Merger Sub and the Company; or

(b) by Parent or the Company, if:

(i) the Merger shall not have been consummated on or before January 31, 2011 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor the Company, on the other hand, shall be entitled to terminate this Agreement under this clause (b)(i) if such party’s (or, in the case of Parent, Parent’s or Merger Sub’s) material breach of any of its representations, warranties or covenants in this Agreement proximately caused the Merger not to have been consummated on or before such date; or

(ii) a court of competent jurisdiction or other governmental authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or

(iii) this Agreement shall not have been adopted by the Company’s stockholders by reason of the failure to obtain the requisite vote at the Company Stockholders Meeting or if adjourned or postponed, at the final adjournment or postponement; or

(c) by Parent if:

(i) the Company shall have breached or failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.2(a) or 6.2(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to the Company and (B) the Outside Date; provided that Parent shall have no right to terminate this Agreement pursuant to this clause (c)(i) if Parent or Merger Sub is then in breach or has failed to perform in any material respect any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation; or

(d) by the Company, if:

(i) Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.3(a) or 6.3(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to Parent and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this clause (d)(i) if the Company is then in breach or has failed to perform in any material respect any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation pursuant to Section 5.3(b)(ii)(B) and authorized the Company to enter into a binding definitive agreement in respect of such Superior Proposal; provided, however, that such termination under this clause (d)(ii) shall not be effective until the Company has made payment to Parent of the Company Termination Fee pursuant to Section 7.3(a).

Section 7.2  Effect of Termination.  In the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate pursuant to this Article VII, then this Agreement shall be null and void and, except as provided in Sections 7.3 and 8.1 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement, except that no such termination shall relieve any party from liability for damages for any willful and material breach of any agreement or covenant contained herein. In the event the termination of this Agreement results from the willful and material breach of any agreement or covenant herein, then the Parent Parties or the Company, as the case may be, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.

Section 7.3  Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(c)(ii) or 7.1(d)(ii) then, in any such event, the Company shall pay Parent a fee in a cash amount equal to $67,000,000, less the amount of any Expenses of Parent reimbursed by Company pursuant to Section 7.3(d) (the “Company Termination Fee”). Such amount shall be paid in cash by wire transfer in immediately available funds not later than two business days after the occurrence of such termination.

(b) If (i) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii), (ii) at the time of the Stockholders Meeting there shall have been publicly announced or publicly disclosed a bona fide Acquisition Proposal (provided that any reference in the definition of Acquisition Proposal to 20% shall be deemed to be a reference to 50% for the purposes of this clause (b)) that shall have not been withdrawn prior to the 5th business day preceding the Stockholders Meeting and (iii) within 12 months after the date of such Stockholders Meeting, a transaction constituting an Acquisition Proposal is consummated or the Company enters into an agreement with respect to a transaction constituting an Acquisition Proposal that is consummated, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds not later than two business days following the consummation of such transaction. If (x) Parent terminates this Agreement pursuant to Section 7.1(c)(i) or has the right, at the time, to terminate this Agreement pursuant to Section 7.1(b)(i) (irrespective of whether the Company is the terminating party pursuant to Section 7.1(b)(i)), (y) at the time of such termination there shall have been publicly announced or disclosed a bona fide Acquisition Proposal (provided that any reference in the definition of Acquisition Proposal to 20% shall be deemed to be a reference to 50% for the purposes of this clause (b)) that shall have not been withdrawn prior to such termination (or, in the case of such termination pursuant to Section 7.1(b)(i), prior to the 5th business day preceding such termination) and (z) within 12 months after the date of such termination, a transaction constituting an Acquisition Proposal is consummated or the Company enters into an agreement with respect to a transaction constituting an Acquisition Proposal that is consummated, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds not later than two business days following the consummation of such transaction.

(c) All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated. In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee.

(d) Notwithstanding Section 7.1(c) above, in the event of a termination of this Agreement pursuant to (x) Sections 7.1(c)(i), 7.1(c)(ii) or 7.1(d)(ii) or (y) Sections 7.1(b)(i) or 7.1(b)(iii), if in the case of this clause (y) the event of Section 7.3(b)(ii) shall also have occurred, the Company shall reimburse Parent for up to $7.5 million in the aggregate of its Expenses (as hereafter defined) in cash by wire transfer of immediately available funds not later than two business days after delivery by Parent to the Company of an itemization prepared in good faith setting forth in reasonable detail all Expenses, which itemization must be delivered within 10 business days following termination. As used herein, “Expenses” shall mean all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers but excluding internal costs and allocated overhead of the Parties) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger.

(e) Notwithstanding Section 7.1(c) above, in the event of a termination of this Agreement pursuant to Section 7.1(d)(i), the Parent shall reimburse Company for up to $7.5 million in the aggregate of its Expenses in cash by wire transfer of immediately available funds not later than two business days after delivery by Company to the Parent of an itemization prepared in good faith setting forth in reasonable detail all Expenses, which itemization must be delivered within 10 business days following termination.

Section 7.4  Amendment.  This Agreement may not be amended except by an instrument in writing signed by all parties hereto; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that by law requires the further approval of the Company stockholders without such further approval.

Section 7.5  Waiver.  At any time prior to the Effective Time, the Parent Parties, on one hand, or the Company, on the other hand, may (i) extend the time for the performance of any obligation or other act of the Company or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of the Company or the Parent Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable, respectively, to the Company or the Parent Parties. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1  Survival.  The agreements in Articles I and VIII and Sections 5.4 and 5.9 of this Agreement shall survive the Merger. This Article VIII and the agreements made by the parties hereto in Sections 5.2(b), 7.2 and 7.3 of this Agreement shall survive the termination of this Agreement. The remainder of the representations, warranties and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 7.1.

Section 8.2  Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, the Company makes no, and disclaims any, representations or warranties whatsoever, whether express or implied. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, Parent, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Merger Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of the Company or any other person or contained in the files or records of the Company), wherever and however made.

(b) Except as and to the extent expressly set forth in this Agreement, neither Merger Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied. Each of Merger Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to the Company, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of the Company or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Merger Sub or Parent or any other person), wherever and however made.

(c) Any representation “to the knowledge” or “to the best knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such party and any manager or managers of such party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers after reasonable inquiry.

Section 8.3  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

if to Parent or Merger Sub:

Apache Corporation
2000 Post Oak Blvd., Suite 100
Houston, Texas 77056
Attention: G. Steven Farris
Telephone: (713) 296-6000
Telecopy: (713) 296-6460

with a copy, which shall not constitute notice, to:

Apache Corporation
2000 Post Oak Blvd., Suite 100
Houston, Texas 77056
Attention: P. Anthony Lannie
Telephone: (713) 296-6000
Telecopy: (713) 296-6458

and

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: John B. Clutterbuck
Telephone: (713) 220-4730
Telecopy: (713) 238-7363

if to the Company:

Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Attention: Scott D. Josey
Telephone: (713) 954-5500
Telecopy: (713) 954-5555

with a copy, which shall not constitute notice, to:

Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Attention: Teresa G. Bushman
Telephone: (713) 954-5505
Telecopy: (713) 954-3820

and

Baker Botts L.L.P.
One Shall Plaza
910 Louisiana Street
Houston, Texas 77002-4995

Attention:	Kelly B. Rose M. Breen Haire
Telephone: (713) 229-1234
Telecopy: (713) 229-7996

Section 8.4  Certain Definitions.  For purposes of this Agreement:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

(b) a person shall be the “beneficial owner” of Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in Houston, Texas are required to be open;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “governmental authority” means any United States of America or foreign, federal, state or local governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(g) “reasonable best efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense; and

(h) “subsidiary” or “subsidiaries” of the Company, the Surviving Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

Section 8.5  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.6  Entire Agreement; Assignment.  This Agreement, the Company Schedule and the Parent Schedule, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreement shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise.

Section 8.7  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 1.7, 5.4 and 5.9 and, from and after the Effective Time, Section 1.6 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 8.8  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.9  Governing Law; Jurisdiction and Venue.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

Section 8.10  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11  Interpretation.

a) When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The inclusion of any information in either the Company’s or Parent’s Schedules to this Agreement (as the case may be the Company Schedule or the Parent Schedule) shall not be deemed an admission or acknowledgment, solely by virtue of the inclusion of such information therein, that such information is required to be included therein or material to the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be. The disclosure of information in the Company Schedule or the Parent Schedule as an exception to, or for purposes of, a representation, warranty or covenant in this Agreement shall be deemed adequately disclosed as an exception to, or for purposes of, all other representations, warranties and covenants herein. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Schedule or Parent Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.12  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

APACHE CORPORATION

By:	/s/ G. Steven Farris
Name: G. Steven Farris

Title:	Chairman of the Board and Chief Executive Officer

ZMZ ACQUISITIONS LLC

By:	/s/ G. Steven Farris
Name: G. Steven Farris
Title: Chief Executive Officer

MARINER ENERGY, INC.

By:	/s/ Jesus G. Melendrez
Name: Jesus G. Melendrez

Title:	Senior Vice President, Chief Commercial Officer, Acting Chief Financial Officer and Treasurer

AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”) dated as of August 2, 2010 to the Agreement and Plan of Merger (the “Merger Agreement” or the “Agreement”) dated as of April 14, 2010 by and among APACHE CORPORATION, a Delaware corporation (“Parent”), ZMZ ACQUISITIONS LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and MARINER ENERGY, INC., a Delaware corporation (the “Company”).

AGREEMENT:

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to “hereof,” “herein” and “hereunder” and words of similar import when used in the Merger Agreement shall, from and after the date hereof, refer to the Merger Agreement, as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances continue to refer to April 14, 2010, references to “the date hereof” and “the date of this Agreement” shall continue to refer to April 14, 2010 and references to the date of the Amendment and “as of the date of the Amendment” shall refer to August 2, 2010.

ARTICLE II

AMENDMENTS TO MERGER AGREEMENT

Section 2.1 Amendment to Section 7.3(a). In order to amend Section 7.3(a) of the Merger Agreement to delete the reference to “or 7.1(d)(ii)”, Section 7.3(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(a) If this Agreement is terminated pursuant to Section 7.1(c)(ii) then, in such event, the Company shall pay Parent a fee in a cash amount equal to $67,000,000, less the amount of any Expenses of Parent reimbursed by Company pursuant to Section 7.3(d) (the “Company Termination Fee”). Such amount shall be paid in cash by wire transfer in immediately available funds not later than two business days after the occurrence of such termination.

Section 2.2 Amendment to Section 7.1(d)(ii). In order to amend Section 7.1(d)(ii) of the Merger Agreement to delete the reference to “provided, however, that such termination under this clause (d)(ii) shall not be effective until the Company has made payment to Parent of the Company Termination Fee pursuant to Section 7.3(a)”, Section 7.1(d)(ii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(ii) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation pursuant to Section 5.3(b)(ii)(B) and authorized the Company to enter into a binding definitive agreement in respect of such Superior Proposal;

ARTICLE III

GENERAL PROVISIONS

Section 3.1 No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement.

Section 3.2. Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

Section 3.3 Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

Section 3.4 Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.5 Governing Law; Jurisdiction and Venue. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in the Delaware Court of Chancery. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery for any litigation arising out of or relating to this Amendment and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

Section 3.6 Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

APACHE CORPORATION

By:	/s/ John A. Crum
Name:     John A. Crum

Title:	Co-Chief Operating Officer and
President — North America

ZMZ ACQUISITIONS LLC

By:	/s/ John A. Crum
Name:     John A. Crum

Title:	Chief Operating Officer
and President

MARINER ENERGY, INC.

By:	/s/ Jesus G. Melendrez
Name:     Jesus G. Melendrez

Title:	Senior Vice President, Chief Commercial
Officer, Acting Chief Financial Officer
and Treasurer

[Signature Page to Amendment No. 1 to the Merger Agreement]

Annex B

CREDIT SUISSE SECURITIES (USA) LLC 1100 Louisiana Street Tel 1 713 890 1400 Suite 4600 www.credit-suisse.com Houston, TX 77002

April 14, 2010

Mariner Energy, Inc.
2000 West Sam Houston Parkway South
Suite 2000
Houston, TX 77042

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $.0001 per share (“Company Common Stock”), of Mariner Energy, Inc. (the “Company”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated April 14, 2010 (the “Merger Agreement”), by and among Apache Corporation (the “Acquiror”),

ZMZ Acquisitions LLC, a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive, at the election of the holder thereof (subject to pro-ration as set forth in the Merger Agreement as to which we express no view or opinion) either (i) 0.24347 of a share of common stock, par value $0.625 per share (“Acquiror Common Stock”), of the Acquiror (the “Per Share Stock Consideration”), (ii) $26.00 in cash (the “Per Share Cash Consideration”), or (iii) a combination of $7.80 in cash and 0.17043 of a share of Acquiror Common Stock (the “Per Share Mixed Consideration” and, collectively with the Per Share Stock Consideration and the Per Share Cash Consideration, as appropriate, the “Merger Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement, certain related agreements and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including certain oil and gas reserve reports prepared by the management of the Company and certain oil and gas reserve reports prepared by the Company’s independent oil and gas reserve engineers (together the “Reserve Reports”) containing estimates with respect to the Company’s oil and gas reserves, certain financial forecasts relating to the Company provided to us by the Company and certain publicly available financial forecasts relating to the Acquiror that we discussed with the Acquiror, and have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other companies with publicly traded securities in businesses we deemed similar to those of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant including, without limitation, certain alternative oil and gas commodity pricing assumptions and probabilities.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have used in our analyses, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the oil and gas reserve estimates for the

Company set forth in the Reserve Reports that we have reviewed, the management of the Company has advised us, and we have assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company and its independent oil and gas reserve engineers with respect to the oil and gas reserves of the Company. With respect to the alternative oil and gas commodity pricing assumptions and probabilities that we have utilized for purposes of our analyses, we have been advised by the management of the Company, and we have assumed, that such assumptions are a reasonable basis on which to evaluate the future financial performance of the Company and are appropriate for such purposes. With respect to the publicly available financial forecasts for the Acquiror referred to above, we have reviewed and discussed such forecasts with the management of the Acquiror who has advised us, and with your consent we have assumed, that such forecasts represent reasonable estimates and judgments with respect to the future financial performance of the Acquiror. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals other than the Reserve Reports. We are not experts in the evaluation of oil and gas reserves and we express no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing thereof), of any oil or gas properties of the Company.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received by such holders in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Company and the Acquiror reflect certain assumptions regarding the oil and gas industry which are subject to significant volatility and which, if different than assumed, could have a material impact on our analyses and opinion. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and are currently providing investment banking and other financial services to the Company and its affiliates for which we and our affiliates have received and would expect to receive compensation, including, among other things, having acted as lead bookrunning manager of an offering of equity and debt securities by the Company in June 2009; and a lender under the Company’s credit facility. We and our affiliates also have in the past provided investment banking and other financial services to the Acquiror and its affiliates. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger or whether such stockholder should elect to receive the Per Share Stock Consideration, the Per Share Cash Consideration or the Per Share Mixed Consideration.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  CREDIT SUISSE SECURITIES (USA) LLC

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Apache’s Certificate of Incorporation and bylaws provide that, to the full extent permitted under the Delaware General Corporation Law, Apache’s directors shall not be personally liable for monetary damages. Apache’s bylaws provide that Apache shall indemnify its officers, directors, employees and agents.

Section 145 of the Delaware General Corporation Law, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Apache maintains policies insuring its and its subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Article VII of Apache’s bylaws provides, in substance, that directors, officers, employees and agents of Apache shall be indemnified to the extent permitted by Section 145 of the Delaware General Corporation Law. Additionally, Article Seventeenth of Apache’s restated certificate of incorporation eliminates in specified circumstances the monetary liability of directors of Apache for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

•	for a breach of the director’s duty of loyalty to Apache or its stockholders;

•	for acts or omissions by the director not in good faith;

•	or acts or omissions by a director involving intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law, which relates to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law; and

•	for transactions from which the director derived an improper personal benefit.

Item 21.	Exhibits

2.1	Agreement and Plan of Merger, dated April 14, 2010, by and among Apache Corporation, ZMZ Acquisitions LLC, and Mariner Energy, Inc. (attached as Annex A to the proxy statement/prospectus that is part of this Registration Statement) (the schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K).
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated August 2, 2010, by and among Apache Corporation, ZMZ Acquisitions LLC, and Mariner Energy, Inc. (attached as Annex A to the proxy statement/prospectus that is part of this Registration Statement).
2.3	Purchase and Sale Agreement, dated July 20, 2010, by and between BP America Production Company and ZPZ Delaware I LLC (incorporated by reference to Exhibit 2.1 to Apache Corporation’s Current Report on Form 8-K/A, dated July 20, 2010, filed July 21, 2010, SEC File No. 001-04300).
2.4	Partnership Interest and Share Purchase and Sale Agreement, dated July 20, 2010, by and between BP Canada Energy and Apache Canada Ltd. (incorporated by reference to Exhibit 2.2 to Apache Corporation’s Current Report on Form 8-K/A, dated July 20, 2010, filed July 21, 2010, SEC File No. 001-04300).
2.5	Purchase and Sale Agreement, dated July 20, 2010, by and among BP Egypt Company, BP Exploration (Delta) Limited and ZPZ Egypt Corporation LDC (incorporated by reference to Exhibit 2.3 to Apache Corporation’s Current Report on Form 8-K/A, dated July 20, 2010, filed July 21, 2010, SEC File No. 001-04300).
3.1	Restated Certificate of Incorporation of Apache Corporation, dated February 23, 2010, as filed with the Secretary of State of Delaware on February 23, 2010 (incorporated by reference to Exhibit 3.1 to Apache Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, SEC File No. 001-4300).
3.2	Certificate of Designations of the 6.00% Mandatory Convertible Preferred Stock, Series D (incorporated by reference to Exhibit 3.3 to Registrant’s Registration Statement on Form 8-A, dated July 29, 2010, SEC File No. 001-4300).
3.3	Bylaws of Apache Corporation, as amended August 6, 2009 (incorporated by reference to Exhibit 3.2 to Apache Corporation’s Quarterly Report on Form 10-Q for quarter ended June 30, 2009, SEC File No. 001-4300).
4.1	Form of Certificate for Apache Corporation’s Common Stock (incorporated by reference to Exhibit 4.1 to Apache Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, SEC File No. 001-4300).
4.2	Rights Agreement, dated as of January 31, 1996, between Apache Corporation and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.), rights agent, relating to the declaration of a rights dividend to Apache Corporation’s common stockholders of record on January 31, 1996 (incorporated by reference to Exhibit(a) to Apache Corporation’s Registration Statement on Form 8-A, dated January 24, 1996, SEC File No. 001-4300).
4.3	Amendment No. 1, dated as of January 31, 2006, to the Rights Agreement dated as of December 31, 1996, between Apache Corporation, a Delaware corporation, and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.) (incorporated by reference to Exhibit 4.4 to Apache Corporation’s Amendment No. 1 to Registration Statement on Form 8-A, dated January 31, 2006, SEC File No. 001-4300).
4.4	Senior Indenture, dated February 15, 1996, between Apache Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly known as the Bank of New York Trust Company, N.A., as successor-in-interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, formerly known as Chemical Bank), as trustee, governing the senior debt securities and guarantees (incorporated by reference to Exhibit 4.6 to Apache Corporation’s Registration Statement on Form S-3, dated May 23, 2003, Reg. No. 333-105536).

4.5		First Supplemental Indenture to the Senior Indenture, dated as of November 5, 1996, between Apache Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly known as the Bank of New York Trust Company, N.A., as successor-in-interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as trustee, governing the senior debt securities and guarantees (incorporated by reference to Exhibit 4.7 to Apache Corporation’s Registration Statement on Form S-3, dated May 23, 2003, Reg. No. 333-105536).
4.6		Form of Indenture among Apache Finance Pty Ltd, Apache Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly known as the Bank of New York Trust Company, N.A., as successor-in-interest to The Chase Manhattan Bank), as trustee, governing the debt securities and guarantees (incorporated by reference to Exhibit 4.1 to Apache Corporation’s Registration Statement on Form S-3, dated November 12, 1997, Reg. No. 333-339973).
4.7		Form of Indenture among Apache Corporation, Apache Finance Canada Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly known as the Bank of New York Trust Company, N.A., as successor-in-interest to The Chase Manhattan Bank), as trustee, governing the debt securities and guarantees (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Apache Corporation’s Registration Statement on Form S-3, dated November 12, 1999, Reg. No. 333-90147).
4.8		Form of certificate for the 6.00% Mandatory Convertible Preferred Stock, Series D (incorporated by reference to Exhibit A of Exhibit 3.3 to Registrant’s Registration Statement on Form 8-A, dated July 29, 2010, SEC File No. 001-4300).
4.9		Deposit Agreement, dated as of July 28, 2010, between Apache Corporation and Wells Fargo Bank, N.A., as depositary, on behalf of all holders from time to time of the receipts issued thereunder (incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K, dated July 22, 2010, filed on July 28, 2010, SEC File No. 001-4300).
4.10		Form of Depositary Receipt for the Depositary Shares (incorporated by reference to Exhibit A to Exhibit 4.2 to Registrant’s Current Report on Form 8-K, dated July 22, 2010, filed on July 28, 2010, SEC File No. 001-4300).
5	.1**	Opinion of Andrews Kurth LLP.
8	.1**	Opinion of Andrews Kurth LLP regarding tax matters.
8	.2**	Opinion of Baker Botts L.L.P. regarding tax matters.
23	.1**	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 5.1).
23	.2**	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 8.1).
23	.3**	Consent of Baker Botts L.L.P. (included in the opinion filed as Exhibit 8.2).
23	.4*	Consent of Ernst & Young LLP, independent registered public accounting firm for Apache Corporation.
23	.5*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Mariner Energy, Inc.
23	.6*	Consent of BDO Seidman, LLP, independent registered public accounting firm for Edge Petroleum Corporation.
23	.7*	Consent of Ryder Scott Company L.P., petroleum consultants for Apache Corporation.
23	.8*	Consent of Ryder Scott Company L.P., petroleum consultants for Mariner Energy, Inc.
23	.9*	Consent of W. D. Von Gonten & Co., petroleum consultants for Edge Petroleum Corporation.
24	.1**	Powers of Attorney (included on the signature page of this Registration Statement on Form S-4).
99	.1**	Form of Proxy Card for Mariner Energy, Inc.
99	.2*	Consent of Credit Suisse Securities (USA) LLC.
99	.3**	Form of Election Form and related instruments.

*	Filed herewith

**	Previously filed

Item 22.	Undertakings

Regulation S-K, Item 512(a) Undertaking:

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Regulation S-K, Item 512(b) Undertaking:

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Regulation S-K, Item 512(g) Undertaking:

(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Regulation S-K, Item 512(h) Undertaking:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking:

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking:

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, state of Texas.

APACHE CORPORATION

Date: August 31, 2010	By: /s/ Rebecca A. Hoyt Rebecca A. Hoyt Vice President and Controller

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated below:

Signature	Title	Date

* G. Steven Farris	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 31, 2010

* Roger B. Plank	President (Principal Financial Officer)	August 31, 2010

/s/ Rebecca A. Hoyt Rebecca A. Hoyt	Vice President and Controller (Principal Accounting Officer)	August 31, 2010

* Frederick M. Bohen	Director	August 31, 2010

* Randolph M. Ferlic	Director	August 31, 2010

* Eugene C. Fiedorek	Director	August 31, 2010

* A. D. Frazier, Jr.	Director	August 31, 2010

* Patricia Albjerg Graham	Director	August 31, 2010

* John A. Kocur	Director	August 31, 2010

* George D. Lawrence	Director	August 31, 2010

* F. H. Merelli	Director	August 31, 2010

Signature		Title	Date

* Rodman D. Patton		Director	August 31, 2010

* Charles J. Pitman		Director	August 31, 2010

*By:	/s/ Rebecca A. Hoyt Rebecca A. Hoyt Attorney-in-Fact

Index to Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated April 14, 2010, by and among Apache Corporation, ZMZ Acquisitions LLC, and Mariner Energy, Inc. (attached as Annex A to the proxy statement/prospectus that is part of this Registration Statement) (the schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K).
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated August 2, 2010, by and among Apache Corporation, ZMZ Acquisitions LLC, and Mariner Energy, Inc. (attached as Annex A to the proxy statement/prospectus that is part of this Registration Statement).
2.3	Purchase and Sale Agreement, dated July 20, 2010, by and between BP America Production Company and ZPZ Delaware I LLC (incorporated by reference to Exhibit 2.1 to Apache Corporation’s Current Report on Form 8-K/A, dated July 20, 2010, filed July 21, 2010, SEC File No. 001-04300).
2.4	Partnership Interest and Share Purchase and Sale Agreement, dated July 20, 2010, by and between BP Canada Energy and Apache Canada Ltd. (incorporated by reference to Exhibit 2.2 to Apache Corporation’s Current Report on Form 8-K/A, dated July 20, 2010, filed July 21, 2010, SEC File No. 001-04300).
2.5	Purchase and Sale Agreement, dated July 20, 2010, by and among BP Egypt Company, BP Exploration (Delta) Limited and ZPZ Egypt Corporation LDC (incorporated by reference to Exhibit 2.3 to Apache Corporation’s Current Report on Form 8-K/A, dated July 20, 2010, filed July 21, 2010, SEC File No. 001-04300).
3.1	Restated Certificate of Incorporation of Apache Corporation, dated February 23, 2010, as filed with the Secretary of State of Delaware on February 23, 2010 (incorporated by reference to Exhibit 3.1 to Apache Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, SEC File No. 001-4300).
3.2	Certificate of Designations of the 6.00% Mandatory Convertible Preferred Stock, Series D (incorporated by reference to Exhibit 3.3 to Registrant’s Registration Statement on Form 8-A, dated July 29, 2010, SEC File No. 001-4300).
3.3	Bylaws of Apache Corporation, as amended August 6, 2009 (incorporated by reference to Exhibit 3.2 to Apache Corporation’s Quarterly Report on Form 10-Q for quarter ended June 30, 2009, SEC File No. 001-4300).
4.1	Form of Certificate for Apache Corporation’s Common Stock (incorporated by reference to Exhibit 4.1 to Apache Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, SEC File No. 001-4300).
4.2	Rights Agreement, dated as of January 31, 1996, between Apache Corporation and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.), rights agent, relating to the declaration of a rights dividend to Apache Corporation’s common stockholders of record on January 31, 1996 (incorporated by reference to Exhibit(a) to Apache Corporation’s Registration Statement on Form 8-A, dated January 24, 1996, SEC File No. 001-4300).
4.3	Amendment No. 1, dated as of January 31, 2006, to the Rights Agreement dated as of December 31, 1996, between Apache Corporation, a Delaware corporation, and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.) (incorporated by reference to Exhibit 4.4 to Apache Corporation’s Amendment No. 1 to Registration Statement on Form 8-A, dated January 31, 2006, SEC File No. 001-4300).
4.4	Senior Indenture, dated February 15, 1996, between Apache Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly known as the Bank of New York Trust Company, N.A., as successor-in-interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, formerly known as Chemical Bank), as trustee, governing the senior debt securities and guarantees (incorporated by reference to Exhibit 4.6 to Apache Corporation’s Registration Statement on Form S-3, dated May 23, 2003, Reg. No. 333-105536).

Exhibit
Number		Description

4.5		First Supplemental Indenture to the Senior Indenture, dated as of November 5, 1996, between Apache Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly known as the Bank of New York Trust Company, N.A., as successor-in-interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as trustee, governing the senior debt securities and guarantees (incorporated by reference to Exhibit 4.7 to Apache Corporation’s Registration Statement on Form S-3, dated May 23, 2003, Reg. No. 333-105536).
4.6		Form of Indenture among Apache Finance Pty Ltd, Apache Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly known as the Bank of New York Trust Company, N.A., as successor-in-interest to The Chase Manhattan Bank), as trustee, governing the debt securities and guarantees (incorporated by reference to Exhibit 4.1 to Apache Corporation’s Registration Statement on Form S-3, dated November 12, 1997, Reg. No. 333-339973).
4.7		Form of Indenture among Apache Corporation, Apache Finance Canada Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly known as the Bank of New York Trust Company, N.A., as successor-in-interest to The Chase Manhattan Bank), as trustee, governing the debt securities and guarantees (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Apache Corporation’s Registration Statement on Form S-3, dated November 12, 1999, Reg. No. 333-90147).
4.8		Form of certificate for the 6.00% Mandatory Convertible Preferred Stock, Series D (incorporated by reference to Exhibit A of Exhibit 3.3 to Registrant’s Registration Statement on Form 8-A, dated July 29, 2010, SEC File No. 001-4300).
4.9		Deposit Agreement, dated as of July 28, 2010, between Apache Corporation and Wells Fargo Bank, N.A., as depositary, on behalf of all holders from time to time of the receipts issued thereunder (incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K, dated July 22, 2010, filed on July 28, 2010, SEC File No. 001-4300).
4.10		Form of Depositary Receipt for the Depositary Shares (incorporated by reference to Exhibit A to Exhibit 4.2 to Registrant’s Current Report on Form 8-K, dated July 22, 2010, filed on July 28, 2010, SEC File No. 001-4300).
5	.1**	Opinion of Andrews Kurth LLP.
8	.1**	Opinion of Andrews Kurth LLP regarding tax matters.
8	.2**	Opinion of Baker Botts L.L.P. regarding tax matters.
23	.1**	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 5.1).
23	.2**	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 8.1).
23	.3**	Consent of Baker Botts L.L.P. (included in the opinion filed as Exhibit 8.2).
23	.4*	Consent of Ernst & Young LLP, independent registered public accounting firm for Apache Corporation.
23	.5*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Mariner Energy, Inc.
23	.6*	Consent of BDO Seidman, LLP, independent registered public accounting firm for Edge Petroleum Corporation.
23	.7*	Consent of Ryder Scott Company L.P., petroleum consultants for Apache Corporation.
23	.8*	Consent of Ryder Scott Company L.P., petroleum consultants for Mariner Energy, Inc.
23	.9*	Consent of W. D. Von Gonten & Co., petroleum consultants for Edge Petroleum Corporation.
24	.1**	Powers of Attorney (included on the signature page of this Registration Statement on Form S-4).
99	.1**	Form of Proxy Card for Mariner Energy, Inc.
99	.2*	Consent of Credit Suisse Securities (USA) LLC.
99	.3**	Form of Election Form and related instruments.

*	Filed herewith

**	Previously filed